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Dear American Express Company Shareholder:

        I am pleased to inform you that on                        , 2005, the Board of Directors of American Express Company approved the spin-off of Ameriprise Financial, Inc., a leading financial planning and financial services company.

        The spin-off, which will create two distinct businesses with separate ownership and management, will better enable both companies to capitalize on significant opportunities for growth. American Express Company will focus on its high-growth, high-return card payments and network processing businesses. We are confident that the new American Express Company will be well-positioned to achieve its long-term growth targets, and we are raising our long-term return on equity target from 18-to-20 percent to 28-to-30 percent post-spin, on average and over time.

        As an independent, publicly-owned company, Ameriprise Financial, Inc. will be able to pursue its growth strategies and prioritize investment spending as it sees fit, without having to compete for capital or management resources with other American Express Company businesses. This transaction will provide our shareholders with ownership interests in two companies that are leaders in their industries, each with management teams focused on the unique needs and opportunities of their respective businesses.

        The spin-off will be in the form of a pro-rata dividend to holders of American Express Company common stock. The dividend will represent 100 percent of the common stock of Ameriprise Financial, Inc. at the time of the transaction.

        You need not take any action to receive the shares of Ameriprise Financial, Inc. to which you are entitled as a shareholder of American Express Company. You do not need to pay any consideration or surrender or exchange your shares of American Express Company stock.

        We intend for the spin-off to be tax free for shareholders. To that end, we have obtained a favorable ruling regarding the spin-off from the Internal Revenue Service, and intend to complete the spin-off only if we receive a favorable opinion of counsel confirming the spin-off's tax free status. The spin-off is also subject to other conditions, including necessary regulatory approvals.

        I encourage you to read the enclosed information statement, which is being provided to all American Express Company shareholders. It describes the spin-off in detail and contains important business and financial information about Ameriprise Financial, Inc.

        I believe the spin-off is a positive event for the owners of our stock, and I look forward to your continued support as a shareholder of American Express Company. We remain committed to working on your behalf to build long-term shareholder value.

Sincerely,

Kenneth I. Chenault
 Chairman and Chief Executive Officer
                    , 2005

                              , 2005

Dear Ameriprise Financial Shareholder,

        On behalf of the entire team at Ameriprise Financial, Inc., or Ameriprise Financial, I want to welcome you as a future shareholder. Our company, which will become independent on or about                         , 2005, brings with it a rich, 111-year history of helping individuals and institutions achieve their financial objectives.

        We are a leading financial planning and financial services firm, with a network of more than 12,000 financial advisors and registered representatives, over 2.7 million clients and over $410 billion in assets owned, managed and administered as of June 30, 2005. Our goal is to provide clients with comprehensive solutions to meet their asset accumulation, income management and protection needs, through a tailored approach built on a long-term personal financial planning relationship and an interest in our clients' evolving needs. The solutions we provide include our own asset management, annuity, banking, brokerage and protection products and services, developed to meet our clients' needs, as well as other companies' products. We believe our focus on comprehensive and ongoing financial planning puts us in a strong position to meet the demands of the underserved and growing mass affluent market, particularly as increasing numbers of them prepare for retirement.

        Over the past several years, we have undertaken a strategic transformation of our business aimed at improving our competitive position, enabling the firm to take advantage of the growth opportunities in the industry. Steps we have taken include:

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  Acquiring new clients in the mass affluent segment and deepening our relationships with existing clients;

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  Growing our advisor force and improving the efficiency of our distribution network;

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  Significantly enhancing investment management talent and infrastructure, while broadening our asset management business internationally through the acquisition of Threadneedle Asset Management Holdings Ltd., a leading U.K. asset manager;

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  Launching new mutual fund, insurance, annuity, brokerage and financial planning products and services; and

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  Strengthening our balance sheet and lowering our risk profile by implementing enhanced asset and liability risk assessment tools, policies and procedures.

        These efforts have resulted in improved revenues, earnings and return on equity, as well as a stronger balance sheet. As an independent company we are excited to build on our business model to create even greater value for our clients and our shareholders, with the objective of becoming the most sought-after financial planning and financial services firm.

        Upon completion of the distribution, we will be an independent company with $8.0 billion in pro forma equity, and $410.2 billion in assets owned, managed and administered, each as of June 30, 2005, and pro forma income before tax and accounting change of $966 million for our most recently completed fiscal year.

        I encourage you to learn more about Ameriprise Financial and the strategies we are pursuing by reading the attached information statement.

Sincerely,

James M. Cracchiolo
Chairman and Chief Executive Officer

Exhibit 99.1

Preliminary Information Statement
(Subject to Completion, Dated August 19, 2005)

COMMON STOCK
Par Value $.01 Per Share

        American Express Company is furnishing this information statement to its shareholders in connection with the distribution by American Express Company to its shareholders of all of its shares of common stock of our company, Ameriprise Financial, Inc. As of the date of this information statement, American Express Company owns all of our outstanding common stock.

        In this distribution, American Express Company will distribute all of its shares of our common stock on a pro rata basis to the holders of American Express Company common stock. Each of you, as a holder of American Express Company common stock, is expected to receive one share of our common stock for each five shares of American Express Company common stock that you held at the close of business on                        , 2005, the record date for the distribution. As discussed more fully in "The Distribution" section of this information statement, if you sell shares of American Express Company common stock in the "regular way" market between the record date and                         , 2005, the distribution date, you will be selling your right to receive those shares of our common stock in the distribution. Immediately after the distribution is completed, we will be an independent public company.

        No general vote of American Express Company shareholders is required for the distribution to occur. No shareholder action is necessary for you to receive the shares of our common stock to which you are entitled in the distribution. This means that:

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  you do not need to pay any consideration to American Express Company or to Ameriprise Financial, Inc. for the shares of our common stock distributed to you, and

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  you do not need to surrender or exchange any shares of American Express Company common stock to receive your shares of our common stock.

        Before                        , 2005, there was no trading market for our common stock. On that date, trading of shares of our common stock began on a "when issued" basis. Our common stock has been authorized for listing on The New York Stock Exchange, Inc. under the ticker symbol "AMP."

        As you review this information statement, you should carefully consider the matters described in the "Risk Factors" included elsewhere in this information statement.

        We are not asking you for a proxy and you are requested not to send us a proxy.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved any of these securities, or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is                        , 2005.

Summary	1
Risk Factors	14
Special Note about Forward-Looking Statements	34
The Distribution	35
Capitalization	40
Dividend Policy	41
Selected Consolidated Financial Data	42
Unaudited Pro Forma Financial Information	44
Management's Discussion and Analysis of Financial Condition and Results of Operations	52
Our Business	94
Management	132
Our Relationship with American Express Company	157
Principal Shareholders	165
Description of Capital Stock	167
Indemnification of Directors and Officers	170
Change in Accountants	171
Where You Can Find More Information	172
Index to Financial Statements	F-1

i

SUMMARY

        This summary highlights selected information from this information statement relating to our company and our separation from American Express Company and the distribution of our common stock by American Express Company. We refer to these transactions in this information statement as the separation and distribution (and, at times, as the separation or as the distribution). For a more complete understanding of our business and the distribution, you should carefully read the entire information statement, including the risk factors and our consolidated historical and pro forma financial statements and notes to those statements, appearing elsewhere in this information statement.

        The information included in this information statement, including our consolidated financial statements, assumes the completion of all the transactions referred to in this information statement as the separation and distribution. Use in this information statement of the terms:

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  "Ameriprise Financial," "we," "us," "our" and "our company" refer to Ameriprise Financial, Inc. (formerly American Express Financial Corporation) and its consolidated subsidiaries.

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  "American Express Company" and "American Express" refer to American Express Company, a New York corporation, and its consolidated subsidiaries.

Our Company

        We are a financial planning and financial services company that offers solutions for our clients' asset accumulation, income management and protection needs. As of June 30, 2005, we had over 2.7 million individual, business and institutional clients and a network of over 12,000 financial advisors and registered representatives, including registered representatives of our Securities America Financial Corporation subsidiary, who provide personalized financial planning, advisory and brokerage services.

        We strive to deliver financial solutions to our clients through a tailored approach focused on building a long-term personal relationship through financial planning that is responsive to our clients' evolving needs. The financial solutions we offer include both our own products and services and products of other companies. We believe that our focus on personal relationships with our clients, together with our strengths in financial planning and product development, puts us in a strong position to capitalize on significant demographic and market trends. We believe these trends will continue to drive increased demand for financial planning and the other financial services we provide, particularly among our target mass affluent market.

        Our nationwide network of financial advisors and registered representatives is the means by which we develop personal relationships with our clients. Our branded advisor network—the financial advisors who operate under our brand name (numbering more than 10,500 at June 30, 2005)—is also the primary distribution channel through which we offer our asset accumulation and income management products and services, as well as our range of protection products. We believe that the integration of our advisors and the financial solutions we offer through our financial planning model enables us to better meet our clients' needs, which results in more satisfied clients with deeper, longer lasting relationships with our company and increased retention of experienced advisors. This also allows us to reinvest in enhanced services for our clients and support for our advisors.

        We have two main operating segments aligned with the financial solutions we offer to address our clients' identified needs:

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  Asset Accumulation and Income, and

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  Protection.

Our asset accumulation and income business offers our own and other companies' mutual funds, as well as our own annuities and other asset accumulation and income management products and services to retail clients through our advisor network. We also offer our annuity products through outside channels, such as banks and broker-dealer networks. This operating segment also serves institutional clients in the separately managed account, sub-advisory and 401(k) markets, among others. We earn revenues in our asset accumulation and income segment primarily through fees we receive on assets we manage, the net investment income we earn on assets on our balance sheet related to this segment and distribution fees we earn on sales of mutual funds and other products. In our protection segment, we offer various life insurance, disability income and long-term care insurance products through our advisor network. We also offer personal auto and home insurance products on a direct basis to retail clients principally through our strategic marketing alliances. We earn revenue in this operating segment primarily through premiums and fees we receive to assume insurance-related risk and net investment income we earn on assets on our balance sheet related to this segment.

        We also have a corporate and other segment, which consists of income derived from corporate level assets and unallocated corporate expenses, as well as the results of our subsidiary, Securities America Financial Corporation, which operates its own independent, separately branded distribution platform. Its over 1,500 registered representatives (at June 30, 2005) are part of our nationwide network of over 12,000 financial advisors and registered representatives. We also include costs associated with the separation and distribution in our corporate and other segment.

        In 2004, we generated $7,245 million in total revenues, $1,173 million in income before income tax provision and accounting change and $794 million in net income. As of June 30, 2005, we had $410.2 billion in owned, managed and administered assets worldwide compared to $375.6 billion as of June 30, 2004 as set forth below:

	As of June 30,
Asset Category
	2005	2004
	(in billions)
Owned	$89.9	$81.6
Managed	248.2	228.0
Administered	72.1	66.0

Total	$410.2	$375.6

        Owned assets includes certain assets on our balance sheet, principally investments in the general and separate accounts of our life insurance subsidiaries, as well as cash and cash equivalents, restricted and segregated cash and receivables. Managed assets includes client assets for which we provide investment management and other services, such as the assets of the AXP family of mutual funds, assets of institutional clients and assets held in our wrap accounts (retail accounts for which we receive a fee based on assets held in the account). Managed assets also includes assets managed by sub-advisors selected by us. Administered assets includes assets for which we provide administrative services, such as assets of our clients invested in other companies' products that we offer outside of our wrap accounts. Our investment management teams manage over 65% of our owned, managed and administered assets (which includes the portion of our owned assets and managed assets that are not sub-advised).

        For additional details regarding our owned, managed and administered assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        In connection with the separation and distribution, we have launched two new brand names for our businesses. We believe this dual brand strategy will provide greater flexibility in achieving our growth-related goals, in particular, our strategy to increase our presence in alternative distribution channels for our own products. We are using Ameriprise Financial as our holding company brand, as well as the name of our branded distribution network and our brand for certain retail products and services. Our branded financial advisors began doing business as The Personal Advisors of Ameriprise

Financial in early August 2005 and expect to associate our Ameriprise Financial brand with products that we market directly to clients, such as our personal auto and home protection products, 401(k), deposit and credit products and services, wrap accounts and retail brokerage services, as well as face-amount certificates (a form of investment certificate). We began marketing our mutual funds, annuities and protection products (other than personal auto and home) and our institutional separately managed account products under the RiverSource brand in early August 2005. Changes to the names of certain subsidiary legal entities and particular products and services will occur at a later time due to various legal and regulatory requirements.

Our Strengths

        We believe our strengths position our company to be the provider of choice to a growing base of mass affluent consumers, particularly as many of them reach their retirement phase of life. These strengths include our:

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  Strong heritage with established position in the financial services industry. Over our 111-year history, we have established ourselves as a leading provider of financial solutions to help clients plan for and achieve their financial objectives, built on a foundation of personal relationships and a tailored approach. We further reinforced these traits during our 21-year tenure as a subsidiary of American Express Company. We intend to invest in and build on our heritage in re-establishing ourselves as an independent company with a new brand strategy.

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  Longstanding and deep client relationships. We believe that our financial planning approach fosters deep and long-term client relationships. We estimate that, of our clients with a financial plan, 75% have been with us for more than three years, with an attrition rate of less than 2% per year. Our clients with more than $100,000 in assets with our company have been with us, on average, more than 12 years. More than 60% of these clients have a financial plan and hold an average of at least four products.

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  Personal planning and advisory relationships targeted to fast-growing mass affluent segment. We offer our clients personalized financial planning and advisory services through our financial advisor network. Our branded advisor network included the largest number of Certified Financial Planner™ practitioners of any retail advisory force in 2004 (according to the Certified Financial Planner Board of Standards Inc.). We believe our focus on financial planning positions us well to capitalize on the demographic trends in our target mass affluent segment—defined as households with income above $50,000 and investable assets between $100,000 and $1,000,000—particularly as they prepare for retirement. The mass affluent market accounts for about half of the $17 trillion of U.S. investable assets (according to the MacroMonitor 2004-2005 consumer survey prepared by SRI Consulting Business Intelligence, a consumer research and consulting firm). We believe the planning process not only helps us develop a better understanding of the demographics and trends among our clients, but also helps us develop more tailored solutions to address our clients' financial needs. We believe our approach results in increased client satisfaction, longer-term relationships with our clients and better risk profiles in our protection business.

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  Large, well-trained sales force with a nationwide presence. At June 30, 2005, we had a nationwide network that included over 10,500 branded financial advisors. Our network represented the fifth largest sales force in the United States among Securities Industry Association member firms based on the number of our branded financial advisors (according to the 2004-2005 Yearbook of the Securities Industry Association, a trade association of broker-dealers) at December 31, 2004. We believe that the grounding of our branded advisors in our financial planning model, as well as the resources that our integrated business model allows us to invest in centralized support services for them, enhances our ability to hire and retain advisors.

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  Broad product development capability and diversified range of products and services. We develop and manage a broad range of asset accumulation, income management and protection products. In addition to our AXP and Threadneedle families of mutual funds, we are a leading producer of variable annuity and variable universal life products and also develop fixed annuities, face-amount certificates and deposit and credit products and a host of protection products such as life, disability income and personal auto and home insurance. To complement our product offerings, we also provide access to a wide range of other companies' products and offer a number of services to help our clients achieve their financial goals. The diversity among our product and service offerings not only assists our financial advisor network in addressing the varied needs of our clients, but also provides our company with diversification among its sources of revenues and earnings.

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  Strong balance sheet and ratings and comprehensive risk management process. We believe our size, ratings and capital strength provide us with a sound basis for competing in the marketplace. Our strong balance sheet, sound risk management and financial discipline have helped us maintain strong ratings, as well as client and advisor confidence in our business. We have a strong investment portfolio, with 6.5% rated below investment grade as of June 30, 2005. In addition, we apply risk management tools to prudently manage the risk profile of our company.

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  Experienced management team with sound business and decision-making capabilities. Our senior management team has an average of approximately 21 years of experience in the financial services industry. We have adopted American Express Company's recognized practices for successfully developing managerial talent at all levels of our organization and have instilled a performance- and execution-oriented corporate culture that we will continue to foster as an independent company. We utilize a consistent decision-making framework to evaluate our existing products and businesses and to prioritize growth opportunities and the associated trade-offs for our company. This framework takes into account four key elements: client needs and behavior, competitor positioning and strategies, our capabilities and risk-return financial metrics.

Our Strategy

        As an independent financial planning and financial services company with a nationwide presence, a diverse set of asset accumulation, income management and protection products and services and an industry leading reputation for financial planning, we believe we are well positioned to further strengthen our offerings to existing and new clients and deliver profitable growth to our shareholders. The strategies we have developed to accomplish these objectives include:

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  Developing new client relationships. We intend to continue to grow our client base, with particular focus on the large and growing mass affluent segment. With our tailored approach and diverse range of financial solutions, we believe we are well positioned to address the needs of the mass affluent—particularly as they approach retirement, typically a time with heightened needs for comprehensive financial planning.

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  Deepening existing client relationships. To address the changing needs of our clients, we continue to develop methods for our branded financial advisors to introduce non-plan clients to the financial planning process and to assist planning clients to more fully implement plans they have in place. We believe that deeper, longer-term relationships with our clients foster, among other things, increased satisfaction among our clients and advisors and greater assets owned, managed and administered.

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  Growing and retaining our branded advisor force. We intend to continue to grow and enhance our branded advisor network by seeking to hire quality individuals, offering a choice of affiliation (employee or franchisee) and providing advisors with strong centralized support and training to help them build their practices. We believe our centralized support and training helps our branded advisors deliver a more consistent experience and a wider range of products and services to our clients, as well as grow our client base.

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  Building brand awareness. We plan to invest substantial resources to develop and build awareness of our new brand, based on our position as a financial planning and financial services company with a 111-year history of personal client relationships and a strong nationwide presence. We believe that having strong brand recognition, built on a consistent message of shaping financial solutions for a lifetime through tailored advice, will help us grow as an independent company. In addition, we intend to continue focusing a large portion of our marketing and advertising efforts on our ability to address the retirement needs of our core market.

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  Expanding marketing, sales and distribution. Our marketing and sales efforts will focus on enhancing our existing wholesaling capabilities and local client referral-based programs for our branded advisors, as well as forging new alliances, expanding our work-site program and exploring additional distribution channels. We have successfully formed marketing alliances with major companies and intend to further expand distribution of our products through institutional and third party retail channels. We also intend to continue expanding distribution of the products and services of our U.K.-based investment management group, Threadneedle Asset Management Holdings Limited, or Threadneedle, through both our own channels in the United States and third party retail and institutional channels elsewhere.

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  Enhancing and expanding product and service offerings. We plan to continue developing and deploying new products and services that address the financial and retirement needs of mass affluent clients while delivering growth and margin improvement for our company. Through Threadneedle, we have strengthened our international investment product and service offerings and intend to continue to expand our international offerings.

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  Improving investment performance. Our strategy for improving investment performance includes better leveraging our top talent and selectively growing our investment management talent pool. We intend to grow our talent pool by organic means, external means and through the addition of sub-advisors as appropriate. We intend to continue investing in tools and resources to assist both our fixed income and equity investment management teams to improve performance while managing risk effectively.

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  Focusing use of capital. We continually seek opportunities to deploy capital more efficiently to support our business, while maintaining our ratings and capital position. Using our risk management decision-making framework, we base our capital allocation and new product development decisions on an evaluation of efficiency, growth prospects and margin improvement.

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  Enhancing operating efficiency. As part of American Express Company, we have a history of producing cost savings in our businesses through re-engineering (a three-pronged process focused on process improvements, identifying untapped operating synergies and continually reviewing third party costs, including consolidating or outsourcing some operations). This experience will assist us as we manage increased operating costs as an independent company. We plan to continue to seek opportunities to re-engineer our processes and will also strive to improve our operating margins by improving distribution effectiveness and improving our operating efficiency.

Our Business

Asset Accumulation and Income

        Our asset accumulation and income business offers a broad array of asset accumulation and income management products and services to help our clients address identified financial objectives. In 2004, approximately 68% of our revenues and 63% of our income before income tax provision and accounting change were attributable to our asset accumulation and income business. At June 30, 2005, we had $410.2 billion in owned, managed and administered assets, over 65% of which were managed by our investment management professionals.

        Retail Products and Services.    We offer our retail clients financial planning and other financial services through our nationwide network of financial advisors and registered representatives, as well as solutions to address our clients' identified cash management, fixed income and equity needs. These products include mutual funds, variable and fixed annuities, wrap accounts and face-amount certificates, and brokerage and other services, as well as deposit and credit products and personal trust services through service arrangements with American Express Bank, FSB, a subsidiary of American Express Company. At June 30, 2005, $118.1 billion, or 28.8% of our total owned, managed and administered assets as of such date, were managed on behalf of retail clients, including assets managed by Threadneedle. For the year ended December 31, 2004, our variable annuity products ranked 11th in new sales of variable annuities according to VARDS®, an independent variable annuity data provider. In addition to marketing our own products and services to retail clients through our nationwide network of financial advisors, we also market our own products and services to retail clients through strategic marketing alliances and local marketing programs for our branded advisors, and to employees of our corporate clients in on-site workshops through our Financial Education and Planning Services group, as well as our annuity products through third party banks and broker-dealers.

        Institutional Products and Services.    We offer separately managed account services to a variety of institutional clients, including pension plans, employee savings plans, foundations, endowments, corporations, governmental entities, high-net-worth individuals and not-for-profit organizations. We also provide investment management services for the general and separate accounts of insurance companies, including for our insurance company subsidiaries. At June 30, 2005, $124.7 billion, or 30.4% of our total owned, managed and administered assets as of such date, were managed for institutional clients (of which approximately $14.9 billion were managed for American Express Company and its subsidiaries), including assets managed by Threadneedle. In addition to asset management services, we also provide other alternative investment products, such as collateralized debt obligations, or CDOs, to our institutional clients.

        Retirement Products and Services.    We provide a variety of retirement services for our clients. The primary market for our retirement services is retirement plans with at least $10 million in assets, which are generally sponsored by mid- and large-size private employers, governmental entities and labor unions. We provide investment management services to collective investment funds held through our trust company subsidiary and offer additional services to employer-sponsored retirement plans. As of June 30, 2005, $11.3 billion, or 2.8% of our total owned, managed and administered assets as of such date, were managed for retirement services clients. This amount does not include AXP Funds held in retirement plans, which we include under assets managed for retail clients. Our trust company also provides trustee, custodial, record keeping, securities lending and common trust fund services for employer-sponsored retirement plans, including pension, profit-sharing, 401(k) and other qualified and non-qualified employee retirement plans as well as institutional asset custodial services to our affiliates.

        International Products and Services.    Outside the United States, we offer investment management products and services through Threadneedle, our U.K.-based investment management group. Threadneedle offers a wide range of asset management products and services, including segregated asset management, mutual funds and hedge funds, to institutional clients and insurance companies, as well as to retail clients through intermediaries, banks and fund platforms in Europe. At June 30, 2005, the Threadneedle group of companies managed over $114.2 billion, or 27.8%, of our total owned, managed and administered assets, for both its retail and institutional clients. We include assets managed by Threadneedle in our aggregate retail and institutional managed assets.

Protection

        We offer a variety of protection products, including life insurance, disability income insurance, long-term care insurance, and personal auto and home insurance, to address the identified protection and risk management needs of our retail clients. We offer life, disability income and long-term care protection products primarily to our clients with financial plans and exclusively through our financial advisor network. We offer our personal auto and home protection products primarily on a direct basis through co-marketing alliances. Approximately 27% of our revenues and 42% of our income before income tax provision and accounting change in 2004 were attributable to our protection business.

        In 2004, our sales of individual life insurance, as measured by scheduled annual premiums, and excluding lump sum and excess premiums, consisted of 87% variable universal life, 3% fixed universal life and 10% traditional life. For the year ended December 31, 2004, we ranked second in sales of variable universal life based on total premiums (according to the Value™ survey prepared by Tillinghast-Towers Perrin, a consulting firm that provides research, consulting and other services to insurance and financial services companies worldwide), and seventh in sales of disability income insurance based on total premiums (according to LIMRA International®, an independent marketing and research organization).

Financial Strength and Credit Ratings

        In connection with the separation and distribution, both our principal life insurance subsidiary's financial strength ratings and our holding company credit ratings have been reviewed. Based on those reviews:

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  Moody's Investors Service, or Moody's, confirmed our principal life insurance subsidiary's 2004 year-end financial strength rating of "Aa3" (Excellent) with a stable outlook, and lowered our senior debt rating to "A3" from "A2" (which had been lowered from "A1" at the time of the initial announcement of the separation and distribution by American Express);

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  A.M. Best Company, Inc., or A.M. Best, confirmed our principal life insurance subsidiary's financial strength rating at "A+" (Superior), but assigned a negative outlook; A.M. Best's financial strength rating of our property and casualty subsidiaries remains unchanged from the year-end 2004 rating of "A" (Excellent), but is still undergoing review, and, at the time of our first senior debt issuance, we expect A.M. Best to issue our company a debt rating;

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  Fitch Ratings, or Fitch, lowered our principal life insurance subsidiary's financial strength rating to "AA-" (Very Strong) from "AA" (Very Strong) at the time of the initial announcement of the separation and distribution by American Express and confirmed the "AA-" (Very Strong) rating upon review, with a stable outlook, and assigned our company a new "A-" long-term issuer rating with a stable outlook; and

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  Standard & Poor's assigned a new "AA-" (Very Strong) rating to our principal life insurance subsidiary with a stable outlook and we expect it to issue a long-term debt rating to our company at the time of our first senior debt issuance.

Holding company credit ratings are generally three notches lower than the financial strength ratings of a rated subsidiary for companies similar to ours with a comparable mix of business.

        Our headquarters are located at 707 2nd Avenue South, Minneapolis, Minnesota 55474 and our general telephone number is (612) 671-3131. We also maintain executive offices in New York, New York. We maintain an Internet site at http://www.ameriprise.com. Our website and the information contained on that site, or connected to that site, are not incorporated into our registration statement, of which this information statement is a part.

The Distribution

The following is a brief summary of the terms of the distribution.

Distributing company	American Express Company. After the distribution, American Express Company will not own any shares of our common stock.
Distributed company	Ameriprise Financial, which is currently a wholly-owned subsidiary of American Express Company. After the distribution, Ameriprise Financial will be an independent public company.
Distributed shares
All of the shares of Ameriprise Financial common stock owned by American Express Company, which will be 100% of our common stock outstanding immediately prior to the distribution. The number of shares that American Express Company will distribute to its shareholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of our common stock, as described below.
Distribution ratio	Expected to be one share of our common stock for every five shares of American Express Company stock that you hold at the close of business on the record date for the distribution.
Fractional shares
American Express Company will not distribute any fractional shares of our common stock to its shareholders. Instead, the transfer agent identified below will aggregate fractional shares into whole shares and sell them in the open market at prevailing market prices and distribute the proceeds pro rata to each person who otherwise would have been entitled to receive a fractional share in the distribution. You will not be entitled to any interest on the amount of payment made in lieu of a fractional share. See "The Distribution," included elsewhere in this information statement.
Record date	, 2005 (5:00 p.m., New York City time).
Distribution date	, 2005.
Distribution
On or about the distribution date, the transfer agent identified below will distribute the distributed shares of our common stock by crediting such shares to book-entry accounts established by the transfer agent for persons who were shareholders of American Express Company at the close of business on the record date. You will not be required to make any payment or surrender or exchange your American Express Company common stock or take any other action to receive your shares of our common stock. If you sell shares of American Express Company common stock in the "regular way" market between the record date and the distribution date, you will be selling your right to receive those shares of our common stock in the distribution. Registered shareholders will receive additional information from the transfer agent shortly after the distribution date. Beneficial shareholders will receive information from their brokerage firm.

Under the separation and distribution agreement, American Express Company may withdraw the proposed distribution without liability at any time prior to the time that the distribution is effected. See "Our Relationship with American Express Company—Agreements with American Express Company—Separation and Distribution Agreement," included elsewhere in this information statement.
Transfer agent	Expected to be The Bank of New York.
Stock exchange listing
Our shares of common stock have been authorized for listing on The New York Stock Exchange, Inc. under the ticker symbol "AMP." Before , 2005, there was no trading market for our common stock. On that date, trading of shares of our common stock began on a "when issued" basis. See "The Distribution—Trading Between the Record Date and Distribution Date," included elsewhere in this information statement.
Incurrence of debt
In connection with the separation and distribution, we intend to obtain new financing to replace our current intercompany debt with American Express Company. For additional information relating to our planned financing arrangements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of Indebtedness," included elsewhere in this information statement.
Risks relating to the distribution and ownership of our common stock	The distribution and ownership of our common stock involve various risks. You should carefully read "Risk Factors," included elsewhere in this information statement.
Tax considerations
American Express Company has received a ruling from the Internal Revenue Service to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the ruling, the distribution will qualify as a transaction that is tax free under Section 355 and other related provisions of the Internal Revenue Code of 1986, as amended. In addition, the distribution is conditioned upon the receipt by American Express Company of a favorable opinion of counsel confirming the distribution's tax free status, which American Express Company intends to obtain from Cleary Gottlieb Steen & Hamilton LLP, its special counsel. See "The Distribution—Certain U.S. Federal Income Tax Consequences of the Distribution," included elsewhere in this information statement, for a more detailed description of the U.S. federal income tax consequences of the distribution.

In connection with the distribution, we will be subject to restrictions on certain post-distribution actions, including significant transfers of our stock or assets, that could affect the qualification of the distribution as a tax free transaction. We will also generally indemnify American Express Company and its shareholders if the distribution fails to qualify as a tax free transaction for specified reasons. For additional information regarding these matters, see "Our Relationship with American Express Company—Agreements with American Express Company—Tax Allocation Agreement," included elsewhere in this information statement.
Dividend policy
We intend to pay cash dividends on our common stock. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors, subject to regulatory and other constraints. See "Dividend Policy, " included elsewhere in this information statement.
Relationship with American Express Company
Prior to the distribution, we will enter into a separation and distribution agreement and several other agreements with American Express Company to effect the separation and distribution and provide a framework for our transitional relationships with American Express Company after the separation. For a discussion of these arrangements, see "Our Relationship with American Express Company—Agreements with American Express Company," included elsewhere in this information statement.
Shareholder inquiries	If you have any questions relating to the distribution, you should contact The Bank of New York at .

Summary Consolidated Financial Data

        The following table sets forth summary consolidated financial information from our unaudited consolidated financial statements as of June 30, 2005 and 2004 and for the six months ended June 30, 2005 and 2004, audited consolidated financial statements as of December 31, 2004 and 2003 and for the three-year period ended December 31, 2004, and unaudited consolidated financial statements as of December 31, 2002, 2001 and 2000 and for the two-year period ended December 31, 2001. Our consolidated financial statements include various adjustments to amounts in our consolidated financial statements as a subsidiary of American Express Company. See Note 15 to our consolidated financial statements. The summary consolidated financial data presented below should be read in conjunction with our consolidated financial statements and the accompanying notes included elsewhere in this information statement and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Our consolidated financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including many changes that will occur in the operations and capitalization of our company as a result of our separation and distribution from American Express Company.

Ameriprise Financial
Summary Consolidated Financial Data

	Six Months Ended June 30,		Years Ended December 31,
	2005(d)	2004(a)(d)	2004(a)(e)	2003(b)(e)	2002(e)	2001(c)(d)	2000(d)
	(in millions)
Income Statement Data:
Revenues	$3,880	$3,575	$7,245	$6,361	$5,793	$4,981	$6,261
Expenses	3,421	2,952	6,072	5,420	4,868	4,918	4,796
Income before accounting change	338	431	865	738	674	110	1,025
Net income	338	360	794	725	674	87	1,025
Dividends paid to American Express Company	$—	$623	$1,325	$334	$377	$170	$594

	As of June 30,		As of December 31,
	2005(d)	2004(a)(d)	2004(a)(e)	2003(b)(e)	2002(d)	2001(d)	2000(d)
	(in millions)
Balance Sheet Data:
Investments	$45,883	$43,006	$45,984	$43,264	$39,473	$35,020	$31,971
Separate account assets	37,433	32,908	35,901	30,809	21,981	27,334	32,349
Total assets	95,952	87,591	93,113	85,384	74,448	71,718	73,341
Future policy benefits and claims	33,169	32,699	33,253	32,235	28,959	24,810	24,494
Investment certificate reserves	12,174	9,517	11,332	9,207	8,666	8,227	7,348
Payable to American Express	1,838	1,755	1,869	1,562	1,395	830	398
Long-term debt	378	375	385	445	120	120	123
Separate account liabilities	37,433	32,908	35,901	30,809	21,981	27,334	32,349
Total liabilities	88,959	81,021	86,411	78,096	67,998	66,098	68,708
Shareholder's equity	6,993	6,570	6,702	7,288	6,450	5,620	4,633

(a)
Effective January 1, 2004, we adopted SOP 03-1, which resulted in a cumulative effect of accounting change that reduced first quarter 2004 results by $71 million ($109 million pretax). See Note 1 to our consolidated financial statements.

(b)
The consolidation of FIN 46-related entities in December 2003 resulted in a cumulative effect of accounting change that reduced 2003 net income through a non-cash charge of $13 million ($20 million pretax). See Note 1 to our consolidated financial statements.

(c)
In 2001, we recorded aggregate restructuring charges of $70 million ($107 million pretax). The aggregate restructuring charges consisted of $36 million for severance relating to the original plans to eliminate approximately 1,300 jobs (including off-shore outsourcing of certain client service positions related to advisor field office closings and headquarters re-engineering efforts) and $71 million of exit and asset impairment charges primarily relating to the consolidation of headquarters and advisor field office facilities.

During 2001, we also recognized pretax losses of approximately $1 billion (including $182 million and $826 million in the first and second quarters, respectively) from the write down and sale of certain high-yield debt securities. The second quarter pretax losses of $826 million included $403 million to recognize the impact of higher default rate assumptions on certain structured investments; $344 million to write down lower-rated securities (most of which were sold in 2001) in connection with our decision to lower our risk profile by reducing the size of our high-yield portfolio, allocating our investment portfolio toward stronger credits, and reducing the concentration of exposure to individual companies and industry sectors; and $79 million to write down certain other investments.

On January 1, 2001, we adopted the FASB's consensus on EITF Issue No. 99-20 "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets," which resulted in a cumulative effect of accounting change that reduced 2001 results by approximately $22 million (approximately $34 million pretax).

Additionally, on January 1, 2001, we adopted SFAS No. 133, which resulted in a cumulative effect of accounting change that reduced 2001 results by approximately $1 million (approximately $2 million pretax).

(d)
Derived from unaudited consolidated financial statements.

(e)
Derived from audited consolidated financial statements included elsewhere in this information statement.

RISK FACTORS

        You should carefully consider each of the following risks and all of the other information set forth in this information statement. Some of the following risks relate to establishing our company as separate and independent from American Express Company. Other risks relate to our business. Finally, we describe risks relating to the securities markets and ownership of our common stock. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting our company in each of these categories of risk. However, the risks and uncertainties our company faces are not limited to those described below. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

        If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition or results of operations. In such case, the trading price of our common stock could decline.

Risks Relating to Our Separation from American Express Company

Our separation from American Express Company could adversely affect our business and profitability due to American Express Company's strong brand, reputation and capital base.

        As a subsidiary of American Express Company, we have marketed our products and services using the "American Express" brand name and logo, and we believe the association with American Express Company has provided us with preferred status among our clients, financial advisors and employees due to American Express Company's:

  •
  globally-recognized brand, which is associated with trust, integrity, security, quality and customer service;

  •
  perceived high-quality products and services; and

  •
  strong capital base and financial strength.

        Our separation from American Express Company may adversely affect our ability to attract and retain clients and their investments, which could result in outflows from our mutual funds, reduced sales of our other investment products, termination of our investment management relationships, or surrenders and withdrawals from our asset accumulation, income management and protection products. The loss of the American Express brand may also prompt some third party distributors to reconsider or terminate their distribution relationships with our company, such as our relationships with banks that distribute our annuities through their branch networks.

        The American Express brand and our affiliation with American Express Company have also been key aspects of our recruitment and retention of our branded financial advisors, both employees and franchisees, who make up our primary retail distribution channel. The separation from American Express Company and the loss of the brand may adversely affect our recruitment and retention of our branded financial advisors and the economics of our relationship with our branded financial advisors could be adversely affected, which could, in turn, have an adverse effect on our financial condition and results of operations.

        Our separation from American Express Company could also adversely affect our ability to attract and retain other key employees, including top-tier investment and research professionals to manage our own products.

        We cannot predict the effect that our separation from American Express Company will have on our business or our customers, financial advisors and employees.

We will only have the right to use the American Express Company brand name and logo in a limited capacity for up to two years. If we fail to establish in a timely manner a new, independently recognized brand name with a strong reputation, our revenue and profitability could decline.

        In connection with the separation and distribution, we changed our corporate name to "Ameriprise Financial, Inc." and are operating under two new brand names, although we and our subsidiaries may use the American Express brand name and logo in conjunction with our brand name and logo for up to two years. Pursuant to the marketing and branding agreement, American Express Company will grant us the right to use the "American Express" brand name and logo in a limited capacity in conjunction with our brand name and logo for up to two years from the separation date. For more information regarding these arrangements, see "Our Relationship with American Express Company—Agreements with American Express Company—Marketing and Branding Agreement." When our right to use the American Express Company brand name and logo expires, we may not be able to maintain or enjoy comparable name recognition or status under our new brand. If we are unable to successfully manage the transition of our business to our new brand, the benefit we offer our branded financial advisors, customers and employees of having a recognized brand will be reduced, which could have an adverse effect on our revenue and profitability.

Client acquisition may be adversely affected by our separation from American Express Company.

        Although we have generally operated independently of American Express Company's other operations with respect to client services, we have relied on the American Express brand and cardmember relationships in acquiring clients as part of our retail growth strategy. As part of the marketing and branding arrangement with American Express Company, we will continue to market our products in a manner similar to the methods we currently use. However, overall response rates, marginal costs and profitability from these efforts may be negatively affected as a result of the change in our brand name. For additional information regarding this arrangement, see "Our Relationship with American Express Company—Agreements with American Express Company—Marketing and Branding Agreement." We cannot assure you that the clients we gained as a result of being affiliated with American Express Company will not move some or all of their existing business from us to another company or that we will be able to implement our mass affluent client acquisition strategy as cost-effectively when our cross-selling relationship with American Express Company is operated on an arm's length basis. Loss of a significant portion of these clients could negatively impact our results of operations and failure to acquire these clients could also have a negative impact on our business.

Our historical consolidated and pro forma financial information is not necessarily representative of the results we would have achieved as a stand-alone company and may not be a reliable indicator of our future results.

        Our historical consolidated financial information included in this information statement does not reflect the financial condition, results of operations or cash flows we would have achieved as a stand-alone company during the periods presented or those we will achieve in the future. This is primarily a result of the following factors:

  •
  Our historical consolidated financial information reflects certain businesses that will not be included in our company following the distribution;

  •
  Our historical consolidated financial results reflect allocations of corporate expenses from American Express Company. Those allocations may be lower than the comparable expenses we would have actually incurred as a stand-alone company;

  •
  Our working capital requirements historically have been satisfied as part of American Express Company's corporate-wide cash management policies. Our cost of debt and our capitalization will be different from that reflected in our historical consolidated financial statements;

  •
  Significant changes may occur in our cost structure, management, financing and business operations as a result of our separation from American Express Company, including the costs for us to establish our new brand and operating infrastructure; and

  •
  Our separation from American Express Company and the creation of our new brand may have an adverse effect on our customer and other business relationships.

        We have made adjustments based upon available information and assumptions that we believe are reasonable to reflect these factors, among others, in our pro forma financial information. However, our assumptions may prove not to be accurate, and accordingly, our pro forma financial information should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a stand-alone company nor to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

        For a description of the components of our historical consolidated financial information and adjustments to our pro forma financial information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—The Separation from American Express Company—Basis of Presentation" and our historical consolidated financial statements and pro forma financial information.

We will experience increased costs after the separation or as a result of the separation.

        We will need to replicate certain facilities, systems, infrastructure and personnel to which we will no longer have access after our separation from American Express Company. We will also need to make significant investments to develop our new brand and establish our ability to operate without access to American Express Company's existing operational and administrative infrastructure. These initiatives will be costly to implement. We currently estimate that we will incur approximately $875 million in total pretax, non-recurring separation costs. Approximately two-thirds of such costs are estimated to be incurred by December 31, 2006. Due to the scope and complexity of the underlying projects, the amount of total costs could be materially higher and the timing of incurrence of these costs is subject to change.

        American Express Company performs many important corporate functions for our operations, including information technology support, treasury, accounting, financial reporting, tax administration, human resource administration, marketing, legal, procurement and other services. We currently pay American Express Company for these services on a cost-allocation basis. Following the separation and distribution, American Express Company will continue to provide some of these services to us on a transitional basis, for which we will pay American Express Company arm's length rates generally based on American Express Company's direct and indirect costs. For more information regarding the transition arrangements, see "Our Relationship with American Express Company—Agreements with American Express Company—Transition Services Agreement." When we begin to operate these functions independently, if we do not have our own adequate systems and business functions in place, or are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable costs, and our profitability may decline.

        Prior to the separation, our business benefited from American Express Company's purchasing power when procuring goods and services, including office supplies and equipment, travel services and computer software licenses. As a stand-alone company, we may be unable to obtain goods and services at comparable prices or on terms as favorable as those obtained prior to the separation, which could decrease our overall profitability.

As part of the separation from American Express Company, we will refinance existing intercompany debt with external lenders, which could subject us to various restrictions and decrease our profitability.

        At or shortly prior to the separation, we expect to refinance our existing intercompany debt with American Express Company initially through a bridge facility. In October 2005, we intend to replace the bridge facility through the issuance of $1.5 billion of unsecured senior debt securities ranging in maturities from 5 to 30 years from issuance. We also intend to obtain an unsecured revolving credit facility at or shortly prior to the separation. These financing arrangements will contain customary restrictions, covenants and events of default. The terms of these financing arrangements and any future indebtedness may impose various restrictions and covenants on us (such as tangible net worth requirements) that could limit our ability to respond to market conditions, provide for capital investment needs or take advantage of business opportunities. In addition, our financing costs may be higher than they were as part of American Express Company. For a more detailed discussion of these borrowings and our liquidity following the separation and distribution, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of Indebtedness."

We may not have sufficient capital generation ability to meet our operating and regulatory capital requirements, and funding we do raise may adversely affect holders of our common stock through the issuance of more senior securities or through dilution.

        As a stand-alone company we may be required to maintain higher capital ratios to retain our credit ratings. In addition, we will need to cover volatility associated with variations in our operating, risk-based and regulatory capital requirements, including separation costs and contingent exposures, for example, in connection with our ongoing legal and regulatory matters. See "Our Business—Regulation" for more information regarding capital requirements and see "Our Business—Legal Proceedings" for more information regarding pending regulatory and legal proceedings. Although American Express Company has agreed to make a capital contribution to our company to cover, among other things, certain separation costs and the costs to establish our new brand, we cannot be certain that this capital contribution will be sufficient to cover all of our additional costs. If it is not sufficient, our financial condition could be adversely affected and our company credit ratings and/or the financial strength ratings of our insurance subsidiaries may be downgraded. For more information regarding the expected capital contribution from American Express Company, see "Our Relationship with American Express Company—Agreements with American Express Company—Separation and Distribution Agreement."

        In addition to the new financing arrangements we expect to enter into as part of the separation from American Express Company and the capital contribution we expect to receive from American Express Company, we may need to incur additional debt or issue equity in order to fund working capital, capital expenditures and product development requirements or to make acquisitions and other investments. If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have liquidation rights, preferences and privileges senior to those of holders of our common stock. If we raise funds through the issuance of equity, the issuance will dilute your ownership interest. We cannot assure you that debt or equity financing will be available to us on acceptable terms, if at all. If we are not able to obtain sufficient financing, we may be unable to maintain or grow our business. It may also be more expensive for us to raise funds through the issuance of additional debt than the cost of raising funds or issuing debt for our business while we were part of American Express Company.

As we build our information technology infrastructure and transition our data to our own systems, we could experience temporary business interruptions and incur substantial additional costs. In addition, we rely on American Express Company for disaster recovery and may experience difficulties in developing our own disaster recovery capability.

        After the separation, we will install and implement information technology infrastructure to support our business functions, including accounting and reporting, customer service and distribution. We anticipate this will involve significant costs. We may incur temporary interruptions in business operations if we cannot transition effectively from American Express Company's existing technology infrastructure (which covers hardware, applications, network, telephony, databases, backup and recovery solutions), as well as the people and processes that support them. We may not be successful in implementing our new technology infrastructure and transitioning our data, and we may incur substantially higher costs for implementation than currently anticipated. Our failure to avoid operational interruptions as we implement the new infrastructure and transition our data, or our failure to implement the new infrastructure and transition our data successfully, could disrupt our business and have a material adverse effect on our profitability. In addition, technology service failures could have adverse regulatory consequences for our business and make us vulnerable to our competitors.

        We also rely on American Express Company's disaster recovery capabilities as part of our business continuity processes. After the separation from American Express Company, we will only have the right to use American Express Company's disaster recovery resources for up to two years. We will be required to develop and implement our own disaster recovery infrastructure and develop business continuity for our operations, which we anticipate will involve significant costs. We may not be successful in developing stand-alone disaster recovery capabilities and business continuity processes, and may incur substantially higher costs for implementation than currently anticipated. Our failure to avoid operational interruptions as we implement new business continuity processes, or our failure to implement the new processes successfully, could disrupt our business and have a material adverse effect on our profitability in the event of a significant business disruption.

If the distribution does not qualify as a tax free transaction, tax could be imposed on both American Express Company shareholders and American Express Company.

        American Express Company has received a ruling from the Internal Revenue Service to the effect that the distribution will qualify as a transaction that is tax free under Section 355 and other related provisions of the Internal Revenue Code of 1986, as amended, and intends to obtain an opinion of counsel from Cleary Gottlieb Steen & Hamilton LLP, its special counsel, confirming the distribution's tax free status. The ruling and opinion rely or will rely on certain facts and assumptions, and certain representations and undertakings from us, regarding the past and future conduct of our business and other matters. Notwithstanding the ruling and opinion, the Internal Revenue Service could determine on audit that the distribution should be treated as a taxable transaction, if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated, or if the distribution should become taxable for other reasons, including as a result of certain significant changes in our stock ownership after the distribution. In that case, the distribution could be treated as a taxable dividend and/or capital gain to you for U.S. federal income tax purposes. In addition, tax could be imposed on American Express Company based on the fair market value of our stock on the distribution date over American Express Company's tax basis in our stock. See "The Distribution—Certain U.S. Federal Income Tax Consequences of the Distribution."

We are agreeing to certain restrictions to preserve the treatment of the distribution as tax free to American Express Company and its shareholders, which will reduce our strategic and operating flexibility.

        As discussed above, the Internal Revenue Service ruling and opinion confirming the tax free status of the distribution will rely on certain representations and undertakings from us, and the tax free status of the distribution could be affected if these representations and undertakings are not correct or are violated. In addition, current tax law generally creates a presumption that the distribution would be taxable to American Express Company, but not to its shareholders, if we or our shareholders were to engage in a transaction that would result in a 50% or greater change by vote or by value in our stock ownership during the four-year period beginning on the date that begins two years before the distribution date, unless it is established that the distribution and the transaction are not part of a plan or series of related transactions to effect such a change in ownership. In the case of such a 50% or greater change in our stock ownership, tax imposed on American Express Company in respect of the distribution would be based on the fair market value of our stock on the distribution date over American Express Company's tax basis in our stock.

        Under the tax allocation agreement that we will enter into with American Express Company, we will generally be prohibited, for a period of two years following the distribution, from (i) consenting to certain acquisitions of significant amounts of our stock; (ii) transferring significant amounts of our assets; (iii) failing to maintain certain components of our business as an active business; or (iv) engaging in certain other actions or transactions that could jeopardize the tax free status of the distribution, except in specified circumstances. In addition, we will generally be prohibited from consenting to certain acquisitions of significant amounts of our stock or assets, or from participating in certain other corporate transactions, unless the other parties to the transaction agree to be jointly and severally liable with us in respect of our indemnification obligation to American Express Company under the tax allocation agreement (described below). See "Our Relationship with American Express Company—Agreements with American Express Company—Tax Allocation Agreement."

We are agreeing to indemnify American Express Company and its shareholders for taxes and related losses resulting from certain actions that cause the distribution to fail to qualify as a tax free transaction.

        Under the tax allocation agreement that we will enter into with American Express Company we will generally indemnify American Express Company and its shareholders for taxes and related losses they suffer as a result of the distribution failing to qualify as a tax free transaction, if the taxes and related losses are attributable to (i) direct or indirect acquisitions of our stock or assets (regardless of whether we consent to such acquisitions); (ii) negotiations, understandings, agreements, or arrangements in respect of such acquisitions; or (iii) our failure to comply with certain representations and undertakings from us, including the restrictions described in the preceding risk factor. See "Our Relationship with American Express Company—Agreements with American Express Company—Tax Allocation Agreement." Our indemnity will cover both corporate level taxes and related losses imposed on American Express Company in the event of a 50% or greater change in our stock ownership described in the preceding risk factor, as well taxes and related losses imposed on both American Express Company and its shareholders if, due to our representations or undertakings being incorrect or violated, the distribution is determined to be taxable for other reasons.

        We currently estimate that the indemnification obligation to American Express Company for taxes due in the event of a 50% or greater change in our stock ownership could exceed $1.5 billion. This estimate, which does not take into account related losses such as interest, penalties, and other additions to tax, depends upon several factors that are beyond our control, including the fair market value of our stock on the distribution date. As a consequence, the indemnity to American Express Company could vary substantially from the estimate. Furthermore, the estimate does not address the potential indemnification obligation to both American Express Company and its shareholders in the event that, due to our representations or undertakings being incorrect or violated, the distribution is determined to be taxable for other reasons. In that event, the total indemnification obligation would likely be much greater.

Our separation from American Express Company could increase our U.S. federal income tax costs.

        Due to the separation, our life insurance subsidiaries will not be able to file a consolidated U.S. federal income tax return with the other members of our affiliated group until 2011. As a consequence, during this period, net operating and capital losses, credits, and other tax attributes generated by one group will not be available to offset income earned or taxes owed by the other group for U.S. federal income tax purposes. Any benefits relating to taxes arising from being part of the larger American Express Company group may also not be available. As a result of these and other inefficiencies, the aggregate amount of U.S. federal income tax that we pay may increase after the distribution, and we may in addition not be able to fully realize certain of our deferred tax assets.

The continued ownership of American Express Company common stock and options by our executive officers and some of our directors may create, or may create the appearance of, conflicts of interest.

        Because of their current or former positions with American Express Company, substantially all of our executive officers, including our Chairman and Chief Executive Officer and our Chief Financial Officer, and possibly some of our non-employee directors and director nominees, own American Express Company common stock and options to purchase American Express Company common stock. Although these holdings in the aggregate are insubstantial in relation to American Express Company as they currently represent, and are expected after the distribution to represent, less than 1% of American Express Company's outstanding common stock, the individual holdings of American Express Company stock and options to purchase that stock that will remain after the distribution may be significant for some of these persons compared to that person's total assets. Even though our board of directors will consist of a majority of directors who are independent from both American Express Company and our company and our executive officers who are currently employees of American Express Company will cease to be employees of American Express Company upon consummation of the distribution, ownership of American Express Company common stock and options to purchase American Express Company stock by our directors and officers after the separation may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for American Express Company than they do for us.

Risks Relating to Our Business

Interest rate fluctuations could adversely affect our business and profitability.

        Our insurance products and certain of our investment products are sensitive to interest rate fluctuations, and our future costs associated with such variations may differ from our historical costs. In addition, interest rate fluctuations could result in fluctuations in the valuation of certain minimum guaranteed benefits contained in some of our variable annuity products.

        During periods of increasing market interest rates, we must offer higher crediting rates on interest-sensitive products, such as fixed universal life insurance, fixed annuities and face-amount certificates, and we must increase crediting rates on inforce products to keep these products competitive. Because returns on invested assets may not increase as quickly as current interest rates, we may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts and related assets. In addition, increases in market interest rates may cause increased policy surrenders, withdrawals from life insurance policies and annuity contracts and requests for policy loans, as policyholders and contractholders seek to shift assets to products with perceived higher returns. This process may lead to an earlier than expected flow of cash out of our business. Also, increases in market interest rates may result in extension of the maturity of some of our investment assets. These earlier outflows and asset maturity extensions may require investment assets to be sold at a time when the prices of those assets are lower because of the increase in market interest rates, which may result in realized investment losses. Increases in crediting rates, as well as surrenders and withdrawals, could have an adverse effect on our financial condition and results of operations. An increase in policy surrenders and withdrawals also may require us to accelerate amortization of deferred acquisition costs or other intangibles or cause an impairment of goodwill, which would increase our expenses and reduce our net earnings.

        During periods of falling interest rates, our "spread," or the difference between the returns we earn on the investments that support our obligations under these products and the amounts that we must pay policyholders and contractholders, may be reduced. Because we may adjust the interest rates we credit on most of these products downward only at limited, pre-established intervals, and because some of them have guaranteed minimum crediting rates, our spreads could decrease and potentially become negative.

        Interest rate fluctuations also could have an adverse effect on the results of our investment portfolio. During periods of declining market interest rates, the interest we receive on variable interest rate investments decreases. In addition, during those periods, we are forced to reinvest the cash we receive as interest or return of principal on our investments in lower-yielding high-grade instruments or in lower-credit instruments to maintain comparable returns. Issuers of fixed income securities also may decide to prepay their obligations in order to borrow at lower market rates, which exacerbates the risk that we may have to invest the cash proceeds of these securities in lower-yielding or lower-credit instruments. Interest rates declined to unusually low levels from 2001 to 2004. This contributed to a decrease in our weighted average investment yield from 6.16% for the year ended December 31, 2001 to 5.17% for the year ended December 31, 2004.

        For additional information regarding our investment portfolio, see "Our Business—Asset Accumulation and Income." For additional information regarding the sensitivity of the fixed income securities in our investment portfolio to interest rate fluctuations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Qualitative and Quantitative Disclosures about Market Risks."

Poor investment performance in our products could adversely affect our results of operations.

        We believe that investment performance is an important factor in the growth of our asset accumulation and income business. Poor investment performance could impair our revenues and earnings, as well as our prospects for growth, because:

  •
  sales of our investment products might decrease;

  •
  existing clients might withdraw assets from our managed investment products in favor of better performing products of other companies, which would result in lower fee revenues;

  •
  our ability to attract funds from existing and new clients might diminish; and

  •
  investment performance based fees would not be generated or, in certain cases, would reduce the base management fees that would have been otherwise charged.

Some of our mutual funds, including our AXP New Dimensions Fund, which represented 21% of our AXP mutual fund family managed assets (excluding variable portfolio funds sold through variable annuities and variable universal life contracts) as of June 30, 2005, have underperformed their Lipper peer groups (groups of funds with similar investment strategies) for the last three years. This has contributed to AXP Funds experiencing significant net outflows overall since 2000. We have also experienced net outflows in our institutional separately managed accounts over the last three years as a result of poor investment performance. In addition, in 2003 and 2004, we received lower management fee revenues due to downward adjustments of our management fees under our performance incentives. If we are unable to reverse the underperformance of these funds, if our funds generally fail to perform well on an absolute basis and in comparison to our peers, and if our institutional investment performance is poor in comparison to benchmarks, these outflow trends could continue or even accelerate and our revenues and earnings could decline.

A downgrade or a potential downgrade in our financial strength or credit ratings could result in a loss of business and adversely affect our financial condition and results of operations.

        Financial strength ratings, which various ratings organizations publish as a measure of an insurance company's ability to meet contractholder and policyholder obligations, are important to maintaining public confidence in our products, the ability to market our products and our competitive position. Any downgrade in our financial strength ratings, or the announced potential for a downgrade, could have a significant adverse effect on our financial condition and results of operations in many ways, including:

  •
  reducing new sales of insurance products, annuities and investment products;

  •
  adversely affecting our relationships with our financial advisors and third party distributors of our products;

  •
  materially increasing the number or amount of policy surrenders and withdrawals by contractholders and policyholders;

  •
  requiring us to reduce prices for many of our products and services to remain competitive; and

  •
  adversely affecting our ability to obtain reinsurance or obtain reasonable pricing on reinsurance.

        In connection with the separation and distribution, our principal life insurance subsidiary's financial strength ratings have been reviewed. Based upon those reviews, the financial strength ratings of IDS Life were confirmed at "Aa3" (Excellent) by Moody's with a stable outlook, confirmed at "A+" (Superior) by A.M. Best, and assigned a negative outlook, lowered to "AA-" (Very Strong) from "AA" (Very Strong) by Fitch at the time of the announcement, and confirmed upon review with a stable outlook, and assigned a new "AA-"(Very Strong) by Standard & Poor's with a stable outlook.

        Although we do not believe that the downgrade by Fitch or the assignment of a negative outlook by A.M. Best has negatively affected our business overall in any material respect, we cannot assure you that these ratings actions will not have an adverse effect over time or that our ratings will not be further downgraded in the future.

        The "Aa3" rating is the fourth-highest of Moody's 21 ratings categories. The "AA-" rating is the fourth-highest of Fitch's 24 ratings categories. The "A+" is the second-highest of A.M. Best's 16 ratings categories.

        In addition to the financial strength ratings of our insurance subsidiaries, ratings agencies also publish credit ratings for our company. Holding company credit ratings are generally three notches lower than the financial strength ratings of a rated subsidiary for companies similar to ours with a comparable mix of business. As a result of the recent reviews, Moody's lowered our senior debt rating to "A3" from "A2" (which had been lowered from "A1" at the time of the initial announcement of the separation and distribution by American Express) and assigned a stable outlook. Fitch assigned a new "A-" long-term issuer rating with a stable outlook, and we expect both Standard & Poor's and A.M. Best to issue a debt rating to our company at the time of our first senior debt issuance.

        Credit ratings have an impact on the interest rates we pay on the money we borrow, and our holding company ratings resulting from the recent reviews could increase our cost of borrowing, which could, in turn, have an adverse effect on our financial condition and results of operations. A further downgrade in our credit ratings could also increase our future cost of borrowing and have an adverse effect on our financial condition and results of operations.

If we are unable to effectively manage the economics of changes in our product distribution mix and distribution channels, and other trends adversely affecting net flows in our product offerings, our results of operations could be adversely affected.

        In recent years, sales of our own mutual funds by our financial advisor network, including sales within our wrap account products (for which we receive a fee based on assets in the account), have declined as a percentage of our total mutual funds sales. We expect this trend to continue for the near-term. This is principally a result of the addition of mutual funds of other companies to our product offerings and clients' desire for expanded product choice. In addition, other critical factors such as shareholder demographics and increasing sales of alternative investment products have caused our AXP Funds to experience significant net outflows overall since 2000.

        In 2004, a substantial portion of the mutual funds sold by our advisors was comprised of the products of other companies. Generally, our profits from sales of other companies' mutual funds are lower than those from our own mutual funds. Part of our growth strategy is to expand alternative distribution channels for our own products. If we are unable to efficiently manage the economics of selling a growing proportion of mutual funds of other companies, to maintain an acceptable level of sales of our own products through our financial advisor network, to effectively develop third party distribution channels for our own mutual funds, or to expand the third party distribution channels for our annuity products, our results of operations could be adversely affected.

        Currently, our branded advisor network distributes annuity and protection products issued almost exclusively by our IDS Life companies. If our branded advisor distribution network is opened to annuity and protection products of other companies, we cannot assure you that there would not be a material adverse effect on our financial condition and results of operations.

Downturns and volatility in equity markets could adversely affect our business and profitability.

        Significant downturns and volatility in equity markets could have an adverse effect on our financial condition and results of operations. Market downturns and volatility may cause potential new purchasers of our products to refrain from purchasing products, such as mutual funds, variable annuities and variable universal life insurance, that have returns linked to the performance of the equity markets. Downturns may also cause current shareholders in our mutual funds and contractholders in our annuity and protection products to withdraw cash values from those products.

        Additionally, downturns and volatility in equity markets can have an adverse effect on the revenues and returns from our asset management services and wrap accounts. Because these products and services depend on fees related primarily to the value of assets under management, declines in the equity markets will reduce our revenues because the value of the investment assets we manage will be reduced. In addition, some of our variable annuity products contain guaranteed minimum death benefits and guaranteed minimum income, withdrawal and accumulation benefits. A significant market decline could result in guaranteed minimum benefits being higher than what current account values would support, which could have an adverse effect on our financial condition and results of operations.

        For additional information regarding the sensitivity of the equity securities in our investment portfolio to equity market fluctuations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Qualitative and Quantitative Disclosures about Market Risks."

The contracts governing the assets we manage are subject to termination on short notice. We also intend to submit new investment management agreements to shareholders of our AXP family of mutual funds for their approval. Termination or failure to obtain approval of our investment management and advisory contracts could have an adverse effect on our business.

        A significant portion of our revenue is derived from investment management agreements with our own AXP family of mutual funds that are terminable on 60 days' notice. Each investment management agreement with a mutual fund must be approved and renewed annually by the independent directors of each fund's board or its shareholders. Some of our investment management agreements may be terminated or may not be renewed.

        In addition, prior to the separation and distribution, we plan to transfer the investment management operations (including those for our mutual funds) that are currently located within our company to an existing wholly-owned asset management subsidiary. As part of this reorganization, the investment management agreements with our AXP family of mutual funds would be transferred to this subsidiary. We intend to submit new agreements to the shareholders of the mutual funds for approval at a meeting expected to be held during the first quarter of 2006, at which time our current investment management agreements are scheduled to expire. There can be no assurance that the mutual fund shareholders will approve the new agreements, or if approval is not obtained, that we will otherwise be able to continue our investment management relationship with the AXP family of mutual funds.

Investment management and other clients can withdraw assets from our management for a variety of reasons, which could lead to a decrease in our revenues and earnings.

        Although some contracts governing investment management services are subject to termination for failure to meet performance benchmarks, institutional and individual clients can generally terminate their relationships with us or our financial advisors at will or on relatively short notice. Our clients can also reduce the aggregate amount of managed assets or shift their funds to other types of accounts with different rate structures, for any number of reasons, including investment performance, changes in prevailing interest rates, changes in investment preferences, changes in our (or our advisors') reputation in the marketplace, changes in client management or ownership, loss of key investment management personnel and financial market performance. In a declining stock market, the pace of mutual fund redemptions and withdrawals of assets from other accounts could accelerate. Poor performance relative to other investment management firms may result in decreased purchases of fund shares, increased redemptions of fund shares and the loss of institutional or individual accounts. A reduction in managed assets, and the associated decrease in revenues and earnings, could have a material adverse effect on our business.

Defaults in our fixed income securities portfolio would adversely affect our earnings.

        Issuers of the fixed income securities that we own may default on principal and interest payments. As of June 30, 2005 and 2004, 6.5% and 7.6%, respectively, of our investment portfolio had ratings below investment-grade. Moreover, economic downturns and corporate malfeasance can increase the number of companies, including those with investment-grade ratings, that default on their debt obligations, as occurred in 2001 and 2002. As of June 30, 2005 and 2004, we had fixed income securities in or near default (where the issuer had missed payment of principal or interest or entered bankruptcy) with a fair value of $3.9 million and $21.5 million, respectively. Default-related declines in the value of our fixed income securities portfolio could cause our net earnings to decline and could also require us to contribute capital to some of our regulated subsidiaries, which may require us to obtain funding during periods of unfavorable market conditions.

As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to pay dividends and to meet our obligations.

        We act as a holding company for our insurance and other subsidiaries. Dividends from our subsidiaries and permitted payments to us under our tax sharing arrangements with our subsidiaries are our principal sources of cash to pay shareholder dividends and to meet our other financial obligations. These obligations include our operating expenses and interest and principal on our borrowings and also include amounts we must pay to American Express Company under the tax allocation agreement and transition services agreement that we and American Express Company will enter into in connection with the separation and distribution. If the cash we receive from our subsidiaries pursuant to dividend payment and tax sharing arrangements is insufficient for us to fund any of these obligations, we may be required to raise cash through the incurrence of additional debt, the issuance of additional equity or the sale of assets. If any of this happens, it could adversely affect our financial condition and results of operations.

        Insurance and securities laws and regulations regulate the ability of many of our subsidiaries (such as our insurance and brokerage subsidiaries and our face-amount certificate company) to pay dividends or make other distributions. See "Our Business—Regulation." When we form our new banking subsidiary, its ability to pay dividends will also be regulated. In addition to the various regulatory restrictions that constrain our subsidiaries' ability to pay dividends to our company, the rating agencies impose various capital requirements on our company and our insurance company subsidiaries in order for us to maintain our ratings and the ratings of our insurance subsidiaries, which also constrains our and their ability to pay dividends.

Some of our investments are relatively illiquid.

        We invest a portion of our owned assets in privately placed fixed income securities, mortgage loans, policy loans, limited partnership interests, hedge funds, real estate and restricted investments held by securitization trusts, among others, all of which are relatively illiquid. These asset classes represented approximately 11.2% of the carrying value of our investment portfolio as of June 30, 2005. If we require significant amounts of cash on short notice in excess of our normal cash requirements, we may have difficulty selling these investments in a timely manner, or be forced to sell them for an amount less than we would otherwise have been able to realize, or both. For example, if an unexpected number of contractholders of our annuity products exercise their surrender right and we are unable to access other liquidity sources, we may have to quickly liquidate assets. Any inability to quickly dispose of illiquid investments could have an adverse effect on our financial condition and results of operations.

Intense competition could negatively affect our ability to maintain or increase our market share and profitability.

        Our businesses operate in intensely competitive industry segments. We compete based on a number of factors including name recognition, service, the quality of investment advice, investment performance, product features, price, perceived financial strength, and claims-paying and credit ratings. Our competitors include broker-dealers, financial advisors, asset managers, insurers and other financial institutions. Many of our businesses face competitors that have greater market share, offer a broader range of products, have greater financial resources, offer higher claims-paying or have higher credit ratings than we do.

We may be unable to attract and retain branded financial advisors.

        We are dependent on our network of branded financial advisors for a significant portion of the sales of our mutual funds, annuities, face-amount certificates and protection products. A significant number of our branded financial advisors operate as independent contractors under a uniform franchise agreement with our company. There can be no assurance that we will be successful in our efforts to recruit and retain new advisors to our network. If we are unable to attract and retain quality financial advisors, or our recruiting and retention costs increase significantly, our financial condition and results of operations could be materially adversely affected.

We may be unable to attract and retain key personnel.

        Our continued success depends to a substantial degree on our ability to attract and retain qualified personnel to conduct our fund management and investment advisory businesses, as well as senior management. The market for management talent, qualified fund managers, investment analysts and financial advisors is extremely competitive and has grown more so in recent periods due to industry growth. There can be no assurance that we will be successful in our efforts to recruit and retain the required personnel. If we are unable to attract and retain qualified individuals or our recruiting and retention costs increase significantly, our operations and financial results could be materially adversely affected.

If the counterparties to our reinsurance arrangements or to the derivative instruments we use to hedge our business risks default, we may be exposed to risks we had sought to mitigate, which could adversely affect our financial condition and results of operations.

        We use reinsurance to mitigate our risks in various circumstances. See "Our Business—Protection—Reinsurance." Reinsurance does not relieve us of our direct liability to our policyholders, even when the reinsurer is liable to us. Accordingly, we bear credit risk with respect to our reinsurers. We cannot assure you that our reinsurers will pay the reinsurance recoverable owed to us now or in the future or that they will pay these recoverables on a timely basis. A reinsurer's insolvency or its inability or unwillingness to make payments under the terms of our reinsurance agreement could have an adverse effect on our financial condition and results of operations that could be material.

        In addition, we use derivative instruments to hedge various business risks. We enter into a variety of derivative instruments with a number of counterparties. If our counterparties fail to honor their obligations under the derivative instruments, our hedges of the related risk will be ineffective. That failure could have an adverse effect on our financial condition and results of operations that could be material.

Our businesses are heavily regulated, and changes in regulation may reduce our profitability and limit our growth.

        We operate in highly regulated industries, and are required to obtain and maintain licenses for many of the businesses we operate in addition to being subject to regulatory oversight. Securities regulators have significantly increased the level of regulation in recent years and have several outstanding proposals for additional regulation. Various regulatory and governmental bodies have the authority to review our products and business practices and those of our employees and independent financial advisors and registered representatives and to bring regulatory or other legal actions against us if, in their view, our practices, or those of our employees or independent financial advisors and registered representatives, are improper. See the risk factor entitled "—Legal and regulatory actions are inherent in our businesses and could result in financial losses or harm our businesses" below. In addition, we are subject to heightened regulatory requirements relating to privacy and the protection of customer data. These regulations may constrain our ability to market our products and services to our potential customers and may make it more difficult for us to pursue our growth strategy. In addition to marketing constraints, we are continuing to refine our privacy policy to safeguard our client information and ensure compliance with applicable privacy regulations. Changes in privacy laws and regulations relating to use of credit bureau data could affect our ability to target prospective clients and manage appropriately our risks, which could negatively affect our profitability.

        Compliance with applicable laws and regulations is time consuming and personnel-intensive. Changes in these laws and regulations may increase materially our direct and indirect compliance and other expenses of doing business. Our advisors may decide that the direct cost of compliance and the indirect cost of time spent on compliance matters outweigh the benefits of a career as a financial advisor, which could lead to advisor attrition. The costs of the compliance requirements we face, and the constraints they impose on our operations, could have a material adverse effect on our financial condition and results of operations. For a further discussion of the regulatory framework in which we operate, see "Our Business—Regulation." For more information regarding ongoing investigations, see "Our Business—Legal Proceedings."

Legal and regulatory actions are inherent in our businesses and could result in financial losses or harm our businesses.

        We are, and in the future may be, subject to legal and regulatory actions in the ordinary course of our operations, both domestically and internationally. Pending legal and regulatory actions include proceedings relating to aspects of our businesses and operations that are specific to us and proceedings that are typical of the industries and businesses in which we operate. Some of these proceedings have been brought on behalf of various alleged classes of complainants. In certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. See "Our Business—Legal Proceedings." Substantial legal liability in these or future legal or regulatory actions could have a material financial effect or cause significant reputational harm, which in turn could seriously harm our business prospects.

        As has been widely reported, the SEC, the NASD and several state attorneys general have brought numerous enforcement proceedings challenging several mutual fund industry practices, including late trading, market timing, disclosure of revenue sharing arrangements and inappropriate sales of (no front end load) Class B shares. On March 23, 2005, we announced that we had reached an agreement with the NASD to settle alleged violations of NASD rules arising from our sale of Class B shares. Our insurance subsidiaries have also been contacted by regulatory agencies for information relating to some of these investigations and are cooperating with those inquiries. Our involvement in these and other matters and the settlements we have reached are described in more detail under "Our Business—Regulation" and "—Legal Proceedings."

        An adverse outcome in one or more of these proceedings could have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

Competitive and regulatory pressures may require us to reduce the levels of our fees.

        Our profit margins and earnings are dependent in part on our ability to maintain current fee levels for the products and services that we offer. Competition within the financial services industry could lead us to reduce the fees that we charge our clients for products and services, and certain of our competitors have already implemented such reductions. See the risk factor entitled "—Intense competition could negatively affect our ability to maintain or increase our market share and profitability." In addition, we may be required to reduce our fee levels, or restructure the fees we charge, as a result of regulatory initiatives or proceedings that are either industry-wide or specifically targeted at our company. For example, our company and other industry participants are the subject of regulatory inquiries related to revenue sharing in connection with our distribution of mutual funds of other companies. As a result of these inquiries, we expect to adopt revised revenue sharing practices this year, which are likely to result in a reduction of revenue sharing rates and could result in a reduction in revenues. See the risk factor entitled "—Our businesses are heavily regulated, and changes in regulation may reduce our profitability and limit our growth" and "Our Business—Legal Proceedings" for more information regarding this and other regulatory matters. Reductions or other changes in the fees that we charge for our products and services could reduce our revenues and earnings.

        In the years ended December 31, 2004 and 2003, we received approximately $1.1 billion and $1.0 billion, respectively, in revenues for distribution and servicing-related activity. A significant portion of these revenues was paid to us by our own AXP family of mutual funds in accordance with plans and agreements of distribution adopted under Rule 12b-1 promulgated under the Investment Company Act of 1940, as amended, or Rule 12b-1. We believe that these fees are a critical element in the distribution of our own mutual funds. There have recently been suggestions from regulatory agencies and other industry participants that Rule 12b-1 fees in the mutual fund industry should be reconsidered and potentially reduced or eliminated. We believe that distribution and servicing-related fees paid to financial advisors will remain a key element in the mutual fund industry. However, an industry-wide reduction or restructuring of Rule 12b-1 fees could have a material adverse effect on our ability to distribute our own mutual funds and the fees we receive for distributing other companies' mutual funds, which could, in turn, have an adverse effect on our revenues and earnings.

Misconduct by our employees, advisors and registered representatives is difficult to detect and deter and could harm our business, results of operations or financial condition.

        Misconduct by our employees, advisors and registered representatives could result in violations of law by us, regulatory sanctions and/or serious reputational or financial harm. Misconduct can occur in each of our businesses and could include:

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  binding us to transactions that exceed authorized limits;

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  hiding unauthorized or unsuccessful activities resulting in unknown and unmanaged risks or losses;

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  improperly using or disclosing confidential information;

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  recommending transactions that are not suitable;

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  engaging in fraudulent or otherwise improper activity;

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  engaging in unauthorized or excessive trading to the detriment of customers; or

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  otherwise not complying with laws or our control procedures.

        We cannot always deter misconduct by our employees, advisors and registered representatives, and the precautions we take to prevent and detect this activity may not be effective in all cases. Prevention and detection among our branded franchisee advisors and our registered representatives, who are not employees of our company and tend to be located in small, decentralized offices, present additional challenges. Recently, misconduct by one of our financial advisors that we brought to the attention of the appropriate state securities regulator resulted in an adverse determination by the regulator regarding our supervision of advisors. Although we are taking corrective action responsive to the concerns raised by the regulator, we cannot assure you that the measures we adopt will successfully deter future advisor misconduct. We also cannot assure you that misconduct by our employees, advisors and registered representatives will not lead to a material adverse effect on our business, results of operations or financial condition.

If our reserves for future policy benefits and claims are inadequate, we may be required to increase our reserve liabilities, which could adversely affect our results of operations and financial condition.

        We establish reserve liabilities to provide for future obligations under our insurance policies, annuities and other investment products. Reserves do not represent an exact calculation of liability, but rather are estimates of expected net policy and contract benefits and claims payments over time. Our assumptions and estimates for establishing reserves require significant judgments and, therefore, are inherently uncertain. We cannot determine with precision the actual amounts that we will pay for benefit and claims payments, the timing of those payments, or whether the assets supporting our policy and contract liabilities will increase to the levels we estimate before payment of benefits or claims. We continually monitor our reserves. If we conclude that our reserves are insufficient to cover actual or expected policy and contract benefits and claims payments, we would be required to increase our reserves and incur income statement charges for the period in which we make the determination, which could adversely affect our results of operations and financial condition. For more information on how we set our reserves, see Note 1 to our consolidated financial statements included elsewhere in this information statement.

We may face losses if morbidity rates, mortality rates or unemployment rates differ significantly from our pricing expectations.

        We set prices for our life insurance, long-term care insurance, disability income insurance and some annuity products based upon expected claims and payment patterns, using assumptions for morbidity rates, or likelihood of sickness, and mortality rates, or likelihood of death, of our policyholders and contractholders. The long-term profitability of these products depends upon how our actual experience compares with our pricing assumptions. For example, if morbidity rates are higher, or mortality rates are lower, than our pricing assumptions, we could be required to make greater payments under long-term care insurance and disability income insurance policies and immediate annuity contracts than we had projected. Additionally, if mortality rates are higher than our pricing assumptions, we could be required to make greater payments under our life insurance policies and annuity contracts with guaranteed minimum death benefits than we had projected.

        The risk that our claims experience may differ significantly from our pricing assumptions is particularly significant for our long-term care insurance products notwithstanding our ability to implement future price increases. Long-term care insurance policies provide for long-duration coverage and, therefore, our actual claims experience will emerge over many years after pricing assumptions have been established. Moreover, as a relatively new product in the market, long-term care insurance does not have the extensive claims experience history of life insurance, and, as a result, our ability to forecast future claim rates for long-term care insurance is more limited than for life insurance.

We may face losses if there are significant deviations from our assumptions regarding the future persistency of our insurance policies and annuity contracts.

        The prices and expected future profitability of our life insurance and deferred annuity products are based in part upon expected patterns of premiums, expenses and benefits, using a number of assumptions, including those related to persistency, which is the probability that a policy or contract will remain in force from one period to the next. The effect of persistency on profitability varies for different products. For most of our life insurance and deferred annuity products, actual persistency that is lower than our persistency assumptions could have an adverse impact on profitability, especially in the early years of a policy or contract, primarily because we would be required to accelerate the amortization of expenses we deferred in connection with the acquisition of the policy or contract. For the years ended December 31, 2004, 2003 and 2002, persistency in our life insurance, fixed annuity and variable annuity businesses has been slightly higher than we had assumed.

        For our long-term care insurance, actual persistency that is higher than our persistency assumptions could have a negative impact on profitability. If these policies remain in force longer than we assumed, then we could be required to make greater benefit payments than we had anticipated when we priced these products. This risk is particularly significant in our long-term care insurance business because we do not have the depth of experience that we have in many of our other businesses. As a result, our ability to predict persistency for long-term care insurance is more limited than for many other products. Some of our long-term care insurance policies have experienced higher persistency than we had assumed, which has resulted in adverse claims experience.

        Because our assumptions regarding persistency experience are inherently uncertain, reserves for future policy benefits and claims may prove to be inadequate if actual persistency experience is different from those assumptions. Although some of our products permit us to increase premiums during the life of the policy or contract, we cannot guarantee that these increases would be sufficient to maintain profitability. Additionally, some of these pricing changes require regulatory approval, which may not be forthcoming. Moreover, many of our products do not permit us to increase premiums or limit those increases during the life of the policy or contract. Significant deviations in experience from pricing expectations regarding persistency could have an adverse effect on the profitability of our products.

We may be required to accelerate the amortization of deferred acquisition costs, which would increase our expenses and reduce profitability.

        Deferred acquisition costs, or DAC, represent the costs of acquiring new business, principally direct sales commissions and other distribution and underwriting costs that have been deferred on the sale of annuity, life and disability income insurance and, to a lesser extent, marketing and promotional expenses for personal auto and home insurance, and distribution expense for certain mutual fund products. For annuity and insurance products, we amortize DAC over periods approximating the lives of the related policy or contract, generally as a percentage of premiums or estimated gross profits associated with that policy or contract. For certain mutual fund products, we generally amortize DAC over fixed periods on a straight-line basis.

        Our projections underlying the amortization of DAC require the use of certain assumptions, including interest margins, mortality rates, persistency rates, maintenance expense levels and customer asset value growth rates for variable products. We periodically review and, where appropriate, adjust our assumptions. When we change our assumptions, we may be required to accelerate the amortization of DAC or to record a charge to increase benefit reserves.

        During the first quarter of 2004 and in conjunction with the adoption of Statement of Position 03-1, or SOP 03-1 (which requires us to establish a liability for benefit features on insurance contracts if we expect to generate a gain in earlier years and losses in later years of the contract), we (1) established additional liabilities for insurance benefits that may become payable under variable annuity death benefit guarantees or on single pay universal life contracts, which prior to January 1, 2004 were expensed when payable, (2) established additional liabilities for certain variable universal life and single-pay universal life insurance contracts under which contractual costs of insurance charges are expected to be less than future death benefits and (3) considered these liabilities in valuing DAC associated with variable annuity guaranteed benefits or on variable insurance contracts as well as deferred sales inducement costs for certain variable annuity guaranteed benefits. As a result, we recognized a $109 million charge on establishing the future liabilities under death benefit guarantees and recognized a $66 million reduction in DAC amortization expense to reflect the lengthening of the amortization periods for certain products impacted by SOP 03-1. As of June 30, 2005 and December 31, 2004, we had $4.0 billion of DAC, and we amortized $437 million and $480 million of DAC as a current-period expense for the years ended December 31, 2004 and 2003, respectively. For more information regarding DAC and SOP 03-1, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Deferred Acquisition Costs" and "—Recent Accounting Pronouncements," respectively.

Regulation XXX may have an adverse effect on our financial condition and results of operations by requiring us to increase our statutory reserves for term life and universal life insurance or incur higher operating costs.

        The Model Regulation entitled "Valuation of Life Insurance Policies," commonly known as "Regulation XXX," was promulgated by the National Association of Insurance Commissioners, or NAIC, and adopted by many states as of December 31, 2000. It requires insurers to establish additional statutory reserves for term and universal life insurance policies with long-term premium guarantees. Virtually all of our newly issued term and universal life insurance business is now affected by Regulation XXX.

        In response to this regulation, we have increased term life and universal life insurance statutory reserves, and implemented reinsurance actions to mitigate the impact of Regulation XXX. However, we cannot assure you that there will not be regulatory or other challenges to the actions we have taken to date. The result of those challenges could require us to increase statutory reserves above anticipated levels or incur higher operating costs at some point in the future.

        We also cannot assure you that we will be able to continue to implement actions to mitigate the impact of Regulation XXX on future sales of term and universal life insurance products. If we are unable to continue to implement those actions, we may be required to increase statutory reserves or incur higher operating costs than we currently anticipate. We also may have to implement measures that may be disruptive to our business. For example, because term and universal life insurance are particularly price-sensitive products, any increase in premiums charged on these products in order to compensate us for the increased statutory reserve requirements or higher costs of reinsurance may result in a significant loss of volume and adversely affect our life insurance operations.

Changes in U.S. federal income tax law could make some of our products less attractive to clients.

        Many of the products we issue or on which our businesses are based (including both insurance products and non-insurance products) enjoy favorable treatment under current U.S. federal income tax law. Changes in U.S. federal income tax law could thus make some of our products less attractive to clients.

Our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

        We have devoted significant resources toward developing our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. Many of our methods of managing risk and exposures are based upon our use of observed historical market behavior or statistics based on historical models. As a result, these methods may not accurately predict future exposures, which could be significantly greater than what our models indicate. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

Risks Relating to Our Common Stock

There is no market for our common stock, and once our common stock begins trading, the market price of our shares may fluctuate widely.

        There is no public market for our common stock. On                        , 2005, in connection with the declaration by the board of directors of American Express Company of the distribution, our common stock began trading publicly on a "when issued" basis. We have not set an initial price for our common stock. The price for our common stock will be established by the public markets.

        We cannot predict the prices at which our common stock may trade after the distribution. Indeed, the combined market prices of our common stock and American Express Company common stock after the distribution may not equal or exceed the market value of American Express Company common stock immediately before the distribution. The market price of our common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

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  changes in expectations concerning our future financial performance and the future performance of the financial services industry in general, including financial estimates and recommendations by securities analysts;

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  the potential that our business profile may not fit the investment objectives of American Express Company shareholders, causing them to sell our shares after the distribution as described below;

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  differences between our actual financial and operating results and those expected by investors and analysts;

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  strategic moves by us or our competitors, such as acquisitions or restructurings;

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  changes in the regulatory framework of the financial services industry and regulatory action; and

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  changes in general economic or market conditions.

        Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Substantial sales of common stock may occur in connection with this distribution, which could cause our stock price to decline.

        The shares of our common stock that American Express Company distributes to its shareholders generally may be sold immediately in the public market. Following the distribution, we believe (based on information as of August 5, 2005) that Warren Buffett, through Berkshire Hathaway Inc. and its subsidiaries, will beneficially own 12.22% of our common stock, Davis Selected Advisors, L.P. will beneficially own 5.50% of our common stock and FMR Corp. will beneficially own 5.09% of our common stock (see "Principal Shareholders"). We believe it is probable that some American Express Company shareholders, including possibly our principal shareholders, will sell our common stock received in the distribution, for reasons such as our business profile or market capitalization as an independent company not fitting their investment objectives. Moreover, index funds tied to the Standard & Poor's 500 Index, the Russell 1000 Index and other indices hold shares of American Express Company common stock. To the extent our common stock is not included in these indices, certain of these index funds will likely be required to sell the shares of our common stock that they receive in the distribution. The sale of significant amounts of our common stock or the perception in the market that this will occur may lower the market price of our common stock.

Provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock.

        Our certificate of incorporation and bylaws and Delaware law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making them unacceptably expensive to the raider and to encourage prospective acquirors to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

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  a board of directors that is divided into three classes with staggered terms;

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  elimination of the right of our shareholders to act by written consent;

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  rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings;

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  the right of our board of directors to issue preferred stock without shareholder approval; and

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  limitations on the right of shareholders to remove directors.

Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. For more information, see "Description of Capital Stock—Anti-takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law."

        We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our company and our shareholders.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

        We have made various forward-looking statements in this information statement. Examples of such forward-looking statements include:

  •
  statements of our plans, intentions, expectations, objectives or goals, including those relating to the establishment of our new brands, our mass affluent client acquisition strategy and our competitive environment;

  •
  statements about our future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States; and

  •
  statements of assumptions underlying such statements.

        The words "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements. Such factors, some of which are discussed under "Risk Factors," include, but are not limited to:

  •
  the impact of the separation from American Express Company;

  •
  our ability to establish our new brands;

  •
  our capital structure as a stand-alone company, including our ratings and indebtedness;

  •
  changes in the regulatory environment, including ongoing legal proceedings and regulatory actions; and

  •
  our investment management performance.

        We caution you that the foregoing list of factors is not exclusive. There may also be other risks that we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

THE DISTRIBUTION

General

        On February 1, 2005, the American Express Company board of directors announced its intention to pursue the disposition of our company through the distribution of our common stock to American Express Company's shareholders.

        On                        , 2005, the American Express Company board of directors approved the distribution of all of American Express Company's shares of our common stock to holders of American Express Company common stock. To effect the distribution, the American Express Company board declared a dividend on American Express Company common stock consisting of all of the shares of our common stock that American Express Company will own on the date of the distribution. These shares will represent 100% of our outstanding common stock immediately prior to the distribution. The dividend will be paid at 5:00 p.m., New York City time, on                        , 2005, the distribution date, in the amount of            of a share of our common stock for each share outstanding of American Express Company common stock as described below to each shareholder on the record date.

        Please note that you will not be required to pay any cash or other consideration for the shares of our common stock distributed to you or to surrender or exchange your shares of American Express Company common stock to receive the dividend of our common stock.

Reasons for the Distribution

        Currently, American Express Company offers a variety of products and services worldwide in the payments and network processing businesses, including, among others, global card network services, charge cards and credit cards for consumers and businesses, American Express® Travelers Cheques and prepaid card products, business travel and management services and consumer travel services.

        American Express Company has concluded that the prospects of our business and its payments and network processing businesses would be improved if each business could deploy capital and management resources based on their own industry required returns and strategic goals and not in competition with the other businesses.

        Accordingly, American Express Company has indicated its primary motivation for the separation and distribution is to eliminate the competing demands between American Express Company's payments and network processing businesses and our business for capital and management resources, thus affording both our companies greater flexibility to manage, invest in and expand our businesses.

The Number of Shares You Will Receive

        It is expected that for each five shares of American Express Company common stock that you own at 5:00 p.m., New York City time on                        , 2005, the record date, you will receive one share of our common stock on the distribution date.

        It is important to note that if you sell your shares of American Express Company common stock between the record date and the distribution date in the "regular way" market, you will be selling your right to receive the share dividend in the distribution. Please see the following section "—Trading Between the Record Date and Distribution Date."

Trading Between the Record Date and Distribution Date

        Beginning on or shortly before the record date and until the distribution date, there will be two markets in American Express Company common stock: a "regular way" market and an "ex-distribution" market. Shares of American Express Company common stock that trade on the regular way market will trade with an entitlement to shares of our common stock distributed pursuant to the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of our common stock distributed pursuant to the distribution. Therefore, if you owned shares of American Express Company common stock at 5:00 p.m., New York City time, on the record date and sell those shares on the regular way market prior to the distribution date, you will also be selling the shares of our common stock that would have been distributed to you pursuant to the distribution. If you sell those shares of American Express Company common stock on the ex-distribution market prior to the distribution date, you will still receive the shares of our common stock that were to be distributed to you pursuant to your ownership of the shares of American Express Company common stock.

        Furthermore, beginning on or shortly before the record date and ending on the distribution date there will be a "when issued trading" market in our common stock. When issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The when issued trading market will be a market for shares of our common stock that will be distributed to American Express Company shareholders on the distribution date. If you owned shares of American Express Company common stock at 5:00 p.m., New York City time, on the record date, then you are entitled to shares of our common stock distributed pursuant to the distribution. You may trade this entitlement to shares of our common stock, without the shares of American Express Company common stock you own, on the when issued trading market. On the first trading day following the distribution date, when issued trading with respect to our common stock will end and regular way trading will begin.

When and How You Will Receive the Dividend

        American Express Company will pay the dividend on                        , 2005 by releasing its shares of our common stock to be distributed in the distribution to The Bank of New York, who is expected to be our transfer agent. As part of the distribution, we will adopt a book-entry share transfer and registration system for our common stock. This means that instead of receiving physical share certificates, registered holders of American Express Company common stock entitled to the distribution will have their shares of our common stock distributed on the date of the distribution credited to book-entry accounts established for them by the transfer agent. The transfer agent will mail an account statement to each such registered holder stating the number of shares of our common stock credited to the holder's account. After the distribution, you may request:

  •
  a transfer of all or a portion of your shares of our common stock to a brokerage or other account, and

  •
  receipt of one or more physical share certificates representing your shares of our common stock.

        For those holders of American Express Company common stock who hold their shares through a broker, bank or other nominee, the transfer agent will credit the shares of our common stock to the accounts of those nominees who are registered holders, who, in turn, will credit their customers' accounts with our common stock. We and American Express Company anticipate that brokers, banks and other nominees will generally credit their customers' accounts with our common stock on the same day that their accounts are credited, which is expected to be the distribution date.

        The transfer agent will not deliver any fractional shares of our common stock in connection with the distribution. Instead, the transfer agent will aggregate all fractional shares and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. We anticipate that these sales will occur as soon after the date of the distribution as practicable. Such holders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales. Such cash payment will be made to the holders in the same account in which the underlying shares are held. If you physically hold American Express Company stock certificates, your check for any cash that you may be entitled to receive instead of fractional shares of our common stock will follow separately.

None of American Express Company, our company or the transfer agent will guarantee any minimum sale price for the fractional shares of our common stock. Neither our company nor American Express Company will pay any interest on the proceeds from the sale of fractional shares.

Certain U.S. Federal Income Tax Consequences of the Distribution

        The following discussion summarizes certain U.S. federal income tax consequences of the distribution for a beneficial owner of American Express Company common stock that holds such common stock as a capital asset for tax purposes. The discussion is of a general nature and does not purport to deal with persons in special tax situations, including, for example, financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax exempt entities, persons holding American Express Company common stock in a tax-deferred or tax-advantaged account, or persons holding American Express Company common stock as a hedge against currency risk, as a position in a "straddle," or as part of a "hedging" or "conversion" transaction for tax purposes.

        For purposes of this summary, a "U.S. holder" is a beneficial owner of American Express Company common stock that is an individual U.S. citizen or resident, a U.S. domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of such common stock, and a "non-U.S. holder" is a beneficial owner of American Express Company common stock that is not a U.S. holder (and is not treated as a partnership for U.S. federal income tax purposes). We use the term "holder" to refer to both U.S. holders and non-U.S. holders.

        This summary does not address all of the tax considerations that may be relevant to a holder of American Express Company common stock. In particular, we do not address:

  •
  the U.S. federal income tax consequences applicable to a shareholder of American Express Company that is treated as a partnership for U.S. federal income tax purposes;

  •
  the U.S. federal income tax consequences applicable to shareholders in, or partners, members or beneficiaries of, an entity that holds American Express Company common stock;

  •
  the U.S. federal estate, gift or alternative minimum tax consequences of the distribution;

  •
  the tax considerations relevant to U.S. holders whose functional currency is not the U.S. dollar;

  •
  the tax considerations relevant to holders of American Express Company employee stock options, restricted stock or other compensatory awards; or

  •
  any state, local or foreign tax consequences of the distribution.

        This summary is based on laws, regulations, rulings, interpretations and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. It is not intended to be tax advice.

        You should consult your own tax advisor as to all of the tax consequences of the distribution to you in light of your own particular circumstances, including the consequences arising under state, local and foreign tax laws, as well as possible changes in tax laws that may affect the tax consequences described herein.

  General

        American Express Company has received a ruling from the Internal Revenue Service to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the ruling, the distribution will qualify as a transaction that is tax free under Section 355 and other related provisions of the Internal Revenue Code of 1986, as amended. In addition, the distribution is conditioned upon the receipt by American Express Company of a favorable opinion of counsel confirming the distribution's tax free status, which American Express Company intends to obtain from Cleary Gottlieb Steen & Hamilton LLP, its special counsel. Except as otherwise noted, it is assumed for purposes of the following discussion that the distribution will so qualify.

        Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, if the distribution qualifies as tax free, then:

  •
  no gain or loss will be recognized by, and no amount will be includible in the income of, American Express Company as a result of the distribution, other than with respect to any "excess loss account" or "intercompany transaction" required to be taken into account under Treasury regulations relating to consolidated returns;

  •
  no gain or loss will be recognized by, and no amount will be includible in the income of, a U.S. holder solely as a result of the receipt of our common stock in the distribution;

  •
  a non-U.S. holder will not be subject to any U.S. federal gross income or withholding tax solely as a result of the receipt of our common stock in the distribution;

  •
  the holding period for our common stock received in the distribution will include the period during which the American Express Company common stock was held; and

  •
  the tax basis of the American Express Company common stock immediately prior to the distribution will be apportioned between such American Express Company common stock and the shares of our common stock received, including any fractional share of our common stock deemed received in the distribution, based upon relative fair market values at the time of the distribution.

        Although an Internal Revenue Service ruling generally is binding on the Internal Revenue Service, if the facts, assumptions, representations or undertakings set forth in the ruling request are incorrect or violated in any material respect, the ruling may be retroactively modified or revoked by the Internal Revenue Service. An opinion of counsel represents counsel's best legal judgment but is not binding on the Internal Revenue Service or any court. If, on audit, the Internal Revenue Service held the distribution to be taxable, the above consequences would not apply and both American Express Company and its shareholders could be subject to tax.

        If the distribution were taxable to American Express Company and its shareholders, then:

  •
  American Express Company would recognize a gain equal to the excess of the fair market value of our common stock on the date of the distribution over American Express Company's tax basis therein;

  •
  each holder that receives shares of our common stock in the distribution would be treated as if the holder received a taxable distribution equal to the full value of the shares of our common stock received, which would be taxed (i) as a dividend to the extent of the holder's pro rata share of American Express Company's current and accumulated earnings and profits (including the gain to American Express Company described in the preceding bullet point), then (ii) as a non-taxable return of capital to the extent of the holder's tax basis in its American Express Company common stock, and finally (iii) as capital gain with respect to the remaining value;

  •
  an individual U.S. holder would generally be subject to U.S. federal income tax at a maximum rate of 15% with respect to the portion of the distribution that was treated as a dividend or capital gain, subject to exceptions for certain short term and hedged positions (including positions held for one year or less, in the case of a capital gain), which could give rise to tax at ordinary income rates;

  •
  a non-U.S. holder would generally be subject to U.S. federal gross income and withholding tax with respect to the portion of the distribution that was treated as a dividend at a rate of 30% or such lower rate as may be provided for in an applicable income tax treaty;

  •
  a non-U.S. holder would generally not be subject to U.S. federal income tax with respect to the portion of the distribution that was treated as a capital gain, unless the non-U.S. holder was an individual who was present in the United States for 183 days or more in the taxable year of the distribution and certain other conditions were met; and

  •
  a holder would not be subject to U.S. federal income tax with respect to the portion of the distribution that was treated as a return of capital, although its tax basis in its American Express Company common stock would be thereby reduced.

        If, due to any of our representations or undertakings being incorrect or violated, the Internal Revenue Service held the distribution on audit to be taxable, we could be required to indemnify both American Express Company and its shareholders for the taxes described above and related losses. In addition, current tax law generally creates a presumption that the distribution would be taxable to American Express Company, but not to its shareholders, if we or our shareholders were to engage in a transaction that would result in a 50% or greater change by vote or by value in our stock ownership during the four-year period beginning on the date that begins two years before the distribution date, unless it is established that the distribution and the transaction are not part of a plan or series of related transactions to effect such a change in ownership. If the distribution were taxable to American Express Company due to such a 50% or greater change in our stock ownership, American Express Company would recognize a gain equal to the excess of the fair market value of our common stock on the date of the distribution over American Express Company's tax basis therein and we could be required to indemnify American Express Company for the tax on such gain and related losses. See "Our Relationship with American Express Company—Agreements with American Express Company—Tax Allocation Agreement."

  Cash in Lieu of Fractional Shares

        No fractional shares of our common stock will be issued in the distribution. All fractional shares resulting from the distribution will be aggregated and sold by the transfer agent, and the proceeds will be distributed to the owners of such fractional shares. A holder that receives cash in lieu of a fractional share of our common stock as a part of the distribution will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the holder's tax basis in the fractional share determined as described under "—General," above. An individual U.S. holder would generally be subject to U.S. federal income tax at a maximum rate of 15% with respect to such a capital gain, assuming that the U.S. holder had held all of its American Express Company common stock for more than one year. A non-U.S. holder would generally not be subject to U.S. federal income tax with respect to such a capital gain, unless the non-U.S. holder were an individual who was present in the United States for 183 days or more in the taxable year of the distribution and certain other conditions were met.

        Payments of cash in lieu of a fractional share of our common stock made in connection with the distribution may, under certain circumstances, be subject to "backup withholding" unless a holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Corporations and non-U.S. holders will generally be exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding does not constitute an additional tax, but is merely an advance payment that may be refunded or credited against a holder's U.S. federal income tax liability if the required information is supplied to the Internal Revenue Service.

  Information Reporting

        Current Treasury regulations require each U.S. holder who receives our common stock pursuant to the distribution to attach to its U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability to the distribution of Section 355 and other related provisions of the Internal Revenue Code of 1986, as amended. American Express Company will provide to each holder of record of American Express Company common stock as of the record date appropriate information to be included in such statement.

CAPITALIZATION

        The following table presents our historical capitalization at June 30, 2005 and our pro forma capitalization at that date reflecting the distribution as if the distribution had occurred on June 30, 2005. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable.

        The capitalization table below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the notes to those financial statements and "Unaudited Pro Forma Financial Information."

Ameriprise Financial
Capitalization Table

	As of June 30, 2005
	Historical	Pro Forma(a)
	Unaudited (in millions)
Payable to American Express Company	$1,838	$—	(b)
Long-term debt	378	1,878	(c)
Shareholder's equity:
Common Stock, par value $.01 per share(d)
Additional paid-in capital	2,926	4,178	(d)
Retained earnings	3,753	3,566
Accumulated other comprehensive income	314	314

Total shareholder's equity	6,993	8,058

Total capitalization	$9,209	$9,936

(a)
As described more fully in "Unaudited Pro Forma Financial Information," the pro forma amounts include the following adjustments to reflect the transfer to American Express Company of our 50% ownership interest in American Express International Deposit Company (or AEIDC, our Cayman Islands joint venture with American Express Bank Ltd., a wholly-owned, indirect subsidiary of American Express Company): reductions of $186 million to Payable to American Express Company and $187 million to Retained earnings, as well as an increase of $187 million to Additional paid-in capital.

(b)
In addition to the adjustments described in note (a), reflects the settlement of the $1,652 million Payable to American Express Company initially with the proceeds from a bridge facility that management intends to have in place on or prior to the separation and distribution, and then, as described in more detail in note (c) below, $1.5 billion of unsecured senior debt financing, and cash. On August 5, 2005, we paid off the construction financing amount of the intercompany debt payable to American Express Company in the amount of $260 million.

(c)
Pro forma Long-term debt reflects $1.5 billion of unsecured senior debt financing ranging in maturities from 5 to 30 years from issuance and having an assumed blended effective interest expense of 4.85% based on (i) the risk free interest rate level locked in under forward starting interest rate swaps entered into in June 2005 that terminate in October 2005 (see Note 5 to the unaudited consolidated financial statements for the six months ended June 30, 2005), plus (ii) an estimated credit spread based on our current assumptions regarding our expected credit rating. Our actual interest expense related to the senior debt will be dependent on credit spreads prevailing at the time of issuance. At or shortly prior to the separation and distribution, we also intend to obtain an unsecured revolving credit facility.

(d)
Reflects the distribution of         million common shares to shareholders. In addition to the adjustments described in note (a), pro forma Additional paid-in capital reflects the $1,065 million capital contribution from American Express Company.

DIVIDEND POLICY

        We intend to pay cash dividends on our common stock. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors, and will depend upon many factors, including our financial condition, earnings, capital requirements of our businesses, legal requirements, regulatory constraints, industry practice and other factors that the board of directors deems relevant.

        We are primarily a holding company and as a result, our ability to pay dividends in the future will depend on receiving dividends from our subsidiaries. Many of our subsidiaries (including our insurance and brokerage subsidiaries and our face-amount certificate company) are restricted in their ability to pay dividends to our company, and, when formed, our new banking subsidiary will also be similarly restricted. See "Our Business—Regulation" for more information regarding regulatory restrictions on our subsidiaries' ability to pay dividends. For more information regarding our plans to form a banking subsidiary, see "Our Business—Asset Accumulation and Income—Retail Products and Services—Deposit and Credit Products."

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected consolidated financial information from our unaudited consolidated financial statements as of June 30, 2005 and 2004 and for the six months ended June 30, 2005 and 2004, audited consolidated financial statements as of December 31, 2004 and 2003 and for the three-year period ended December 31, 2004, and unaudited consolidated financial statements as of December 31, 2002, 2001 and 2000 and for the two-year period ended December 31, 2001. Our consolidated financial statements include various adjustments to amounts in our consolidated financial statements as a subsidiary of American Express Company. See Note 15 to our consolidated financial statements. The selected consolidated financial data presented below should be read in conjunction with our consolidated financial statements and the accompanying notes included elsewhere in this information statement and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Our consolidated financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including many changes that will occur in the operations and capitalization of our company as a result of the separation and distribution from American Express Company.

Ameriprise Financial
Selected Consolidated Financial Data

	Six Months Ended June 30,		Years Ended December 31,
	2005(d)	2004(a)(d)	2004(a)(e)	2003(b)(e)	2002(e)	2001(c)(d)	2000(d)
	(in millions)
Income Statement Data:
Revenues	$3,880	$3,575	$7,245	$6,361	$5,793	$4,981	$6,261
Expenses	3,421	2,952	6,072	5,420	4,868	4,918	4,796
Income before accounting change	338	431	865	738	674	110	1,025
Net income	338	360	794	725	674	87	1,025
Dividends paid to American Express Company	$—	$623	$1,325	$334	$377	$170	$594
	As of June 30,		As of December 31,
	2005(d)	2004(a)(d)	2004(a)(e)	2003(b)(e)	2002(d)	2001(d)	2000(d)
	(in millions)
Balance Sheet Data:
Investments	$45,883	$43,006	$45,984	$43,264	$39,473	$35,020	$31,971
Separate account assets	37,433	32,908	35,901	30,809	21,981	27,334	32,349
Total assets	95,952	87,591	93,113	85,384	74,448	71,718	73,341
Future policy benefits and claims	33,169	32,699	33,253	32,235	28,959	24,810	24,494
Investment certificate reserves	12,174	9,517	11,332	9,207	8,666	8,227	7,348
Payable to American Express	1,838	1,755	1,869	1,562	1,395	830	398
Long-term debt	378	375	385	445	120	120	123
Separate account liabilities	37,433	32,908	35,901	30,809	21,981	27,334	32,349
Total liabilities	88,959	81,021	86,411	78,096	67,998	66,098	68,708
Shareholder's equity	6,993	6,570	6,702	7,288	6,450	5,620	4,633

(a)
Effective January 1, 2004, we adopted SOP 03-1, which resulted in a cumulative effect of accounting change that reduced first quarter 2004 results by $71 million ($109 million pretax). See Note 1 to our consolidated financial statements.

(b)
The consolidation of FIN 46-related entities in December 2003 resulted in a cumulative effect of accounting change that reduced 2003 net income through a non-cash charge of $13 million ($20 million pretax). See Note 1 to our consolidated financial statements.

(c)
In 2001, we recorded aggregate restructuring charges of $70 million ($107 million pretax). The aggregate restructuring charges consisted of $36 million for severance relating to the original plans to eliminate approximately 1,300 jobs (including off-shore outsourcing of certain client service positions related to advisor field office closings and headquarters re-engineering efforts) and $71 million of exit and asset impairment charges primarily relating to the consolidation of headquarters and advisor field office facilities.

During 2001, we also recognized pretax losses of approximately $1 billion (including $182 million and $826 million in the first and second quarters, respectively) from the write down and sale of certain high-yield debt securities. The second quarter pretax losses of $826 million included $403 million to recognize the impact of higher default rate assumptions on certain structured investments; $344 million to write down lower-rated securities (most of which were sold in 2001) in connection with our decision to lower our risk profile by reducing the size of our high-yield portfolio, allocating our investment portfolio toward stronger credits, and reducing the concentration of exposure to individual companies and industry sectors; and $79 million to write down certain other investments.

On January 1, 2001, we adopted the FASB's consensus on EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets," which resulted in a cumulative effect of accounting change that reduced 2001 results by approximately $22 million (approximately $34 million pretax).

Additionally, on January 1, 2001, we adopted SFAS No. 133, which resulted in a cumulative effect of accounting change that reduced 2001 results by approximately $1 million (approximately $2 million pretax).

(d)
Derived from unaudited consolidated financial statements.

(e)
Derived from audited consolidated financial statements included elsewhere in this information statement.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The unaudited pro forma consolidated financial statements of our company presented below have been derived from our audited consolidated financial statements for the year ended December 31, 2004 and from our unaudited consolidated financial statements for the six months ended June 30, 2005. The pro forma adjustments and notes to the pro forma consolidated financial statements give effect to the distribution of our common stock by American Express Company and the separation and distribution agreement entered into with American Express Company, as well as the related transition services and other ancillary agreements entered into with American Express Company and with our financial advisors, employees and certain other parties. These unaudited pro forma consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere in this information statement.

        The unaudited pro forma consolidated statements of income for the year ended December 31, 2004 and the six months ended June 30, 2005 have been prepared as if the separation and distribution had occurred as of January 1, 2004. The unaudited pro forma consolidated balance sheet at June 30, 2005 has been prepared as if the separation and distribution had occurred on June 30, 2005. The pro forma adjustments are based upon the best information available and assumptions that management believes are reasonable. The unaudited pro forma consolidated financial statements are for illustrative and informational purposes only and are not intended to represent or be indicative of what our results of operations or financial position would have been had the separation and distribution and related agreements occurred on the dates indicated. The unaudited pro forma financial information also should not be considered representative of our future financial position or results of operations.

        The pro forma adjustments give effect to the following separation and distribution items:

  •
  The distribution of             million common shares of Ameriprise Financial to shareholders of American Express Company and the capital contribution of $1,065 million to Ameriprise Financial by American Express Company.

  •
  The replacement of intercompany debt payable to American Express Company initially with a bridge facility that management intends to have in place on or prior to the separation and distribution, and then the replacement of the bridge facility with the expected issuance of $1.5 billion of unsecured senior debt financing ranging in maturities from 5 to 30 years from issuance in October 2005. At or shortly prior to the separation and distribution, we also intend to obtain an unsecured revolving credit facility. For purposes of calculating pro forma interest expense, we have used a blended effective interest expense of 4.85% for the $1.5 billion senior debt based on (i) the risk free interest rate level locked in under forward starting interest rate swaps entered into in June 2005 that terminate in October 2005 (see Note 5 to the unaudited consolidated financial statements for the six months ended June 2005), plus (ii) an estimated credit spread based on our current assumptions regarding our expected credit rating. For the excess of the intercompany debt over the $1.5 billion senior debt, pro forma interest expense has assumed a bridge facility average interest rate that is 0.25% less than the current blended rate paid to American Express Company. We assumed a lower interest rate for the bridge facility because a portion of the intercompany debt to American Express is construction financing that bears interest at a higher rate than our other intercompany debt. See Note 6 to our consolidated financial statements included elsewhere in this information statement for additional details. The actual interest expense related to the $1.5 billion senior debt will be dependent on credit spreads prevailing at the time of issuance. In addition, the actual interest rate of our bridge facility will be dependent on market and other conditions at the time of closing.

    As of June 30, 2005, $1.1 billion of the Payable to American Express Company was drawn under our $1.3 billion line of credit, the terms of which require repayment of any amounts drawn under the facility within 90 days after the first date American Express Company owns less than 79.5% of our outstanding common stock.

  •
  The reinsurance agreement under which our subsidiary, AMEX Assurance, will cede 100% of the travel and other card insurance business of American Express Travel Related Services Company to Amexco Insurance Company (Amexco), an insurance company subsidiary of American Express Company, in return for an arm's length ceding fee currently estimated at $4 million per year, and the acquisition by Amexco of $117 million of deferred acquisition costs related to the ceded business for $117 million of cash.

  •
  The transfer to American Express Company of our 50% ownership interest in American Express International Deposit Company (or AEIDC, our Cayman Islands joint venture with American Express Bank Ltd., a wholly-owned, indirect subsidiary of American Express Company), which has historically been consolidated in our consolidated financial statements. AEIDC accepts deposits from certain customers of American Express Bank Ltd., a wholly-owned subsidiary of American Express Company, which owns the remaining 50% interest in the business, and invests the funds in marketable securities. The pro forma adjustments also give effect to the $187 million cash that would have been received from American Express Company in consideration of the transfer if the transfer had occurred on June 30, 2005. In addition, the adjustments reflect the fees paid to us under our investment management and custodial services agreements during 2004 and the first half of 2005; these service agreements are expected to continue after the separation and distribution. The transfer was completed effective as of August 1, 2005.

  •
  The assumption of $5 million of deferred compensation and incentive compensation payable to American Express Company employees who are transferring to our company as of the distribution date and the corresponding receivable from American Express Company.

        The pro forma adjustments do not give effect to:

  •
  Estimated non-recurring, separation costs of approximately $875 million, pretax. We anticipate incurring these costs in the areas of marketing and re-branding (approximately 35%), technology (approximately 30%), advisor and employee retention (approximately 20%) and other (approximately 15%). Approximately two-thirds of such costs are estimated to be incurred by December 31, 2006. Due to the scope and complexity of the underlying projects, the amounts of these costs could increase or decrease materially and the timing of incurrence of these costs is subject to change.

  The following table sets forth our actual and estimated non-recurring separation costs by category and period:

	Six Months Ended June 30, 2005 (Actual)	Remainder of 2005 (Estimate)	2005 Full Year (Estimate)	2006 Full Year (Estimate)	2007 & Beyond (Estimate)	Total (Estimate)
	(Millions)
Marketing and re-branding	$13	$87	$100	$100	$100	$300
Technology	10	30	40	100	115	255
Advisor and employee retention(1)	44	66	110	20	40	170
Other(2)	9	81	90	30	30	150

Total	$76	$264	$340	$250	$285	$875

(1)
Includes special stock compensation awards recognized over the vesting period.

(2)
Other includes primarily legal and compliance, finance, procurement, client service and human resources costs.

  •
  The anticipated purchase of certain assets and liabilities, primarily consumer loans and deposits of American Express Bank, FSB, a subsidiary of American Express Company, that will be consummated upon our obtaining a federal savings bank charter, which is expected in the first half of 2006. It is expected that the assets and liabilities will be transferred at fair value at the time the purchase is completed. Had the purchase occurred as of June 30, 2005, we would have assumed deposit liabilities of $1.2 billion and would have acquired loan balances of $0.7 billion and cash of $0.5 billion. The pretax profits related to these assets and liabilities for 2004 and the first half of 2005 were $8 million and $4 million, respectively.

  •
  The splitting of our portion of the American Express Company U.S. Retirement Plan, which is expected to result in projected benefit obligation, fair value of plan assets and annual expense amounts that, had the splitting occurred as of the periods reported in the pro forma financial statements, would have approximated the amounts reflected in the historical financial statements.

  •
  The contemplated sale of AMEX Assurance, which will occur no more than two years after the date of the separation and distribution, to American Express Travel Related Services Company, a subsidiary of American Express, for a fixed price equal to the net book value of AMEX Assurance determined under U.S. generally accepted accounting principles as of a date on or prior to the separation, and on such other terms as are agreed between our company and American Express prior to the separation.

Ameriprise Financial
Unaudited Pro Forma Consolidated Statements of Income

	Year ended December 31, 2004
		Pro Forma Adjustments
	Historical	Reinsurance(a)	Transferred Business(b)	Other			Pro Forma
	(in millions, except per share data)
Revenues
Management, financial advice and service fees	$2,244	$1	$4	$			$2,249
Distribution fees	1,101						1,101
Net investment income	2,359	(12)	(222)				2,125
Premiums	1,023	(246)					777
Other revenues	518						518

Total revenues	7,245	(257)	(218)				6,770

Expenses
Compensation and benefits	2,288	(2)					2,286
Interest credited to account values	1,352		(84)				1,268
Benefits, claims, losses and settlement expenses	828	(42)					786
Amortization of deferred acquisition costs	437	(32)					405
Interest and debt expense	52				26	(c)	78
Other operating expense	1,115	(31)	(73)				1,011

Total expenses	6,072	(107)	(157)		26		5,834

Income before income tax provision and accounting change	1,173	(150)	(61)		(26)		936
Income tax provision	308	(51)	(20)		(9	)(e)	228

Income before accounting change	$865	$(99)	$(41)		$(17)		$708

Pro forma earnings per share(f)
Basic							$2.85
Diluted							$2.80

Ameriprise Financial

Unaudited Pro Forma Consolidated Statements of Income

	Six Months ended June 30, 2005
		Pro Forma Adjustments
	Historical	Reinsurance(a)	Transferred Business(b)	Other			Pro Forma
	(in millions, except per share data)
Revenues
Management, financial advice and service fees	$1,237	$—	$3	$			$1,240
Distribution fees	577	(10)					567
Net investment income	1,247	(6)	(143)				1,098
Premiums	549	(132)					417
Other revenues	270						270

Total revenues	3,880	(148)	(140)				3,592

Expenses
Compensation and benefits	1,292	(1)					1,291
Interest credited to account values	725		(86)				639
Benefits, claims, losses and settlement expenses	456	(39)					417
Amortization of deferred acquisition costs	270	(17)					253
Interest and debt expense	36				8	(c)	44
Separation costs	76				(76)	(d)	—
Other expense	566	(14)	(32)				520

Total expenses	3,421	(71)	(118)		(68)		3,164

Income before income tax provision and accounting change	459	(77)	(22)		68		428
Income tax provision	121	(26)	(8)		24	(e)	111

Income before accounting change	$338	$(51)	$(14)		$44		$317

Pro forma earnings per share(f)
Basic							$1.28
Diluted							$1.26

(a)
Reflects the reinsurance agreement, assuming it was in effect as of January 1, 2004, under which AMEX Assurance will cede 100% of the travel and other card insurance business of American Express Travel Related Services Company, a subsidiary of American Express Company, to Amexco, an insurance company subsidiary of American Express Company, in return for a ceding fee of $4 million in 2004 and $2 million for the first half of 2005. These ceding fees are recorded in Management, financial advice and service fees.

(b)
Reflects the transfer of our 50% ownership interest in AEIDC to American Express Company as though we had no ownership interest as of January 1, 2004. Thus, revenues of $222 million and $143 million, expenses of $157 million and $118 million, and income before accounting change of $41 million and $14 million for 2004 and the first half of 2005, respectively, have been excluded from the pro forma consolidated statements of income, while management and custodial fees of $4 million and $3 million for 2004 and the first half of 2005, respectively, that were previously eliminated in consolidation have now been included in revenues.

(c)
Reflects the net increase in interest expense that would have been realized in connection with the replacement of intercompany debt payable to American Express Company with $1.5 billion of senior debt and a new bridge facility to the extent the intercompany debt payable is assumed to exceed $1.5 billion. The increased interest expense amounts of $26 million and $8 million for 2004 and the first half of 2005, respectively, assume a blended senior debt interest expense of 4.85% for both periods and average bridge facility interest rates of 2.79% and 3.57% compared with the average blended historical rates of 3.04% and 3.82% for 2004 and the first half of 2005, respectively. The assumed 0.25% lower average interest rate on the bridge facility is based on a short-term LIBOR-based rate that is lower than the blended historical rate because the blended historical rate includes fixed-rate construction financing that bears interest at a rate higher than the LIBOR-based funding. In addition, on August 5, 2005, we paid off the construction financing amount of the intercompany debt payable to American Express Company in the amount of $260 million.

(d)
Reflects the removal of non-recurring separation charges that are directly attributable to the separation and distribution.

(e)
Reflects the tax attributes of the above pro forma adjustments at an incremental income tax rate of 35%. The computation of the pro forma income tax provision on a separate return basis as compared to the method used on a historical basis resulted in no additional adjustment.

(f)
Calculation of pro forma basic and diluted earnings per share:

	Year ended December 31, 2004	Six months ended June 30, 2005
	(in millions, except per share amounts)
Numerator:
Income before accounting change	$708	$317

Denominator:
Basic: weighted average shares outstanding during the period	248	248
Add: dilutive effect of stock options and restricted stock awards	5	5

Diluted	253	253

Basic earnings per share:	$2.85	$1.28

Diluted earnings per share:	$2.80	$1.26

  The calculation of pro forma basic and diluted earnings per share and weighted average shares outstanding for the periods presented are based on the American Express Company common shares outstanding as of June 30, 2005, and weighted average diluted shares outstanding for the three months ended June 30, 2005 adjusted for the expected distribution ratio of one share of our common stock for every five shares of American Express Company common stock. This calculation may not be indicative of the dilutive effect that will actually result from conversion of American Express Company unvested stock options and restricted stock awards held by our employees or the grant of new equity awards.

Ameriprise Financial

Unaudited Pro Forma Consolidated Balance Sheet

	At June 30, 2005
		Pro Forma Adjustments
	Historical	Transferred Business(a)	Other		Pro Forma
	(in millions)
Assets
Cash and cash equivalents	$2,510	$(226)	$1,035	(b)(c)(d)	$3,319
Investments	45,883	(5,676)	(50)	(c)	40,157
Receivables	2,523	(47)	50	(c)	2,526
Deferred acquisition costs	4,032		(117)	(c)	3,915
Separate account assets	37,433				37,433
Restricted and segregated cash	1,241				1,241
Other assets	2,330	13			2,343

Total assets	$95,952	$(5,936)	$918		$90,934

Liabilities and Shareholder's Equity
Liabilities:
Future policy benefits and claims	33,169				33,169
Investment certificate reserves	12,174	(5,747)			6,427
Accounts payable and accrued expenses	2,787				2,787
Payable to American Express Company	1,838	(186)	(1,652	)(d)	—
Long-term debt	378		1,500	(d)(e)	1,878
Separate account liabilities	37,433				37,433
Other liabilities	1,180	(3)	5	(e)	1,182

Total liabilities	$88,959	$(5,936)	$(147)		$82,876

Shareholder's Equity:
Common stock ($.01 par, 1,250 million shares authorized, and issued and outstanding)	—			(b)
Additional paid-in capital	2,926	187	1,065	(b)	4,178
Retained earnings	3,753	(187)			3,566
Accumulated other comprehensive income (loss), net of tax:
Net unrealized securities gains	376				376
Net unrealized derivative losses	(40)				(40)
Foreign currency translation adjustment	(21)				(21)
Minimum pension liability	(1)				(1)

Total accumulated other comprehensive income	314	—	—		314

Total shareholder's equity	$6,993	$—	$1,065		8,058

Total liabilities and shareholder's equity	$95,952	$(5,936)	$918		$90,934

(a)
Reflects the transfer of our 50% ownership interest in AEIDC to American Express Company, accounted for as a net dividend of $187 million to American Express Company, and the receipt of $187 million cash in consideration of the transfer, accounted for as additional paid-in capital from American Express Company, as though the transfer had occurred on June 30, 2005. The transfer was completed effective August 1, 2005 in exchange for approximately $165 million in cash. (The reduction from the June 30, 2005 amount of $187 million primarily reflects a July 2005 dividend paid by AEIDC to its owners.)

(b)
Reflects the distribution of             million common shares to shareholders out of an assumed total 1,250 million authorized shares and the capital contribution of $1,065 million by American Express Company to our company.

(c)
Reflects (1) the reinsurance agreement, assuming it was entered into on June 30, 2005, under which AMEX Assurance will cede 100% of the travel and other card insurance business of American Express Travel Related Services Company to Amexco, an insurance subsidiary of American Express Company, and (2) the acquisition of $117 million of deferred acquisition costs related to the ceded business by Amexco for $117 million of cash.

(d)
Reflects the replacement of $1,652 million intercompany debt payable to American Express Company initially with a new bridge facility, then with $1.5 billion senior debt expected to be issued in October 2005, as well as a cash payment of $147 million, net of a $5 million reduction described in note (e).

(e)
Reflects the assumption of $5 million of deferred compensation and incentive compensation payable to American Express Company employees who are transferring to our company as of the distribution date, and the corresponding decrease in the Payable to American Express Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following information should be read in conjunction with our selected consolidated financial and operating data and the accompanying consolidated financial statements and related notes included elsewhere in this information statement. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this information statement, particularly in "Risk Factors" and "Special Note about Forward-Looking Statements."

        Unless otherwise specified, references to Notes to our consolidated financial statements are to the Notes to our audited consolidated financial statements as of December 31, 2004 and 2003 and for the three-year period ended December 31, 2004.

Overview

        We are a financial planning and financial services company that offers solutions for our clients' asset accumulation, income management and protection needs. As of June 30, 2005, we had over 2.7 million individual, business and institutional clients and a network of over 12,000 financial advisors and registered representatives, including registered representatives of our Securities America Financial Corporation subsidiary, who provide personalized financial planning, advisory and brokerage services.

        We have two main operating segments aligned with the financial solutions we offer to address our clients' needs:

  •
  Asset Accumulation and Income.  This segment consists of our asset accumulation and income business, which offers a broad array of asset accumulation and income management products and services to help our clients address identified financial objectives. This operating segment also serves institutional clients in the separately managed account, sub-advisory and 401(k) markets, among others. We earn revenues in our asset accumulation and income segment primarily through fees we receive based on managed assets, the net investment income we earn on assets on our balance sheet and distribution fees we earn on sales of mutual funds and other products.

  •
  Protection.  This segment consists of our protection business, which offers a variety of protection products, including life, disability income, long-term care and personal auto and home insurance to address the identified protection and risk management needs of our retail clients. We earn revenues in this operating segment primarily through premiums and fees that we receive to assume insurance-related risk and net investment income we earn on assets on our balance sheet related to this segment.

        Our third operating segment, corporate and other, consists of income derived from corporate level assets and unallocated corporate expenses, as well as the results of our subsidiary, Securities America Financial Corporation, which operates its own independent, separately branded distribution platform. In addition, we include costs associated with the separation and distribution in this segment.

        In 2004, we generated $7,245 million in total revenues, up 13.9% from $6,361 million in 2003, primarily due to substantially higher management, financial advice and service fees, a significant portion of which was due to our September 2003 acquisition of Threadneedle, and to a lesser but important extent, an increase in our personal auto and home insurance premiums. We had $6,072 million in total expenses in 2004, a 12.0% increase from $5,420 million in 2003, primarily due to a significant increase in compensation and benefits, a significant portion of which was due to payments to Threadneedle employees and in its equity participation plan resulting from the annual valuation of Threadneedle's business, which more than offset declines in DAC amortization expense and interest credited to account values. We had $1,173 million in income before income tax provision and accounting change for the year ended December 31, 2004, up 24.5% from $941 million in 2003, $865 million in income before accounting change for the year ended December 31, 2004, up 17.1% from $738 million in 2003, and had $794 million in net income in 2004, up 9.5% from $725 million in 2003.

  Sources of Revenues and Expenses

        We earn revenues from fees received in connection with mutual funds, wrap accounts, assets managed for institutions and separate accounts related to our variable annuity and variable life insurance products. Our protection and annuity products generate revenues through premiums and other charges collected from policyholders and contractholders. We also earn investment income on owned assets (defined below) supporting these products. We incur various operating costs, primarily provision for losses and benefits for annuities, investment certificates and protection products, in addition to our compensation and benefits expenses.

  Revenues

        Management, financial advice and service fees.    Management, financial advice and service fees primarily represent management and service fees from managed assets (which we describe below under "—Other Factors Affecting our Financial Information and Results of Operations—Owned, Managed and Administered Assets"), as well as fees received for financial planning and other services. Management and service fees are generally based on the value of the managed assets, whereas financial advisory fees may be a flat fee, an hourly rate or a combination of the two.

        Distribution fees.    Distribution fees primarily include point-of-sale fees (such as front-end load mutual fund fees) and asset-based fees (such as 12b-1 distribution and servicing-related fees) that are generally based on a contractual fee as a percentage of assets. We also include fees received under revenue sharing arrangements for sales of mutual funds and other products of other companies, such as through our wrap accounts, 401(k) plans and on a direct basis, as well as surrender charges on fixed and variable universal life insurance and annuities.

        Net investment income.    Net investment income predominantly consists of interest earned on fixed maturity securities classified as available-for-sale, mortgage loans on real estate and policy loans and net realized gains and losses on investment. Net realized gains and losses on investment consists of realized gains and losses on sales of securities and other than temporary impairments of securities held in our investment portfolio.

        Premiums.    Premiums consists of revenues on the traditional life, disability income, long-term care and personal auto and home insurance products of our protection segment.

        Other revenues.    Other revenues includes certain charges assessed on fixed and variable universal life insurance and annuities, including the cost of insurance on these products.

  Expenses

        Compensation and benefits.    Our principal source of expenses is compensation and benefits, which represents the compensation-related expenses associated with employees of our company, and sales commissions paid to our financial advisors and registered representatives. Most commissions are variable and generally vary with either sales to clients or the amounts of assets managed for clients. Field represents commissions, post-sale compensation, benefits and other costs associated with our financial advisor and registered representative network. Non-field represents human resources costs associated with our home office employees.

        Interest credited to account values.    Interest credited to account values represents the amounts contributed to contractholder and policyholder account balances for annuities and universal life contracts and policies, as well as amounts credited to investment certificate holder account balances.

        Benefits, claims, losses and settlement expenses.    Benefits, claims, losses and settlement expenses represent losses and claims on annuities and protection products (including life, disability, long-term care and personal auto and home insurance). It also includes changes in the related incurred but not yet reported, or IBNR, reserves.

        Amortization of deferred acquisition costs.    The amortization of deferred acquisition costs, or DAC, is another significant source of expense for our company. DAC represent the costs of acquiring new protection, annuity and mutual fund business, principally direct sales commissions and other distribution and underwriting costs that have been deferred on the sale of annuity, life, disability income and long-term care insurance and, to a lesser extent, deferred marketing and promotion expenses on personal auto and home insurance and deferred distribution fees for certain mutual fund products. We defer these costs to the extent they are recoverable from future profits. For our annuity and protection products, we amortize DAC over periods approximating the lives of the business, principally as a percentage of premiums or estimated gross profits associated with the products, depending on the product's characteristics. For certain mutual fund products, we generally amortize DAC over fixed periods on a straight-line basis adjusted for redemptions. For more information regarding the assumptions underlying DAC amortization, see "—Critical Accounting Policies—Deferred Acquisition Costs" below.

        Other expenses.    Other expenses includes all other operating expenses of our company, such as legal and regulatory costs, technology and communication expenses and marketing and promotion expenses.

  The Separation from American Express Company

        On February 1, 2005, the American Express Company board of directors announced its intention to pursue the disposition of 100% of its shareholdings in our company through a tax-free distribution to American Express Company's shareholders. The distribution is expected to be completed in the third quarter of 2005, subject to certain conditions, including receipt of necessary regulatory approvals and the receipt of a favorable tax opinion, as well as final approval from American Express Company's board. We anticipate we will incur separation and distribution related expenses associated with establishing ourselves as an independent company. Cumulatively, these expenses are expected to be significant. Under current accounting, we will record these expenses in each quarter as incurred.

  Basis of Presentation

        In connection with the separation and distribution, we prepared our consolidated financial information as if we had been a stand-alone company for the periods presented. In the preparation of our consolidated financial information, we made certain allocations of expenses that our management believes to be a reasonable reflection of costs we would have otherwise incurred as a stand-alone company but that were paid by American Express Company. For more information regarding these allocations made in connection with the preparation of our consolidated financial statements, see Note 15 to our consolidated financial statements.

        The financial information presented in this information statement may not be indicative of our consolidated financial position, operating results or cash flows in the future or what our consolidated financial position, operating results or cash flows would have been had we been a separate, stand-alone entity during the periods presented. Our financial information presented in this information statement does not reflect any changes that will occur in our funding or operating costs as a result of the separation and distribution.

        We also prepared unaudited pro forma financial information to make adjustments for and give effect to the separation and distribution of our common stock by American Express Company, the separation and distribution agreement, as well as the related transition services and other ancillary agreements with American Express Company and with our financial advisors, employees and certain other parties. Our pro forma financial information also gives effect to the transfer of our interest in AEIDC to American Express Company, which will have an effect on our future financial condition and results of operations. See "Unaudited Pro Forma Financial Information" included elsewhere in this information statement.

  Capital Contribution

        In connection with the separation and distribution, American Express Company has indicated that it will provide additional capital to our company of approximately $1,065 million. The capital contribution is intended to provide adequate support for a senior debt rating of our company on the distribution date that will allow us to have efficient access to the capital markets, as well as to support the current financial strength ratings of our insurance subsidiaries.

  New Financing Arrangements

        As part of the separation and distribution, we expect to replace our current intercompany indebtedness with American Express Company initially with a bridge facility from selected financial institutions (or American Express Company on arm's length terms, if such bridge facility is not available from third parties) on or prior to the distribution date. In October 2005, we intend to replace the bridge facility through the issuance of $1.5 billion of unsecured senior debt securities ranging in maturities from 5 to 30 years from issuance. We also intend to obtain an unsecured revolving credit facility on or shortly prior to the separation and distribution. For more information relating to our intercompany financing arrangements with American Express Company, see Notes 6 and 15 to our consolidated financial statements and "—Liquidity and Capital Resources—Description of Indebtedness."

  Replacement of Services and Operations Provided by American Express

        American Express has historically provided a variety of corporate and other support services for our businesses, including information technology, treasury, accounting, financial reporting, tax administration, human resources, marketing, legal, procurement and other services. For additional information on these arrangements, see Note 15 to our consolidated financial statements included elsewhere in this information statement. American Express will continue to provide us with many of these services pursuant to a transition services agreement for transition periods of up to two years following the separation and distribution, and we will arrange to procure other services pursuant to arrangements with third parties or through our own employees. Other than technology-related expenses, we currently expect that the aggregate costs we will pay to American Express under the transition services agreement for continuing services and the costs for establishing or procuring the services that have historically been provided by American Express will not significantly differ from the amounts reflected in our historical consolidated financial statements. However, we do expect to incur significant non-recurring costs for advertising and marketing to establish our new brands and to build our own technology infrastructure.

        Marketing and Re-Branding.    To establish our new brands we currently expect to incur non-recurring expenses of approximately $100 million in each of the years ending December 31, 2005 and 2006, and thereafter approximately $100 million. As part of the separation, we will be entering into a marketing and branding agreement with American Express that will grant us the right to use the "American Express" brand name and logo in a limited capacity for up to two years from the distribution date in conjunction with our brand name and logo and, for a transitional period, in the names of certain of our products, services and subsidiaries, and that will also require us to provide certain marketing related services to American Express. We do not expect to make any significant cash payments to American Express in connection with the marketing and branding agreement. For additional information regarding the marketing and branding agreement, see "Our Relationship with American Express Company—Agreements with American Express Company—Marketing and Branding Agreement."

        Technology.    Following the separation, we will install and implement information technology infrastructure to support our business functions, including accounting and financial reporting, customer service and distribution. Together with our other planned upgrades to update our account opening, order management and servicing platforms for individual and corporate clients and to transition to an updated equity trading platform, we currently estimate that we will incur approximately $40 million and $100 million in non-recurring technology-related expenses in each of the years ending December 31, 2005 and 2006, and thereafter approximately $115 million.

  Other Factors Affecting our Financial Information and Results of Operations

        In addition to the separation and distribution from American Express Company, the following had a material impact on the comparability of, and are important to an understanding of, our financial condition and results of operations for the periods discussed below.

  Threadneedle Acquisition

        On September 30, 2003, we acquired Threadneedle Asset Management Holdings Ltd. for £340 million in cash (or approximately $565 million at then prevailing exchange rates). In connection with the acquisition, we received a $564 million capital contribution from American Express Company, which was comprised of $536 million in cash and a $28 million non-cash reduction of liabilities owed to American Express Company. We also entered into profit-sharing arrangements for certain Threadneedle employees, one of which is based on an annual independent valuation of Threadneedle. For additional information relating to the Threadneedle profit-sharing arrangements, see Note 11 to our consolidated financial statements. We included Threadneedle in our consolidated financial statements as of September 30, 2003, and as a result, recorded $3.6 billion of assets and $3.0 billion of liabilities in our consolidated balance sheet, and added an additional $81.1 billion of owned, managed and administered assets. Approximately 5% of our 13.9% increase in revenue between 2003 and 2004 is attributable to the consolidation of Threadneedle, as well as 22% of the increase in owned, managed and administered assets in 2003. The acquisition had a modest effect on our net income.

  Equity Markets and Interest Rates

        Equity markets and interest rate fluctuations can have a significant impact on our results of operations, primarily due to the effects they have on the asset management fees we earn and the "spread" income generated on our annuities, face-amount certificates and protection products. Asset management fees, which we include in management, financial advice and services fees, are generally based on the market value of the assets we manage. The interest spreads we earn on our annuity, protection and face-amount certificate products are the difference between the returns we earn on the investments that support our obligations on these products and the amounts we must pay contractholders and policyholders.

        Improvements in equity markets generally lead to increased value in our managed assets, where declines in equity markets generally lead to decreased value in our managed assets. Between 2002 and 2003, average equity markets decreased slightly, resulting in a slightly negative impact on our management fee revenues and net income. Between 2003 and 2004, average equity markets increased significantly, resulting in a significant favorable impact on our management fee revenues and net income. Average equity markets were higher in the first half of 2005 compared to the first half of 2004, resulting in a favorable impact to our management fee revenue.

        Between 2002 and 2003, average interest rates decreased, resulting in a favorable impact to our interest rate spreads as the interest rates on our payment obligations decreased faster than the interest rates we were earning on our investments. Between 2003 and 2004, average interest rates increased, resulting in an unfavorable impact to our interest spreads on our face-amount certificates because these products generally reprice more quickly in line with market trends. However, our interest rate spreads on our annuities and protection products continued to increase in 2004 as a large portion of these contracts remained at guaranteed minimum rates payable to our clients as these contracts tend to reprice more slowly. Short-term interest rates were higher in the first half of 2005 compared to the first half of 2004, while long-term interest rates were slightly lower. This had an unfavorable impact on interest rate spreads from our face-amount certificate products but interest rate spreads on our annuities and protection products increased, due to improved investment performance and, as noted above, these products reprice more slowly than our face-amount certificate products.

        For additional information regarding our sensitivity to equity risk and interest rate risk, see "—Qualitative and Quantitative Disclosures about Market Risks" below and "Risk Factors."

  Net Flows

        Our owned, managed and administered assets are impacted primarily by net flows of client assets. Net flows of client assets is a measure of new sales of, or deposits into, our products offset by redemptions of, or withdrawals from, our products. Net flows can have a significant impact on our results of operations due to their impact on our management fee revenues and interest spreads we earn based on our owned, managed and administered assets. Since 2002, in the aggregate, we have experienced net inflows in our protection, annuity, face-amount certificate, wrap account and other companies' products we offer. During the same time period, we experienced significant net outflows in our mutual fund and institutional product offerings.

  Owned, Managed and Administered Assets

        In the discussion below and elsewhere in this information statement, we present our owned, managed and administered assets as of the end of the periods indicated. These three categories of assets each include the following:

  •
  Owned assets.  We refer to certain assets on our consolidated balance sheet as owned assets. These assets primarily include investments in the general and separate accounts of our life insurance subsidiaries, as well as investments of our face-amount certificate subsidiary, cash and cash equivalents, restricted and segregated cash and receivables. Separate account assets are assets that are maintained and established primarily for the purpose of funding our variable annuity and variable universal life insurance products, and these assets are only available to fund the liabilities of the variable annuity contractholders and variable universal life insurance policyholders and others with contracts requiring premiums or other deposits to a separate account. All investment performance of separate account assets, net of fees, is passed through to the contractholder or policyholder. Investments recorded on our balance sheet consist primarily of the fair value of our available-for-sale securities and trading securities, equity method investments in hedge funds, as well as mortgage loans on real estate, net of allowance for loan losses. We record the net realized gains and losses associated with these assets, including other-than-temporary impairments of these assets, in "Net investment income" in our consolidated statements of income.

  •
  Managed assets.  We refer to assets for which we provide investment management and other services as managed assets. Managed assets includes assets of our retail clients that are invested in the AXP family of mutual funds. We also include in managed assets assets in our wrap accounts (including assets invested in mutual funds managed by other companies), for which we earn fees based on the asset levels of such accounts. Managed assets also includes assets managed for institutional clients, such as separately managed accounts, including defined benefit plans. Managed assets also includes assets managed by sub-advisors selected by us. We receive a fee based on the value of the managed assets, which we generally record under "Management, financial advice and service fees" in our consolidated statements of income (although we include fees from distribution of other companies' products through our wrap accounts under "Distribution fees"). We do not record these assets on our consolidated balance sheet.

  •
  Administered assets.  We refer to assets for which we provide administrative services for our clients as administered assets. These assets include assets held in clients' brokerage accounts or invested in other companies' products that we offer outside of our wrap accounts. Administered assets also includes certain assets in defined contribution plans, such as mutual funds managed by other companies and investments in a plan sponsor's stock. We do not exercise investment discretion over these assets and we are not paid a management fee based on the amount of assets administered. We do not record administered assets on our consolidated balance sheet. We generally record fees received from administered assets under "Distribution fees" in our consolidated statements of income.

        At June 30, 2005, we had approximately $410.2 billion in assets owned, managed and administered worldwide compared to approximately $375.6 billion at June 30, 2004.

  Critical Accounting Policies

        The accounting and reporting policies that we use affect our consolidated financial statements. Certain of our accounting and reporting policies are critical to an understanding of our results of operations and financial condition, and in some cases the application of these policies can be significantly affected by the estimates, judgments and assumptions made by management during the preparation of our consolidated financial statements. The accounting and reporting policies we have identified as fundamental to a full understanding of our results of operation and financial condition are described below. See Note 1 to our consolidated financial statements for further discussion of our accounting policies.

  Valuation of Investments

        The most significant component of our investments is our available-for-sale securities. Generally, we carry our available-for-sale securities at fair value on our balance sheet and we record unrealized gains (losses) in accumulated other comprehensive income (loss) within equity, net of income tax provisions (benefits) and net of adjustments in other asset and liability balances, such as DAC, to reflect the expected impacts on their carrying value had the unrealized gains (losses) been realized as of the respective balance sheet date. At December 31, 2004, we had net unrealized pretax gains on available-for-sale securities of $833 million. We recognize gains and losses in our results of operations upon disposition of the securities. We also recognize losses in our results of operations when our management determines that a decline in value is other-than-temporary. This determination requires the exercise of judgment regarding the amount and timing of recovery. Indicators of other-than-temporary impairment for debt securities include issuer downgrade, default or bankruptcy. We also consider the extent to which cost exceeds fair value and the duration of that difference, and our management's judgment about the issuer's current and prospective financial condition. The fair value of approximately 90% of our investment portfolio classified as available-for-sale as of December 31, 2004 is determined by quoted market prices. As of December 31, 2004, we had $191 million in gross unrealized losses that related to $13.4 billion of available-for-sale securities, of which $3.0 billion have been in a continuous unrealized loss position for 12 months or more. As part of our ongoing monitoring process, our management determined that substantially all of the gross unrealized losses on these securities is attributable to changes in interest rates. Additionally, because we have the ability and intent to hold these securities for a time sufficient to recover our amortized cost, we concluded that none of these securities was other-than-temporarily impaired at December 31, 2004.

        Included in our available-for-sale securities are structured investments of various asset quality, including collateralized debt obligations, or CDOs, backed by high-yield bonds and bank loans. These structured investments are generally not readily marketable. The carrying values of these structured investments are based on future cash flow projections that require a significant degree of management judgment as to the amount and timing of cash payments, defaults and recovery rates of the underlying investments and, as such, are subject to change. The carrying value will vary if the actual cash flows differ from projections due to actual defaults or changes in estimated default or recovery rates. For additional information regarding our investment portfolio, see Notes 1 and 2 to our consolidated financial statements and "—Liquidity and Capital Resources—Investment Portfolio" below.

        When the Financial Accounting Standards Board, or FASB, finalizes its consideration of Emerging Issues Task Force Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" (described below under "—Recent Accounting Pronouncements"), it may affect our investment securities valuation policy.

  Deferred Acquisition Costs

        For our annuity and life, disability income and long-term care insurance products, our DAC balances at any reporting date are supported by projections that show our management expects there to be adequate premiums or estimated gross profits after that date to amortize the remaining DAC balances. These projections are inherently uncertain because they require our management to make assumptions about financial markets, anticipated mortality and morbidity levels, and policyholder behavior over periods extending well into the future. Projection periods used for our annuity products are typically 10 to 25 years, while projection periods for our life, disability income and long-term care insurance products are often 50 years or longer. Our management regularly monitors financial market conditions and actual policyholder behavior experience and compares them to its assumptions.

        For annuity and universal life insurance products, the assumptions made in projecting future results and calculating the DAC balance and DAC amortization expense are our management's best estimates. Our management is required to update these assumptions whenever it appears that, based on actual experience or other evidence, earlier estimates should be revised. When assumptions are changed, the percentage of estimated gross profits used to amortize DAC might also change. A change in the required amortization percentage is applied retrospectively; an increase in amortization percentage will result in a decrease in DAC balance and an increase in DAC amortization expense, while a decrease in amortization percentage will result in an increase in DAC balance and a decrease in DAC amortization expense. The impact on results of operations of changing assumptions can be either positive or negative in any particular period and is reflected in the period in which such changes are made.

        For other life, disability income and long-term care insurance products, the assumptions made in calculating our DAC balance and DAC amortization expense are consistent with those used in determining the liabilities and therefore are intended to provide for adverse deviations in experience and are revised only if our management concludes experience will be so adverse that DAC is not recoverable. If management concludes that DAC is not recoverable, DAC is reduced to the amount that is recoverable based on best estimate assumptions and there is a corresponding expense recorded in our income statements.

        For annuity and life, disability income and long-term care insurance products, key assumptions underlying these long-term projections include interest rates (both earning rates on invested assets and rates credited to policyholder accounts), equity market performance, mortality and morbidity rates and the rates at which policyholders are expected to surrender their contracts, make withdrawals from their contracts and make additional deposits to their contracts. Assumptions about interest rates are the primary factor used to project interest margins, while assumptions about rates credited to policyholder accounts and equity market performance are the primary factors used to project client asset value growth rates, and assumptions about surrenders, withdrawals and deposits comprise projected persistency rates. Our management must also make assumptions to project maintenance expenses associated with servicing our annuity and insurance businesses during the DAC amortization period.

        The client asset value growth rate is the rate at which contract values are assumed to appreciate in the future. The rate is net of asset fees and anticipates a blend of equity and fixed income investments. Our management reviews and, where appropriate, adjusts its assumptions with respect to client asset value growth rates on a quarterly basis. We use a mean reversion method as a monthly guideline in setting near-term client asset value growth rates based on a long-term view of financial market performance as well as actual historical performance. In periods when market performance results in actual contract value growth at a rate that is different than that assumed, we will reassess the near-term rate in order to continue to project our best estimate of long-term growth. The near-term growth rate is reviewed to ensure consistency with our management's assessment of anticipated equity market performance. Our management is currently assuming a 7% long-term client asset value growth rate. If we increased or decreased our assumption related to this growth rate by 100 basis points, the impact on annual DAC amortization expense would be a decrease or increase of approximately $50 million.

        We monitor other principal DAC amortization assumptions, such as persistency, mortality, morbidity, interest margin and maintenance expense levels, each quarter and, when assessed independently, each could impact our DAC balances. For example, if we increased or decreased our interest margin on our universal life insurance and on the fixed portion of our variable universal life insurance products by 10 basis points, the impact on DAC amortization expense would be a decrease or increase of approximately $5 million. Additionally, if we extended or reduced the amortization periods by one year for variable annuities to reflect changes in premium paying persistency and/or surrender assumptions, the impact on DAC amortization expense would be a decrease or increase of approximately $20 million. The amortization impact of extending or reducing the amortization period any additional years is not linear.

        The analysis of DAC balances and the corresponding amortization is a dynamic process that considers all relevant factors and assumptions discussed above. Unless our management identifies a significant deviation over the course of the quarterly monitoring, our management reviews and updates these DAC amortization assumptions annually in the third quarter of each year. An assessment of sensitivity associated with changes in any single assumption would not necessarily be an indicator of future results.

        For details regarding the balances of and changes in DAC for the years ended December 31, 2004, 2003 and 2002, see Note 4 to our consolidated financial statements.

  Income Tax Accounting

        Income taxes, as reported in our consolidated financial statements, represent the net amount of income taxes that we expect to pay to or receive from various taxing jurisdictions in connection with our operations. We provide for income taxes based on amounts that we believe we will ultimately owe. Inherent in the provision for income taxes are estimates and judgments regarding the tax treatment of certain items and the realization of certain offsets and credits. In the event that the ultimate tax treatment of items or the realization of offsets or credits differ from our estimates, we may be required to significantly change the provision for income taxes recorded in our consolidated financial statements.

        In connection with provision for income taxes, our consolidated financial statements reflect certain amounts related to deferred tax assets and liabilities, which result from temporary differences between the assets and liabilities measured for financial statement purposes versus the assets and liabilities measured for tax return purposes. Among our deferred tax assets is a significant deferred tax asset relating to capital losses that have been recognized for financial statement purposes but not yet for tax return purposes. Under current U.S. federal income tax law, capital losses generally must be used against capital gain income within five years of the year in which the capital losses are recognized for tax purposes.

        As discussed above, our life insurance subsidiaries will not be able to file a consolidated U.S. federal income tax return with the other members of our affiliated group until 2011, which will result in net operating and capital losses, credits, and other tax attributes generated by one group not being available to offset income earned or taxes owed by the other group during the period of non-consolidation. See "Risk Factors—Risks Relating to Our Separation from American Express Company—Our separation from American Express Company could increase our U.S. federal income tax costs." This lack of consolidation could affect our ability to fully realize certain of our deferred tax assets, including the capital losses referred to above.

        We are required to establish a valuation allowance for any portion of our deferred tax assets that our management believes will not be realized. It is likely that our management will need to identify and implement appropriate planning strategies to ensure our ability to realize our deferred tax asset relating to capital losses and avoid the establishment of a valuation allowance with respect to it. In the opinion of our management, it is currently more likely than not that we will realize the benefit of our deferred tax assets, including our capital loss deferred tax asset, and, therefore, no such valuation allowance has been established.

  Recent Accounting Pronouncements

  FASB Interpretation No. 46

        In January 2003 (and subsequently revised in December 2003), the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, or FIN 46, which addresses consolidation by business enterprises of variable interest entities. FIN 46 requires a variable interest entity to be consolidated when an enterprise has a variable interest for which it is deemed to be the primary beneficiary. An enterprise is a primary beneficiary of a variable interest entity for purposes of FIN 46 if the enterprise will absorb a majority of the variable interest entity's expected losses, receive a majority of the variable interest entity's expected residual return, or both.

        As a result, we consolidated some variable interest entities related to our structured investments (a CDO and three secured loan trusts, or SLTs) that we both managed and partially owned as of December 31, 2003. The cumulative effect of this accounting change was a reduction in our 2003 net income through a non-cash charge of $13 million ($20 million pretax). The net charge was comprised of a $57 million ($88 million pretax) non-cash charge related to the consolidated CDO offset by a $44 million ($68 million pretax) non-cash gain related to the consolidated SLTs. Our 2004 results of operations include a $24 million pretax non-cash charge related to the complete liquidation of one SLT, and a $4 million pretax non-cash charge related to the expected impact of liquidating the two other SLTs (which have since been liquidated). See Note 3 to our consolidated financial statements for more information regarding our variable interest entities.

  Statement of Position 03-1

        In July 2003, the American Institute of Certified Public Accountants issued Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts, or SOP 03-1. SOP 03-1 addresses (i) the classification and valuation of long-duration contract liabilities, (ii) accounting for sales inducements and (iii) separate account presentation and valuation. The accounting change impacted both our asset accumulation and income and protection segments.

        We adopted SOP 03-1 effective January 1, 2004, and (1) established additional liabilities for insurance benefits that may become payable under variable annuity death benefit guarantees or on single pay universal life contracts, which prior to January 1, 2004 were expensed when payable, (2) established additional liabilities for certain variable universal life and single-pay universal life insurance contracts under which contractual costs of insurance charges are expected to be less than future death benefits and (3) considered these liabilities in valuing DAC associated with variable annuity guaranteed benefits or on variable insurance contracts as well as deferred sales inducement costs for certain variable annuity guaranteed benefits. The cumulative effect of accounting change was a $109 million reduction in pretax net income (or $71 million after taxes) recorded in the first quarter of 2004, which consisted of:

  •
  $43 million pretax from establishing additional liabilities for certain variable annuity guaranteed benefits ($33 million) and for considering these liabilities in valuing DAC and deferred sales inducement costs associated with those contracts ($10 million); and

  •
  $66 million pretax from establishing additional liabilities for certain variable universal life and certain fixed universal life insurance contracts under which contractual costs of insurance charges are expected to be less than future death benefits ($92 million), offset by considering these liabilities in valuing DAC associated with those contracts ($26 million).

        In conjunction with the adoption of SOP 03-1, we also recorded a $66 million reduction in DAC amortization expense in the first quarter 2004, reflecting an adjustment associated with the lengthening of amortization periods for certain insurance and annuity products. Our accounting for separate accounts was already consistent with SOP 03-1 and no changes were required. For additional information relating to SOP 03-1, see Note 1 to our consolidated financial statements.

        In 2004, we expensed $53 million to establish and maintain additional liabilities for certain variable annuity guaranteed benefits ($33 million of which was part of adoption charges recorded in the first quarter of 2004) as compared to amounts expensed in 2003 and 2002 of $32 million and $37 million, respectively.

  Emerging Issues Task Force, or EITF, Issue 03-1

        In March 2004, the FASB's EITF reached a final consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, or EITF 03-1. EITF 03-1 provides accounting guidance regarding the determination of when an impairment of certain equity and debt securities and investments accounted for under the cost method should be considered other-than-temporary impairments and recognized in income. It also required income to be accrued on a level-yield basis following an impairment of debt securities, where reasonable estimates of the timing and amount of future cash flows can be made. In September 2004, the FASB issued staff position EITF 03-1-1 delaying the effective date of the accounting and measurement provisions of EITF 03-1 until further guidance is finalized, and it is not yet known what the effective date of the final staff position will be. Although the accounting and measurement provisions have been delayed, the disclosure requirements and the actual definition of impairment that are within EITF 03-1 have not been delayed. We will continue to monitor developments concerning EITF 03-1 and will evaluate the potential impact of EITF 03-1 on our financial condition and results of operations when the FASB provides additional guidance.

        For information regarding these and other recent accounting pronouncements and their expected impact on our future financial condition or results of operations, see Note 1 to our consolidated financial statements.

Results of Operations

  Our Consolidated Results of Operations

  First Half Results of Operations

        The following tables present our unaudited consolidated results of operations, information regarding our cash sales and our aggregate owned, managed and administered assets for the periods indicated. We include both of these additional operating statistics as we believe they are useful to an understanding of our results of operations. Cash sales represent cash received from clients for purchases of our asset accumulation and income products, as well as expected annual premiums for our protection products. Cash sales directly impact various revenue items in addition to being a significant factor in changes in our owned, managed and administered assets.

	Six months ended June 30,
	2005	2004
	Amount	Amount	% Change(a)
	Unaudited (in millions)
Revenues
Management, financial advice and service fees	$1,237	$1,090	13.5%
Distribution fees	577	586	(1.5)%
Net investment income	1,247	1,151	8.5%
Premiums	549	497	10.4%
Other revenues	270	251	7.1%

Total revenues	3,880	3,575	8.5%

Expenses
Compensation and benefits
Field	733	682	7.4%
Non-field	559	448	24.7%

Total compensation and benefits	1,292	1,130	14.3%
Interest credited to account values	725	656	10.6%
Benefits, claims, losses and settlement expenses	456	400	14.0%
Amortization of deferred acquisition costs	270	204	32.2%
Interest and debt expense	36	24	48.6%
Separation costs	76	—	#
Other expenses	566	538	5.1%

Total expenses	3,421	2,952	15.8%

Income before income tax provision and accounting change	459	623	(26.2)%
Income tax provision	121	192	(36.9)%

Income before accounting change	338	431	(21.4)%
Cumulative effect of accounting change, net of tax	—	(71)	#

Net income	$338	$360	(6.0)%

Cash sales—product
Mutual funds	$19,660	$18,279	7.6%
Annuities	4,456	4,098	8.7%
Investment certificates	4,122	2,769	48.9%
Life insurance and other protection products	640	568	12.7%
Institutional products and services	4,277	4,256	0.5%
Other	2,006	2,408	(16.7)%

Total cash sales	$35,161	$32,378	8.6%

Percentage of cash sales generated by branded financial advisors	56.9%	53.6%

(a)
Percentage change calculated using thousands.

#
Variance 100% or greater.

	As of June 30,
	2005	2004
	Amount	Amount	% Change(a)
	(in billions)
Owned, Managed and Administered Assets
Owned Assets:
Managed owned assets
Separate accounts	$37.4	$32.9	13.8%
Investments	45.9	43.0	6.7%

Total managed owned assets	83.3	75.9	9.8%

Other(b)	6.6	5.7	16.5%

Total owned assets	89.9	81.6	10.2%
Managed Assets:
Managed Assets—Retail
AXP Mutual Funds	$59.9	$65.5	(8.6)%
Threadneedle Mutual Funds	12.4	10.8	15.4%
Wrap Account Assets—Other company products	45.8	32.1	42.6%

Total managed assets—retail	118.1	108.4	8.9%
Managed Assets—Institutional
Separately Managed Accounts/Sub-Advisory	14.7	17.9	(25.0)%
Other Institutional	8.2	9.2	(11.2)%
Threadneedle Separately Managed Accounts/Sub-Advisory	101.8	90.5	12.5%

Total managed assets—institutional	124.7	117.6	6.1%
Managed Assets—Retirement Services
Collective Funds	11.3	12.3	(8.9)%
Managed Assets—Eliminations(c)	(5.9)	(10.3)	42.7%

Total managed assets	248.2	228.0	8.8%
Administered Assets	72.1	66.0	9.2%

Total Owned, Managed and Administered Assets	$410.2	$375.6	9.3%

(a)
Percentage change calculated using thousands.

(b)
Includes cash and cash equivalents, restricted and segregated cash and receivables.

(c)
Includes eliminations from managed assets for owned assets invested in our managed products and separately managed accounts and among managed assets for AXP Fund assets sub-advised by Threadneedle.

  Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004

  Revenues

        We recorded total revenues of $3,880 million for the six months ended June 30, 2005, a $305 million, or 8.5%, increase compared to $3,575 million for the six months ended June 30, 2004. This increase was primarily due to increased management, financial advice and services fees, higher net investment income and increased premiums.

        Our management, financial advice and service fees increased by $147 million, or 13.5%, to $1,237 million in the first six months of 2005 compared to $1,090 million in the first six months of 2004, primarily as a result of increased revenues from our wrap accounts of approximately $57 million, increased management fees from Threadneedle of approximately $42 million and increased fee revenues from our separate account assets of approximately $30 million, each of which reflect an increase in average levels of managed assets. The higher average managed assets in our wrap accounts and in our separate accounts primarily resulted from net inflows and to a lesser extent higher average equity values. The increase in higher average managed assets at Threadneedle is primarily due to higher average equity values and net inflows, and to a lesser extent, hedge fund performance and favorable currency translation effects due to the appreciation of the pound sterling against the U.S. dollar. The remaining increase was primarily due to increased financial planning fees.

        We recorded $577 million in distribution fees in the first half of 2005, a $9 million, or 1.5%, decrease compared to $586 million in the first half of 2004. The decrease was primarily due to a $16 million decrease in fees from sales of other companies' real estate investment trust, or REIT, products, as well as a decrease in mutual fund distribution fees reflecting changes in the mix of product sales, which were offset by an increase in fees from retail brokerage activity.

        Our net investment income increased $96 million, or 8.5%, to $1,247 million in the first half of 2005 compared to $1,151 million in the first half of 2004, primarily due to increased interest and dividend income as a result of higher average levels of owned assets. Levels of owned assets increased principally as a result of increased sales of our certificate products due to a sales promotion in the second half of 2004 that ended in the first quarter of 2005. A portion of the increase was also due to a $36 million gain related to the sale of all of our interest in a CDO securitization trust, and to a lesser extent, $13 million of pretax income related to the liquidation of two SLTs consolidated in connection with our adoption of FIN 46, compared to a $31 million charge in 2004 related to the liquidation of another SLT. These increases were partially offset by lower investment yields and reduced mark-to-market gains on trading securities and equity method investments in hedge funds. During the first half of 2005, gross gains and losses on the sale of available-for-sale securities were $95 million and $38 million, respectively, and other-than-temporary impairments were $1 million. This compares to first half of 2004 gross gains and losses on the sale of available-for-sale securities of $35 million and $10 million, respectively, and other-than-temporary impairments of $1 million.

        We recorded $549 million in premiums in the first half of 2005, a $52 million, or 10.4%, increase compared to $497 million in the first half of 2004. This increase was primarily due to a $37 million, or 18.9%, increase in premiums from our personal auto and home protection products, reflecting a 17% increase in the average number of policies inforce, most notably from our Costco alliance. See "Our Business—Protection—Distribution and Marketing Channels" for more information relating to this alliance.

        Our other revenues increased by $19 million, or 7.1%, to $270 million in the first half of 2005 compared to $251 million in the first half of 2004, primarily as a result of a $7 million increase in cost of insurance charges received due to higher levels of fixed and variable universal life insurance policies inforce.

  Expenses

        We recorded total expenses of $3,421 million for the six months ended June 30, 2005, a $469 million, or 15.8%, increase compared to $2,952 million for the six months ended June 30, 2004. This increase was primarily due to increased compensation and benefits expenses due to performance incentives and costs related to the separation and distribution from American Express Company, as well as increased interest credited to account values.

        Our field compensation and benefits increased by $51 million, or 7.4%, to $733 million in the first half of 2005 compared to $682 million in the first half of 2004. The increase was a result of higher commissions paid to financial advisors and registered representatives due to increased sales, as well as increased compensation and benefits costs for other field employees. Cash sales by our branded financial advisors increased by 15.4% from $17 million in the first half of 2004 to $20 million in the first half of 2005.

        Our non-field compensation and benefits increased by $111 million, or 24.7%, to $559 million in the first half of 2005 compared to $448 million in the first half of 2004. Approximately $36 million of this increase was due to deferred compensation arrangements largely due to higher performance-related incentives under Threadneedle's equity participation plan resulting from a significant increase in the annual valuation of Threadneedle's business. The remaining increase was due to higher compensation paid to our employees for management incentives, higher benefit costs and merit adjustments.

        Our interest credited to account values increased by $69 million, or 10.6%, from $656 million in the first half of 2004 to $725 million in the first half of 2005. This increase reflected a $79 million net increase in interest credited on our investment certificate products as a result of higher crediting rates and volume growth in these products resulting from the promotion described above. The increases in interest credited on investment certificates and related reserves were partially offset by a $16 million decrease in interest credited on our fixed annuity products as a result of lower crediting rates. The crediting rates on the certificate products are generally tied to shorter-term rates. The crediting rates on the fixed annuity products are generally tied to longer-term rates. In the first half of 2005 compared to the first half of 2004, short-term rates were higher and long-term rates were generally moderating.

        Our provision for benefits, claims, losses and settlement expenses increased by $56 million, or 14.0%, to $456 million in the first half of 2005 from $400 million in the first half of 2004. Of the $56 million increase, $27 million was a result of higher average personal auto and home policies inforce, principally due to our Costco alliance, and $19 million of the increase was due to higher benefit expenses and reserves on life and long-term care insurance contracts.

        DAC amortization expense was $270 million in the first half of 2005, a 32.2% increase over the $204 million DAC amortization expense in the first half of 2004. This increase was primarily due to our $66 million downward adjustment in the first half of 2004 related to the lengthening of the amortization period for certain protection and annuity products in conjunction with the adoption of SOP 03-1. For additional information relating to DAC amortization, see "—Critical Accounting Policies" above, and for additional information relating to SOP 03-1, see "—Recent Accounting Pronouncements" above.

        Our interest and debt expense increased by $12 million, or 48.6%, to $36 million in the first half of 2005 from $24 million in the first half of 2004, primarily as a result of increased borrowing under our debt arrangements with American Express Company.

        Separation costs primarily consisted of financial advisor retention program costs, professional fees associated with our re-branding and brand strategy and other expenses related to the separation and distribution.

        Other expenses increased by $28 million, or 5.1%, to $566 million in the first half of 2005 compared to $538 million in the first half of 2004, primarily reflecting increased costs related to accruals for various legal and securities industry regulatory matters, which amounted to $90 million in the first half of 2005, up from $77 million in the first half of 2004, as well as increased advertising and promotion expenses. For additional information relating to legal and securities industry regulatory matters, see "Our Business—Legal Proceedings."

  Income Taxes

        Income taxes decreased to $121 million in the first half of 2005, down from $192 million in the first half of 2004. Our effective tax rate decreased to 26.3% in the first half of 2005 compared to 30.8% in the first half of 2004. The decreased effective tax rate resulted from lower levels of pretax income compared to tax-advantaged items in the first half of 2005 compared to the first half of 2004 reflecting 2005 separation costs and a $3 million tax benefit resulting from an IRS audit of previous years' tax returns, partially offset by non-tax deductible charges in the first half of 2005 that are not expected to occur in future periods. Our effective tax rate in the first half of 2004 was negatively affected by a $16 million tax expense due to required amendments to prior year tax returns.

  Net Income

        As a result of the foregoing, net income decreased to $338 million in the first half of 2005 from $360 million in the first half of 2004.

  Annual Results of Operations

        The following tables present our consolidated results of operations, information regarding our cash sales and aggregate owned, managed and administered assets for the periods indicated.

	Year ended December 31
	2004		2003		2002
	Amount	% Change(a)	Amount	% Change(a)	Amount
	(in millions except percentages)
Revenues
Management, financial advice and service fees	$2,244	32.1%	$1,699	4.0%	$1,635
Distribution fees	1,101	8.5%	1,015	14.0%	890
Net investment income	2,359	3.5%	2,279	11.8%	2,039
Premiums	1,023	14.3%	895	18.2%	757
Other revenues	518	9.3%	473	—	472

Total revenues	7,245	13.9%	6,361	9.8%	5,793

Expenses
Compensation and benefits
Field	1,332	24.8%	1,067	9.1%	978
Non-field	956	24.8%	766	25.4%	631

Total compensation and benefits	2,288	24.9%	1,833	13.9%	1,609
Interest credited to account values	1,352	(6.3)%	1,444	7.2%	1,345
Benefits, claims, losses and settlement expenses	828	12.0%	740	11.3%	665
Amortization of deferred acquisition costs	437	(9.0)%	480	(15.0)%	564
Interest and debt expense	52	15.5%	45	41.3%	32
Other expenses	1,115	26.8%	878	34.8%	653

Total expenses	6,072	12.0%	5,420	11.3%	4,868

Income before income tax provision and accounting change	1,173	24.5%	941	1.7%	925
Income tax provision	308	51.5%	203	(19.2)%	251

Income before accounting change	865	17.1%	738	9.5%	674
Cumulative effect of accounting change, net of tax	(71)	#	(13)	#	—

Net income	$794	9.5%	$725	7.6%	$674

Cash sales
Mutual funds	$35,025	13.2%	$30,407	(5.1)%	$31,945
Annuities	7,820	(6.6)%	8,335	(2.5)%	8,541
Investment certificates	7,141	19.7%	5,736	28.7%	4,088
Life insurance and other protection products	1,162	14.9%	988	7.1%	919
Institutional products and services	7,683	60.5%	3,033	(9.8)%	3,331
Other	4,477	(29.3)%	5,787	10.1%	5,201

Total cash sales	$63,308	16.6%	$54,286	—	$54,025

Percentage of cash sales generated by branded financial advisors	53.8%	—	56.3%	—	58.8%

(a)
Percentage change calculated using thousands.

#
Variance 100% or greater.

	As of December 31
	2004		2003		2002
	Amount	% Change(a)	Amount	% Change(a)	Amount
	(in billions except percentages)
Owned, Managed and Administered Assets
Owned Assets:
Managed owned assets
Separate accounts	$35.9	16.5%	$30.8	40.2%	$22.0
Investments	46.0	6.3%	43.3	9.6%	39.5

Total managed owned assets	81.9	10.5%	74.1	20.5%	61.5
Other(b)	5.2	(7.1)%	5.6	(30.8)%	8.1

Total owned assets	87.1	9.3%	79.7	14.6%	69.6
Managed Assets:
Managed Assets—Retail
AXP Mutual Funds	65.3	(5.0)%	68.8	8.0%	63.7
Threadneedle Mutual Funds	12.2	13.7%	10.7	#	—
Wrap Account Assets—Other company products	39.5	48.4%	26.6	48.9%	17.9

Total managed assets—retail	117.0	10.3%	106.1	30.1%	81.6
Managed Assets—Institutional
Separately Managed Accounts/Sub-Advisory	15.8	(16.4)%	18.9	(6.4)%	20.1
Other Institutional	9.2	6.6%	8.6	5.4%	8.2
Threadneedle Separately Managed Accounts/Sub- Advisory	103.5	23.0%	84.2	#	—

Total managed assets—institutional	128.5	15.1%	111.7	#	28.3
Managed Assets—Retirement Services
Collective Funds	12.1	(3.9)%	12.5	8.7%	11.5
Managed Assets—Eliminations(c)	(7.9)	17.2%	(9.6)	#	(1.8)

Total managed assets	249.7	13.1%	220.7	84.6%	119.6
Administered Assets	71.0	12.2%	63.3	58.0%	40.0

Total Owned, Managed and Administered Assets	$407.8	12.1%	$363.7	58.7%	$229.2

(a)
Percentage change calculated using thousands.

(b)
Includes cash and cash equivalents, restricted and segregated cash and receivables.

(c)
Includes eliminations from managed assets for owned assets invested in our managed products and separately managed accounts and among managed assets for AXP Fund assets sub-advised by Threadneedle.

#
Variance 100% or greater.

  Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

  Revenues

        We recorded total revenues of $7,245 million for the year ended December 31, 2004, an $884 million, or 13.9%, increase compared to $6,361 million for the year ended December 31, 2003. This increase was primarily due to substantially higher management, financial advice and service fees, a significant portion of which was due to our September 2003 acquisition of Threadneedle, and to a lesser but important extent, an increase in our personal auto and home insurance premiums.

        Our management, financial advice and service fees increased by $545 million, or 32.1%, to $2,244 million in 2004 compared to $1,699 million in 2003, primarily as a result of higher average managed assets due to our acquisition of Threadneedle and general improvement in equity markets. Management fees from Threadneedle increased by $295 million primarily due to the inclusion of Threadneedle for a full-year in 2004 as compared to only a quarter in 2003 and, to a lesser extent, favorable currency translation effects due to the appreciation of the pound sterling against the U.S. dollar in 2004. Excluding the effects of Threadneedle, our management, financial advice and service fees increased due to higher wrap and separate account fees. Wrap account fees increased by approximately $125 million and annuity and separate account fees increased by $67 million, both due to equity market improvements and net inflows, which were only partially offset by decreases in mutual fund performance-based fees.

        We recorded $1,101 million in distribution fees in 2004, an $86 million, or 8.5%, increase compared to $1,015 million in 2003. The increase was primarily due to a $91 million increase in mutual fund distribution and servicing-related fees, as well as $9 million in increased retail and institutional brokerage fees, only partially offset by a $14 million decrease in fees from sales of other companies' REIT products. Sales of other companies' mutual funds held in wrap accounts increased by 52% in 2004 compared to 2003.

        Our net investment income increased by $80 million, or 3.5%, to $2,359 million in 2004 compared to $2,279 million in 2003, primarily due to increased net realized gains on available-for-sale securities, net of other-than-temporary impairments, and reduced negative yield adjustments resulting from changes in cash flow estimates on certain structured investments. During 2004, gross gains and losses on the sale of available-for-sale securities were $68 million and $22 million, respectively, and other-than-temporary impairments were $2 million. This compares to 2003 gross gains and losses on the sale of available-for-sale securities of $323 million and $146 million, respectively, and other-than-temporary impairments of $163 million. Negative yield adjustments on structured loan trusts were $2 million in 2004 compared to $34 million in 2003. The favorable impact of these comparative amounts was offset by $28 million of net charges related to the complete liquidation of one SLT and partial liquidation of two SLTs recorded in 2004.

        We recorded $1,023 million in premiums in 2004, a $128 million, or 14.3%, increase compared to $895 million in 2003. This was primarily due to an increase of $96 million, or 29.4%, in sales from our personal auto and home protection products, principally due to automobile insurance sold through our Costco alliance. The overall increase in premium revenues was partially offset by a $6 million decrease in long-term care insurance premiums, which continue to decline, reflecting our decision to no longer underwrite long-term care products as of December 31, 2002.

        Our other revenues increased by $45 million, or 9.3%, to $518 million in 2004 compared to $473 million in 2003, primarily as a result of the number of fixed and variable universal life insurance contracts inforce in 2004, which increased by approximately 7% compared to 2003.

  Expenses

        We recorded total expenses of $6,072 million for the year ended December 31, 2004, a $652 million, or 12.0%, increase compared to $5,420 million for the year ended December 31, 2003. This increase was primarily due to a significant increase in compensation and benefits, a significant portion of which was due to our September 2003 acquisition of Threadneedle, which more than offset declines in DAC amortization expense and interest credited to account values.

        Our field compensation and benefits increased by $265 million, or 24.8%, to $1,332 million in 2004 compared to $1,067 million in 2003. This increase was primarily due to a higher average number of branded financial advisors, increased advisor production levels resulting in higher commissions, as well as the effect of reduced levels of DAC capitalization resulting from the mix of product sales.

        Our non-field compensation and benefits expense also increased by $190 million, or 24.8%, to $956 million in 2004 from $766 million in 2003. Of this increase, $173 million was due to the full-year effect of our September 2003 acquisition of Threadneedle. Excluding the effects of our Threadneedle acquisition, the average number of employees dropped slightly compared to 2003.

        Our interest credited to account values decreased by $92 million, or 6.3%, to $1,352 million in 2004, down from $1,444 million in 2003. This was primarily due to a $96 million decrease in crediting rates on fixed annuities and universal life insurance contracts. The crediting rates on these products decreased primarily due to decreases in long-term interest rates and to a lesser extent due to the impact of lower appreciation in the S&P 500 on equity-indexed annuities in 2004 compared to 2003. Despite the decrease in crediting rates on fixed annuity and universal life products, persistency remained high and inforce levels for annuity and life products were up in 2004.

        Our provision for benefits, claims, losses and settlement expenses increased by $88 million, or 12.0%, to $828 million in 2004 from $740 million in 2003, primarily as a result of the increase in the average number of policies inforce, partially offset by a reduction in long-term care benefit expenses as a result of our decision to cease underwriting long-term care insurance effective December 31, 2002.

        DAC amortization expense of $437 million decreased by $43 million, or 9.0%, in 2004 compared to $480 million in 2003, primarily due to a $66 million adjustment associated with the lengthening of amortization periods for certain insurance and annuity products in conjunction with our adoption of SOP 03-1, and approximately $24 million in net favorable DAC adjustments in the third quarter of 2004 as a result of changes to our DAC assumptions as compared to a $2 million net favorable DAC adjustment in the third quarter of 2003.

        In the third quarter of 2004, our annual evaluation of DAC resulted in a net $24 million DAC amortization expense reduction reflecting: (i) a $27 million DAC amortization expense reduction reflecting lower than previously assumed surrender and mortality rates on variable annuity products, higher surrender charges collected on universal and variable universal life products and higher than previously assumed interest rate spreads on annuity and universal life products; (ii) a $3 million DAC amortization expense reduction reflecting an extension of the mean reversion period by one year on variable annuity and variable universal life products; and (iii) a $6 million DAC amortization expense increase primarily reflecting a reduction in estimated future premiums on variable annuity products.

        For additional information relating to DAC amortization, see "—Critical Accounting Policies" above and Notes 1 and 4 to our consolidated financial statements, and for additional information related to SOP 03-1, see "—Recent Accounting Pronouncements" above and Note 1 to our consolidated financial statements.

        Our interest and debt expense increased by $7 million, or 15.5%, to $52 million in 2004 from $45 million in 2003, primarily as a result of increased borrowings under our debt arrangements with American Express Company. This increase was only partially offset by a reduction in the amount of our other debt.

        Other expenses increased by $237 million, or 26.8%, to $1,115 million in 2004 compared to $878 million in 2003, reflecting the full-year effect of our acquisition of Threadneedle, which increased other expenses by $114 million. Higher costs related to various mutual fund regulatory and legal matters increased other expenses by $80 million, and greater advertising and promotion expense increased other expenses by $39 million.

  Income Taxes

        Income taxes increased to $308 million in 2004 from $203 million in 2003. Our effective tax rate increased to 26.3% in 2004 from 21.6% in 2003, primarily due to the impact of lower levels of tax-advantaged items in pretax income and reduced low income housing credits during 2004, and the one-

time effect, recognized in 2003, of favorable technical guidance issued by the Internal Revenue Service relating to the taxation of dividend income.

  Net Income

        As a result of the foregoing, net income increased to $794 million in 2004 from $725 million in 2003.

  Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

  Revenues

        We recorded total revenues of $6,361 million for the year ended December 31, 2003, a $568 million, or 9.8%, increase compared to $5,793 million for the year ended December 31, 2002. This increase was primarily due to higher net investment income, increased distribution fees and increased personal auto and home insurance premiums.

        Our management, financial advice and service fees increased by $64 million, or 4.0%, to $1,699 million in 2003 compared to $1,635 million in 2002, primarily due to higher average managed assets reflecting the Threadneedle acquisition in September 2003. Threadneedle added approximately $81.1 billion in managed assets effective September 30, 2003. Excluding the effects of the Threadneedle acquisition and the resulting increase in our managed assets, our management, financial advice and service fees decreased, primarily due to overall decreases in fees from separate account asset management fees and mutual fund management performance-based fees.

        We recorded $1,015 million in distribution fees in 2003, a $125 million, or 14.0%, increase compared to $890 million in 2002. The increase was primarily due to a $39 million increase in the sales of other companies' REIT products and a $32 million increase in brokerage-related activities due to increased sales of other companies' products, as well as other fees from sales of other companies' products.

        Our net investment income increased by $240 million, or 11.8%, to $2,279 million in 2003 compared to $2,039 million in 2002, primarily due to higher levels of invested assets and the effect of appreciation in the S&P 500 on the value of options hedging outstanding equity-indexed annuities and investment certificates compared to market depreciation in 2002. These benefits were partially offset by lower average yields on fixed income investments. For 2003, gross gains and losses on the sale of available-for-sale securities were $323 million and $146 million, respectively, and other-than-temporary impairments were $163 million. This compares to 2002 gross gains and losses on the sale of available-for-sale securities of $342 million and $168 million, respectively, and other-than-temporary impairments of $204 million.

        We recorded $895 million in premiums in 2003, a $138 million, or 18.2%, increase compared to $757 million in 2002. This increase is primarily due to a $97 million, or 42.4%, increase in sales from our personal auto and home protection products, partially offset by the effects of our decision to stop underwriting long-term care insurance effective December 31, 2002. Personal auto and home policies inforce increased approximately 28% from 2002 to 2003 primarily due to our strategic alliance with Costco.

  Expenses

        We recorded total expenses of $5,420 million for the year ended December 31, 2003, a $552 million, or 11.3%, increase compared to $4,868 million for the year ended December 31, 2002. This increase was primarily due to a significant increase in other expenses and compensation and benefits, mainly related to the September 2003 acquisition of Threadneedle, and increases in interest credited to account values and benefits, claims, losses and settlement expenses, which were only partially offset by a decrease in DAC amortization expense.

        Our field compensation and benefits expense increased by $89 million, or 9.1%, to $1,067 million in 2004 compared to $978 million in 2003. This increase is primarily due to increased advisor production levels resulting in higher commissions and an increase in the average number of branded financial advisors.

        Our non-field compensation and benefits increased by $135 million, or 25.4%, to $766 million in 2003 compared to $631 million in 2002. This increase was primarily due to the Threadneedle acquisition, increased management incentive costs and other increases in compensation and benefits due to merit increases and related payroll taxes and benefits. Increases in 2003 management incentive costs included higher stock-based compensation costs from both stock options and increased levels of restricted stock awards. The higher stock-based compensation expense from stock options reflects our decision to modify compensation practices and use restricted stock awards in place of stock options for middle management. Our average number of employees (excluding branded financial advisors and registered representatives) was virtually unchanged notwithstanding the acquisition of Threadneedle. Excluding the effects of Threadneedle, the average number of employees decreased by 4.3%.

        Our interest credited to account values increased by $99 million, or 7.2%, to $1,444 million in 2003, compared to $1,345 million in 2002. This increase was primarily due to higher average inforce levels of annuity products and the effect of appreciation in the S&P 500 on equity-indexed annuities and investment certificates in 2003 compared to depreciation in 2002, partially offset by the benefit of lower interest crediting rates on both fixed annuity and fixed universal life insurance contract values reflecting the relatively lower interest rate environment in 2003.

        Our provision for benefits, claims, losses and settlement expenses increased by $75 million, or 11.3%, to $740 million in 2003 from $665 million in 2002, primarily as a result of the increase in the average number of policies inforce noted earlier.

        DAC amortization expense of $480 million decreased by $84 million, or 15.0%, in 2003 compared to $564 million in 2002, primarily due to the positive effects of favorable equity market performance on variable insurance and annuity product DAC. Faster than assumed growth in client asset values associated with our variable annuity and variable universal life insurance products (separate account assets) resulted in a deceleration of DAC amortization in 2003, whereas declines in variable annuity and variable insurance product related client asset values, in light of unfavorable equity market performance in 2002, resulted in acceleration of DAC amortization in 2002.

        In the third quarter of 2003, our annual evaluation of DAC resulted in a net $2 million DAC amortization expense reduction reflecting: (i) a $106 million DAC amortization expense reduction resulting from extending 10-15 year amortization periods for certain flex annuity products to 20 years based on current measurements of meaningful life; (ii) a $92 million DAC amortization expense increase resulting from the recognition of premium deficiency on our long-term care insurance products; and (iii) a $12 million net DAC amortization expense increase across our universal life, variable universal life and annuity products, primarily reflecting lower than previously assumed interest rate spreads, separate account fee rates and account maintenance expenses. For additional information relating to DAC, see "—Critical Accounting Policies" above.

        Our interest and debt expense increased $13 million, or 41.3%, to $45 million in 2003 from $32 million in 2002, primarily as a result of increased borrowing under our debt arrangements with American Express Company.

        Other expenses increased by $225 million, or 34.8%, to $878 million in 2003 compared to $653 million in 2002 due to the effects of fewer capitalized DAC-related costs, our Threadneedle acquisition in late 2003 (which accounted for approximately $31 million of other expenses) and increased costs related to various securities industry regulatory matters.

  Income Taxes

        Income taxes decreased to $203 million in 2003 from $251 million in 2002. Our income taxes would have been higher in 2003 had we not benefited from the one-time effect of favorable technical guidance issued by the Internal Revenue Service related to the taxation of dividend income. See Note 13 to our consolidated financial statements. Our effective tax rate decreased to 21.6% in 2003 from 27.2% in 2002.

  Net Income

        As a result of the foregoing, net income increased to $725 million in 2003 from $674 million in 2002.

  Our Results of Operations by Segment

  Six Months Ended June 30, 2005 compared to Six Months Ended June 30, 2004

        The following tables present financial information by operating segment for the periods indicated.

	Six Months Ended June 30
	2005	2004	% Change(a)
	Unaudited (in millions)
Total revenues by segment
Asset Accumulation and Income	$2,619	$2,408	8.7%
Protection	1,021	939	8.7%
Corporate and Other	250	228	9.5%
Eliminations	(10)	—	#

Consolidated	$3,880	$3,575	8.5%

Total expenses by segment
Asset Accumulation and Income	$2,279	$1,998	14.0%
Protection	793	685	15.8%
Corporate and Other	359	269	33.7%
Eliminations	(10)	—	#

Consolidated	$3,421	$2,952	15.8%

Income before income tax provision and accounting change by segment
Asset Accumulation and Income	$340	$410	(17.2)%
Protection	228	254	(10.3)%
Corporate and Other	(109)	(41)	#

Consolidated	$459	$623	(26.2)%

(a)
Percentage change calculated using thousands.

#
Variance 100% or greater.

	As of June 30, 2005	As of December 31, 2004	% Change(a)
	Unaudited	Audited
	(in millions)
Total assets by segment
Asset Accumulation and Income	$77,687	$75,389	3.0%
Protection	14,145	13,465	5.1%
Corporate and Other	4,120	4,259	(3.3)%

Consolidated	$95,952	$93,113	3.0%

(a)
Percentage change calculated using thousands.

  Asset Accumulation and Income

        The following table presents financial information for our asset accumulation and income operating segment for the periods indicated.

	Six months ended June 30,
	2005	2004
	Amount	Amount	% Change(a)
	Unaudited (in millions)
Revenues
Management, financial advice and service fees	$1,089	$966	12.7%
Distribution fees	405	410	(1.3)%
Net investment income	1,090	1,019	6.9%
Other revenues	35	13	#

Total revenues	2,619	2,408	8.7%

Expenses
Compensation and benefits—Field	481	437	10.1%
Interest credited to account values	661	593	11.4%
Benefits, claims, losses and settlement expenses	21	20	5.1%
Amortization of deferred acquisition costs	189	144	31.2%
Interest and debt expense	18	11	56.2%
Other operating expenses	909	793	14.6%

Total expenses	2,279	1,998	14.0%

Income before income tax provision and accounting change	$340	$410	(17.2)%

(a)
Percentage change calculated using thousands.

#
Variance 100% or greater.

        Revenues

        We recorded total revenues of $2,619 million for the six months ended June 30, 2005 in our asset accumulation and income segment, a $211 million, or 8.7%, increase compared to $2,408 million for the six months ended June 30, 2004. Management, financial advice and service fees increased $123 million, or 12.7%, resulting from increased net inflows into our wrap accounts and separate account assets and from market appreciation. Net investment income increased $71 million, or 6.9%, resulting from higher average levels of owned investments.

        Expenses

        We recorded total expenses of $2,279 million for the six months ended June 30, 2005 in our asset accumulation and income segment, a $281 million, or 14.0%, increase compared to $1,998 million for the six months ended June 30, 2004. Interest credited to account values increased $68 million, or 11.4%, primarily due to higher interest crediting rates and volume growth on investment certificate products as a result of the promotion described above in the discussion of our consolidated results of operations. DAC amortization expense increased by $45 million, or 31.2%, due to our adoption of SOP 03-1 in the first quarter of 2004, which resulted in a significantly reduced amortization expense for that period as the amortization periods for certain annuity products were lengthened. Field compensation and benefits expenses increased $44 million, or 10.1%, primarily due to higher commissions paid as well as increased compensation and benefits costs for other field employees.

        The remaining increase in expenses of our asset accumulation and income segment for the first half of 2005 was due to a $116 million, or 14.6%, increase in other operating expenses primarily due to higher performance-related incentives under Threadneedle's equity participation plan resulting from a significant increase in the annual valuation of Threadneedle's business, as well as increased costs related to accruals for various legal and securities industry regulatory matters. For additional information relating to legal and securities industry regulatory matters, see "Our Business—Legal Proceedings."

        Other operating expenses includes our non-field compensation and benefits expense and our other expenses.

  Protection

        The following table presents financial information for our protection operating segment for the periods indicated.

	Six months ended June 30,
	2005	2004
	Amount	Amount	% Change(a)
	Unaudited (in millions)
Revenues
Management, financial advice and service fees	$29	$22	29.1%
Distribution fees	53	53	(0.3)%
Net investment income	166	152	9.5%
Premiums	549	497	10.5%
Other revenues	224	215	4.2%

Total revenues	1,021	939	8.7%

Expenses
Compensation and benefits—Field	45	43	5.3%
Interest credited to account values	64	62	1.7%
Benefits, claims, losses and settlement expenses	435	380	14.6%
Amortization of deferred acquisition costs	81	60	34.5%
Interest and debt expense	10	7	51.7%
Other operating expenses	158	133	18.8%

Total expenses	793	685	15.8%

Income before income tax provision and accounting change	$228	$254	(10.3)%

(a)
Percentage change calculated using thousands.

        Revenues

        We recorded total revenues of $1,021 million for the six months ended June 30, 2005 in our protection segment, an $82 million, or 8.7%, increase compared to $939 million for the six months ended June 30, 2004. This increase was primarily due to increased premium revenues, which increased $52 million, or 10.5%, primarily related to an increase in premiums from our personal auto and home protection products, most notably from our Costco alliance. A portion of the increase was also due to a

$14 million, or 9.5%, increase in net investment income, primarily due to higher average levels of owned investments.

        Expenses

        We recorded total expenses of $793 million for the six months ended June 30, 2005 in our protection segment, a $108 million, or 15.8%, increase compared to $685 million for the six months ended June 30, 2004. This increase was primarily due to a $55 million, or 14.6%, increase in provisions for benefits, claims, losses and settlement expenses, which largely resulted from higher average personal auto and home insurance policies inforce, primarily as a result of our Costco alliance. The remaining increase in our protection segment expenses was primarily due to a $21 million, or 34.5%, increase in DAC amortization expense, reflecting our first quarter 2004 lengthening of amortization periods for certain life insurance products in connection with our adoption of SOP 03-1.

Corporate and Other

        We recorded total revenues of $250 million for the six months ended June 30, 2005 in our corporate and other segment, a $22 million, or 9.5%, increase compared to $228 million for the six months ended June 30, 2004. The increase in revenues primarily resulted from increased management, financial advice and service fees due to increased financial planning revenues, increased activity at our subsidiary, Securities America Financial Corporation, which operates its own separately branded distribution network and, to a lesser extent, the improvement in net investment income as a result of gains from the sale of corporate investments.

        We recorded total expenses of $359 million for the six months ended June 30, 2005 in our corporate and other segment, a $90 million, or 33.7%, increase compared to $269 million for the six months ended June 30, 2004. The principal reason for the increase was the incurrence of separation costs in the first half of 2005, which relate to financial advisor retention program costs, professional fees associated with our re-branding and brand strategy and other expenses related to the separation and distribution.

  Years Ended December 31, 2004, 2003 and 2002

        The following tables present summary income statement and balance sheet financial data by segment for the periods indicated.

	Year ended December 31
	2004		2003		2002
	Amount	% Change(a)	Amount	% Change(a)	Amount
	(in millions except percentages)
Total revenues by segment
Asset Accumulation and Income	$4,894	16.2%	$4,211	10.3%	$3,817
Protection	1,923	10.9%	1,733	10.7%	1,566
Corporate and Other	431	2.7%	419	1.8%	412
Eliminations	(3)	50.0%	(2)	—	(2)

Consolidated	$7,245	13.9%	$6,361	9.8%	$5,793

(a) Percentage change calculated using thousands.

Total expenses by segment
Asset Accumulation and Income	$4,142	17.9%	$3,514	6.5%	$3,300
Protection	1,435	(1.9)%	1,462	26.1%	1,160
Corporate and Other	498	11.7%	446	8.7%	410
Eliminations	(3)	50.0%	(2)	0.0%	(2)

Consolidated	$6,072	12.0%	$5,420	11.3%	$4,868

Income before income tax provision and accounting change by segment
Asset Accumulation and Income	$752	7.9%	$697	34.9%	$517
Protection	488	80.3%	271	(33.3)%	406
Corporate and Other	(67)	#	(27)	#	2

Consolidated	$1,173	24.5%	$941	1.7%	$925

	At December 31,
	2004		2003
	Amount	% Change(a)	Amount
	(in millions except percentages)
Total assets by segment
Asset Accumulation and Income	$75,389	10.1%	$68,487
Protection	13,465	6.4%	12,655
Corporate and Other	4,259	0.4%	4,242

Consolidated	$93,113	9.1%	$85,384

(a)
Percentage change calculated using thousands.

#
Variance 100% or greater.

  Asset Accumulation and Income

        The following tables present financial information for our asset accumulation and income operating segment for the periods indicated.

(a)
Percentage change calculated using thousands.
#
Variance 100% or greater.

	Year ended December 31
	2004		2003		2002
	Amount	% Change(a)	Amount	% Change(a)	Amount
	(in millions except percentages)
Revenues
Management, financial advice and service fees	$1,982	34.6%	$1,473	3.8%	$1,420
Distribution fees	784	6.4%	736	13.9%	646
Net investment income	2,082	5.0%	1,984	14.0%	1,740
Other revenues	46	#	18	63.9%	11

Total revenues	$4,894	16.2%	$4,211	10.3%	$3,817

Expenses
Compensation and benefits—Field	891	26.4%	705	8.5%	650
Interest credited to account values	1,209	(6.3)%	1,291	9.4%	1,180
Benefits, claims, losses and settlement expenses	52	#	22	(58.8)%	54
Amortization of deferred acquisition costs	305	43.1%	212	(50.5)%	429
Interest and debt expense	33	9.3%	31	42.4%	22
Other operating expenses	1,652	31.9%	1,253	29.9%	965

Total expenses	4,142	17.9%	3,514	6.5%	3,300

Income before income tax provision and accounting change	$752	7.9%	$697	34.9%	$517

(a)
Percentage change calculated using thousands.

#
Variance 100% or greater.

        Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        Revenues

        We recorded total revenues of $4,894 million for the year ended December 31, 2004 in our asset accumulation and income segment, a $683 million, or 16.2%, increase compared to $4,211 million for the year ended December 31, 2003. This increase was primarily due to a $509 million, or 34.6%, increase in management, financial advice and service fees, resulting from higher average managed assets. A significant portion of the increase in our managed assets was due to the full-year impact of our September 2003 acquisition of Threadneedle, as well as general improvement in the equity markets. Net investment income increased $98 million, or 5.0%, reflecting lower losses on available-for-sale securities and significant improvements in other net gains and losses as noted in the discussion of our consolidated results of operations. The $48 million, or 6.4%, increase in distribution fees is primarily a result of greater mutual fund fees driven principally by fees earned on wrap account assets as well as increased retail and institutional brokerage fees, partially offset by decreases in fees from sales of other companies' REIT products.

        Expenses

        We recorded total expenses of $4,142 million for the year ended December 31, 2004 in our asset accumulation and income segment, a $628 million, or 17.9%, increase compared to $3,514 million for the year ended December 31, 2003. This increase was primarily due to a $399 million, or 31.9%, increase in our other operating expenses, primarily due to the full-year effect of our September 2003 acquisition of Threadneedle, higher salaries and benefits, and increased management incentive costs for employees.

        Expenses in our asset accumulation and income segment also increased as a result of a $186 million, or 26.4%, increase in field compensation and benefits expense reflecting higher commissions resulting from increased financial advisor production levels, as well as reduced levels of DAC capitalization reflecting changes in our product sales mix. DAC amortization expense increased $93 million, or 43.1%, primarily due to our third quarter 2003 review of amortization assumptions, which had a more significant amortization reduction impact on annuity products in 2003 as compared to 2004. DAC amortization changes are discussed in more detail in our consolidated results of operations discussion above. DAC amortization expense related to our annuities was lower than it would have otherwise been in the first quarter of 2004 due to an adjustment made in conjunction with our adoption of SOP 03-1 in the first quarter of 2004, which significantly reduced DAC amortization expense for the reasons noted above in the discussion of our consolidated results of operations for the year ended December 31, 2004.

        These increases in expenses of our asset accumulation and income segment were only partially offset by the decrease in interest credited to account values, which decreased by $82 million, or 6.3%, primarily due to lower interest crediting rates and the effect of lower appreciation in the S&P 500 on our equity-indexed annuities and investment certificate products.

        Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Revenues

        We recorded total revenues of $4,211 million for the year ended December 31, 2003 in our asset accumulation and income segment, a $394 million, or 10.3%, increase compared to $3,817 million for the year ended December 31, 2002. Net investment income increased $244 million, or 14.0%, resulting from increased levels of our owned assets and the effects of appreciation in the S&P 500 on the value of options hedging outstanding indexed annuity and face-amount certificate products, compared to depreciation in the index in 2002. Distribution fees increased $90 million, or 13.9%, due to sales of other companies' REIT products and brokerage-related activities. Management, financial advice and service fees increased $53 million, or 3.8%, primarily due to higher levels of managed assets due to our September 2003 acquisition of Threadneedle.

        Expenses

        We recorded total expenses of $3,514 million for the year ended December 31, 2003 in our asset accumulation and income segment, a $214 million, or 6.5%, increase compared to $3,300 million for the year ended December 31, 2002. Other operating expenses increased $288 million, or 29.9%, reflecting increased non-field compensation and benefits expense due to the effects of the Threadneedle acquisition and an increase in the average number of employees over the period. Interest credited to account values increased $111 million, or 9.4%, resulting from higher average inforce levels of our annuity products and the effects of appreciation in the S&P 500 on equity-indexed annuities in 2003 compared to depreciation in 2002. Field compensation and benefits expenses increased by $55 million, or 8.5%, reflecting increased commissions resulting from increased financial advisor production levels and an increase in the average number of branded financial advisors over the period.

        These increases in expenses of our asset accumulation and income segment more than offset the significant decrease in DAC amortization expense, which was down $217 million, or 50.5%, due to the positive effects of favorable equity market performance on variable annuity product DAC and faster than assumed growth in client asset values associated with our variable annuity products, which results in a deceleration of DAC amortization.

  Protection

        The following tables present financial information for our protection operating segment for the periods indicated.

	Year ended December 31
	2004		2003		2002
	Amount	% Change(a)	Amount	% Change(a)	Amount
	(in millions except percentages)
Revenues
Management, financial advice and service fees	$58	29.9%	$44	5.3%	$42
Distribution fees	105	2.9%	102	24.3%	82
Net investment income	316	9.7%	288	(1.0)%	291
Premiums	1,023	14.3%	895	18.2%	757
Other revenues	421	4.3%	404	2.6%	394

Total revenues	$1,923	10.9%	$1,733	10.7%	$1,566

(a)
Percentage change calculated using thousands.

	Year ended December 31
	2004		2003		2002
	Amount	% Change(a)	Amount	% Change(a)	Amount
	(in millions except percentages)
Expenses
Compensation and benefits—Field	$90	13.8%	$79	17.3%	$67
Interest credited to account values	143	(6.5)%	152	(8.0)%	166
Benefits, claims, losses and settlement expenses	777	8.3%	717	16.7%	615
Amortization of deferred acquisition costs	132	(50.8)%	268	98.5%	135
Interest and debt expense	19	28.2%	15	39.1%	11
Other operating expenses	274	18.8%	231	38.9%	166

Total expenses	1,435	(1.9)%	1,462	26.1%	1,160

Income before income tax provision and accounting change	$488	80.3%	$271	(33.3)%	$406

(a)
Percentage change calculated using thousands.

        Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        Revenues

        We recorded total revenues of $1,923 million for the year ended December 31, 2004 in our protection segment, a $190 million, or 10.9%, increase compared to $1,733 million for the year ended December 31, 2003. Premium revenues increased $128 million, or 14.3%, reflecting increased sales of our personal auto and home protection products, primarily auto insurance sold through our Costco alliance. Net investment income increased $28 million, or 9.7%, reflecting reduced losses on available-for-sale securities and significant improvements in other net gains and losses.

        Expenses

        We recorded total expenses of $1,435 million for the year ended December 31, 2004 in our protection segment, a $27 million, or 1.9%, decrease compared to $1,462 million for the year ended December 31, 2003. This decrease resulted from a $136 million, or 50.8%, decrease in DAC amortization expense. DAC amortization expense decreased primarily as a result of the first quarter 2004 lengthening of amortization periods for certain life insurance products in connection with our adoption of SOP 03-1. Partially offsetting this significant decrease in DAC amortization expense were increases in provisions for benefits, claims, losses and settlement expenses of $60 million due to an increase in the average number of policies inforce and a $43 million increase in other operating expenses, primarily due to higher advertising and promotional expenses.

        Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Revenues

        We recorded total revenues of $1,733 million for the year ended December 31, 2003 in our protection segment, a $167 million, or 10.7%, increase compared to $1,566 million for the year ended December 31, 2002. This increase was primarily due to increased premium revenues, which increased $138 million, or 18.2%, resulting from increases in sales of our personal home and auto protection products, primarily through our strategic alliance with Costco.

        Expenses

        We recorded total expenses of $1,462 million for the year ended December 31, 2003 in our protection segment, a $302 million, or 26.1%, increase compared to $1,160 million for the year ended December 31, 2002. DAC amortization expense increased by $133 million, or 98.5%, due to the recognition of premium deficiencies on our long-term care insurance products during our annual third quarter evaluation of DAC. DAC amortization expense would have been even higher had it not been partially offset by the positive effects of favorable equity market performance on our variable life insurance products and faster than assumed growth in client asset values associated with variable universal life insurance products.

        A portion of the increase in our protection segment expenses was also due to increased provisions for benefits, claims, losses and settlements, which increased $102 million, or 16.7%, due to the increase in the average number of policies inforce, in particular personal auto and home insurance, as well as increased other operating expenses, which increased $65 million or 38.9% primarily due to the effects of fewer capitalized DAC-related costs.

  Corporate and Other

        Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        We recorded total revenues of $431 million for the year ended December 31, 2004 in our corporate and other segment, a $12 million, or 2.7%, increase compared to $419 million for the year ended December 31, 2003. The increase in revenues primarily resulted from increased distribution fees and management, financial advice and service fees due to increased activity at our subsidiary Securities America Financial Corporation, which operates its own separately-branded distribution network. These increases were partially offset by recognition of losses from low-income housing investments, which were transferred to our corporate and other segment from our operating segments for regulatory capital reasons at year-end 2003.

        We recorded total expenses of $498 million for the year ended December 31, 2004 in our corporate and other segment, a $52 million, or 11.7%, increase compared to $446 million for the year ended December 31, 2003. This increase in total expenses was primarily due to an increase in field compensation and benefits, which resulted principally from increased commissions paid as a result of increased activity at our subsidiary, Securities America Financial Corporation.

        Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        We recorded total revenues of $419 million for the year ended December 31, 2003 in our corporate and other segment, a $7 million, or 1.8%, increase compared to $412 million for the year ended December 31, 2002. The increase in revenues primarily resulted from increased distribution fees and management, financial advice and service fees due to increased activity at our subsidiary Securities America Financial Corporation, which were partially offset by a decrease in other revenues.

        We recorded total expenses of $446 million for the year ended December 31, 2003 in our corporate and other segment, a $36 million, or 8.7%, increase compared to $410 million for the year ended December 31, 2002. The increase in total expenses was primarily due to an increase in field compensation and benefits expenses, which resulted principally from increased commissions paid as a result of increased activity at our subsidiary, Securities America Financial Corporation.

Financial Condition

        The following table presents selected information from our consolidated balance sheet as of the dates indicated.

	As of June 30,			As of December 31,
	2005 Amount	% Change	2004 Amount	2004 Amount	% Change	2003 Amount
		unaudited			audited
	(in millions of $ except percentages)
Investments(1)	$45,883	6.7%	$43,006	$45,984	6.3%	$43,264
Separate account assets(2)	37,433	13.8%	32,908	35,901	16.5%	30,809
Total assets	95,952	9.5%	87,591	93,113	9.1%	85,384
Future policy benefits and claims(2)	33,169	1.4%	32,699	33,253	3.2%	32,235
Investment certificate reserves	12,174	27.9%	9,517	11,332	23.1%	9,207
Payable to American Express	1,838	4.7%	1,755	1,869	19.7%	1,562
Long-term debt	378	0.6%	375	385	(13.6)%	445
Separate account liabilities(2)	37,433	13.8%	32,908	35,901	16.5%	30,809
Total liabilities	88,959	9.8%	81,021	86,411	10.6%	78,096
Total shareholder's equity	6,993	6.4%	6,570	6,702	(8.1)%	7,288

(1)
Includes $32,696 million, $33,153 million, $32,021 million and $32,468 million as of June 30, 2005, December 31, 2004, June 30, 2004 and December 31, 2003, respectively, of investments held by our insurance subsidiaries.

(2)
All amounts are held by our insurance subsidiaries.

        Our total assets and liabilities increased as of June 30, 2005 from June 30, 2004 levels and as of December 31, 2004 from December 31, 2003 levels primarily due to higher investments, investment certificate reserves and separate account assets and liabilities, which increased primarily as a result of net client inflows and market appreciation.

        Investments primarily include corporate debt and mortgage-backed securities. At June 30, 2005, our corporate debt securities comprise a diverse portfolio with the largest concentrations, accounting for approximately 68% of the portfolio, in the following industries: banking and finance, utilities, and communications and media. Investments also include $3,161 million and $3,406 million of mortgage loans on real estate as of June 30, 2005 and June 30, 2004, respectively, and $3,249 million and $3,511 million of mortgage loans on real estate at December 31, 2004 and 2003, respectively. Investments are principally funded by sales of insurance, annuities and investment certificates and by reinvested income. Maturities of these investments are largely matched with the expected future payments of insurance and annuity obligations. For additional information on our investment portfolio, see Note 2 to our consolidated financial statements included elsewhere in this information statement.

        Investments include $2.9 billion of below investment grade securities (excluding net unrealized appreciation and depreciation) at June 30, 2005, $3.1 billion at December 31, 2004 and $3.2 billion at both June 30, 2004 and December 31, 2003. These investments represent 6.5%, 7.1%, 7.6% and 7.6% of our investment portfolio at June 30, 2005, December 31, 2004, June 30, 2004 and December 31, 2003, respectively. Non-performing assets relative to invested assets (excluding short-term cash positions) were 0.02% at both June 30, 2005 and December 31, 2004, 0.04% at June 30, 2004 and 0.07% at December 31, 2003. Our management believes a more relevant measure of exposure of our below investment grade securities and non-performing assets should exclude $231 million, $230 million, $240 million and $236 million, at June 30, 2005, December 31, 2004, June 30, 2004 and December 31, 2003, respectively, of below investment grade securities (excluding net unrealized appreciation and depreciation), which were recorded as a result of the adoption of FIN 46. These assets are not available for our general use as they are for the benefit of the CDO-debt holders, and reductions in value of such investments will be fully absorbed by the third party investors. Excluding the impacts of FIN 46, investments include $2.7 billion at June 30, 2005, $2.9 billion at December 31, 2004, $3.0 billion at June 30, 2004 and $2.9 billion at December 31, 2003 of below investment grade securities

(excluding net unrealized appreciation and depreciation). They represent 6.1% of our investment portfolio at June 30, 2005, down from 6.5% at December 31, 2004, and 7.0% at both June 30, 2004 and December 31, 2003. Non-performing assets relative to invested assets (excluding short-term cash positions) were nil at June 30, 2005, 0.01% at December 31, 2004, nil at June 30, 2004 and 0.01% at December 31, 2003.

        During the six months ended June 30, 2005, we sold all of our retained interest in a CDO-related securitization trust and realized a pretax gain of $36 million. The carrying value of this retained interest was $705 million at December 31, 2004, of which $523 million was considered investment grade.

        As of June 30, 2005, we continued to hold investments in CDOs that we manage that were not consolidated pursuant to the adoption of FIN 46 as we were not considered the primary beneficiary. As a condition to managing certain CDOs, we are generally required to invest in the residual or "equity" tranche of the CDO, which is typically the most subordinated tranche of securities issued by the CDO entity. Our exposure as an investor is limited solely to our aggregate investment in the CDOs, and we have no obligations or commitments, contingent or otherwise, that could require any further funding of such investments. As of June 30, 2005, the carrying values of the CDO residual tranches we manage were $37 million, a net increase of $10 million from December 31, 2004, which primarily relates to the placement of new CDO products with clients. CDOs are illiquid investments. As an investor in the residual tranche of CDOs, our return correlates to the performance of portfolios of high-yield bonds and/or bank loans comprising the CDOs.

        The carrying value of the CDOs, as well as derivatives recorded on the balance sheet as a result of consolidating certain SLTs, which were liquidated by the end of July 2005, and our projected return are based on discounted cash flow projections that require a significant degree of management judgment as to assumptions primarily related to default and recovery rates of the high-yield bonds and/or bank loans either held directly by the CDOs or in the reference portfolio of the SLTs and, as such, are subject to change. Although the exposure associated with our investment in CDOs is limited to the carrying value of such investments, they have significant volatility associated with them because the amount of the initial value of the loans and/or other debt obligations in the related portfolios is significantly greater than our exposure. In the event of significant deterioration of a portfolio, the relevant CDO may be subject to early liquidation, which could result in further deterioration of the investment return or, in severe cases, loss of the CDO carrying amount. The derivatives recorded as a result of consolidating certain SLTs under FIN 46 are primarily valued based on the expected gains and losses from liquidating a reference portfolio of high-yield loans. The overall exposure to loss related to these derivatives is represented by the pretax net assets of the SLTs, which were $165 million at June 30, 2005 and $462 million at December 31, 2004. The two remaining SLT structures were liquidated by the end of July 2005, and no further exposure remains.

        Assets consolidated as a result of our December 31, 2003 adoption of FIN 46 were $1.2 billion. The newly consolidated assets consisted of $844 million of cash, $244 million of below investment grade securities classified as available-for-sale (including net unrealized appreciation and depreciation), $64 million of derivatives and $15 million of loans and other assets, essentially all of which are restricted. The effect of consolidating these assets on our balance sheet was offset by our previously recorded carrying values of our investment in such structures, which totaled $673 million. We also recorded $500 million of newly consolidated liabilities, which consisted of $325 million of non-recourse debt, $175 million of other liabilities and $9 million of net unrealized after-tax appreciation on securities classified as available-for-sale. For additional information relating to our adoption of FIN 46, see Note 3 to our consolidated financial statements included elsewhere in this information statement.

        Ongoing results of operations specifically related to the consolidated CDO are non-cash items and primarily relate to interest earned on the portfolio of high-yield bonds, gains and losses on the sale of bonds and loans and interest paid on the CDO debt. Changes in value of the portfolio of high-yield bonds will be reflected within other comprehensive income unless a decline in value is determined to be other-than-temporary, in which case a charge will be recorded within the results of operations. These impacts will be dependent upon market factors during such time and will result in periodic net operational income or expense. We expect, in the aggregate, such operational income or expense related to the CDO, including the December 31, 2003 FIN 46 implementation non-cash charge of $88 million pretax ($57 million after-tax), to reverse itself over time as the structure matures, because the debt issued to the investors in the consolidated CDO is non-recourse to us, and further reductions in the value of the related assets will be absorbed by the third party investors. Therefore, our maximum cumulative exposure to pretax loss as a result of our investment in the CDO is represented by the carrying value prior to the adoption of FIN 46, which was nil. During 2004, we recorded a $4 million pretax charge and during the first half of 2005, we recorded a $13 million pretax income amount related to the liquidation of the two remaining SLTs. These SLT structures were liquidated by the end of July 2005, and no further exposure remains. In connection with the SLT liquidated in 2004, we recorded a cumulative net pretax charge of $24 million during the year ended December 31, 2004.

        Separate account assets represent funds held for the exclusive benefit of variable annuity and variable life insurance contract holders. These assets are generally carried at market value, and separate account liabilities are equal to separate account assets. We earn investment management, administration and other fees from the related accounts. The increase in separate account assets to $37,433 million as of June 30, 2005 compared to $32,908 million as of June 30, 2004 resulted from market appreciation and foreign currency translation of $2,583 million and net inflows of $1,942 million. The increase in separate account assets to $35,901 million as of December 31, 2004 compared to $30,809 million as of December 31, 2003 resulted from market appreciation and foreign currency translation of $3,198 million and net inflows of $1,894 million.

        We hold reserves for current and future obligations that are primarily related to fixed annuities, certain guaranteed payments under variable annuities, face-amount certificates and life, disability and long-term care insurance. Reserves related to fixed annuities, guarantees under variable annuities and life, disability and long-term care insurance are reflected in future policy benefits and claims in our consolidated balance sheet. We record reserves associated with our obligations related to face-amount certificates under investment certificate reserves in our balance sheet. Reserves for fixed annuities, universal life contracts and face-amount certificates are equal to the underlying contract accumulation values. Reserves for other life, disability and long-term care insurance products are based on various assumptions, including mortality rates, morbidity rates and policy persistency.

Liquidity and Capital Resources

        Our legal entity organizational structure has an impact on our ability to meet cash flow needs as an organization. Following is a simplified organizational structure. Names reflect current legal entity names of subsidiaries. We have changed some of these names in connection with the separation and distribution. See "Our Business—Our New Brand."

        We are primarily a parent holding company for the operations carried out by our subsidiaries. Because of our holding company structure, our ability to meet our cash requirements, including the payment of dividends on our common stock, substantially depends upon the receipt of dividends from our subsidiaries, particularly our life insurance subsidiary, IDS Life, our face-amount certificate subsidiary, Ameriprise Certificate Company (formerly American Express Certificate Company), or ACC, our retail broker-dealer subsidiary, Ameriprise Financial Services, Inc. (formerly American Express Financial Advisors Inc.), or AFSI, and our broker-dealer subsidiary, American Enterprise Investment Services, or AEIS. As described under "Our Business—Regulation," the payment of dividends by many of our subsidiaries, including IDS Life, IDS Property Casualty, ACC, AFSI and AEIS, is restricted. Regardless of the particular regulations restricting dividend payments, we also take into account the overall health of the business, capital quality and risk management in determining a dividend strategy for payments to our company from our subsidiaries, and in deciding to use cash to make capital contributions to our subsidiaries.

        The following table sets out the dividends paid to our company (including extraordinary dividends paid with necessary advance notifications to regulatory authorities), net of capital contributions made by our company, and the dividend capacity (amount within the limitations of the applicable regulatory authorities as further described below) for each of IDS Life, ACC, AFSI, IDS Property Casualty and AEIS subsidiaries for the periods indicated:

	Year Ended December 31,
	2004	2003	2002
	(in millions)
Dividends paid/(contributions made), net
IDS Life	$930	$—	$(330)
ACC	—	50	10
AFSI	20	20	—
AEIS	61	—	—
IDS Property Casualty	87	58	54

Total	$1,098	$128	$(266)

Dividend capacity
IDS Life	$449	$241	$195
ACC	13	69	32
AFSI	103	74	28
AEIS	124	105	93
IDS Property Casualty	31	6	2

Total	$720	$495	$350

        For IDS Life, the dividend capacity is based on the greater of (1) the previous year's statutory net gain from operations and (2) 10% of the previous year-end statutory capital and surplus. Dividends that, together with the amount of other distributions made within the preceding 12 months, exceed this statutory limitation are referred to as "extraordinary dividends" and require advance notice to the Minnesota Department of Commerce, IDS Life's primary state regulator, and are subject to potential disapproval. IDS Life exceeded the statutory limitation during 2004, as reflected above by paying $930 million to our company, a portion of which was an extraordinary dividend (which we then paid to American Express, see "—Cash Flows—Financing Cash Flows" below). Notice of non-disapproval was received from the Minnesota Department of Commerce prior to paying these extraordinary dividends. In 2002, we used cash from operations and cash from dividend payments from our other subsidiaries to make capital contributions to IDS Life because statutory earnings were insufficient to fund IDS Life's capital requirements.

        For ACC, the dividend capacity is based on capital held in excess of regulatory requirements. In 2004, ACC's dividend capacity was significantly reduced because of capital required due to growth in the balance sheet resulting from increased product sales. For AFSI and AEIS, the dividend capacity is based on an internal model used to determine the availability of dividends, while maintaining net capital at a level sufficiently in excess of minimum levels defined by SEC regulations.

        For IDS Property Casualty, the dividend capacity is based on the lesser of (1) 10% of the previous year-end capital and surplus and (2) the greater of (a) net income (excluding realized gains) of the previous year and (b) the aggregate net income of the previous three years excluding realized gains less any dividends paid within the first two years of the three-year period. Dividends that, together with the amount of other distributions made within the preceding 12 months, exceed this statutory limitation are referred to as "extraordinary dividends" and require advance notice to the Office of the Commissioner of Insurance of the State of Wisconsin, IDS Property Casualty's primary state regulator, and are subject to potential disapproval. For IDS Property Casualty, dividends paid in 2003 and 2004 and the dividend capacity in 2004 increased significantly due to the inclusion of AMEX Assurance as a subsidiary of IDS Property Casualty. The portion of dividends paid by IDS Property Casualty in 2004, 2003 and 2002 in excess of the dividend capacity set forth in the table above were extraordinary dividends and received approval from the Office of the Commissioner of Insurance of the State of Wisconsin.

        We had $2,510 million in cash and cash equivalents at June 30, 2005, up from $1,078 million at December 31, 2004. We believe cash flows from operations, available cash balances and short-term borrowings will be sufficient to fund our operating liquidity needs.

  Cash Flows

  Operating Cash Flows

        For the six months ended June 30, 2005, net cash provided by operating activities was $395 million compared to $582 million for the same period in 2004. This decrease reflects lower net income coupled with changes in various operating assets and liabilities, partially offset by net cash provided by the return of seed money from our mutual funds and equity method investments in hedge funds.

        For the year ended December 31, 2004, net cash provided by operating activities was $911 million, significantly higher than for the year ended December 31, 2003. We generated net cash from operating activities in amounts greater than net income during 2004 primarily due to adjustments for depreciation and amortization, which represent expenses in our consolidated statements of income but do not require cash at the time of provision. Net cash used to fund seed money in our mutual funds and hedge funds, which are classified as trading securities and used to fund equity method investments in hedge funds, substantially decreased in 2004 compared to 2003. Operating cash flows also increased in 2004 due to net cash provided by changes in derivatives and other assets, which can vary significantly due to the amount and timing of payments. Net cash provided by operating activities was significantly lower in 2003 than 2002, as higher net income in 2003 was more than offset by fluctuations in our operating assets and liabilities primarily reflecting cash used to seed new mutual funds, hedge funds and collateralized loan portfolios. In addition, cash was used to purchase derivatives to mitigate interest rate risk.

  Investing Cash Flows

        Our investing activities primarily relate to our available-for-sale investment portfolio. Further, this activity is significantly affected by the net flows of our investment certificate, fixed annuity and universal life products reflected in financing activities. For the six months ended June 30, 2005, net cash provided by investing activities was $290 million compared to net cash used in investing activities of $575 million from the same period in 2004. This change resulted primarily from $285 million in net purchases of available-for-sale securities during the six months ended June 30, 2005 compared to $785 million in net purchases for the same period in 2004. In addition, the continued liquidation of the SLTs, which were originally consolidated under FIN 46, provided $337 million of net cash period over period.

        For the year ended December 31, 2004, we used $2,642 million net cash in investing activities, a significant change from the $8,416 million used in 2003. The change primarily reflects a $3,610 million increase in cash flows from unsettled securities transactions payable and receivable, related to investment transactions near the end of 2002 that settled in 2003. Positive net flows on investment certificate, fixed annuity and universal life products were $2,831 million for the year ended December 31, 2004 and $3,721 million for the same period in 2003. For the year ended December 31, 2003, net cash used in investing activities increased over the $1,516 million used in 2002 primarily due to cash flows from unsettled securities transactions payable and receivable related to investment transactions near the end of 2002 that settled in 2003 and $482 million in cash used for the Threadneedle acquisition in 2003. Positive net flows on investment certificate, fixed annuity and universal life products were $3,721 million for the year ended December 31, 2003 and $4,600 million for the same period in 2002.

  Financing Cash Flows

        Our financing activities primarily include the issuance of debt and our sale of annuities and face-amount certificates. Our borrowing needs are less significant as we generate funds through our operations, primarily through sales of our own asset accumulation, income management and protection products. We generated $755 million net cash from financing activities as of June 30, 2005, compared to using $65 million for the same period in 2004. This change reflects $656 million of dividends paid to American Express Company affiliated entities during the six months ended June 30, 2004 compared to no such dividends paid during the same period in 2005. In addition, we had $782 million of positive net flows from our face-amount certificates, fixed annuity and universal life products compared to $628 million for the same period in 2004. Finally, we used $70 million of cash to redeem our outstanding 6.5% medium-term notes at maturity in the first quarter of 2004.

        We generated $1,718 million from financing activities in 2004, down significantly from $4,274 million in 2003 and $4,717 million in 2002. These declines are principally the result of increased dividend payments to American Express Company in 2004 as well as a decrease in consideration received from sales of our annuity products. We paid an aggregate of $1,325 million in dividends, including extraordinary dividends received from IDS Life of $930 million, to American Express Company during 2004, compared to $334 million in dividends in 2003 and $377 million in dividends in 2002.

  Ratio of Earnings to Fixed Charges

        The following table sets forth, for the periods indicated, our ratio of earnings to fixed charges.

	Six Months Ended June 30,	Year Ended December 31,
	2005	2004	2003	2002	2001	2000
	(in millions except for ratios)
Income before income tax provision and accounting change (PTI)	$459	$1,173	$941	$925	$63	$1,465
Interest expense (I)	36	52	45	32	26	21
Ratio of earnings to fixed charges	13.8	23.6	21.9	29.9	3.4	70.8

        Our fixed charges consisted solely of interest expense for the periods indicated. We calculate the ratio of "earnings to fixed charges" by dividing the sum of income before income tax provision and accounting change (PTI) plus interest expense (I) by interest expense. The formula for this calculation is: (PTI+I)/(I).

  Description of Indebtedness

        At June 30, 2005, we had approximately $1.8 billion payable to American Express Company. In August 2005, we repaid $260 million of intercompany debt related to construction financing using cash received from the transfer of our ownership interest in AEIDC to American Express Company, and proceeds from the sale of our interest in a CDO securitization trust. In addition, in connection with the transfer of our 50% ownership interest in AEIDC to American Express Company, we further reduced our intercompany indebtedness payable by $141 million. Our current intercompany indebtedness includes a $1.3 billion line of credit from American Express Company. This credit facility contains a change in control provision such that if at any time during the term of the arrangement American Express Company owns less than 79.5% of our outstanding common stock, any amounts outstanding shall become due and payable no later than 90 days after the date on which American Express Company's share ownership is reduced below the threshold. For more information relating to our intercompany financing arrangements with American Express Company, see Notes 6 and 15 to our consolidated financial statements.

  New Financing Arrangements

        As part of the separation and distribution, we expect to replace our current intercompany indebtedness payable to American Express Company initially with a bridge facility from selected financial institutions (or American Express Company on arm's length terms, if not available from third parties), on or prior to the distribution date. In October 2005, we intend to replace the bridge facility through the issuance of $1.5 billion of unsecured senior debt securities ranging in maturities from 5 to

30 years from issuance. We also intend to obtain an unsecured revolving credit facility at or shortly prior to the separation and distribution.

  Sale-and-Leaseback Transaction

        In December 2004, our subsidiary, IDS Property Casualty, engaged in a sale-and-leaseback of one of its facilities for an initial term of ten years, with up to six renewal terms of five years each. We guaranteed IDS Property Casualty's obligations under the agreement and have accounted for this transaction as a financing. We included the $18 million in proceeds from this transaction in long-term debt at an implicit rate of 4.976%. Aggregate minimum rentals due over the initial base term are $1 million per year through 2009, and an aggregate of $7 million thereafter. For additional information relating to this sale-and-leaseback transaction, see "Our Business—Properties" and Note 6 to our consolidated financial statements.

  CDOs

        As of June 30, 2005 we had $310 million of non-recourse long-term debt relating to a CDO securitization trust that was consolidated beginning December 31, 2003, compared to $317 million at December 31, 2004 and $325 million at December 31, 2003. We consolidated this CDO securitization trust effective with our adoption of FIN 46. This debt will be repaid from the cash flows of the investments held within the portfolio of the CDO, which assets are held for the benefit of the CDO debt holders. For additional information relating to this debt, see Notes 3 and 6 to our consolidated financial statements.

  Medium-Term Notes

        On February 8, 1994, we issued $70 million aggregate principal amount of 6.5% fixed-rate unsecured medium-term notes due February 5, 2004 and $50 million aggregate principal amount of 6.625% fixed-rate unsecured medium-term notes due February 15, 2006 in a private placement to institutional investors. The medium-term notes do not impose financial covenants on our company other than an agreement to maintain at all times a consolidated net worth of at least $400 million. Under the medium-term notes, we have agreed not to pledge the shares of our principal subsidiaries. Events of default under the medium-term notes include a default in payment and certain defaults or acceleration of certain other financial indebtedness. We redeemed $70 million in aggregate principal amount of outstanding 6.5% medium-term notes at maturity in February 2004.

  Contractual Commitments

        The contractual obligations identified in the table below include both our on- and off-balance transactions that represent material expected or contractually committed future obligations. The following table presents payments due by period as of December 31, 2004.

		Payments due in year ending
	Outstanding at December 31, 2004
Contractual Obligations		2005	2006- 2007	2008- 2009	2010 and Thereafter
	(in millions)
Balance Sheet:
Long-term debt(a)	$1,963	$1,068	$560	$—	$335
Insurance and annuities(b)	54,755	3,366	7,036	6,937	37,416
Investment certificates(c)	11,332	10,867	465	—	—
Off-Balance Sheet:
Lease obligations	645	77	123	83	362
Purchase obligations(d)	133	80	46	7	—

Total:	$68,828	$15,458	$8,230	$7,027	$38,113

(a)
See Note 6 to our consolidated financial statements for more information regarding our long-term debt.

(b)
These scheduled payments are represented by reserves of $33 billion at December 31, 2004 and are based on interest credited, mortality, morbidity, lapse, surrender and premium payment assumptions. Actual payment obligations may differ if experience varies from these assumptions. Separate account liabilities have been excluded as associated contractual obligations would be met by separate account assets.

(c)
The payments due by year are based on contractual term maturities. However, contractholders have the right to redeem the investment certificates earlier and at their discretion subject to surrender charges, if any. Redemptions are most likely to occur in periods of substantial increases in interest rates.

(d)
These payments due by year are based on allocations of American Express Company's consolidated amounts.

        For additional information relating to these contractual commitments, see Note 16 to our consolidated financial statements.

  Off-Balance Sheet Arrangements

  Retained Interests in Assets Transferred to Unconsolidated Entities

        In 2001, we placed a majority of our rated CDO securities and related accrued interest, as well as a relatively minor amount of other liquid securities, having an aggregate book value of $905 million into a securitization trust. We sold interests in the trust to institutional investors for $120 million in cash (excluding transaction expenses), and retained an aggregate allocated book amount of $785 million. We sold our interest in the securitization trust in the second quarter of 2005 for a net gain of $36 million.

  Investment Portfolio

        Our investment portfolio is a high-quality and diversified portfolio, both by sector and issuer, with 6.5% rated below investment grade as of June 30, 2005. See Note 2 to our consolidated financial statements for details regarding our investment portfolio holdings. We manage our investment portfolio with an emphasis on investment income and capital preservation. Our current strategy focuses on cash-flow certainty and credit quality as interest rates have declined and risk premiums have narrowed.

Qualitative and Quantitative Disclosures about Market Risks

        We have two principal components of market risk: interest rate risk and equity market risk within both of our asset accumulation and income and protection segments. Interest rate risk results from investing in assets that are somewhat longer and reset less frequently than the liabilities they support. We manage interest rate risk through the use of a variety of tools that include modifying the maturities of investments supporting our fixed annuities, insurance and certificate products. Additionally, we enter into derivative financial instruments, such as interest rate swaps, caps, floors and swaptions, which change the interest rate characteristics of client liabilities or investment assets. Because certain of our investments and asset management activities are impacted by the value of our managed equity-based portfolios, from time to time we enter into risk management strategies that may include the use of equity derivative financial instruments, such as equity options, to mitigate our exposure to volatility in the equity markets.

  Interest Rate Risk

        Our interest rate exposures arise primarily with respect to our protection, annuity and face-amount certificate products and our investment portfolio. Such client liabilities and investment assets generally do not create naturally offsetting positions as it relates to basis, repricing or maturity characteristics. Rates credited to clients' accounts generally reset at shorter intervals than the yield on underlying investments. Further, the expected maturities on the investment assets may not align with the certificate maturities and surrender or other benefit payments from fixed annuity and insurance products. Therefore, our interest spread margins are affected by changes in the general level of interest rates. The extent to which the level of rates affects spread margins is managed primarily by a combination of modifying the maturity structure of the investment portfolio to more closely align with the client liability maturities, and the use of derivative financial instruments to modify the interest rate risk characteristics associated with certain client liabilities and investment assets.

        From time to time, we enter into interest rate swaps or other interest rate related derivative instruments that effectively decrease the mismatch between the repricing of client liabilities and the investments supporting the liabilities. This helps align the interest rate characteristics of the client liabilities with the interest rate characteristics of the investment assets. These derivative financial instruments are generally economic hedges that do not qualify for hedge accounting. As of June 30, 2005 and as of December 31, 2004 and 2003, we had no derivatives outstanding utilizing this specific risk management strategy.

        Additionally, from time to time, we enter into interest rate swaps to "lock in" interest rates at a specified market rate related to the forecasted interest credited on client liabilities, such as client investor certificates or other funding instruments. These liabilities generally contain a fixed interest rate provision, which is set at the time of the future issuance. These hedging activities are generally eligible for hedge accounting. The total notional of derivatives outstanding under this risk management strategy was $1.5 billion as of June 30, 2005 and $1.2 billion and $3.7 billion as of December 31, 2004 and 2003, respectively. The total fair value of these derivative financial instruments, excluding accruals, was $(19) million as of June 30, 2005 and $1 million and $(24) million as of December 31, 2004 and 2003, respectively. The total amounts recognized in the statement of income for these contracts were losses of $14 million for the six months ended June 30, 2005 and $22 million, $24 million and $27 million for the years ended December 31, 2004, 2003 and 2002, respectively. Net cash paid related to these derivative financial instruments totaled $4 million for the six months ended June 30, 2005 and $22 million, $22 million and $31 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        Further, from time to time, we also enter into swaptions or other interest rate floors and caps to mitigate the impact of increasing interest rates related to the forecasted interest payments of future annuity sales to clients. Such annuities generally contain fixed interest rate provisions, which are set at the time of the future issuance, and impact the total interest payment cash flows related to the annuities. Therefore, this strategy allows us to "lock in" interest rate risk associated with the forecasted annuity sale cash flows at a specified market rate in the event that interest rates rise but not "lock in" the interest rate risk on the event that interest rates decline. The total notional of derivatives outstanding under this risk management strategy was $1.2 billion as of June 30, 2005, December 31, 2004 and 2003. The total fair value of these derivative financial instruments was $7 million as of June 30, 2005 and $27 million and $61 million as of December 31, 2004 and 2003, respectively. We recognized $(8) million in the statement of income for the six months ended June 30, 2005 and no significant amounts for the years ended December 31, 2004 and 2003. No cash was paid for the six months ended June 30, 2005 and year ended December 31, 2004. Total cash paid was $72 million for the year ended December 31, 2003.

        Finally, from time to time, we enter into interest rate swaps to hedge the change in fair value of specific investment assets, generally corporate bonds, due to changes in interest rates. These investment assets contain a fixed interest rate provision, which the interest rate swaps allow us to effectively convert to a floating rate. These hedging activities are generally eligible for hedge accounting. The total notional of derivatives outstanding under this risk management strategy was $131 million as of June 30, 2005 and $155 million as of December 31, 2004 and 2003. The total fair value of these derivative financial instruments was $(2) million as of June 30, 2005 and $(5) million and $(8) million as of December 31, 2004 and 2003, respectively. The total amounts recognized in the statement of income for these contracts were $1 million for the six months ended June 30, 2005 and $(1) million, $(3) million and $(21) million for the years ended December 31, 2004, 2003 and 2002, respectively. Net cash paid related to these derivative financial instruments totaled $2 million for the six months ended June 30, 2005 and $5 million, $8 million and $5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        The negative effect on our pretax earnings of a 100 basis point increase in interest rates, which assumes repricings and client behavior based on the application of proprietary models, to the book of business at December 31, 2004 and 2003 would be approximately $58 million and $53 million, respectively.

  Equity Risk

        We have three primary exposures to the general level of equity markets. One exposure is that we earn fees from the management of equity securities in variable annuities, variable insurance, our own mutual funds and other managed assets. The amount of fees is generally based on the value of the portfolios, and thus is subject to fluctuation with the general level of equity market values. To reduce the sensitivity of our fee revenues to the general performance of equity markets, we may from time to time enter into various combinations of financial instruments such as equity market put and collar options that mitigate the negative effect on fees that would result from a decline in the equity markets. For example, in 2005, we purchased put options to mitigate reductions in our management fees in the event of a downturn in the equity markets.

        The second exposure is the equity risk related to certain face-amount certificate and annuity products that pay interest based upon the relative change in the S&P 500 index. We enter into options and futures contracts to economically hedge this risk. These products generally have rates that are paid to clients based on equity market performance, with minimum guarantees. The minimum guarantees are provided by a portfolio of fixed income securities, while the equity based return is provided by a portfolio of equity options and futures constructed to replicate the return to the policyholder.

        Finally, although we currently bear all risk related to guaranteed minimum death and income benefits associated with certain of our variable annuity products, we hedge our guaranteed minimum withdrawal benefit risk using futures contracts, but are still exposed to income statement volatility from change in equity market volatility. Such annuities, which were first introduced in 2004, typically have account values that are based on an underlying portfolio of mutual funds which fluctuate based on equity market performance. The guaranteed minimum withdrawal benefit guarantees that over a period of approximately 14 years the client can withdraw an amount equal to what has been paid into the contract, regardless of the performance of the underlying funds. This option is an embedded derivative that is accounted for at fair value, with changes in fair value recorded through earnings. To economically hedge these changes in market value, we have a portfolio of equity futures contracts constructed to offset a portion of the changes in the option mark-to-market.

        For all of our economic equity risk hedges, the total notional of derivatives outstanding under this risk management strategy was $849 million as of June 30, 2005 and $283 million and $264 million as of December 31, 2004 and 2003, respectively. The total net fair value of these derivative financial instruments was $64 million as of June 30, 2005 and $70 million and $66 million as of December 31, 2004 and 2003, respectively. The total amounts recognized in the statement of income for these contracts were $(3) million for the six months ended June 30, 2005 and $16 million, $7 million and $(43) million for the years ended December 31, 2004, 2003 and 2002, respectively. Cash (paid)/received related to these derivative financial instruments totaled $(4) million for the six months ended June 30, 2005 and $19 million, $(30) million and $(20) million for the years ended December 31, 2004, 2003 and 2002, respectively.

        The negative effect on our pretax earnings of a 10% decline in equity markets would be approximately $85 million and $89 million based on managed assets, certificate and annuity business inforce and index options as of December 31, 2004 and 2003, respectively.

  Foreign Currency Risk

        Our September 2003 acquisition of U.K.-based Threadneedle resulted in foreign currency exposures. We manage these foreign currency exposures primarily by entering into agreements to buy and sell currencies on a spot basis or through foreign currency forward contracts, which are derivative financial instruments. We use foreign currency forward contracts to hedge our foreign currency exposure related to the net investment in the foreign operations of Threadneedle. These foreign currency forwards are designated and accounted for as hedges. For other foreign currency transaction exposures, such as the issuance of foreign currency denominated deposits, we generally use foreign currency forward contracts to economically hedge such exposures and "lock in" a component of that exposure to the specific currencies at a specified rate. The total principal of foreign currency derivative products outstanding was $1.0 billion as of June 30, 2005 and $1.6 billion and $1.4 billion as of December 31, 2004 and 2003, respectively. The total net fair value of these derivative financial instruments was $8 million as of June 30, 2005 and $(27) million and $(4) million as of December 31, 2004 and 2003, respectively. The total amounts recognized in the statement of income for these contracts were $(38) million for the six months ended June 30, 2005 and $2 million, $6 million and $17 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        Based on the year-end 2004 foreign exchange positions, the effect on our earnings and equity of a hypothetical 10% change in the value of the U.S. dollar would be immaterial.

  Risk Management

        Our owned investment securities are, for the most part, held to support our life insurance, annuity and face-amount certificate products. We primarily invest in long-term and intermediate-term fixed income securities to provide our contractholders with a competitive rate of return on their investments while controlling risk. In addition to our general investment strategy described above under "—Liquidity and Capital Resources—Investment Portfolio," our investment in fixed income securities is designed to provide us with a targeted margin between the interest rate earned on investments and the interest rate credited to clients' accounts. We do not trade in securities to generate short-term profits for our own account.

        We regularly review models projecting various interest rate scenarios and risk/return measures and their effect on profitability. We structure our investment security portfolios based upon the type and behavior of the products in the liability portfolios to achieve targeted levels of profitability within defined risk parameters and to meet contractual obligations. Part of our strategy includes the use of derivatives, such as interest rate caps, swaps and floors, for risk management purposes.

        Our potential credit exposure to a counterparty from derivatives is aggregated with all of our other exposures to the counterparty to determine compliance with established credit and market risk limits at the time we enter into a derivatives transaction. Credit exposures may take into account enforceable netting arrangements. Prior to execution of a new type or structure of derivative contract, we determine the variability of the contract's potential market and credit exposures and whether such variability might reasonably be expected to create exposure to a counterparty in excess of established limits.

  Contingent Liquidity Planning

        We have developed a contingent funding plan that enables us to meet client obligations during periods in which our clients do not roll over maturing certificate contracts and elect to withdraw funds from their annuity and insurance contracts. We designed this plan to allow us to meet these client withdrawals by selling or obtaining financing, through repurchase agreements of portions of our investment securities portfolio.

OUR BUSINESS

Overview

        We are a financial planning and financial services company that offers solutions for our clients' asset accumulation, income management and protection needs. As of June 30, 2005, we had over 2.7 million individual, business and institutional clients and a network of over 12,000 financial advisors and registered representatives, including registered representatives of our Securities America Financial Corporation subsidiary, who provide personalized financial planning, advisory and brokerage services.

        We strive to deliver financial solutions to our clients through a tailored approach focused on building a long-term personal relationship through financial planning that is responsive to our clients' evolving needs. The financial solutions we offer include both our own products and services and products of other companies. Our financial planning and advisory process provides comprehensive solutions for our clients' lifetime asset accumulation, income management and protection needs. We believe that our focus on personal relationships, together with our strengths in financial planning and product development, allows us to better address the financial needs of our core mass affluent clients. This focus also puts us in a strong position to capitalize on significant demographic and market trends, which we believe will continue to drive increased demand for financial planning and the other financial services we provide, particularly among our target client population.

        Our nationwide network of financial advisors and registered representatives is the means by which we develop personal relationships with our clients. We refer to the advisors who use our brand name (who numbered over 10,500 at June 30, 2005) as our branded advisors. Our branded advisor network is also the primary distribution channel through which we offer our asset accumulation and income management products and services, as well as a range of protection products. We provide our branded advisors training, tools and centralized support to assist them in delivering tailored solutions to our clients, including products and services responsive to their needs. We believe that the integration of our advisors and the financial solutions we offer through our financial planning model not only improves the products and services we provide to our clients, but also allows us to reinvest in enhanced services for our clients and support for our advisors. This integrated model also affords us a better understanding of our client base, which allows us to better manage the risk profile of our businesses. In our experience, our business model results in more satisfied clients with deeper, longer lasting relationships with our company and increased retention of experienced advisors.

        We have two main operating segments aligned with the financial solutions we offer to address our clients' needs:

  •
  Asset Accumulation and Income, and

  •
  Protection.

Our asset accumulation and income business offers our own and other companies' mutual funds, as well as our own annuities and other asset accumulation and income management products and services to retail clients through our advisor network. We also offer our annuity products through outside channels, such as banks and broker-dealer networks. This operating segment also serves institutional clients in the separately managed account, sub-advisory and 401(k) markets, among others. We earn revenues in our asset accumulation and income segment primarily through fees we receive based on owned, managed and administered assets, the net investment income we earn on assets on our balance sheet related to this segment and distribution fees we earn on sales of mutual funds and other products. In our protection segment, we offer various life insurance, disability income and long-term care insurance products through our advisor network. We also offer personal auto and home insurance products on a direct basis to retail clients principally through our strategic marketing alliances. We earn revenues in this operating segment primarily through premiums and fees that we receive to assume insurance-related risk and net investment income we earn on assets on our balance sheet related to this segment.

        We also have a corporate and other segment, which consists of income derived from corporate level assets and unallocated corporate expenses, as well as the results of our subsidiary, Securities America Financial Corporation, which operates its own independent, separately branded distribution platform. Its over 1,500 registered representatives (at June 30, 2005) are part of our nationwide network of over 12,000 financial advisors and registered representatives.

        In 2004, we generated $7,245 million in total revenues, $1,173 million in income before income taxes and accounting change and $794 million in net income. As of June 30, 2005, we had over $410.2 billion in assets owned, managed and administered worldwide.

        We are incorporated in Delaware and our headquarters are located at 707 2nd Avenue South, Minneapolis, Minnesota 55474. We also maintain executive offices in New York, New York.

Our Strengths

        We believe our strengths position our company to be the provider of choice to a growing base of mass affluent consumers, particularly as many of them reach their retirement phase of life. These strengths include our:

  •
  Strong heritage with established position in the financial services industry. Over our 111-year history, we have established ourselves as a leading provider of solutions to help clients plan for and achieve their financial objectives, built on a foundation of personal relationships and a tailored approach. We further reinforced these traits during our 21-year tenure as a subsidiary of American Express Company. We intend to invest in and build on our heritage in re-establishing ourselves as an independent company with a new brand strategy. As of June 30, 2005, we had $410.2 billion in owned, managed and administered assets and a sales force of over 12,000 financial advisors and registered representatives. In 2004, our variable annuity products ranked 11th in new sales of variable annuities (according to VARDS®), our variable universal life insurance ranked 2nd in sales based on total premiums (according to Tillinghast Towers Perin Value™ survey) and our disability income insurance ranked 7th in sales based on total premiums (according to LIMRA International®). We were ranked among the top 15 full service 401(k) retirement plan providers based on assets for which we provide record keeping as of December 31, 2004 (according to CFO Magazine, April and May 2005).

  •
  Longstanding and deep client relationships. We believe that our financial planning approach fosters deep and long-term client relationships. We estimate that, of our clients with a financial plan, 75% have been with us for more than three years, with an attrition rate of less than 2% per year. Our clients with more than $100,000 in assets with our company have been with us, on average, more than 12 years. More than 60% of these clients have a financial plan and these clients hold an average of at least four products.

  •
  Personal planning and advisory relationships targeted to fast-growing mass affluent segment. We offer our clients personalized financial planning and advisory services through our financial advisor network. Our branded advisor network included the largest number of Certified Financial Planner™ practitioners of any retail advisory force in 2004 (according to the Certified Financial Planner Board of Standards Inc.). We believe our focus on financial planning positions us well to capitalize on the demographic trends in our target mass affluent segment—defined as households with income above $50,000 and investable assets between $100,000 and $1,000,000—

    particularly as they prepare for retirement. The mass affluent market accounts for about half of the $17 trillion of U.S. investable assets (according to the MacroMonitor 2004-2005 consumer survey prepared by SRI Consulting Business Intelligence). We have found that a majority of consumers in our target segment are willing to pay a knowledgeable advisor for financial advice to address their immediate and long term needs in the context of their entire financial situation (MacroMonitor 2004-2005 survey prepared by SRI Consulting Business Intelligence). We believe the planning process not only helps us develop a better understanding of the demographics and trends among our clients, but also helps us to develop more tailored solutions to address our clients' financial needs. We believe our approach results in increased client satisfaction, longer-term relationships with our clients and better risk profiles in our protection business. Our experience has shown that clients with a personalized financial planning relationship hold approximately three times more invested assets with our company than clients without a financial plan, and hold on average seven products (which is almost three times more than clients without a financial plan).

  •
  Large, well-trained sales force with a nationwide presence. At June 30, 2005, we had a nationwide network that included over 10,500 branded financial advisors. Our network represented the fifth largest sales force in the United States among Securities Industry Association member firms based on the number of our branded advisors (according to the 2004-2005 Yearbook of the Securities Industry Association) at December 31, 2004. Most of our branded advisors start their careers as financial planners with our company. They begin as employee advisors and go through training designed to instill the financial knowledge, personalized focus and tools necessary to help deliver a consistent, disciplined financial planning experience to clients as well as our varied product and service offerings. We believe that the grounding of our branded advisors in our financial planning model, as well as the resources that our integrated business model provides them, enhances our ability to hire and retain advisors. As of June 30, 2005, over 60% of our branded financial advisors had been with our company for more than 4 years and within that group, they have an average tenure of slightly more than 12 years.

  •
  Broad product development capability and diversified range of products and services. We develop and manage a broad range of asset accumulation, income management and protection products. In addition to our AXP and Threadneedle families of mutual funds, we are a leading producer of variable annuity and variable universal life products and also develop fixed annuities, face-amount certificates and deposit and credit products and a host of protection products such as life, disability income and personal auto and home insurance. Complementing our product offerings, we also provide access to a wide range of other companies' products and offer a number of services to help our clients achieve their financial goals. The diversity among our product and service offerings not only assists our financial advisor network in addressing the varied needs of our clients, but also provides our company with diversification among its sources of revenues and earnings.

  •
  Strong balance sheet and ratings and comprehensive risk management process. We believe our size, ratings and capital strength provide us with a sound basis for competing in the marketplace. Our holding company credit ratings currently are "A3" by Moody's, with a stable outlook and "A-" by Fitch, with a stable outlook. We also expect Standard & Poor's and A.M. Best to issue a debt rating to our company at the time of our first senior debt issuance. Our strong balance sheet, sound risk management and financial discipline have helped us maintain strong ratings, as well as client and advisor confidence in our business. We have a strong investment portfolio, with 6.5% rated below investment grade as of June 30, 2005. In addition, we apply risk management tools to prudently manage the risk profile of our company.

  •
  Experienced management team with sound business and decision-making capabilities. Our senior management team has an average of approximately 21 years of experience in the financial services industry. We have adopted American Express Company's recognized practices for successfully developing managerial talent at all levels of our organization and have instilled a performance- and execution-oriented corporate culture that we will continue to foster as an independent company. We utilize a consistent decision-making framework to evaluate our existing products and businesses, as well as to prioritize growth opportunities and the associated trade-offs for our company. This framework takes into account four key elements: client needs and behavior, competitor positioning and strategies, our capabilities and risk-return financial metrics.

Our Strategy

        As an independent financial planning and financial services company with a nationwide presence, a diverse set of asset accumulation, income management and protection products and services and an industry leading reputation for financial planning, we believe we are well positioned to further strengthen our offerings to existing and new clients and deliver profitable growth to our shareholders. The strategies we have developed to accomplish these objectives include:

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  Developing new client relationships. We intend to continue to grow our client base, with particular focus on the large and growing mass affluent segment. With our tailored approach and diverse range of financial solutions, we believe we are well positioned to address the needs of the mass affluent—particularly as they approach retirement, typically a time with heightened needs for comprehensive financial planning. In addition, according to the U.S. census bureau, over the next 15 years, the 45-64 age group—typically the prime financial planning and asset accumulation years for retirement—is projected to grow by 34%, with most of that growth occurring by 2010.

  •
  Deepening existing client relationships. To address the changing needs of our clients, we continue to develop methods for our branded financial advisors to introduce non-financial plan clients to the financial planning process and to assist financial planning clients to more fully implement plans they have in place. In addition, through the centralized support we provide our branded advisor network, such as market research about our existing client base, we identify opportunities for our financial advisors to build deeper relationships with clients by addressing potentially underserved needs. We believe that deeper, longer-term relationships with our clients foster, among other things, increased satisfaction among our clients and advisors and greater owned, managed and administered assets.

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  Growing and retaining our branded advisor force. We intend to continue to grow and enhance our branded advisor network by seeking to hire quality individuals, offering a choice of affiliation (employee or franchisee) and providing advisors with strong centralized support to help them build their practices. We have implemented a one-time equity-linked retention program for our branded advisors to promote a smooth separation from American Express Company. We are continuing our targeted recruitment efforts through our traditional channel of recruiting individuals who are new to the industry, as well as testing recruitment of experienced advisors. Our branded advisor network model provides greater flexibility to our branded advisors in building and managing their individual practices, which we believe leads to better hiring and retention. Our intention is to continue to enhance our centralized support for our branded advisors through easier to use systems. We believe this centralized support helps our advisors acquire more mass affluent clients and deliver a more consistent experience and a wider range of products and services. We continuously evaluate ways in which to improve our branded advisor network model, and believe a larger branded advisor force will assist in growing our client base.

  •
  Building brand awareness. We plan to invest substantial resources to develop and build awareness of our new brand, based on our position as a financial planning and financial services company with a 111-year history of personal client relationships and a strong nationwide presence. We also intend to continue to utilize our relationship with American Express Company, and our other alliance arrangements, to expand awareness of our new brand, support advisor recruitment and client acquisition efforts and define our advantages for prospective new distribution partners. For more information on our alliances, see "Our Relationship with American Express Company" and "—Asset Accumulation and Income—Retail Products and Services—Strategic Alliances and Other Marketing Channels—Strategic Alliances and Other Marketing Arrangements." We believe having strong brand recognition, built on a consistent message of shaping financial solutions for a lifetime through tailored financial advice, will help us grow as an independent company. In addition, we intend to continue focusing a large portion of our marketing and advertising efforts on our ability to address the retirement needs of our core market.

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  Expanding marketing, sales and distribution. Our marketing and sales efforts will focus on enhancing our existing wholesaling capabilities and local client referral-based programs for our branded financial advisors, as well as forging new alliances, expanding our work-site program and exploring additional distribution channels. We have successfully formed marketing alliances with major companies, such as Costco Wholesale Corporation, or Costco, and Delta Loyalty Management Services, Inc., or Delta, to create programs to acquire and serve new clients and distribute our own products. In connection with the separation, we are entering into an alliance arrangement with American Express Company to cross-sell our products and services to its cardmembers. Through our work-site program, Financial Education and Planning Services, we will continue to provide corporate clients with personal planning services for their employees. For more information about these alliances, see "—Asset Accumulation and Income—Retail Products and Services—Strategic Alliances and Other Marketing Channels—Strategic Alliances and Other Marketing Arrangements." We intend to further expand distribution of our products through institutional and third party retail channels, including continuing to expand distribution of the products and services of our U.K.-based investment management group, Threadneedle, through both our own channels in the United States and third party retail and institutional channels elsewhere. Through these efforts, we believe we can grow our client base and increase the volume of products and services that we provide.

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  Enhancing and expanding product and service offerings. We plan to continue developing and deploying new products and services that address the financial and retirement needs of mass affluent clients while delivering growth and margin improvement for our company. Recent examples of new product and service launches include our Portfolio Builder™ funds and our Portfolio Navigator™ tool (designed for our company by Morningstar Associates, LLC), both of which permit clients to balance their risk-return profiles with simple, pre-defined solution sets. We have also created bundled service offerings, such as our Gold and Platinum Financial Services™ offerings, to provide recognition, added special benefits and higher levels of service to our highest value clients. Through Threadneedle, we have strengthened our international investment product and service offerings and will continue to expand our international offerings.

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  Improving investment performance. Our strategy for improving investment performance includes better leveraging our top talent and selectively growing our investment management talent pool. We intend to grow our talent pool by organic means—through strengthening of our investment management teams—external means—through continuing to recruit individual and teams of investment professionals with strong track records, and making opportunistic acquisitions of well-performing boutique investment management firms—and through the addition of sub-advisors as appropriate. We intend to continue investing in tools and resources to assist both our fixed income and equity investment management teams to improve performance while managing risk effectively through the consistent application of risk management processes. We have implemented BlackRock Solutions®, a leading portfolio management, trading and risk management tool, to assist our fixed-income investment management teams better analyze, and isolate, the effects of specific factors affecting performance of fixed income portfolios. In equities, we have implemented a boutique approach using small, highly-accountable investment management teams with dedicated analytical and equity trading resources. Each team focuses on a particular investment strategy and a product set aimed at specific distribution channels. We believe that improving and maintaining consistent investment performance will positively impact our managed assets.

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  Focusing use of capital. We continually seek opportunities to deploy capital more efficiently to support our business, while maintaining our ratings and capital position. Using our risk management decision-making framework, we regularly review our product pricing and overall risk positioning to properly account for capital requirements and make strategic adjustments to our product mix, pricing and features. All decisions about capital allocation and new product development include an evaluation of efficiency, growth prospects and margin improvement.

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  Enhancing operating efficiency. As part of American Express Company, we have a history of producing cost savings in our businesses through a three-pronged re-engineering process focused on process improvements, identifying untapped operating synergies and continually reviewing third party costs, including consolidating or outsourcing some operations. This experience will assist us as we manage the increased operating costs we expect to incur as a result of our separation from American Express Company. We plan to continue to seek opportunities to re-engineer our processes and will also strive to improve our operating margins by improving distribution effectiveness and improving our operating efficiency. We believe that improved margin performance resulting from cost savings will free up capital to invest in new growth opportunities.

History and Development

        Our company has over 111 years of history of providing financial solutions to help our clients plan for and achieve their financial objectives. Our earliest predecessor company, Investors Syndicate, was founded in 1894 to provide face-amount certificates to consumers with a need for conservative investments. By 1937, Investors Syndicate had expanded its product offerings through FHA mortgages, and later, mutual funds, by establishing Investors Mutual, one of the pioneers in the mutual fund industry. In 1949, Investors Syndicate was renamed Investors Diversified Services, Inc., or IDS. In 1957, IDS added life insurance products, and later, annuity products, through IDS Life. In the 1970s, IDS introduced the comprehensive financial planning process to clients, integrating the identification of client needs with the products and services to address those needs, and introduced fee-based planning in the 1980s.

        In 1972, IDS began to expand its distribution network by delivering investment products directly to clients of financial institutions. In 1979, IDS became a wholly-owned subsidiary of Alleghany Corporation pursuant to a merger. In 1983, our company was formed as a Delaware corporation in connection with American Express Company's 1984 acquisition of IDS Financial Services from Alleghany Corporation. We changed our name to American Express Financial Corporation and began selling our products and services under the American Express brand in 1994. Starting in 1996, to provide retail clients with a more comprehensive set of solutions, we began offering a larger number of mutual funds of other companies. We continued to expand our investment product offerings in 2002 with the acquisition of our Cambridge, Massachusetts-based quantitative investment management office and the establishment of our Boston equity investment management office. In 2003 we acquired Threadneedle, a leading U.K. asset management group.

Our New Brand

        In connection with the separation and distribution, we have launched two new brand names for our businesses. We believe this dual brand strategy will provide greater flexibility in achieving our growth-related goals, in particular, our strategy to increase our presence in alternative distribution channels. We are using Ameriprise Financial as our holding company brand, as well as the name of our branded distribution network and certain of our retail products and services. Our branded financial advisors began doing business as the Personal Advisors of Ameriprise Financial in early August 2005. In addition, we expect to associate our Ameriprise Financial brand with products that we market directly to clients, including our personal auto and home protection products, 401(k) deposit and credit products and services, wrap accounts and retail brokerage services, as well as our face-amount certificates. We expect that the transition of our deposit and credit products and services to the Ameriprise Financial brand will be completed in the first half of 2006, when our new banking subsidiary is expected to have received all necessary regulatory approvals. See "—Regulation—Asset Accumulation and Income" below for additional information on our plans to establish a banking subsidiary. We began marketing our mutual funds, annuities and protection products (other than personal auto and home) under the RiverSource brand in early August 2005. We believe that using a separate brand for these products, including our retail mutual funds (currently AXP-branded funds), will permit more effective differentiation from our branded advisor network. The RiverSource brand will also be used for our institutional asset management business, including hedge fund products. We expect that the transition of these products and services to the RiverSource brand will be completed by the end of 2005.

        As part of our re-branding, we intend to streamline the organizational structure of our insurance business by consolidating certain of our insurance subsidiaries. This reorganization is intended to reduce or eliminate redundant regulatory requirements and incorporate the new branding strategy into the names of our insurance subsidiaries that issue our annuity and protection products. Although we expect the transition to our dual-brand architecture will be complete by year-end 2005, it is expected that the formal legal entity consolidation and legal entity name changes with respect to our annuity and protection products will not be complete until year-end 2006 as we complete the required state regulatory requirements for the changes. In addition, corporate and legal entity name changes of our mutual funds will only be effected upon mutual fund shareholder approval. Shareholders will be asked to consider these name changes at meetings expected to be scheduled for the first quarter of 2006.

Our Financial Advisor Platform

        We provide our clients financial planning, advisory and brokerage services through our nationwide network of over 12,000 financial advisors and registered representatives. Our network currently includes over 10,500 financial advisors who operate under our brand name, of which over 3,000 are employees of our company. Our network also includes over 1,500 registered representatives of our subsidiary Securities America Financial Corporation. According to the 2004-2005 Yearbook of the Securities Industry Association, we had the fifth largest sales force in 2004 among Securities Industry Association members (based on the number of our branded financial advisors).

        We have two options for advisors who use our brand name to affiliate with our company. Each affiliation offers different levels of support and compensation from our company, with the rate of commission we pay to each advisor determined by a schedule that takes into account the type of service or product provided, the type of advisor affiliation and other criteria. The affiliation options are:

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  Employee Advisors. Under this affiliation, a financial advisor is an employee of our company, and we pay compensation as a draw against commissions and other fees. We also provide our employee advisors a high level of support in exchange for a lower commission payout rate than our branded franchisee advisors.

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  Branded Franchisee Advisors. Under this affiliation, a financial advisor is an independent contractor who affiliates with our retail brokerage subsidiary and has the right to use our brand name. We offer our branded franchisee advisors centralized support, including tools and technology platforms, training, national advertising and marketing campaigns and local marketing referral programs. We pay our branded franchisee advisors a higher payout rate than employee advisors, but they are responsible for paying their own business expenses, such as overhead and any compensation of staff they may employ. In addition, our branded franchisee advisors pay us a franchise association fee in exchange for some of the centralized support described above and the right to associate with our brand name.

        Most of our branded financial advisors start their financial planning careers with our company as employee advisors. We continue to benefit from strong advisor retention. As of June 30, 2005, over 60% of our total branded advisors had been with our company for more than 4 years, with an average tenure among these advisors of slightly more than 12 years. Among advisors who have been with our company for more than 4 years, we have an over 90% retention rate. We believe this success is driven by the choice we offer branded advisors about how to affiliate with our company, together with our competitive payout schemes and centralized support that helps them build their practices.

        The commissions and other amounts we pay our advisors consist of, among others, a significant portion of the revenues received in the form of financial planning fees, wrap account fees, sales charges and 12b-1 distribution and servicing-related fees. In addition, we offer our branded financial advisors with training, technology tools, advisor support programs and centralized marketing programs aimed at improving the ability of our branded advisors to deliver a consistent financial planning experience to their clients. For example, we recently developed and launched Lifetime OptimizerSM, a proprietary financial planning tool designed by our Cambridge investment management team and our financial advice services personnel, to help our branded financial advisors match a client's financial goals and risk profile with a tax-efficient portfolio. In addition, we are continuing to expand our service offerings (such as American Express Gold Financial Services™ and American Express Platinum Financial Services™) to better provide for the specific needs of the mass affluent market.

        As registered representatives of our retail brokerage subsidiary, our financial advisors provide our clients access to our diversified set of our asset accumulation, income management and protection products and services, as well as a selection of products of other companies. The asset accumulation and income management products we offer are described in more detail under "—Asset Accumulation and Income" below, and the protection products we offer are described in more detail under "—Protection" below.

        In addition to our branded financial advisors described above, our subsidiary Securities America Financial Corporation operates an independent platform, which had over 1,500 registered representatives at year-end 2004. Securities America Financial Corporation distributes mutual funds, annuities and insurance products, in addition to providing securities brokerage and support services, to its clients through its brokerage subsidiaries. Securities America Financial Corporation does not operate under the American Express Company brand. We consider its registered representatives as part of our network of over 12,000 financial advisors and registered representatives, and we include its results under our "Corporate and Other" segment.

Asset Accumulation and Income

        We offer a broad array of asset and income management products and services to help retail and institutional clients address their identified financial objectives. We also offer a wide range of investment management products and services to retail and institutional clients outside the United States through our U.K.-based investment management group, Threadneedle, as well as a variety of retirement services to 401(k) and other qualified and non-qualified employee retirement plans, and to individuals and small- and mid-sized businesses.

        In 2004, approximately 68% of our revenues and 63% of our income before income tax provision and accounting change were attributable to our asset accumulation and income business. Our asset accumulation and income business primarily derives revenues from the fees we receive from asset management, variable annuities, financial planning and product distribution, as well as mortality and expense risk fees and other fees generally paid for supplemental benefits to our variable annuities (including optional living and death benefits, such as guaranteed minimum income benefit and guaranteed minimum death benefit riders). We also derive revenues from the net investment income earned on annuity assets held in our general accounts. Because most fees that we receive for asset management and related services are based on managed assets, market appreciation will generally result in increased revenues, and inversely, market depreciation will generally depress revenues. Revenues will also fluctuate due to net inflows or outflows of assets.

        At June 30, 2005, we had $410.2 billion in owned, managed and administered assets worldwide compared to approximately $375.6 billion as of June 30, 2004 as follows:

	As of June 30,
Asset Category
	2005	2004
	(in billions)
Owned	$89.9	$81.6
Managed	248.2	228.0
Administered	72.1	66.0

Total	$410.2	$375.6

        Owned assets includes certain assets on our balance sheet, such as investments in the general accounts and the separate accounts of our life insurance subsidiaries, as well as cash and cash equivalents, restricted and segregated cash and receivables. Managed assets includes client assets for which we provide investment management and other services, such as the assets of the AXP family of mutual funds, assets of institutional clients and assets held in our wrap accounts (retail accounts for which we receive a fee based on assets held in the account). Managed assets also includes assets managed by sub-advisors selected by us. Administered assets includes assets for which we provide administrative services, such as assets of our clients invested in other companies' products that we offer outside of our wrap accounts. Our in-house investment management teams manage over 65% of our owned, managed and administered assets (the portion of our owned assets and managed assets that are not sub-advised.)

        For additional details regarding our owned, managed and administered assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Our Investment Management Capabilities

        Our investment management teams manage the majority of assets in our AXP and Threadneedle families of mutual funds, as well as the assets we manage for institutional clients in separately managed accounts, the general and separate accounts of insurance companies (including our insurance subsidiaries) and the assets of our face-amount certificate company, as well as under sub-advisory arrangements.

        We believe that improving and maintaining consistent and strong investment performance will positively impact our assets under management by increasing the competitiveness and attractiveness of many of our asset accumulation and income management products. We strive to improve investment performance, both through continuing to grow our fixed income and equity management teams and through continuing to invest in the tools and resources to assist them in their investment management activities. We have implemented different approaches to investment management depending on whether the investments in our portfolio are fixed income or equity. As of June 30, 2005, our investment managers were managing over 65% of our total owned, managed and administered assets, which includes assets managed by Threadneedle as well as a portion of our owned assets. Our fixed income team manages approximately 38% and our equity team manages approximately 62% of these assets.

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  Fixed Income. In the United States, our fixed-income investment management teams, which are primarily centralized in Minneapolis, are organized around expertise in particular fixed income sectors. They use an investment process that combines a quantitative approach to duration and yield-curve management. We believe this sector-based approach creates focused teams accountable for performance and encourages people to work together to identify the best ideas, use best practices and optimize opportunities. Threadneedle's investment management team also manages fixed income securities for its institutional and retail clients.

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  Equity. We have implemented a boutique approach to equity asset management using individual, highly accountable investment management teams with dedicated analytical and equity trading resources. Each team focuses on a particular investment strategy and a product set. We have investment management teams located in Boston, Cambridge, Minneapolis, New York and San Diego, as well as our affiliate Kenwood (defined below) and Threadneedle.

        Kenwood Capital Management LLC, or Kenwood, is an investment management joint venture we established in 1998. Our wholly-owned asset management subsidiary owns 48.6% of Kenwood and Kenwood's investment management principals own 48.4% of the firm, with the remainder held by associate portfolio managers employed by Kenwood. Kenwood manages small- and mid-cap segments of the U.S. equity market.

        Since 2001, we have taken some major steps to improve investment performance by enhancing investment management leadership, talent and infrastructure.

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  In September 2001, we hired our current Chief Investment Officer, who has 22 years of experience in the financial services industry.

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  In the first quarter of 2002, we formed our Boston investment management team through the strategic hiring of analysts and portfolio managers from several competitors. This investment team is focused on management of ten of our own large-cap and sector mutual funds using fundamental research as a money management technique and assumed management of seven of these ten funds when the team was formed in 2002.

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  In the third quarter of 2002, we hired a new head of our fixed income investment management team who has 19 years of experience in the asset management industry.

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  In August 2002, we formed our Cambridge investment team following the acquisition of the assets of Dynamic Ideas LLC. Our Cambridge team uses proprietary investment management and asset allocation models to manage money and proprietary optimization techniques to control risk, lower turnover and control costs. Our Cambridge team also developed our proprietary financial planning tool Lifetime OptimizerSM with our financial advice services personnel, which is included in the customized Morningstar® workstations used by our branded financial advisors. Our Cambridge team manages two retail mutual funds and portions of two other equity funds.

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  In the first quarter of 2003, we reorganized our fixed income investment management team around a sector-based approach.

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  In September 2003, we acquired Threadneedle, one of the U.K.'s leading investment management groups. Threadneedle currently has over 100 investment professionals based in London. We restructured our international investment management teams located in London, Singapore and Tokyo and transferred management of our AXP Global and International Equity Funds to Threadneedle through a sub-advisory arrangement. Threadneedle has performed strongly since our September 2003 acquisition and has increased its managed assets over the period from approximately $81.1 billion at September 30, 2003 to over $114.2 billion at June 30, 2005.

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  In 2003, we reorganized our Minneapolis-based resources to provide better support to our deep value equity investment team.

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  In 2004, we implemented BlackRock Solutions®, a leading fixed income portfolio management platform. The platform provides assistance in both pre- and post-trade compliance, as well as scenario analytics, and allows our U.S.-based fixed income management teams to better analyze the effects of specific factors affecting performance. The platform also helps our fixed income portfolio managers identify and manage risk according to a multitude of factors on a real-time basis.

        As a result of these efforts, we began seeing improvement in our overall fixed income performance in 2003, followed by continued improvement in 2004, and in equities, we saw improved results in many funds.

        In addition to our existing products, we are seeking to take advantage of the improvements in our investment performance by creating new investment products. We have begun to provide seed money to certain of our investment management teams to develop new products for our institutional clients, which we expect to begin marketing in the medium term. In addition, Threadneedle is leading our efforts to develop investment strategies in emerging markets.

  Retail Products and Services

        We offer our retail clients financial planning and other financial services through our nationwide network of financial advisors and registered representatives. We also offer individual clients solutions to address their identified cash management, fixed income and equity needs. These products include mutual funds, variable and fixed annuities, wrap accounts and face-amount certificates and brokerage and other services, as well as deposit and credit products and personal trust services through service arrangements with American Express Bank, FSB, a subsidiary of American Express Company. At June 30, 2005, approximately $118.1 billion or 28.8% of our total owned, managed and administered assets as of such date, were managed on behalf of retail clients, including assets managed by Threadneedle. In addition to marketing our own products and services to retail clients through our nationwide network of financial advisors, we also market our own products and services to retail clients through strategic marketing alliances and local marketing programs for our branded advisors, and to employees of our corporate clients in on-site workshops through our Financial Education and Planning Services.

  Financial Planning Services

        We strive to deliver financial solutions to our clients through a tailored approach focused on building a long-term personal relationship through financial planning that is responsive to our clients' evolving needs. The financial solutions we offer include both our own products and services and products of other companies. In our client relationships involving financial plans, we utilize the Certified Financial Planner Board of Standards, Inc.'s defined financial planning process. This process involves gathering relevant financial information, setting life goals, examining our clients' current financial status and determining a strategy or plan for how our clients can meet their goals given their current situation and future plans. Once we have identified a financial planning client's objectives in asset accumulation, income management and protection, we then recommend a comprehensive personalized solution set to address those needs. Our experience has shown that personalized financial planning relationships with our clients are characterized by an ability to better understand clients' needs leading to higher assets under management, more products held and higher overall satisfaction. In recent surveys of our clients, we found that 70% of clients with a financial plan claimed to be highly satisfied with our service, and clients with a financial plan held more than four times the level of assets with our company than clients with no financial plan.

        Our financial planning clients pay a flat fee, an hourly rate or a combination of the two for the receipt of financial planning services. This fee is not based on, or related to, performance. If clients elect to implement their financial plan with our company, we and our financial advisors generally receive a sales commission and other revenues for the products that clients purchase. These commissions and other revenues are separate from and in addition to financial planning fees the advisors may receive. We achieved record financial planning sales and fee revenue in 2004 of $161 million, an 18% increase over 2003. In addition, sales of financial plans increased in 2004, and now over 42% of our retail clients have had a financial plan developed for them, up slightly from 40% in 2003. Product sales to clients with a financial plan accounted for 75% of total financial advisor sales in 2004.

  Mutual Funds

        We offer our retail clients both our own mutual funds and retail mutual funds of other companies.

  AXP Family of Mutual Funds

        Our AXP family of mutual funds consists of two groups of funds: (1) the AXP Funds, a group of retail mutual funds, and (2) the AXP Variable Portfolio Funds, or the VP Funds, a series of variable product portfolios. We offer the AXP Funds primarily through our financial advisor network and as part of our institutional 401(k) plans. The VP Funds are generally available only as underlying investment options in our own variable annuity and variable universal life products. Both the AXP Funds and the VP Funds include domestic and international equity, fixed income, cash management and balanced funds with a variety of investment objectives. We refer to the AXP Funds and the VP Funds, together, as the AXP family of mutual funds.

        At June 30, 2005, the AXP family of mutual funds consisted of 89 funds with $77.2 billion in managed assets compared to 89 funds with $81.2 billion at June 30, 2004. The AXP Funds had total managed assets at June 30, 2005 of $59.9 billion in 66 funds compared to $65.5 billion at June 30, 2004 in 66 funds. The VP Funds had total managed assets at June 30, 2005 of $17.3 billion in 23 funds compared to $15.7 billion at June 30, 2004 in 23 funds.

        We launched eight new AXP Funds in the first quarter of 2004, including our AXP Portfolio Builder™ fund series and four new VP Funds during the remainder of 2004. Our AXP Portfolio Builder™ fund series is a collection of six strategic asset allocation funds of mutual funds, which offer broad diversification by accessing multiple portfolio managers, investment styles and asset classes of the underlying funds (which consist solely of other AXP Funds). These funds are designed to offer a simplified approach to investing with built-in diversification requiring much less effort and investor expertise than building a portfolio fund by fund. In 2004, we also merged several AXP Funds and VP Funds into existing AXP Funds and VP Funds, respectively, primarily to achieve economies of scale by combining similar funds into larger funds. In addition, the board of directors of AXP MidCap Index Fund approved the liquidation of that fund. We are currently in the process of launching two new VP Funds.

        One of our brokerage subsidiaries acts as the principal underwriter (distributor of shares) for the AXP family of mutual funds. In addition, we act as investment manager and together with our subsidiaries perform various services for the funds, including accounting, administrative, transfer agency and custodial services. We perform our investment management services pursuant to contracts with the mutual funds that are subject to renewal by the mutual fund boards within two years after initial implementation, and thereafter, on an annual basis. In connection with the announcement of the separation from American Express Company, we received a request from the board of the AXP family of mutual funds for certain information relating to our separation from American Express Company as part of its review of our investment management contracts with the AXP funds. We are in the process of responding to the request.

        Prior to the separation and distribution, we plan to transfer to a wholly-owned subsidiary the investment management operations that are currently located within our company. As part of this reorganization, the investment management agreements with the AXP family of mutual funds, among others, would be transferred to this wholly-owned subsidiary. We intend to submit new agreements to the shareholders of the mutual funds for approval at a meeting expected to be held during the first quarter of 2006, at which time our current investment management agreements are scheduled to expire. See "Risk Factors—Risks Relating to Our Business."

        We earn management fees for managing the assets of the AXP family of mutual funds based on the underlying asset values. We also earn fees by providing other services to the AXP family of mutual funds. AXP Funds that are equity or balanced funds have a performance incentive adjustment that adjusts the level of management fees received, both upward and downward, based on the fund's performance as measured against a designated external index of peers. This has a corresponding impact on management fee revenue. In 2004, revenues were adjusted downward by approximately $21 million due to performance incentive adjustments. A few large AXP equity funds have experienced relatively poor performance over the last few years, and overall, the AXP Funds have experienced significant asset outflows since 2000. We earn commissions for distributing the AXP Funds through sales charges (front-end or back-end loads) on certain classes of shares and distribution and servicing-related (12b-1) fees based on a percentage of fund assets, and receive intercompany allocation payments.

        The AXP family of mutual funds has increased its use of sub-advisors over the last few years to diversify and enhance investment management expertise. Since the end of 2003, Threadneedle personnel have provided investment management services to the global and international equity funds within the AXP family of mutual funds. Kenwood, another of our affiliates, also provides sub-advisory services to one small-cap AXP Fund and one small-cap VP Fund. In addition to Threadneedle and Kenwood, 20 unaffiliated sub-advisors provide investment management services to the AXP Partners Funds, which are part of the AXP Funds.

  Non-Proprietary Mutual Funds

        We offer more than 2,000 mutual funds from more than 200 other mutual fund families on a stand-alone basis and as part of our wrap accounts (which are described below) and 401(k) plans to provide our clients a broader choice of investment products. In 2004, our retail sales of other companies' mutual funds accounted for a substantial portion of our total retail mutual fund sales. Client assets held in mutual funds of other companies on a stand-alone basis generally produce lower revenues than client assets held in our own mutual funds.

        Mutual fund families of other companies generally pay us by sharing a portion of the revenue generated from the sales of those funds and from the ongoing management of fund assets attributable to our clients' ownership of shares of those funds. In exchange for these payments, the mutual fund families of other companies are generally made available through our financial advisors and through our online brokerage. We and other industry participants are the subjects of various regulatory inquiries with respect to several mutual fund industry practices, including revenue sharing as described below under "—Regulation—Asset Accumulation and Income" and "—Legal Proceedings." We expect to adopt revised revenue sharing practices in 2005, which are likely to result in a reduction of revenue sharing rates and could result in a reduction in revenues. We also receive administrative services fees from most mutual funds sold through our distribution network.

  Annuities

        We offer both variable and fixed annuity products issued primarily through our IDS Life group of subsidiaries. Our products include deferred variable and fixed annuities, in which assets accumulate until the contract is surrendered, the contract owner dies or the contract owner begins receiving benefits under an annuity payout option. We also offer immediate variable and fixed annuities, in which payments begin within one year of issue and continue for life or for a fixed period of time. In addition to the revenues we generate on the products, which are described below, we also receive fees charged on assets allocated to our separate accounts to cover administrative costs, and a portion of the management fees from the underlying investment accounts in which assets are invested, as discussed below under "—Variable Annuities." Investment management performance is critical to the profitability of our annuity business.

        Our branded financial advisors do not offer annuity products of our competitors, except for annuities specifically designed for use in the small employer 401(k) market that are issued by two unaffiliated insurance companies. IDS Life serves as the distributor for variable annuities that it issues, while one of our brokerage subsidiaries serves as the distributor of variable annuities issued by IDS Life's subsidiaries. We also distribute annuities through third party channels such as banks and broker-dealer networks.

        IDS Life is one of the largest issuers of annuities in the United States. For the year ended December 31, 2004, on a consolidated basis, our variable annuity products ranked 11th in new sales of variable annuities according to VARDS®. We continue to expand distribution by delivering annuity products issued by the IDS Life companies through non-affiliated representatives and agents of third party distributors.

        We had fixed and variable annuity cash sales in 2004 of $6.1 billion, slightly down from 2003 as a result of decreased fixed annuity sales, which offset the increase in variable annuity sales. The relative proportion between fixed and variable annuity sales is generally driven by the relative performance of the equity and fixed income markets. In times of lackluster performance in equity markets, fixed sales are generally stronger. In times of superior performance in equity markets, variable sales are generally stronger. The relative proportion between fixed and variable annuity sales is also influenced by product design and other factors.

        A discussion of certain insurance-related aspects of the annuity products we provide, including a discussion of our insurance company ratings, is included under the "—Protection" section below.

  Variable Annuities

        A variable annuity provides a contract owner with investment returns linked to underlying investment accounts of the contract owner's choice. These investment options may include the VP Funds discussed above as well as mutual funds of other companies. Most variable annuity products also offer a fixed account investment option with guaranteed minimum interest crediting rates ranging from 0% to 4% at June 30, 2005.

        In 2004 we introduced our Portfolio Navigator™ asset allocation program. Portfolio Navigator™ is designed to help determine the best asset allocation model portfolio based on time horizon, risk tolerance and investment goals of the particular client. We believe the benefits of the Portfolio Navigator™ asset allocation program are a well-diversified annuity portfolio tailored to a client's investment goals, disciplined, professional asset allocation, simplicity and ease of use, access to multiple top money managers within each model portfolio and automatic rebalancing on a quarterly basis. The Portfolio Navigator™ asset allocation program was designed for our company by Morningstar Associates, LLC.

        Contract owners can also choose among various contract provisions, including optional living and death benefits such as guaranteed minimum death benefit and guaranteed minimum withdrawal benefit riders. The guaranteed minimum death benefit rider protects contract beneficiaries from a drop in death benefits due to performance of the underlying investment accounts. The guaranteed minimum withdrawal benefit rider protects contract beneficiaries from a decline in the value of their underlying investment accounts by guaranteeing minimum benefits that they may withdraw at contract maturity. These minimum payments are based on a guaranteed minimum rate of growth in the underlying investment accounts and the amount invested by the contractholder.

        The general account assets of the IDS Life companies support the obligations under the guaranteed minimum death benefit and guaranteed minimum withdrawal benefit riders (see "—Institutional Products and Services—Insurance Company General and Separate Accounts" section below). As a result, we bear the risk that protracted under-performance of the financial markets could result in guaranteed minimum death benefits and guaranteed minimum withdrawal benefits being higher than what current account values would support. Our exposure to risk from guaranteed minimum death benefits and guaranteed minimum withdrawal benefits generally will increase when equity markets decline.

        Variable annuities provide us with fee-based revenue in the form of mortality and expense risk charges and fees charged for optional features elected by the contract owner and other contract charges. We receive asset management fees for managing the VP Funds underlying our variable annuity products as well as 12b-1 distribution and servicing-related fees from the VP Funds and the underlying funds of other companies. In addition, we also receive revenue sharing payments from other companies' funds included as investment options in our variable annuity products.

  Fixed Annuities

        Our fixed annuity products provide a contract owner with cash value that increases by a fixed or indexed interest rate. Fixed rates are periodically reset at our discretion subject to certain policy terms relative to minimum interest crediting rates. We reset fixed interest rates based on a number of factors, including interest rate scenario models and risk/return measures. Our earnings from fixed annuities are based upon the spread between the interest-crediting rate on our fixed annuity contracts and the returns earned on investment of premiums and deposits in the IDS Life companies' general accounts.

        Our fixed interest rate annuity contracts provide guaranteed minimum interest crediting rates ranging from 0% to 5% at June 30, 2005. In 2003, and in response to a declining interest rate environment, several states adopted an interim regulation allowing for a guaranteed minimum interest-crediting rate of 1.5% and/or a model regulation providing for a guaranteed indexed rate and have now adopted regulations that mirror the NAIC model regulation for a guaranteed indexed rate. In response, we filed a number of contract changes in 2003 and 2004 to implement lower minimum guarantees. We will continue to implement contract changes as states adopt the new model regulation or as the interim regulation sunsets.

  Liabilities and Reserves

        We must maintain adequate financial reserves to cover the risks associated with guaranteed minimum death benefit, guaranteed minimum income benefit and certain other riders we offer in addition to liabilities arising from the base contract. Generally, our reserves represent estimated assets that we need to provide adequately for future benefits and expenses. Actual experience may differ from our estimates. You can find a discussion of liabilities and reserves related to our annuity products in Note 1 to our consolidated financial statements included in this information statement.

  Wrap and Other Fee-based Accounts

        In addition to purchases of proprietary and non-proprietary mutual funds on a stand-alone basis, clients may purchase mutual funds, among other securities, in connection with "wrap account" and other fee-based programs or services, and pay fees based on a percentage of their assets. We currently offer both discretionary and non-discretionary wrap accounts. In a discretionary wrap account, an unaffiliated investment advisor or our company chooses the underlying investments in the portfolio on behalf of the client, whereas in a non-discretionary wrap account, the client chooses the underlying investments in the portfolio. Investors in wrap accounts generally pay an asset-based fee on investments made within the wrap account. In 2004, a small portion of our proprietary mutual fund sales and approximately one-half of our non-proprietary mutual fund sales were made through our wrap accounts. Client assets held in mutual funds in a wrap account generally produce higher revenues than client assets held in mutual funds on a stand-alone basis because we receive a fee based on asset values for assets held in a wrap account in addition to revenues we normally receive for sales of the funds included in the account.

        The largest wrap program we sponsor is American Express® Strategic Portfolio Service Advantage, a non-discretionary wrap account. The Strategic Portfolio Service Advantage wrap account had total client assets valued at $40.7 billion at June 30, 2005 compared to $28.8 billion at June 30, 2004.

        We also provide American Express® Premier Portfolio Services, a service that allows customers to receive consolidated reporting and information on one or more fee-based accounts. The fee-based accounts available in Premier Portfolio Services currently include wrap accounts and non-discretionary fee-based brokerage accounts. In June 2005, we discontinued new sales of fee-based brokerage accounts in Premier Portfolio Services. We now offer Strategic Portfolio Services Advantage and a fund of hedge funds advisory account to applicable new and existing clients. Also available in Premier Portfolio Services is the Separately Managed Account Program, a discretionary wrap account. The Premier

Portfolio Services wrap program had total client managed assets of $2.0 billion at June 30, 2005 compared to $1.7 billion at June 30, 2004.

  Face-Amount Certificates

        We issue eight different types of face-amount certificates, a type of investment certificate, and similar products through a wholly-owned subsidiary that is registered as an investment company under the Investment Company Act of 1940. Owners of our certificates invest funds and are entitled to receive, at maturity or the end of a stated term, a determinable amount of money equal to their aggregate investments in the certificate plus interest at rates we declare from time to time, less any withdrawals and early withdrawal penalties. For three types of certificate products, the rate of interest is calculated in whole or in part based on any upward movement in a broad-based stock market index up to a variable maximum return.

        At June 30, 2005, we had approximately $6.9 billion in owned assets in our certificate products. Our earnings are based upon the spread between the interest rates credited to certificate holders and the interest earned on the certificate assets invested. A portion of these earnings is used to compensate the various affiliated and unaffiliated entities that provide management, administrative and other services to our company for these products. The certificates compete with many other investments offered by banks, savings and loan associations, credit unions, mutual funds, insurance companies and similar financial institutions, which may be viewed by potential customers as offering a comparable or superior combination of safety and return on investment. In times of weak performance in the equity markets, certificate sales are generally stronger.

        Following the announcement of the separation from American Express Company, we received a request from the board of our wholly-owned certificate company subsidiary for certain information relating to our separation from American Express Company as part of the Board's oversight of our certificate business. We are in the process of responding to the request.

  Deposit and Credit Products

        We currently provide consumer lending and FDIC-insured deposit products to our retail clients through a service arrangement with American Express Bank, FSB, a subsidiary of American Express Company, that will continue on an arm's length basis following the separation and distribution until we are able to establish our own banking subsidiary. For more information regarding this transition arrangement see "Our Relationship with American Express Company—Agreements with American Express Company." Our consumer lending products include first mortgages, home equity loans, home equity lines of credit, investment secured loans and lines of credit and unsecured loans and lines of credit. Our deposit products include the American Express Insured Money Market Account and the ONE High-Yield Savings Account™, both of which are offered in connection with the American Express One® Financial Account described below. We also offer stand-alone checking, savings and money market accounts and certificates of deposit.

        Our mortgage and home equity installment loan products are originated through American Express Bank, FSB and sold to third parties shortly after origination. All other lending products are originated and held on the balance sheet of American Express Bank, FSB. As of June 30, 2005, American Express Bank, FSB held $545 million in home equity line of credit balances, $51 million in investment-secured loan and line of credit balances and $94 million in unsecured balances extended to our clients. The majority of our clients' deposit balances are in the American Express Insured Money Market Account and the ONE High-Yield Savings Account™. These products held $3.6 billion and $0.9 billion in total deposits, respectively, as of June 30, 2005. We believe these products play a key role in our asset accumulation and income business by offering our clients an FDIC-insured alternative to other cash products. They also provide pricing flexibility generally not available through money market funds.

        We distribute our deposit and credit products through branded financial advisor referrals and direct mail to our retail clients and external prospects. We believe that the availability of these products is a competitive advantage and supports our financial advisors in their ability to meet the financial needs of our clients.

        In connection with the separation and distribution, we intend to file an application with the Office of Thrift Supervision, or OTS, to obtain a new federal savings bank charter for a wholly-owned subsidiary. We expect that our subsidiary will operate as a federal savings bank, or FSB, and that it will replace American Express Bank, FSB as the provider of the deposit and credit products described above once all necessary legal and regulatory approvals are obtained. We also expect that our future banking subsidiary will eventually provide the personal trust services described below under "—Brokerage and Other Products and Services," which are also currently provided by American Express Bank, FSB. We currently anticipate that we will be able to obtain required regulatory approvals and transfer out client accounts to our new FSB in the first half of 2006.

  Brokerage and Other Products and Services

        In addition to our financial planning and other products and services, we also offer our retail clients a variety of brokerage and other services. We provide securities execution and clearing services for our retail and institutional clients through our registered broker-dealer subsidiaries. As of June 30, 2005, we administered $72.1 billion in assets for clients, an increase of $6.1 billion from June 30, 2004. Our online brokerage service allows clients to purchase and sell securities online, obtain independent research and information about a wide variety of securities, use self-directed asset allocation and financial planning tools, contact a financial advisor, as well as have access to mutual funds, among other services.

        Our American Express One® Financial Account is a single integrated financial management account that combines a client's investment, banking and lending relationships. The American Express One® Financial Account enables clients to access a single cash account to fund a variety of financial transactions, including investments in mutual funds, individual securities, cash products and margin lending. Additional features of the American Express One® Financial Account include unlimited check writing with overdraft protection, an American Express Gold or Platinum Card (subject to certain eligibility requirements), online bill payments, ATM access and a high-yield savings account.

        We also offer a Financial Accounts data aggregation service, which is an online capability that enables clients to view and manage their entire American Express Company relationship (i.e., brokerage, card, 401(k), banking and financial advisor) in one place via the Internet. Our Financial Accounts data aggregation service also allows clients to add third party account information, providing a consolidated view of their financial services account relationships.

        In May 2004, we began the nationwide rollout of American Express Gold Financial Services™ to offer special benefits to recognize and reward our clients with more than $100,000 invested with our company or, starting this year, with at least a $1 million face-amount estate series life insurance policy. Clients with over $500,000 invested with our company or, starting this year, a $5 million face-amount estate series life insurance policy may qualify for American Express Platinum Financial Services™, which we offer through a subset of specially qualified financial advisors who are trained to address these clients' special financial needs. Clients must meet detailed eligibility and maintenance rules to qualify for and retain Gold or Platinum status. Special benefits include annual fee waivers on IRA rollovers, quarterly fee waivers on the American Express One® Financial Account and a fee-waived American Express Preferred Rewards Gold or Platinum CardSM, as applicable. Financial planning services are available for a separate fee as described above under "—Financial Planning Services."

        We also offer shares in public, non-exchange traded REITs issued by other companies. We believe that we are one of the largest distributors of public non-exchange traded REITs in the United States. In addition, we service, but do not sell, managed futures limited partnerships engaged in the trading of commodity interests, including futures contracts, in which one of our subsidiaries is a co-general partner. These products subject us to regulation by the Commodity Futures Trading Commission, or CFTC.

        We provide distribution services for Personal Trust Services, a division of American Express Bank, FSB, a subsidiary of American Express Company. Personal Trust Services provides personal trust, custodial, agency and investment management services to individual and corporate clients of our branded financial advisors. Personal Trust Services also uses some of our investment products in connection with its services. We will continue to provide distribution services for Personal Trust Services after the separation and distribution pursuant to service agreements with American Express Bank, FSB. See "Our Relationship with American Express Company—Agreements with American Express Company." We expect to continue providing these distribution services until our new banking subsidiary is chartered and operating, at which point we intend to provide distribution services for the Personal Trust Services division of our new banking subsidiary. For information relating to our plans to form a banking subsidiary, see "—Deposit and Credit Products" above.

  Strategic Alliances and Other Marketing Channels

        We use strategic marketing alliances, local marketing programs for our branded advisors and on-site workshops through our Financial Education and Planning Services group in order to generate new clients for our financial planning and other financial services. In addition, we use third party distribution channels for our own annuity products.

  Strategic Alliances and Other Marketing Arrangements

        An important aspect of our strategy is to leverage the client relationships of our other businesses by working with major companies to create alliances that help generate new financial services clients for us. We currently have relationships with Costco Wholesale Corporation, Delta Loyalty Management Services, Inc., American Century Services Corporation and Marriott Ownership Resorts, Inc. We expect these alliances to continue following the separation and distribution.

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  Costco. Since 2002, we have had a relationship with Costco. This relationship offers advisors an opportunity to market financial planning and advice services to Costco members through various marketing channels. We also market our property casualty products through our alliance with Costco. See "—Protection—Distribution and Marketing Channels."

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  Delta. Our marketing alliance with Delta, which began in 2003, provides us with the opportunity to market financial planning and advice services to consumers who have a relationship with Delta Air Lines through its Delta SkyMiles program.

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  American Century. In April 2004, we began a new marketing alliance with American Century. This alliance provides us with the opportunity to market our financial planning and advice services to shareholders of American Century's own mutual fund family.

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  Marriott. Under our agreement with Marriott, which was entered into in November 2004, our advisors conduct financial education sessions at vacation ownership properties marketed by Marriott under its Marriott Vacation Club International label.

        Our alliance arrangements are generally for a limited duration of one to three years, although they may be renewed. Additionally, these types of marketing arrangements typically provide that either party may terminate the agreements on short notice, generally 45 to 60 days.

        In addition to our alliance arrangements, we have developed a number of local marketing programs for our branded financial advisors to use in building a client base in their local communities. These include pre-approved seminars, seminar- and event-training and referral tools and training, which are designed to encourage existing clients to refer or bring their friends to an event.

  Third Party Distribution Channels

        We also offer our annuity products to retail clients through third party banks and broker-dealers, such as Wachovia Securities Inc., SunTrust Securities Inc., Wells Fargo Securities Inc. and Dreyfus Service Corporation. As of June 30, 2005 we had distribution agreements for our annuity products in place with over 20 banks and 6 broker-dealers, with annual sales of approximately $900 million in 2004.

  Financial Education and Planning Services

        We provide workplace financial education and advisory services programs to the 401(k) client base of our retirement services business and our trust company and to other major corporations and small businesses through our Financial Education and Planning Services group. Our Financial Education and Planning Services group focuses on helping the individual employees of client companies plan for and achieve their long-term financial objectives. It trains and supports financial advisors working on-site at company locations to present educational seminars, conduct one-on-one meetings and participate in client educational events. In 2004, we expanded our on-site activities with 401(k) clients and increased sales of financial education relationships to companies that do not have a 401(k) relationship with our retirement services business.

        We also provide financial advice service offerings, such as Executive Financial Services, tailored to discrete employee segments. The growth and success of our Financial Education and Planning Services is consistent with industry research and our belief that marketplace demand for employee financial education is expected to remain high, particularly given the continuing trend toward increased employee responsibility for selecting retirement investments.

  Financial Services Center

        In 2004, we established the Financial Services Center, a special call center for remote-based sales and service. The Financial Services Center provides support for those retail customers who do not have access to or do not need a face-to-face relationship with an advisor. Financial consultants in the Financial Services Center provide personal service and guidance through phone-based interactions and may provide product choices in the context of the clients' needs and objectives.

  Institutional Products and Services

        We offer separately managed account services to a variety of institutional clients, including pension plans, employee savings plans, foundations, endowments, corporations, governmental entities, high-net-worth individuals and not-for-profit organizations. We also provide investment management services for the general and separate accounts of insurance companies, including for our insurance subsidiaries. In addition to asset management services, we also provide hedge fund management, hedge fund products and other alternative investment products, such as collateralized debt obligations, or CDOs, through our syndicated loan management group to our institutional clients. We also offer a variety of retirement services to clients. We are working to further develop our institutional capabilities, including by funding institutional product development by our investment management teams and our recently-announced hiring of a head of institutional sales. At June 30, 2005, approximately $124.7 billion, or 30.4%, of our total owned, managed and administered assets as of such date were managed for institutional clients (of which approximately $14.9 billion were managed for American Express Company and its subsidiaries), including assets managed by Threadneedle.

  Separately Managed Accounts

        We provide investment management services to pension, profit-sharing, employee savings and endowment funds, the accounts of large- and medium-sized businesses and governmental clients, as well as the accounts of high-net-worth individuals and smaller institutional clients, including tax-exempt and not-for-profit organizations, through our asset management subsidiaries. The management services we offer include investment of funds on a discretionary or non-discretionary basis, and related services including trading, cash management and reporting. Certain of our asset management subsidiaries and other of our affiliates share certain portfolio management and trading personnel across entities.

        We offer various fixed income and equity investment strategies for our institutional separately managed accounts clients. Through an arrangement with Threadneedle and our affiliate Kenwood, we also offer certain international and U.S. equity strategies.

        For our investment management services, we generally receive fees based on the market value of managed assets. Clients may also pay fees to our company based on the performance of their portfolio.

  Insurance Company General and Separate Accounts

        We provide investment management services for assets held in the general and separate accounts of our IDS Life companies. Our fixed-income team manages the general account assets and a portion of our separate account assets according to a strategy designed to provide for a consolidated and targeted rate of return on investments while controlling risk. At June 30, 2005, we managed general and separate account assets on behalf of IDS Life and its subsidiaries of approximately $83.3 billion compared to $75.9 billion at June 30, 2004.

        In accordance with regulatory investment guidelines, the IDS Life companies, through their respective boards of directors' investment committees or staff functions, review models projecting different interest rate scenarios, risk/return measures and their effect on profitability in order to guide us in our management of the general account assets. They also review the distribution of assets in the portfolio by type and credit risk sector. The objective is to structure the investment securities portfolio in the general accounts to meet contractual obligations under our insurance and annuity products and achieve targeted levels of profitability within defined risk parameters.

        Threadneedle provides investment management services for accounts of The Zurich Group totaling approximately $82.6 billion at June 30, 2005. See "—International Products and Services—Threadneedle—Strategic Alliances" below.

  Syndicated Loan Management

        We provide collateral management services to special purpose vehicles that issue collateralized debt obligations, commonly referred to as CDOs, through a dedicated team of investment managers located in Los Angeles. CDOs are securities collateralized by a pool of assets, primarily syndicated bank loans and, to a lesser extent, high yield bonds. Multiple tranches of securities are issued by a CDO, offering investors various maturity and credit risk characteristics. Scheduled payments to investors are based on the performance of the CDO's collateral pool. For collateral management of CDOs, we earn fees based on managed assets and, in certain instances, may also receive performance-based fees. At June 30, 2005, we managed $6.1 billion of assets related to CDOs compared to $7.1 billion at June 30, 2004.

  Sub-Advisory Services

        We serve as sub-advisors to certain offshore mutual funds sponsored by American Express Bank Ltd., a subsidiary of American Express Company. These funds are organized under the laws of Luxembourg and advised by American Express Asset Management (Cayman) Ltd., a subsidiary of American Express Company. As of June 30, 2005, we had over $1.5 billion in managed assets for these funds. In addition, we and our affiliates, such as Kenwood, may also serve as sub-advisor to other assets.

  Hedge Funds

        We provide investment advice and related services to private, pooled investment vehicles organized as limited partnerships, limited liability corporations or foreign (non-U.S.) entities through our asset management subsidiaries. These funds are currently exempt from registration under the Investment Company Act of 1940 and are organized as domestic and foreign funds.

        For investment management services, we generally receive fees based on the market value of assets under management. Depending on the fund, we may also receive performance-based fees.

  Retirement Services

        We provide a variety of retirement services for our clients. As of June 30, 2005, approximately $11.3 billion, or 2.8%, of our total owned, managed and administered assets as of such date, were managed for retirement services clients, compared to $12.3 billion at June 30, 2004. This amount does not include AXP Funds held in retirement plans, which we include under assets managed for retail clients or other companies' mutual funds, which we include in administered assets. We were ranked among the top 15 full service 401(k) retirement plan providers based on assets for which we provide record keeping as of December 31, 2004 (according to CFO Magazine, April and May 2005).

        At June 30, 2005, our trust company acted as directed trustee or custodian for over 250 benefit plans, which represented approximately $29.6 billion in assets managed or administered (including approximately $3.3 billion of assets managed or administered on behalf of American Express Company), and approximately 790,000 participants. At June 30, 2004, our trust company acted as directed trustee or custodian for over 280 benefit plans, which represented approximately $31.2 billion in assets managed or administered (including approximately $3.0 billion of assets managed or administered on behalf of American Express Company), and approximately 900,000 participants.

        We provide investment management services to collective investment funds held through our trust company subsidiary. Collective funds are non-SEC registered investment funds offered primarily through banks and other financial institutions to institutional clients such as retirement, pension and profit-sharing plans. We currently serve as investment manager to 47 collective funds covering a broad spectrum of investment strategies, primarily through our 401(k) services. We receive fees for investment management services that are generally based upon a percentage of assets under management rather than performance-based fees. We generally consider the assets managed in connection with our retirement services as managed assets on behalf of individuals because the underlying assets are typically owned by individuals.

        The primary market for our retirement services is retirement plans with at least $10 million in assets, which are generally sponsored by mid- and large-size private employers, governmental entities and labor unions. We offer additional services to employer-sponsored retirement plans, including a wide array of mutual fund and collective fund investment options, participant record keeping and employee education offerings and both telephone and Internet-based plan servicing. We also provide trustee and custodial services to qualified employer-sponsored retirement plans holding employer stock.

        In 2004, we introduced a retirement plan product called "NEXTPlan®" aimed at retirement plans with between $5 and $50 million in assets. The NEXTPlan® product is introduced to plan sponsors by our retirement services direct sales force, unaffiliated broker-dealers and our financial advisors. Plan administration and record keeping services under NEXTPlan® are outsourced to a third party record keeper. In May 2005, we announced the introduction of BluePrint, a new retirement plan service and communication model, which is intended to help employees determine whether or not they are on track to meet their retirement income goals.

        Our trust company also provides trustee, custodial, record keeping, securities lending and common trust fund services for employer-sponsored retirement plans, including pension, profit-sharing, 401(k) and other qualified and non-qualified employee retirement plans under the American Express Retirement Services banner.

        In addition to the services described above, our trust company also acts as custodian, and one of our brokerage subsidiaries acts as broker, for individual retirement accounts, tax-sheltered custodial accounts and other retirement plans for individuals and small- and mid-sized businesses. At June 30, 2005, these tax-qualified assets totaled $70.8 billion, approximately 17.3% of our total assets owned, managed and administered.

        Our trust company subsidiary also provides institutional asset custodial services to our affiliates providing mutual funds, face-amount certificates, asset management and life insurance. At June 30, 2005, our institutional assets under custody were approximately $107.6 billion. We receive fees for our custody services that are generally based upon assets under management as well as transaction-related fees for our institutional custody services.

  International Products and Services—Threadneedle

        Outside the United States, we offer investment management products and services through Threadneedle. Threadneedle is headquartered in London, and had over 800 employees as of June 30, 2005. The Threadneedle group of companies provides investment management products and services independently from our other affiliates. Threadneedle offers a wide range of asset management products and services, including segregated asset management, mutual funds and hedge funds, to institutional clients as well as to retail clients through intermediaries, banks and fund platforms in Europe. These services comprise most asset classes, including equities, fixed income, cash and real estate.

        Threadneedle also offers investment management products and services to U.S. investment companies, other U.S. institutional clients, including certain AXP Funds and VP Funds, as well as non-U.S. institutional clients. In addition, Threadneedle provides sub-advisory services to the Luxembourg-based fund family of American Express Bank Ltd., a subsidiary of American Express Company.

        Our September 2003 acquisition of Threadneedle helped facilitate consolidation of our international asset management activities in the United Kingdom. Threadneedle has benefited from growth in assets under management both through new client business and organic market growth of existing funds. At June 30, 2005, the Threadneedle group of companies managed over $114.2 billion, or 27.8%, of our total owned, managed and administered assets for both retail and institutional clients compared to $101.3 billion at June 30, 2004.

        Threadneedle's distribution is organized along three lines: retail, institutional and strategic alliances.

        Retail.    The retail business line includes Threadneedle's U.K. mutual fund family, which ranked as the third largest retail fund business in the United Kingdom in terms of assets under management at May 31, 2005 according to the Investment Management Association, a trade association for the U.K. investment management industry. Threadneedle sells mutual funds mostly in Europe (primarily the United Kingdom and Germany) through financial intermediaries and institutions. The retail business unit also includes Threadneedle's hedge funds comprising three long/short equity funds, a fund of funds and one fixed income fund. The hedge funds are sold primarily to banks and other managers of hedge funds of funds.

        Institutional.    Threadneedle's institutional business offers separately managed accounts to U.K. and international pension funds and other institutions as well as offering insurance funds. Threadneedle is expanding distribution of its institutional products in Scandinavia, Switzerland, the Middle East and Asia. At June 30, 2005, Threadneedle had $101.8 billion in managed assets in separately managed accounts compared to $90.5 billion at June 30, 2004.

        Strategic Alliances.    Threadneedle's strategic alliances business comprises the asset management activities undertaken by Threadneedle for The Zurich Group, its former parent, the American Express Bank Ltd. entities (which are subsidiaries of American Express Company) and affiliates of our company. The Zurich Group is Threadneedle's single largest client and represented approximately 72.3% of Threadneedle's assets under management at June 30, 2005. Threadneedle provides investment management products and services to Zurich for assets generated by The Zurich Group through the sale of its life insurance products, variable annuity, pension and general insurance products, as well as other assets on the balance sheet of The Zurich Group. Threadneedle entered into an agreement with The Zurich Group when we acquired Threadneedle in 2003 for Threadneedle to continue to manage certain assets of Zurich Financial Services. For investment management of the assets underlying Zurich's life insurance products (which represent a significant majority of the assets managed for Zurich), the initial term of the agreement is through October 2011. For investment management of Zurich's other assets, the initial term is through October 2006. In both cases the term is subject to Threadneedle meeting performance criteria. The agreement also provides for a fee review in March 2007 for management of certain assets on the balance sheet of The Zurich Group. Threadneedle also offers its funds directly or in a Zurich insurance wrap through Zurich's U.K. and offshore sales distribution channels (which include Zurich's agent force and its independent financial advisors). Threadneedle provides sales and marketing support for these distribution channels.

        Threadneedle also has a controlling interest in an institutional multi-manager business (MM Asset Management Ltd., formerly known as Attica Asset Management Ltd.) with $1.1 billion in managed assets as at June 30, 2005. This business manages two Dublin-based institutional funds of funds that are sold to smaller pension fund clients in the United Kingdom through consulting actuary firms. Threadneedle intends to support the continued growth of this business in the institutional and wholesale markets in the United Kingdom and across Europe.

        Threadneedle expects to develop additional hedge funds and other products for both the retail and institutional markets as well as to continue its efforts to attract new retail and institutional clients. In 2004, Threadneedle introduced its first fund of hedge funds aimed primarily at the German retail market, and we believe it was the first group to launch U.K.-domiciled mutual funds with true performance fees in its new Accelerando funds.

Protection

        We offer a variety of protection products, including life insurance, disability income insurance, long-term care insurance, and personal auto and home insurance to address the identified protection and risk management needs of our retail clients. We offer life, disability income and long-term care protection products primarily to our clients with financial plans and exclusively through our financial advisor network. We offer our personal auto and home protection products primarily on a direct basis through co-marketing alliances. We issue insurance policies through our insurance subsidiaries, the IDS Life companies (as defined below under "—IDS Life Companies") and the Property Casualty companies (as defined below under "—IDS Property Casualty"). The IDS Life companies are also the issuers of the annuity products described above under "—Asset Accumulation and Income—Retail Products and Services—Annuities."

        In 2004, approximately 27% of our revenues and 42% of our income before income tax provision and accounting change were attributable to our protection business. Our protection business generates income from premiums and cost of insurance charges, the spread between our earnings on the investment of general account assets of our IDS Life subsidiaries, the interest credited to contract owners' fixed accounts and management fees related to the mutual funds underlying our variable universal life products.

  IDS Life Companies

        IDS Life and its subsidiaries are the issuers of both variable and fixed universal life insurance, traditional life insurance, including whole life and term life, disability income insurance and long-term care insurance (although it discontinued underwriting new long-term care policies as of December 31, 2002). Universal life insurance is a form of permanent life insurance characterized by its flexible premiums, its flexible face-amounts and death benefit amounts and its unbundling of the pricing factors (i.e., mortality, interest and expenses). Traditional life insurance refers to whole and term life insurance policies that pay a specified sum to a beneficiary upon death of the insured.

        IDS Life is a stock life insurance company organized under Minnesota law and has four wholly-owned operating subsidiaries: IDS Life Insurance Company of New York, a New York stock life insurance company; American Partners Life Insurance Company, an Arizona stock life insurance company; American Enterprise Life, an Indiana stock life insurance company; and American Centurion Life, a New York stock life insurance company. For convenience, we refer to IDS Life and its four insurance company subsidiaries as the IDS Life companies and to each individually as an IDS Life company.

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  IDS Life.  IDS Life issues insurance and annuity products to residents of the District of Columbia and all states except New York.

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  IDS Life of New York.  IDS Life of New York issues insurance and annuity products to New York residents.

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  American Partners Life.  American Partners Life issues its annuity products directly to consumers, generally persons holding an American Express Card, outside New York. This arrangement is expected to be continued under the marketing and branding agreement with American Express Company, see "Our Relationship with American Express Company—Agreements with American Express Company."

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  American Centurion Life.  American Centurion Life issues fixed and variable annuity contracts to New York residents primarily through financial institutions and independent broker-dealers, and also markets directly to persons generally holding an American Express Card. This arrangement is expected to be continued under the marketing and branding agreement with American Express Company, see "Our Relationship with American Express Company—Agreements with American Express Company."

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  American Enterprise Life.  American Enterprise Life issues fixed and variable annuity contracts primarily through regional and national financial institutions and regional and/or independent broker-dealers, outside New York.

        Our IDS Life companies issue a wide range of insurance products, each described below. IDS Life's sales of individual life insurance in 2004, as measured by scheduled annual premiums, excluding lump sum and excess premiums, consisted of 87% variable universal life, 3% fixed universal life and 10% traditional life. Our IDS Life companies issue only non-participating policies, which do not pay dividends to policyholders from the insurer's earnings.

        Assets supporting policy values associated with fixed account life insurance products, as well as those assets associated with fixed account investment options under variable insurance products (collectively referred to as the "fixed accounts"), are part of the IDS Life companies' general accounts. Under fixed accounts each IDS Life company bears the investment risk. More information on the IDS Life companies general accounts is found under "—Asset Accumulation and Income—Institutional Products and Services—Insurance Company General and Separate Accounts" above.

  Variable Universal Life Insurance

        IDS Life's and IDS Life of New York's best-selling life insurance products are variable universal life insurance policies. Variable universal life insurance combines the premium and death benefit flexibility of universal life insurance with the investment flexibility and risk of variable life insurance. Variable universal life provides life insurance coverage along with investment returns linked to underlying investment accounts of the policyholder's choice, options that may include our VP Funds discussed above as well as funds of other companies. These products also offer a fixed account investment option with guaranteed minimum interest crediting rates ranging from 4.00% to 4.50% at June 30, 2005. For the year ended December 31, 2004, IDS Life ranked second in sales of variable universal life based on total premiums (according to Tillinghast Towers-Perrin Value™ survey).

  Fixed Universal Life Insurance

        IDS Life's and IDS Life of New York's fixed universal life insurance products provide life insurance coverage and cash value that increases by a fixed interest rate. The rate is periodically reset at the discretion of the issuing company subject to certain policy terms relative to minimum interest crediting rates. Our fixed universal life insurance policies provide guaranteed minimum interest crediting rates ranging from 4.00% to 5.00% at June 30, 2005.

  Traditional Life Insurance Products

        IDS Life's and IDS Life of New York's traditional life insurance products include whole life insurance and term life insurance. Traditional life insurance policies do not subject the contractholder to the investment risks associated with variable universal life insurance. Whole life insurance combines a death benefit with a cash value that generally increases gradually in amount over a period of years and does not pay a dividend (non-participating). IDS Life and IDS Life of New York have sold very little traditional whole life insurance in recent years. Term life insurance provides only a death benefit, does not build up cash value and does not pay a dividend. The policyholder chooses the term of coverage with guaranteed premiums at the time of issue. During the chosen term, IDS Life and IDS Life of New York could not raise premium rates even if claims experience were to deteriorate. At the end of the chosen term, coverage may continue with higher premiums until the maximum age is attained, at which point the policy expires with no value.

  Disability Income Insurance

        IDS Life and IDS Life of New York also issue disability income insurance. In 2004, we were ranked as the seventh largest provider of disability income insurance based on premiums (according to LIMRA International®). Disability income insurance provides monthly benefits to individuals who are unable to earn income at either their occupation at time of disability ("own occupation") or at any suitable occupation ("any occupation"). Depending upon occupational and medical underwriting criteria, applicants for disability income insurance can choose "own occupation" and "any occupation" coverage for varying benefit periods up to age 65. Applicants may also choose various benefit riders to help them integrate individual disability income insurance benefits with social security or similar benefit plans and to help them protect their disability income insurance benefits from the risk of inflation.

  Long-Term Care Insurance

        As of December 31, 2002, IDS Life and IDS Life of New York discontinued underwriting long-term care insurance. Although new product sales were discontinued during the fourth quarter of 2002, IDS Life and IDS Life of New York retained 50% of the risk on existing contracts and ceded the remaining 50% of the risk to General Electric Capital Assurance Company, or GECA, one of the Genworth Financial insurance companies. In addition, in May 2003, IDS Life and IDS Life of New York began outsourcing claims administration on their existing block of long-term care policies to GECA. Our financial advisors now sell only long-term care insurance of other companies, primarily products offered by GECA. In limited circumstances, advisors may sell long-term care products of other unaffiliated insurers.

        Beginning in 2004, IDS Life filed for approval to implement rate increases on its existing block of nursing home-only indemnity long-term care insurance policies. Implementation of these rate increases began in early 2005, and we have so far received approval in over 40 states, covering over 75% of the eligible premiums, with an average rate increase of 31.6%.

  IDS Property Casualty

        We offer auto, homeowner and American Express Card-related insurance products through our wholly-owned subsidiary, IDS Property Casualty, and its wholly-owned subsidiary, AMEX Assurance Company. IDS Property Casualty is a stock insurance company organized under the laws of Wisconsin, and AMEX Assurance is a stock insurance company organized under the laws of Illinois. We refer to IDS Property Casualty and its subsidiaries as the Property Casualty companies.

        Our Property Casualty companies provide personal auto, homeowner's and liability coverage to clients in 37 states and the District of Columbia. AMEX Assurance, which provides this coverage, cedes 100% of the personal auto, homeowner's and liability insurance business to IDS Property Casualty pursuant to reinsurance agreements. AMEX Assurance also provides certain American Express Card-related insurance products such as travel accident insurance, as well as errors and omissions, or E&O, insurance to our company and our financial advisors in all 50 states.

        Following the separation and distribution, AMEX Assurance will cede 100% of the travel and other card insurance business of American Express Travel Related Services Company, a subsidiary of American Express Company, to Amexco Insurance Company, an insurance company subsidiary of American Express Company, pursuant to a reinsurance agreement. We intend to sell AMEX Assurance to American Express Travel Related Services Company no later than two years after the date of the separation and distribution, for a fixed price equal to the net book value of AMEX Assurance determined under U.S. generally accepted accounting principles as of a date on or prior to the separation, and on such other terms as are agreed prior to the separation. For additional information relating to this agreement and future sale, see "Our Relationship with American Express Company—Agreements with American Express Company" and "Unaudited Pro Forma Financial Information."

  Distribution and Marketing Channels

        We offer the protection products of our IDS Life companies almost exclusively through our network of financial advisors. In turn, our branded financial advisors offer protection products issued almost exclusively by the IDS Life companies. In limited circumstances in which we do not offer comparable products, our branded financial advisors may offer protection products of other unaffiliated carriers. We also sell IDS Life protection products through our Financial Services Center.

        Our Property Casualty companies do not have field agents; rather, we use co-branded direct marketing to sell our personal auto and home protection products through alliances with commercial institutions, through affinity groups such as alumni associations and directly to our clients, American Express Cardmembers and the general public. We also receive referrals through our financial advisor network. Our Property Casualty companies have a major distribution agreement with Costco Insurance Agency, Inc., Costco's affiliated insurance agency. Costco members represented approximately 70% of all sales of our Property Casualty companies in 2004. For more information regarding our alliance with Costco, see "—Asset Accumulation and Income—Retail Products and Services—Strategic Alliances and Other Marketing Channels—Strategic Alliances and Other Marketing Arrangements" above.

  Liabilities and Reserves

        Our IDS Life and Property Casualty companies must maintain adequate financial reserves to cover the insurance risks associated with the insurance products they issue. Generally, reserves represent estimated assets that our IDS Life and Property Casualty companies need to provide adequately for future benefits and expenses. You can find a discussion of liabilities and reserves related to our insurance products in Note 1 to our consolidated financial statements included in this information statement.

  Reinsurance

        We reinsure a portion of the insurance risks associated with our life and long-term care insurance products through reinsurance agreements with unaffiliated insurance companies. We use reinsurance in order to limit losses, reduce exposure to large risks, provide additional capacity for future growth and deploy capital efficiently. To minimize exposure to significant losses from reinsurer insolvencies, we evaluate the financial condition of reinsurers.

        Our subsidiaries IDS Life and IDS Life of New York remain primarily liable as the direct insurers on all risks reinsured. They also retain all risk for claims on disability income contracts. We currently manage risk by limiting the amount of disability income insurance written on any one individual. Our subsidiaries also retain all risk on accidental death benefit claims and waiver of premium provisions.

        Generally, we reinsure 90% of the death benefit liability related to individual variable universal, fixed universal and traditional life insurance products. As a result, IDS Life and IDS Life of New York typically retain, and are at risk for, at most, 10% of each policy's death benefit from the first dollar of coverage for new sales of these policies, subject to the reinsurer actually paying. IDS Life began reinsuring risks at this level during 2001 for term life insurance and 2002 for variable universal and fixed universal life insurance. IDS Life of New York began reinsuring risks at this level during 2002 for term life insurance and 2003 for variable universal and fixed universal life insurance. Policies issued prior to these dates are not subject to these same reinsurance levels. Generally, the maximum amount of life insurance risk retained by IDS Life and IDS Life of New York is $750,000 on any policy insuring a single life and $1.5 million on any flexible premium survivorship variable life policy. For existing long-term care policies, IDS Life (and IDS Life of New York for 1996 and later issues) retained 50% of the risk and ceded the remaining 50% of the risk to GECA. Risk on variable universal life and fixed universal life policies is reinsured on a yearly renewable term basis. Risk on recent term life and long-term care policies is reinsured on a coinsurance basis, a type of reinsurance in which the reinsurer participates proportionately in all material risks and premiums associated with a policy.

        We also reinsure a portion of the risks associated with our personal auto and home insurance products through two types of reinsurance agreements with unaffiliated insurance companies. We purchase reinsurance with a limit of $3.15 million per loss and we retain $350,000 per loss. We purchase catastrophe reinsurance and retain $4 million of loss per event with loss recovery up to $55 million per event.

  Financial Strength Ratings

        Our insurance subsidiaries receive ratings from independent rating agencies. Ratings are important to maintaining public confidence in our insurance subsidiaries and our protection and annuity products. Lowering of our insurance subsidiaries' ratings could have a material adverse effect on our ability to market our protection and annuity products and could lead to increased surrenders of these products. Rating agencies continually evaluate the financial soundness and claims-paying ability of insurance companies based on a number of different factors. The ratings reflect each agency's estimation of the ability of our IDS Life companies and Property Casualty companies to meet their current and ongoing contractual obligations, such as making payouts and other distributions to contractholders and policyholders.

        More specifically, for our IDS Life companies, ratings reflect an estimation of our financial strength and operating performance, and relate to the IDS Life companies' general accounts and separate accounts. For our Property Casualty companies, the rating assigned is developed from an evaluation of our subsidiary's balance sheet strength, operating performance and business profile. Balance sheet strength reflects a company's ability to meet its current and ongoing obligations to its policyholders and includes analysis of a company's capital adequacy. The evaluation of operating performance centers on the stability and sustainability of a company's sources of earnings. The analysis of business profile reviews a company's mix of business, market position and depth and experience of management.

        Generally, IDS Life's four insurance subsidiaries do not receive an individual rating, but receive the same rating as IDS Life. In connection with the separation and distribution, IDS Life's financial strength ratings have been reviewed by the rating agencies. Based upon those reviews, IDS Life's financial strength ratings were confirmed at "Aa3" (Excellent) by Moody's with a stable outlook, confirmed at "A+" (Superior) by A.M. Best and assigned a negative outlook, lowered to "AA-" (Very Strong) from "AA" (Very Strong) by Fitch at the time of the initial announcement of the transaction by American Express and confirmed at the "AA-" (Very Strong) level upon review with a stable outlook, and assigned a new "AA-" (Very Strong) rating by Standard & Poor's with a stable outlook.

        Our Property Casualty companies receive two ratings from A.M. Best, one related to AMEX Assurance as a separate company and one for the combined Property Casualty companies. As of the end of 2004, both AMEX Assurance and the combined Property Casualty companies received "A" ratings (Excellent) by A.M. Best. These ratings are currently under review by A.M. Best in connection with the separation and distribution.

  Risk-Based Capital

        The National Association of Insurance Commissioners, or NAIC, defines risk-based capital, or RBC, requirements for insurance companies. The RBC requirements are used by the NAIC and state insurance regulators to identify companies that merit regulatory actions designed to protect policyholders. The NAIC RBC report is completed as of December 31 and filed annually, along with the statutory financial statements.

        Our life and property casualty companies would be subject to various levels of regulatory intervention should their total adjusted statutory capital fall below the RBC requirement. At the "company action level," defined as total adjusted capital level between 100% and 75% of the RBC requirement, an insurer must submit a plan for corrective action with its primary state regulator. The "regulatory action level," which is between 75% and 50% of the RBC requirement, subjects an insurer to examination, analysis and specific corrective action prescribed by the primary state regulator. If a company's total adjusted capital falls between 50% and 35% of its RBC requirement, referred to as "authorized control level," the insurer's primary state regulatory may place the insurer under regulatory control. Insurers with total adjusted capital below 35% of the requirement will be placed under regulatory control.

        For IDS Life, the company action level RBC was $746 million as of December 31, 2004, and the corresponding total adjusted capital was approximately $2.7 billion, which represents 355% of company action level RBC.

        As of December 31, 2004, the company action level RBC was $64.4 million for IDS Property Casualty and $25.7 million for AMEX Assurance. As of December 31, 2004, IDS Property Casualty had $346 million of total adjusted capital, or 537% of the company action level RBC, and AMEX Assurance had $216 million of total adjusted capital, or 840% of the company action level RBC.

        As described above, the IDS Life, IDS Property Casualty, and AMEX Assurance companies maintain capital well in excess of the company action level required by their state insurance regulators. In order to maintain our ratings following our separation from American Express Company, the rating agencies that rate our insurance subsidiaries generally expect our companies to maintain an RBC level significantly higher than the company action level RBC.

Competition

        We operate in a highly competitive industry. Because of our integrated business model, we compete directly with a variety of financial institutions such as banks, securities brokers, mutual funds and insurance companies depending on the type of product and service we are offering. We compete directly with these entities for the provision of products and services to clients, as well as for our financial advisors and investment management personnel. Our products and services also compete indirectly in the marketplace with the products and services of our competitors.

        Our advisor force competes for clients with alternative distribution channels such as direct and work-site specific channels. We also compete against firms such as Raymond James, A.G. Edwards and Merrill Lynch for the provision of financial planning services.

        To acquire and maintain owned, managed and administered assets, we compete against a substantial number of firms, such as T. Rowe Price and Waddell & Reed. Our own AXP family of mutual funds, like other mutual funds, faces competition from other mutual fund families and alternative investment products, such as exchange traded funds. Additionally, for mutual funds, high ratings from rating services, such as Morningstar or Lipper, as well as favorable mention in financial publications, may influence sales and lead to increases in managed assets. As a mutual fund's assets increase, management fee revenue increases and the fund may achieve economies of scale that make it more attractive to investors because of potential resulting reductions in the fund's expense ratio. Conversely, low ratings and negative mention in financial publications can lead to outflows, which reduce management fee revenues and can impede achieving the benefits of economies of scale. Additionally, reputation and brand integrity are becoming increasingly more important as the mutual fund industry generally and certain firms in particular have come under regulatory and media scrutiny. Our mutual fund products compete against products of firms like Fidelity, American Funds and

Oppenheimer. Our annuity products compete with products from numerous other companies, such as MetLife, Lincoln National and Nationwide.

        Our brokerage subsidiaries compete with securities broker-dealers, independent broker-dealers, financial planning firms, insurance companies and other financial institutions in attracting and retaining members of the field force. Our retirement services business competes with a substantial number of larger firms in seeking to acquire and maintain managed assets. Competitive factors in this business include scale, corporate relationships, fees, record keeping and technological capabilities, investment performance and client service. In addition, competitive factors in the brokerage services business include price, service and execution.

        Competitors of our IDS Life and Property Casualty companies consist of both stock and mutual insurance companies, as well as other financial intermediaries marketing insurance products such as MetLife, Lincoln National and Nationwide. Competitive factors affecting the sale of life and disability income insurance products include the cost of insurance and other contract charges, the level of premium rates and financial strength ratings from rating agencies such as A.M. Best. Competitive factors affecting the sale of property casualty insurance products include brand recognition, distribution capabilities and product pricing.

Technology

        We have an integrated customer management system, built in the early 1980s, which serves as the hub of our technology platform. In addition, we have specialized record keeping engines that manage individual brokerage, mutual fund, insurance and banking client accounts. Over the years we have updated this basic platform to include new product lines such as brokerage, deposit, credit and products of other companies, wrap accounts and e-commerce capabilities for our financial advisors and clients. We also use a proprietary suite of sales tools for our financial planning services.

        Most of our applications run on a technology infrastructure that we outsourced to IBM in 2002. Under this arrangement, IBM is responsible for all mainframe, midrange, Web hosting, end-user computing and help desk operations. We currently receive these services under American Express Company's agreement with IBM and are in the process of negotiating with IBM to receive the same services as a stand-alone company. We outsource voice network operations to AT&T. In addition to these two arrangements, we have also outsourced development and maintenance of our computer applications to offshore firms.

        We are currently in the process of updating our technological capabilities to create a more adaptive platform design that will allow a faster, lower cost response to emerging business opportunities, compliance requirements and marketplace trends. Since 2003, we have upgraded our investment accounting platform to Sungard's Invest/1, completed the conversion of our 401(k) record keeping system and, most recently, in March 2005, transitioned our wrap account system. We believe these upgrades have enhanced our flexibility by bringing our systems in line with industry standards. Additionally, in 2004, we transitioned our fixed income trading systems to BlackRock Solutions®, a leading industry platform. This change has helped improve our risk management, as well as our ability to analyze the extent to which our fixed income performance can be attributed to various identified factors, such as interest rate movements. In 2004, in partnership with Acxiom, we also completed a customer analytics and business intelligence capability to enable targeted marketing and identify product sales opportunities. Finally, in June 2005 we expect to complete the upgrade of our mutual fund transfer agent platform, which we believe will help improve compliance, enhance functionality and enable eventual third party distribution of our own mutual funds.

        In the next phase of our technology upgrade, we intend to update our account opening, order management and servicing platforms for individual and corporate clients. We also plan to transition to a modern equity trading platform, which should improve trading of our equity portfolios as well as compliance and may help us to reduce costs.

        In addition to general updating of our technological capabilities, after the separation from American Express Company, we will install and implement information technology infrastructure to support our business functions, including accounting and reporting, customer service and distribution. These systems will be necessary in order to transition from American Express Company's existing technology infrastructure (which covers hardware, applications, network, telephony, databases, backup and recovery solutions).

        We have developed a comprehensive business continuity plan that covers business disruptions of varying severity and scope and addresses the loss of a geographic area, building, staff, data, systems and/or our telecommunications. We subject our business continuity plan to review and testing on an ongoing basis and update it as necessary. Under our business continuity plan, we expect to continue to be able to do business and resume operations with minimal service impacts. However, under certain scenarios, the time that it would take for us to recover and to resume operations may significantly increase depending on the extent of the disruption and the number of personnel affected. We currently rely on American Express Company under our business continuity plan. Following the separation and distribution, we intend to develop and implement our own disaster recovery infrastructure to implement our business continuity plan as an independent company.

Geographic Presence

        For the six months ended at and as of June 30, 2005 and for the years ended at and as of December 31, 2004, 2003 and 2002, over 90% of our long-lived assets were located in the United States, and over 90% of our revenues were generated in the United States.

Employees

        At June 30, 2005, we had 11,196 employees, including 3,137 employee financial advisors (which does not include our branded franchisee advisors and registered representatives, who are not employees of our company). None of our employees are subject to collective bargaining agreements governing their employment with our company. We believe that our employee relations are good.

Properties

        We operate our business from two principal locations, both of which are located in Minneapolis, Minnesota: the AXP Financial Center, a 897,280 square foot building that we lease, and our 903,722 square foot Client Service Center, which we own. Our lease term for the AXP Financial Center began in November 2000 and is for 20 years, with several options to extend the term. Our aggregate annual rent is approximately $15 million. We also own the 170,815 square foot Oak Ridge Conference Center, a training facility and conference center in Chaska, Minnesota, which can also serve as a disaster recovery site if necessary. We also lease space in an operations center located in Minneapolis. American Express Travel Related Services Company, an American Express Company subsidiary, also leases space in the center from the same landlord and we share common space in the building with them. We transferred title to the Minneapolis operations center to American Express Travel Related Services Company in the first quarter of 2004, and it sold the property to the current landlord as part of a December 2004 sale-leaseback transaction. Additionally, we occupy space in a second operations center located in Phoenix, Arizona, which is owned by American Express Travel Related Services Company.

        Our property and casualty subsidiary, IDS Property Casualty, leases its corporate headquarters in Ashwaubenon, Wisconsin, a suburb of Green Bay. In December 2004, it entered into a sale-and-leaseback agreement with Inland Real Estate Acquisitions, Inc., and sold that property for $18 million. Under the terms of the agreement, Inland leased the property back to IDS Property Casualty for a ten-year term with an option to renew the lease for up to six renewal terms of five years each. The lease is a net lease, which means our subsidiary is responsible for all costs and expenses relating to the property in addition to annual rent.

        Generally, we lease the premises we occupy in other locations, including the executive offices that we maintain in New York, New York. We believe that the facilities owned or occupied by our company suit our needs and are well maintained.

Regulation

        Most aspects of our business are subject to extensive regulation by U.S. federal and state regulatory agencies and securities exchanges and by non-U.S. government agencies or regulatory bodies and securities exchanges. Our public disclosure, internal control environment and corporate governance principles are subject to the Sarbanes-Oxley Act of 2002 and related regulations and rules of the SEC. Following the listing of our shares on The New York Stock Exchange, Inc., we will also be subject to its rules.

        We have implemented franchise and compliance standards, and strive for a consistently high level of client service. For several years, we have used standards developed by the Certified Financial Planner Board of Standards Inc. in our financial planning process. We are also participating in developing personal financial planning standards through the International Organization for Standardization, or ISO. We put in place franchise standards and requirements regardless of location. We have made significant investments in our compliance processes, enhancing policies and procedures to monitor our compliance with the numerous and varied legal and regulatory requirements applicable to our business. These requirements are discussed below. We expect to continue to make significant investments in our compliance efforts.

  Asset Accumulation and Income

        Our asset accumulation and income business is regulated by the SEC, the NASD, the CFTC, the National Futures Association, state securities regulators and state insurance regulators and the U.K. Financial Services Authority, or FSA. Our European fund distribution activities are also subject to local country regulations. Additionally, the U.S. Departments of Labor and Treasury regulate certain aspects of our retirement services business. As has the rest of the financial services industry, we have experienced, and believe we will continue to be subject to, increased regulatory oversight of the securities, insurance and commodities industries at all levels.

        During the past year, investment companies and investment advisers were required by the SEC to adopt and implement written policies and procedures designed to prevent violation of the federal securities laws and to designate a chief compliance officer responsible for administering these policies and procedures. The SEC and NASD have also heightened requirements for, and continued scrutiny of, the effectiveness of supervisory procedures and compliance programs of broker-dealers, including certification by senior officers regarding the effectiveness of these procedures and programs. Regulators have recently adopted or are considering regulatory requirements regarding directed brokerage, market timing, increased disclosures in mutual fund prospectuses and other applicable materials and an investment adviser code of ethics. Because these new regulatory requirements have been recently implemented or adopted, or are being considered, there is uncertainty over how these new requirements will ultimately impact our business, including the extent to which increased technology expenditures may be necessary to comply with such requirements. In addition, the SEC and NASD proposed revisions to rules on trading and market structure for broker-dealers, suitability requirements for variable annuity sales, and increased transaction disclosure information. Although there is a significant amount of uncertainty as to which initiatives may ultimately be adopted, these initiatives could affect industry participants' results, including ours, in future periods.

        Our primary retail brokerage subsidiary, Ameriprise Financial Services, Inc., is registered as a broker-dealer and investment adviser with the SEC, is a member of the NASD and does business as a broker-dealer and investment adviser in all 50 states and the District of Columbia. The SEC and the NASD have stringent rules with respect to the net capital requirements and activities of broker-dealers. Our financial advisors and other personnel must obtain all required state and NASD licenses and registrations. SEC regulations also impose notice and capital limitations on the payment of dividends by a broker-dealer to a parent. Our subsidiary, American Enterprise Investment Services, Inc., is also registered as a broker-dealer with the SEC and appropriate states and is a member of the NASD and the Boston Stock Exchange and a stockholder in the Chicago Stock Exchange. A subsidiary of our independent advisor platform, Securities America, Inc., and our subsidiary IDS Life are also registered as broker-dealers and are members of the NASD. We and certain of our subsidiaries also do business as registered investment advisers and are regulated by the SEC and state securities regulators where required. The IDS Life companies are subject to regulation by state insurance regulators as described under "—Protection" below.

        Our trust company is primarily regulated by the Minnesota Department of Commerce (Banking Division) and is subject to capital adequacy requirements under Minnesota law. It may not accept deposits or make personal or commercial loans. As a provider of products and services to tax-qualified retirement plans and IRAs, certain aspects of our business, including the activities of our trust company, fall within the compliance oversight of the U.S. Departments of Labor and Treasury, particularly the Employee Retirement Income Security Act of 1974, commonly referred to as ERISA, and the tax reporting requirements applicable to such accounts.

        Our face-amount certificate company is regulated as an investment company. The payment of dividends to our company by our face-amount certificate company is subject to capital requirements under applicable law and understandings with the SEC and the Minnesota Department of Commerce.

        As discussed above under "—Asset Accumulation and Income—Retail Products and Services—Deposit and Credit Products," we intend to file an application with the OTS to obtain a new federal savings bank, or FSB, charter. After we obtain the required regulatory approvals and our banking subsidiary is established, our FSB will be subject to regulation by the OTS, which is the primary regulator of federal savings banks, and by the Federal Deposit Insurance Corporation, or FDIC, in its role as insurer of our FSB's deposits. As its controlling company, we will become a savings and loan holding company and also be subject to regulation by the OTS. Because of our status as a savings and loan holding company, our activities will be limited to those that are financial in nature, and OTS will have authority to regulate our capital and debt, although there are not specific holding company capital requirements. Our FSB will be subject to specific capital rules and if its capital falls below certain levels, OTS will be required to take certain remedial actions and may take other actions, including the imposition of limits on dividends or activities, and OTS could direct us to divest the subsidiary. Our FSB also will be subject to limits on capital distributions, including payment of dividends to us and on transactions with affiliates. In addition, an array of community reinvestment, fair lending, and other consumer protection laws and regulations will apply to our FSB. Either of the OTS or the FDIC may bring administrative enforcement actions against the FSB or its officers, directors or employees if any of them violate a law or engage in an unsafe or unsound practice.

        Compliance with these and other regulatory requirements adds to the cost and complexity of operating our business. In addition, the SEC, U.S. Departments of Labor and Treasury, NASD, other self-regulatory organizations and state securities, banking and insurance regulators may conduct periodic examinations. Periodic examinations may result in administrative proceedings, which, in turn, may result in, among other things, censure, fine, the issuance of cease-and-desist orders or suspension or expulsion of a broker-dealer or an investment adviser and its officers or employees. Individual investors also can bring complaints against our company. Because we are structured as a franchise system, we are also subject to Federal Trade Commission and state franchise requirements.

        Our involvement in regulatory matters and the Class B share settlement are described in more detail under "—Legal Proceedings" below. A description of the insurance-related regulation of our annuities business can be found under "—Protection" below.

  Protection

        The Minnesota Department of Commerce (Insurance Division), the Indiana Department of Insurance, the Arizona Department of Insurance, the Wisconsin Office of the Commissioner of Insurance and the Illinois Insurance Department (collectively, and with the New York Insurance Department, the "Domiciliary Regulators") regulate IDS Life, American Enterprise Life, American Partners Life, IDS Property Casualty and AMEX Assurance, respectively. The New York State Insurance Department regulates American Centurion Life and IDS Life of New York. In addition to being regulated by their Domiciliary Regulators, our IDS Life companies and Property Casualty companies are regulated by each of the insurance regulators in the states where each is authorized to transact the business of insurance. These other states also regulate such matters as the licensing of sales personnel and, in some cases, the marketing and contents of insurance policies and annuity contracts. The primary purpose of such regulation and supervision is to protect the interests of policyholders and contractholders. Financial regulation of our IDS Life companies and Property Casualty companies is extensive, and their financial and intercompany transactions (such as intercompany dividends, capital contributions and investment activity) are often subject to pre-notification and continuing evaluation by the Domiciliary Regulators. Virtually all states require participation in insurance guaranty associations, which assess fees to insurance companies in order to fund claims of policyholders and contractholders of insolvent insurance companies.

        Insurance companies have recently been the subject of increasing regulatory, legislative and judicial scrutiny. Numerous state and federal regulatory agencies have commenced investigations regarding sales and marketing practices, compensation arrangements and anticompetitive activities, and market timing and late trading in connection with insurance, annuity and mutual fund products. Our IDS Life companies and the IDS Property Casualty companies have been contacted by regulatory agencies for information relating to some of these investigations and are cooperating with those inquiries. They are also reviewing their compensation arrangements and other operations that may be affected by these regulatory investigations, and any new rules or regulations that may arise from these investigations.

        At the federal level, there is periodic interest in enacting new regulations relating to various aspects of the insurance industry, including taxation of annuities and life insurance policies, accounting procedures, and the treatment of persons differently because of gender, with respect to terms, conditions, rates or benefits of an insurance policy. Adoption of any new federal regulation in any of these areas could potentially have an adverse effect upon our IDS Life companies. Also, recent federal legislative proposals aimed at the promotion of tax-advantaged savings through Lifetime Savings Accounts and Retirement Savings Accounts may adversely impact our IDS Life companies' sales of annuity and life insurance products if enacted.

  General

        We use information about our customers to develop products and services and to provide personalized services. Regulatory activity in the areas of privacy and data protection continues to grow worldwide and is generally being driven by the growth of technology and related concerns about the rapid and widespread dissemination and use of information. This regulation constrains our ability to market our products and services to our current customers and to access additional customers. In addition, we must ensure that we properly safeguard our client information and comply with these privacy regulations.

        The 2001 Gramm-Leach-Bliley Act, or GLBA, provides for disclosure of a financial institution's privacy policies and practices and affords customers the right to "opt out" of the institution's information to unaffiliated third parties (with limited exceptions). We will continue our efforts to safeguard the data entrusted to us in accordance with applicable law and our internal data protection policies, including taking steps to reduce the potential for identity theft, while seeking to collect and use data to properly achieve our business objectives and to best serve our clients.

        The Fair Credit Reporting Act of 1970, or FCRA, regulates the disclosure of consumer credit reports by consumer reporting agencies and the use of consumer credit report information by banks and other companies. The 2003 Fair and Accurate Credit Transactions Act, or FACT Act, significantly amends the FCRA to make certain activities involving consumer credit report information subject only to federal law. The FACT Act further amends the FCRA by adding new provisions designed to prevent or decrease identity theft and to improve the accuracy of consumer credit information. It also requires any company that receives consumer "eligibility" information from an affiliate to permit the consumer to opt out of having that information used to market the company's products to the consumer. The extent to which the FCRA preempts state law is currently the subject of litigation. We are continuing to evaluate the effect of the FACT Act and the implementing regulations on our business operations, including third party marketing, and our ability to provide personalized services to our clients and those of third parties.

        The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, commonly referred to as the Patriot Act, was enacted in October 2001 in the wake of the September 11th terrorist attacks. The Patriot Act substantially broadened existing anti-money laundering legislation and the extraterritorial jurisdiction of the United States. In response, we have enhanced our existing anti-money laundering programs and developed new procedures and programs. For example, we have implemented a customer identification program applicable to many of our businesses, and have enhanced our "know your customer" and "enhanced due diligence" programs in others. We intend to take steps to comply with any additional regulations that are adopted. In addition, we will take steps to comply with anti-money laundering initiatives adopted in other jurisdictions in which we conduct business.

        We have operations in the European Union, or EU, through Threadneedle and certain of our other subsidiaries. We monitor developments in EU legislation, as well as in the other markets in which we operate, to ensure that we comply with all applicable legal requirements, including EU directives applicable to financial institutions. Because of the mix of asset accumulation and income and protection activities we conduct, we will be addressing the EU directive on the supplementary supervision of financial conglomerates, which contemplates that certain financial conglomerates involved in banking, insurance and investment activities will be subject to a system of supplementary supervision at the level of the holding company constituting the financial conglomerate. The directive requires financial conglomerates to, among other things, implement measures to prevent excessive leverage and multiple leveraging of capital, and to maintain internal control processes to address risk concentrations as well as risks arising from significant intragroup transactions.

Legal Proceedings

        From time to time, we and our subsidiaries are involved in legal, regulatory and arbitration proceedings, including class actions, concerning matters arising in connection with the conduct of our business activities. We believe we have meritorious defenses to each of these actions and intend to defend them vigorously. An adverse outcome in one or more of these proceedings could have a material adverse effect on our consolidated financial condition, results of operations or liquidity. Certain legal and regulatory proceedings involving our company are described below.

  Legal

        In November 2002, a suit, now captioned Haritos et al. v. American Express Financial Advisors, Inc., was filed in the United States District Court for the District of Arizona. The suit was filed by plaintiffs who purport to represent a class of all persons that have purchased financial plans from our advisors from November 1997 through July 2004. Plaintiffs allege that the sale of the plans violates the Investment Advisers Act of 1940, or the IAA. The suit seeks an unspecified amount of damages, rescission of the investment advisor plans and restitution of monies paid for such plans. In June 2004, the Court denied our motion to dismiss the action as a matter of law. In February 2005, the Court denied our motion to dismiss the Second Amended Complaint. Notwithstanding the Court's denial of our motion to dismiss, we believe that the plaintiffs' case suffers from various factual and legal weaknesses and we intend to continue to defend the case vigorously.

        In June 2004, an action captioned John E. Gallus et al. v. American Express Financial Corp. and American Express Financial Advisors, Inc. was filed in the United States District Court for the District of Arizona. The plaintiffs allege that they are investors in several AXP mutual funds and they purport to bring the action derivatively on behalf of those funds under the Investment Company Act of 1940. The plaintiffs allege that fees allegedly paid to the defendants by the funds for investment advisory and administrative services are excessive. The plaintiffs seek remedies including restitution and rescission of investment advisory and distribution agreements. The plaintiffs voluntarily agreed to transfer this case to the United States District Court for the District of Minnesota. In response to our motion to dismiss the complaint, the Court dismissed one of plaintiffs' four claims and granted plaintiffs limited discovery.

        In October 2004, a purported class action complaint captioned In re American Express Financial Advisors Securities Litigation was filed in the United States District Court for the Southern District of New York. The action names the following defendants: American Express, American Express Financial, American Express Advisors and James M. Cracchiolo in his capacity as President and CEO of American Express Financial and Chairman and CEO of American Express Advisors. Certain of our mutual funds are also named as nominal defendants. The action is a consolidation of the following actions: (i) Naresh Chand v. American Express Company, American Express Financial Corporation and American Express Financial Advisors, Inc. (filed March 2004); (ii) Elizabeth Flenner v. American Express Company et al. (filed March 2004); (iii) John B. Perkins v. American Express Company et al. (filed March 2004); (iv) Kathie Kerr v. American Express Company et al. (filed April 2004); and (v) Leonard D. Caldwell, Gale D. Caldwell and Richard T. Allen v. American Express Company et al. (filed April 2004). The plaintiffs allege violations of certain federal securities laws and/or state statutory and common law. The plaintiffs, among other things, allege that our financial plans are used as a means to recommend mutual funds that pay "undisclosed kickbacks." The class period at issue is March 10, 1999 through February 9, 2004. Plaintiffs seek to represent one class consisting of all of our clients who purchased the preferred mutual funds during the relevant period and another class comprised of those of our clients who also purchased financial plans during the relevant period. For their damages, plaintiffs seek restitution of the "undisclosed kickbacks" and the fees paid for the financial plans. We have filed a motion to dismiss the complaint. In addition, two lawsuits making similar allegations (based solely on state causes of actions) were filed in the Supreme Court of the State of New York: Beer v. American Express Company and American Express Financial Advisors and You v. American Express Company and American Express Financial Advisors. We removed these two actions to the United States District Court for the Southern District of New York. Plaintiffs have moved to remand the cases to state court. The Court's decision on the remand motion is pending.

  Regulatory

        The SEC, NASD and several state attorneys general have brought numerous enforcement proceedings against individuals and firms challenging several mutual fund industry practices, including late trading (allowing mutual fund customers to receive 4:00 p.m. ET prices for orders placed or confirmed after 4:00 p.m. ET), market timing (abusive rapid trading in mutual fund shares) and disclosure of revenue sharing arrangements, which are paid by fund advisers or companies to brokerage firms who agree to sell those funds. We have received requests for information and have been contacted by regulatory authorities concerning our practices and are cooperating fully with these inquiries.

        In February 2004, we were one of 15 firms that settled an enforcement action brought by the SEC and the NASD relating to breakpoint discounts (i.e., volume discounts available to investors who make large mutual fund share purchases) pursuant to which we agreed to pay a fine of $3.7 million and to reimburse customers to whom the firm failed to deliver such discounts.

        In May 2004, we received notification from the staff of the NASD indicating that it had made a preliminary determination to recommend that the NASD bring an action against our company for potential violations of federal securities laws and the rules and regulations of the SEC and the NASD. The notice we received comes in the context of a broader industry-wide review of the mutual fund and brokerage industries that is being conducted by various regulators. The NASD staff's allegations relate to our practices with respect to various revenue sharing arrangements pursuant to which we receive payments from certain mutual funds of other companies for agreeing to make their products available through our national distribution network. In particular, the NASD has alleged that we (i) failed to disclose properly such revenue sharing arrangements from January 2001 until May 2003, (ii) failed to disclose properly such revenue sharing arrangements in our brokerage confirmations and (iii) received directed brokerage from January 2001 until December 2003. The notice from the NASD staff was intended to give us an opportunity to discuss the issues it has raised and we have been availing ourselves of this opportunity and continue to cooperate fully with the NASD's inquiry regarding this matter, as well as with all other regulatory inquiries.

        On March 23, 2005, we announced that we had reached an agreement with the NASD to settle alleged violations of NASD rules arising from sales of Class B shares (i.e., no front-end load shares) between January 1, 2002 and July 31, 2003. Under the terms of the settlement, we have consented to the payment of a $13 million fine to the NASD (for which we had established reserves in prior quarters). We have also agreed to offer certain customers who purchased Class B shares in any fund family from January 1, 2002 through the date of the settlement and continue to hold such shares the option of converting their Class B shares into a number of Class A shares equal to (x) the number of Class A shares that the customer could have purchased on the date(s) that they purchased their Class B shares plus (y) any shares reflecting reinvestment of dividends. We have agreed to pay cash to certain customers who have sold a portion or all of their Class B shares in order to put them into substantially the same financial position (based on actual fund performance and redemption value) in which such customers would have been had the customers purchased Class A shares instead of Class B shares.

        On July 12, 2005, we settled an action brought by the New Hampshire Bureau of Securities Regulation, or the Bureau, relating to allegations that we failed to disclose incentives for our branded financial advisors and other conflicts of interest in the sale of both our own and certain preferred mutual funds of other companies. Under the terms of the up to $7.4 million settlement, we have consented to the payment of $5 million in fines and penalties to the Bureau and the reimbursement of the costs incurred by the Bureau for its investigation. We have also consented to the payment of up to $2 million in restitution to New Hampshire customers who meet specified criteria. As part of the settlement, an independent consultant will review the practices and procedures of our New Hampshire advisors relating to the recommendation and sale of our own mutual funds and will determine the amount of restitution to be paid to New Hampshire customers. Subject to the Bureau's approval, we will be required to implement the consultant's recommendations.

        From time to time we receive requests for information from, and have been subject to examination or investigation by, the SEC, NASD and various state regulatory authorities concerning our business activities and practices, including sales of our mutual funds and annuity products, non-cash compensation paid to our financial advisors, supervision of our financial advisors and registered representatives and sales of other companies' REIT shares. We have cooperated and will continue to cooperate with the applicable regulators regarding their inquiries.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information as of June 30, 2005, regarding individuals who are expected to serve as our directors and executive officers following the distribution, including their anticipated positions with our company following the distribution.

        All of our executive officers, as well as our Chairman of the Board, currently are officers and employees of American Express Company. After the distribution, none of these individuals will be employees of American Express Company. Our Chairman has selected our director nominees with the assistance of an external director search firm and in consultation with American Express Company. The nominees will be presented to our sole stockholder, American Express Company, for election effective as of the distribution date. Our new directors may be elected for terms of up to three years, as described in more detail under "—Board Structure" below.

Name	Age	Position(s)
James M. Cracchiolo	47	Chairman and Chief Executive Officer
Ira D. Hall	60	Director nominee
W. Walker Lewis	60	Director nominee
Siri S. Marshall	57	Director nominee
Jeff Noddle	59	Director nominee
H. Jay Sarles	60	Director nominee
Robert F. Sharpe, Jr.	53	Director nominee
William H. Turner	65	Director nominee
Brian M. Heath	44	President—U.S. Advisor Group
Mark Schwarzmann	43	President—Insurance, Annuities and Product Distribution
Joseph E. Sweeney	44	President—Financial Planning, Products and Services
William F. Truscott	44	President—U.S. Asset Management and Chief Investment Officer
Walter S. Berman	62	Executive Vice President and Chief Financial Officer
Kelli A. Hunter	44	Executive Vice President of Human Resources
John Junek	56	Executive Vice President and General Counsel
Glen Salow	49	Executive Vice President—Technology and Operations
Kim M. Sharan	47	Executive Vice President and Chief Marketing Officer
John R. Woerner	36	Senior Vice President—Strategic Planning and Business Development
David K. Stewart	51	Vice President and Controller

        Mr. Cracchiolo will be our Chairman and Chief Executive Officer. Mr. Cracchiolo has been Chairman and Chief Executive Officer of American Express Financial Advisors (the operating segment of American Express Company, which is substantially comprised of Ameriprise Financial, Inc. and its consolidated subsidiaries) since March 2001; President and Chief Executive Officer of Ameriprise Financial, Inc. since November 2000; and Group President, Global Financial Services of American

Express Company since June 2000. He served as Chairman of American Express Bank Ltd. from September 2000 until April 2005 and served as President and Chief Executive Officer of Travel Related Services International from May 1998 through July 2003. Mr. Cracchiolo joined American Express Company in 1982. Mr. Cracchiolo also currently serves on the board of directors of Tech Data Corporation. He is also currently on the board of advisors of the March of Dimes.

        Mr. Hall is one of our director nominees. From 2002 until his retirement in late 2004, Mr. Hall served as President and Chief Executive Officer of Utendahl Capital Management, L.P. From 1998 until 2001, he held leadership roles at Texaco Inc., serving as Treasurer and General Manager of Alliance Management. Prior thereto, he held leadership roles at IBM Corporation and L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Hall also is a member of the boards of directors of Imagistics International Inc., The Pepsi Bottling Group, Inc., Praxair, Inc., and The Reynolds and Reynolds Company.

        Mr. Lewis is one of our director nominees. Mr. Lewis currently serves as Chairman of Devon Value Advisers, a financial consulting and investment banking firm which he founded in 1997. Prior thereto, he served as a Managing Director of Kidder Peabody, where he was a member of the firm's management committee. From 1991 to 1993, Mr. Lewis was President of Avon Products Inc., North America and a member of the Office of the Chairman of Avon Incorporated. Mr. Lewis also is Non-Executive Chairman of Applied Predictive Technologies and a director of Mrs. Fields' Brands and Owens Corning.

        Ms. Marshall is one of our director nominees. Ms. Marshall currently serves as Senior Vice President, General Counsel and Secretary and Chief Governance and Compliance Officer at General Mills, Inc. In addition, Ms. Marshall managed General Mills' Tax function from 1994 to 1999 and its Corporate Affairs group from 1999 to 2005. Prior to joining General Mills in 1994, Ms. Marshall was Senior Vice President, General Counsel and Secretary of Avon Products, Inc. Ms. Marshall also is a Director of the International Institute for Conflict Prevention and Resolution and a Trustee of the Minneapolis Institute of Arts and the General Mills Foundation. She has served as a Director of NovaCare, Inc., Jafra Cosmetics International, Snack Ventures Europe, the American Arbitration Association and the Yale Law School Fund. She has also served as a member of The New York Stock Exchange Legal Advisory Committee and the Bank of America Midwest Advisory Council.

        Mr. Noddle is one of our director nominees. Mr. Noddle has served as the President and Chief Executive Officer of SUPERVALU INC. since 2001, and as Chairman of its board of directors since 2002. Prior to his present position, Mr. Noddle held a number of other leadership positions at SUPERVALU, including President and Chief Operating Officer from 2000 to 2001, Corporate Executive Vice President and President and Chief Operating Officer of SUPERVALU's distribution food companies, Corporate Vice President, Merchandising and President of the company's Fargo and former Miami divisions. Mr. Noddle also serves as Chairman of the board of directors of The Food Marketing Institute and is Chairman of the governance committee of the board of directors of the Independent Grocers Alliance, Inc. In addition, he serves as a member of the boards of directors of Donaldson Company, Inc., The Food Industry Center at the University of Minnesota and the Academy of Food Marketing at Saint Joseph's University.

        Mr. Sarles is one of our director nominees. Mr. Sarles is retired having most recently served as Vice Chairman of Bank of America Corporation. Prior to that, he served as Vice Chairman and Chief Administrative Officer of FleetBoston Financial with responsibility for administrative functions, technology and operations, treasury services, corporate strategy and mergers and acquisitions. During his 37 years at Fleet, Mr. Sarles oversaw virtually all of Fleet's businesses at one time or another, including, most recently, the company's wholesale banking businesses. These included commercial finance, real estate finance, capital markets, global services, industry banking, middle market and large corporate lending, small business services and investment banking businesses. Mr. Sarles also is a member of the boards of directors of AvalonBay Communities, Inc., C&S Holdings, Inc., Dental

Service of Massachusetts and DentaQuest Ventures, Inc. and is a member of the board of trustees of Mount Holyoke College.

        Mr. Sharpe is one of our director nominees. Since 2002, Mr. Sharpe has been a partner at the Brunswick Group LLC, an international financial public relations firm. Prior thereto, he served as Senior Vice President, Public Affairs, Secretary and General Counsel for PepsiCo, Inc. from 1998 to 2002. Previously, Mr. Sharpe was Senior Vice President and General Counsel for RJR Nabisco, Inc.

        Mr. Turner is one of our director nominees. Mr. Turner is currently Dean of the College of Business at Stony Brook University. Previously, he was Senior Partner at Summus Limited. Prior thereto, Mr. Turner was President and Chief Executive Officer of PNC Bank, New Jersey from 1997 to 2000 and Chairman of PNC Bank, N.A., New Jersey and Northeast Region from 2000 until his retirement in 2002. Before joining PNC, Mr. Turner was President and Co-Chief Executive Officer at Franklin Electronic Publishers, Inc. and Vice Chairman of Chemical Banking Corporation, which merged with The Chase Manhattan Corporation in 1995. Mr. Turner also is a member of the boards of directors of Franklin Electronic Publishers, Inc., Standard Motor Products, Inc., Volt Information Sciences, Inc. and New Jersey Resources, Inc.

        Mr. Heath will be our President—U.S. Advisor Group. Mr. Heath is currently Senior Vice President and General Sales Manager, U.S. Advisor Group of Ameriprise Financial Services, Inc., a position he has held since June 1999. Mr. Heath joined American Express Company in 1984.

        Mr. Schwarzmann will be our President—Insurance, Annuities and Product Distribution. Mr. Schwarzmann has been Senior Vice President, Insurance, Annuities and Product Distribution of Ameriprise Financial, Inc. since February 2005, and Chairman and Chief Executive Officer, IDS Life Insurance Company, and Chairman and Chief Executive Officer, American Enterprise Life Insurance Company since December 2003. Prior thereto, he served as Senior Vice President of Insurance and Annuities of American Express Financial Corporation from December 2003, when he joined American Express Company. Mr. Schwarzmann also currently serves on the American Council of Life Insurers' Board of Directors, a position he has held since June 2004. Prior to joining American Express Company, he was Chief Executive Officer, Allfinanz, Inc. and had previously held a variety of senior leadership positions at GE, GE Capital, and GE Financial Assurance.

        Mr. Sweeney will be our President—Financial Planning, Products and Services. Mr. Sweeney has been Senior Vice President and General Manager of Banking, Brokerage and Managed Products of Ameriprise Financial, Inc. since April 2002. Prior thereto, he served as Senior Vice President and Head, Business Transformation, Global Financial Services of American Express Company from March 2001 until April 2002. Mr. Sweeney joined American Express Company in 1983. Mr. Sweeney also currently serves on the board of directors of the Securities Industry Association.

        Mr. Truscott will be our President—U.S. Asset Management and Chief Investment Officer. Mr. Truscott is currently Senior Vice President and Chief Investment Officer for Ameriprise Financial, Inc., a position he has held since he joined the company in September 2001. Prior thereto, Mr. Truscott had served as Chief Investment Officer with Zurich Scudder Investments, Americas, from October 2000 through August 2001 and Managing Director of Zurich Scudder Investments from January 1996 through October 2000.

        Mr. Berman will be our Executive Vice President and Chief Financial Officer. Mr. Berman is currently Executive Vice President and Chief Financial Officer of Ameriprise Financial, Inc., a position he has held since January 2003. From April 2001 to January 2004, Mr. Berman served as Corporate Treasurer of American Express Company. Prior thereto, Mr. Berman served as Treasurer of International Business Machines Corporation from February 1999 through February 2000. Mr. Berman first joined American Express Company in 1965 and served until 1998 in various positions. Mr. Berman returned to American Express Company in April 2001.

        Ms. Hunter will be our Executive Vice President of Human Resources. Ms. Hunter has been Executive Vice President of Human Resources since joining Ameriprise Financial, Inc. in June 2005. Prior to joining American Express Company, Ms. Hunter was Senior Vice President—Global Human Capital for Crown Castle International Corporation in Houston, Texas. Prior to that, she held a variety of senior level positions in human resources for Software Spectrum, Inc., Mary Kay, Inc., as well as Morgan Stanley Inc. and Bankers Trust New York Corporation.

        Mr. Junek will be our Executive Vice President and General Counsel. Mr. Junek has been Senior Vice President and General Counsel of Ameriprise Financial, Inc. since June 2000. Prior thereto, he served as the Deputy General Counsel of American Express Travel Related Services Company, a position he held from 1990 until June 2000. Mr. Junek joined American Express Company in 1978.

        Mr. Salow will be our Executive Vice President—Technology and Operations. Mr. Salow has been Executive Vice President of Technologies and Operations for Ameriprise Financial, Inc. since May 2005 and was Executive Vice President and Chief Information Officer of American Express Company from March 2000 to May 2005. Mr. Salow joined American Express Company in 1997.

        Ms. Sharan will be our Executive Vice President and Chief Marketing Officer. Ms. Sharan has been Senior Vice President and Chief Marketing Officer of Ameriprise Financial, Inc. since July 2004. Prior thereto, she served as Senior Vice President and Head of Strategic Planning of the Global Financial Services Division of American Express Company from October 2002, when she joined American Express Company, until July 2004. Prior to joining American Express Company, Ms. Sharan was Managing Director at Merrill Lynch in Tokyo, Japan from February 2000 until September 2002.

        Mr. Woerner will be our Senior Vice President—Strategic Planning and Business Development. Mr. Woerner has been Senior Vice President—Strategic Planning and Business Development of Ameriprise Financial, Inc. since March 2005. Prior to joining Ameriprise Financial, Inc., Mr. Woerner was a Principal at McKinsey & Co., where he spent a decade serving leading U.S. and European financial services firms, and co-led their U.S. Asset Management Practice.

        Mr. Stewart will be our Vice President and Controller. Mr. Stewart has been Vice President and Controller of Ameriprise Financial, Inc. and its subsidiaries since June 2002, when he joined American Express Company. Prior thereto, Mr. Stewart held various management positions in accounting, financial reporting and treasury operations at Lutheran Brotherhood, now part of Thrivent Financial for Lutherans, where he was Vice President—Treasurer from 1997 until 2001.

Board Structure

        Our bylaws provide that our board of directors will have a minimum of three members and that the number of members of our board of directors will be fixed by a majority vote of our board of directors. Our certificate of incorporation and our bylaws provide that our board of directors is divided into three classes. The term of the first class of directors expires at our 2006 annual meeting of shareholders, the term of the second class of directors expires at our 2007 annual meeting of shareholders, and the term of the third class of directors expires at our 2008 annual meeting of shareholders. At each of our annual meetings of shareholders, the successors of the class of directors whose term expires at that meeting of shareholders will be elected for a three-year term, one class being elected each year by our shareholders. Our directors may be removed only for cause by a majority vote of shareholders. Any vacancies in our board of directors caused by removal of a director may be filled at a meeting of shareholders. Any vacancies in our board of directors caused by death, resignation, removal of a director (that is not filled at a shareholder meeting) or otherwise, or by an increase in the number of directors by a majority of the board of directors, will be filled by a majority of the directors then in office. A significant majority of our board of directors will consist of independent, non-management directors who meet the criteria for independence required by The New York Stock Exchange, Inc. Except for Mr. Cracchiolo, we do not expect that any of our board members will have been or will be an employee of our company. Our board limits membership of the Audit

Committee, Compensation and Benefits Committee and Nominating and Governance Committee to independent, non-management directors. We will keep our board members informed about our business through discussions with management, materials we provide to them, visits to our offices and their participation in board and board committee meetings.

        Our board of directors plans to adopt Corporate Governance Principles that, along with the charters of our board committees, our employee Code of Conduct and our Code of Business Conduct for directors, will provide the framework for the governance of our company. Our board of directors intends to appoint a Corporate Governance Officer to promote best practices and to help our company remain at the forefront of good corporate governance. Our Corporate Governance Officer will periodically review our company's governance principles and practices to assure that they continue to reflect high standards and make recommendations to the Nominating and Governance Committee in connection with our governance practices.

  Committees

  Audit Committee

        We expect that all members of our Audit Committee will be independent directors as required by the listing standards of The New York Stock Exchange, Inc. and our future Corporate Governance Principles. We expect that our board will determine that at least one director meets the requirements for being an "audit committee financial expert" as defined by regulations of the Securities and Exchange Commission.

        Our Audit Committee will assist our board of directors in its oversight of our financial reporting process. Our management will have primary responsibility for the financial statements and the reporting process, including systems of internal controls. Our independent auditors will be responsible for auditing our financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

        In the performance of its oversight function, our Audit Committee will review and discuss with management and the independent auditors our audited financial statements. Our Audit Committee will also discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 and Auditing Standard No. 2 relating to communication with audit committees. In addition, our Audit Committee will receive from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees. Our Audit Committee also will discuss with the independent auditors their independence from our company and our management, and will consider whether the independent auditor's provision of non-audit services to our company is compatible with maintaining the auditor's independence.

        Our Audit Committee will discuss with our internal and independent auditors the overall scope and plans for their respective audits. Our Audit Committee will meet with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. In addition, our Audit Committee will meet with our Chief Executive Officer and Chief Financial Officer to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of our financial statements and the effectiveness of our system of disclosure controls and procedures.

  Compensation and Benefits Committee

        Our Compensation and Benefits Committee will have oversight responsibility for the compensation and benefits programs for our executive officers and other employees. We expect that all members of our Compensation and Benefits Committee will be independent directors as required by (i) the listing standards of The New York Stock Exchange, Inc., (ii) relevant federal securities laws and regulations, (iii) Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and (iv) our future Corporate Governance Principles.

  Nominating and Governance Committee

        Our Nominating and Governance Committee will consider and recommend candidates for election to our board of directors, advise our board on director compensation, oversee the annual performance evaluations of our board and board committees and advise our board on corporate governance matters. We expect that all members of our Nominating and Governance Committee will be independent directors as required by the listing standards of The New York Stock Exchange, Inc. and our future Corporate Governance Principles.

        Director Nomination Process.    Our Nominating and Governance Committee will consider and recommend candidates for election to our board. The Committee will also consider candidates for election to our board that are submitted by shareholders. Each member of the Committee will participate in the review and discussion of director candidates. In addition, members of our board of directors who are not on the Committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the Committee will seek persons who have achieved prominence in their field and who possess significant experience in areas of importance to our company. The minimum qualifications that our Nominating and Governance Committee will require in any nominated candidate will include integrity, independence, forthrightness, analytical skills and the willingness to devote appropriate time and attention to our affairs. Candidates would also need to demonstrate a willingness to work as part of a team in an atmosphere of trust and a commitment to represent the interests of all our shareholders rather than those of a specific constituency. Successful candidates will also need to demonstrate significant experience in areas of importance to our company, such as general management, finance, marketing, technology, law, international business or public sector activities.

Board of Directors' Compensation

  Cash and Equity-Based Compensation

        We intend to pay each non-employee director compensation for service on our board of directors as follows:

  •
  an annual retainer of $75,000, which we expect to reduce by $18,750 if the director does not attend at least 75% of our scheduled shareholder and board meetings, including meetings of the committees on which the director serves;

  •
  an annual retainer of $12,500 for the chair of the Audit Committee, $7,500 for the chair of the Compensation and Benefits Committee and $5,000 for the directors who chair the other committees;

  •
  an annual retainer of up to $20,000 for the lead director, if the position exists and if the role is not regularly rotated;

  •
  an annual grant of $75,000 in deferred share units; and

  •
  reimbursement of customary expenses for attending board, committee and shareholder meetings.

        We do not intend to pay directors who are also our employees any compensation for serving as a director.

  Deferred Compensation Plan for Outside Directors

        We expect to adopt a deferred compensation plan for non-employee directors. Under the plan, we expect that all non-employee directors will be permitted to defer the receipt of all or a portion of their cash compensation until termination of their service on our board of directors. The amounts deferred will be credited to participants' accounts. The amounts credited to the accounts will vary based on increases and decreases of certain investment benchmarks established by our board of directors or Nominating and Governance Committee. Participating directors may be permitted to select among two or more of such benchmarks. The deferred share units referred to above will also be issued under such plan and we expect that such deferred share units will be settled in our common shares. All other payments under the plan may be settled in our common shares or cash.

  Matching Gift Program

        We expect to adopt a matching gift program for non-employee directors. Under this program, we will match gifts by participating directors to certain tax-exempt organizations of up to $5,000 per year.

Stock Ownership of Directors and Executive Officers

        American Express Company currently owns all of our outstanding shares of common stock. Upon completion of the distribution, American Express Company will not beneficially own any shares of our common stock. None of our directors, director nominees or executive officers currently owns any shares of our common stock, but those who own shares of American Express Company will be treated on the same terms as other holders of American Express Company common stock in any distribution by American Express Company and, accordingly, will receive shares of our common stock in the distribution.

        The following table sets forth the American Express Company common stock and options to purchase American Express Company common stock held by our directors, director nominees and executive officers, as of June 30, 2005:

Name	Shares of American Express Company Common Stock Beneficially Owned(1)	Right to Acquire Shares of American Express Company Common Stock(2)	% of Class
James M. Cracchiolo	300,127	1,117,419	0.114
William F. Truscott	30,116	75,750	0.009
Glen Salow	137,640	718,038	0.069
Brian M. Heath	33,147	185,416	0.018
Walter S. Berman	21,618	94,000	0.009
All Directors and executive officers (19 individuals)	581,569	2,461,217	0.245

(1)
Numbers shown include shares held in employee benefit plan accounts on June 30, 2005 as follows: Mr. Cracchiolo, 5,516; Mr. Truscott, 564; Mr. Salow, 453, Mr. Heath, 225; Mr. Berman, 506; and all executive officers, 16,257. The numbers shown also include American Express Company restricted shares held by certain executive officers. Each executive officer may vote the restricted shares he or she holds, but may not sell or otherwise transfer the restricted shares during the restricted period. These restrictions lapse over a period of years ending 2009. The individuals in the table hold the following number of restricted shares: Mr. Cracchiolo, 175,143; Mr. Truscott, 0; Mr. Salow, 87,072; Mr. Heath, 17,000; Mr. Berman, 21,000; and all executive officers, 327,882. The numbers shown in this column exclude shares that named individuals have the right to acquire within 60 days upon the exercise of stock options that they hold.

(2)
These are shares that the named individuals have the right to acquire within 60 days upon the exercise of stock options that they hold.

        The following table sets forth the shares of our common stock that will be held by our directors, director nominees and executive officers immediately upon completion of the distribution, assuming there are no changes in each person's holdings of American Express Company common stock since June 30, 2005 and based on our estimates as of June 30, 2005 using an expected distribution ratio of one share of our common stock for every five shares of American Express Company stock, with no fractional shares:

Name	Shares of Ameriprise Financial Common Stock(1)
James M. Cracchiolo	24,996
William F. Truscott	6,023
Glen Salow	10,113
Brian M. Heath	3,229
Walter S. Berman	123
All Directors and executive officers (19 individuals)	50,737

(1)
In addition, certain of our executive officers hold American Express Company restricted shares, a portion of which will be substituted with restricted shares of our common stock as described below under "—Treatment of American Express Company Restricted Stock Held by Our Employees." The individuals in the table hold the following number of restricted shares: Mr. Cracchiolo, 175,143; Mr. Truscott, 0; Mr. Salow, 87,072; Mr. Heath, 17,000; Mr. Berman, 21,000; and all executive officers, 327,882.

Historical Compensation of Our Executive Officers

        The following table contains compensation information for our Chief Executive Officer and four of our other executive officers who, based on employment with American Express Company and its subsidiaries, were the most highly compensated for the year ended December 31, 2004. All of the information included in this table reflects compensation earned by the individuals for services with American Express Company and its subsidiaries. All references in the following tables to stock and stock options relate to awards of stock and stock options granted by American Express Company. Such amounts do not necessarily reflect the compensation such persons will receive following the distribution, which could be higher or lower, because historical compensation was determined by American Express Company and future compensation levels will be determined based on the compensation policies, programs and procedures to be established by our Compensation and Benefits Committee.

Summary Compensation Table

Long-Term Compensation
Annual Compensation
Awards
Payouts
Number of Securities Underlying Options(4)
	Year	Salary($)	Bonus($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)		LTIP Payouts ($)(5)	All Other Compensation ($)(6)
James M. Cracchiolo Chairman and Chief Executive Officer	2004 2003 2002	$475,000 475,000 451,250	$3,050,000 1,010,000 860,000	$118,611 106,220 94,146	$1,005,975 253,527 2,178,984	358,119 316,918 262,897	$1,239,750 1,311,000 1,104,375	$175,476 114,706 67,722
William F. Truscott President—U.S. Asset Management and Chief Investment Officer	2004 2003 2002	450,000 450,000 450,000	1,775,000 1,700,000 1,625,000	— — —	— — —	63,000 60,000 60,000	241,500 167,500 126,250	44,890 40,813 9,692
Glen Salow Executive Vice President—Technology and Operations	2004 2003 2002	425,000 425,000 403,750	765,000 725,000 650,000	— — 3,332	— 177,459 123,654	215,010 187,628 180,000	1,044,000 1,104,000 525,250	36,563 34,339 31,068
Brian M. Heath President—U.S. Advisor Group	2004 2003 2002	281,631 268,000 260,000	850,000 675,000 595,000	34,178 19,266 21,970	— — —	61,879 50,847 43,000	165,600 160,800 121,200	86,091 66,443 52,355
Walter S. Berman Executive Vice President and Chief Financial Officer	2004 2003 2002	310,000 307,692 280,000	585,000 350,000 357,000	501 439 —	— — 784,770	54,000 45,000 40,000	365,400 303,600 —	166,155 98,456 80,218

(1)
The amounts in this column reflect cash payments made for annual performance. The restricted stock award column includes shares granted for 2002, 2003 and 2004 annual performance. For 2002, the amount shown for Mr. Truscott includes the payment of a one-time "new hire" special payment.

(2)
These numbers include the cost to American Express Company of providing perquisites and other personal benefits and tax gross-ups. SEC rules require us to break-out each perquisite or personal benefit that exceeds 25% of the total reported for each named executive. The amount shown for Mr. Cracchiolo includes a local travel benefit of $30,000 and a flexible perquisite allowance of $35,000 in each of 2004, 2003 and 2002. The amount shown for Mr. Salow for 2002 reflects a $74 tax gross-up payment in connection with social security taxes and a $3,258 tax gross-up payment in connection with a local travel benefit. The amounts shown for Mr. Heath for 2004, 2003 and 2002 reflect a Minnesota state tax reimbursement of $23,019, $12,976 and $14,797, respectively, as well as a related tax gross-up payment of $11,159, $6,290, and $7,173, respectively. The amounts shown for Mr. Berman represent above-market earnings on deferred compensation paid during fiscal years 2004 and 2003.

(3)
This column includes the grant date value of restricted stock grants American Express Company made as performance or retention awards for 2002 and in recognition of 2002, 2003 or 2004 annual performance. The award shown for 2004 (granted in January 2005) for Mr. Cracchiolo (19,125 shares) vests in equal installments after one, two, three and four years from grant date, subject to the attainment of certain financial goals.

The awards shown for 2003 (granted in January 2004) for Mr. Cracchiolo (4,976 shares) and Mr. Salow (3,483 shares) vest in equal installments after one, two and three years from grant date. Mr. Cracchiolo's restricted stock award was issued in payment of a previously established performance-based award.

The award shown for 2002 (granted in January 2003) for Mr. Cracchiolo (65,200 shares) vests in equal installments after three and four years from grant date, subject to the attainment of certain financial goals. The award shown for 2002 (granted in January 2003) for Mr. Salow (3,700 shares) vests in equal installments after one, two, three and four years from the grant date. The award shown for 2002 (granted in January 2003) for Mr. Berman (21,000 shares) vests 100% after four years and is not subject to American Express Company's retirement provisions, as defined under its 1998 Incentive Compensation Plan.

American Express Company values the restricted stock awards in the table based on the closing price of American Express Company's common shares on The New York Stock Exchange, Inc. on the grant date. American Express Company pays dividends on the restricted shares in the same way it pays dividends on its common shares.

On December 31, 2004, the named executives held the restricted shares set forth below. American Express Company valued these shares based on the closing price of a share of American Express Company common stock of $56.37 on December 31, 2004:

Named Executive Officer	Aggregate Number of American Express Company Restricted Shares	Value on December 31, 2004 ($)
James M. Cracchiolo	167,676	$9,451,896
William F. Truscott	0	0
Glen Salow	94,158	5,307,686
Brian M. Heath	21,000	1,183,770
Walter S. Berman	21,000	1,183,770
(4)
These include annual and restoration stock option awards. All stock option grants made by American Express Company to our executive officers in 2004 are described in the table included in the Section below under "—Option Grants of American Express Company Common Stock to Our Executive Officers."

(5)
For 2004, these include the value of the PG-XIII awards granted by American Express Company to Messrs. Cracchiolo, Truscott, Salow, Heath and Berman in 2002, which vested and were paid in cash in February 2005. Each PG award has two parts. The first part is the Financial Incentive Component, which accounts for 60% of the target value of the award. American Express Company valued this part based on earnings per share growth (or earnings growth), revenue growth and average return on equity for American Express Company or net income or earnings growth for its American Express Financial Advisors operating segment (which is substantially comprised of Ameriprise Financial and its consolidated subsidiaries) over the 2002-2004 period, as applicable to each of our executive officers. The second part is the Stock Incentive Component, which accounts for 40% of the target value of the award. American Express Company valued this part based on its total shareholder return compared to that of the S&P Financial Index over the 2002-2004 period.

(6)
For 2004, the dollar value of the amounts in this column include the following:

Name	Employer Contributions Under Savings and Related Plans ($)	Above-Market Earnings on Deferred Compensation ($)	Value of Split- Dollar Life Insurance ($)	Non-Qualified Deferred Compensation Credit ($)
James M. Cracchiolo	$39,187	$134,964	$1,325	$0
William F. Truscott	37,125	0	0	7,765
Glen Salow	35,062	0	1,501	0
Brian M. Heath	23,234	54,317	0	8,540
Walter S. Berman	25,575	116,373	1,983	0

  In addition, this column includes a payment for Mr. Berman of $21,722 made in 2004 from a personal investment in a limited partnership managed by a former subsidiary.

  American Express Company determines earnings on compensation deferred by a participant according to a variable crediting schedule linked to the American Express Company's annual return on equity, and such earnings are subject to vesting requirements. Generally, the earnings vest five years after the compensation is deferred, or upon retirement eligibility (i.e., at least age 55 with 10 years of service). The above-market earnings shown in the table are calculated by American Express Company for each participant based on the difference between actual 2004 earnings under the program and hypothetical earnings under applicable IRS rates.

  Option Grants of American Express Company Common Stock to Our Executive Officers

        The following table discloses information regarding stock options with respect to shares of American Express Company common stock granted in the fiscal year ended December 31, 2004 to our executive officers named in the summary compensation table. These options were granted under the American Express Company 1998 Incentive Compensation Plan.

Option Grants in 2004

	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in 2004	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(3)
James M. Cracchiolo	180,000(1) 117,594(2) 22,721(2) 5,571(2) 11,174(2) 810(2) 20,249(2)	1.21 0.79 0.15 0.04 0.07 0.01 0.14%	$50.240 52.720 51.210 52.965 52.720 51.210 52.965	1/25/14 2/21/09 7/26/08 7/26/08 7/26/08 7/26/08 2/22/08	$2,388,600 977,206 195,855 54,819 92,856 6,982 199,250
William F. Truscott	63,000(1)	0.42	50.240	1/25/14	836,010
Glen Salow	162,000(1) 16,194(2) 28,038(2) 8,778(2)	1.09 0.11 0.19 0.06	50.240 48.070 55.470 55.470	1/25/14 9/27/08 9/27/08 2/22/08	2,149,740 130,848 249,258 78,036
Brian M. Heath	37,000(1) 14,599(2) 10,280(2)	0.25 0.10 0.07	50.240 53.005 50.535	1/25/14 6/06/09 2/21/09	490,990 122,486 91,903
Walter S. Berman	54,000(1)	0.36	50.240	1/25/14	716,580

(1)
American Express Company granted these nonqualified stock options on January 26, 2004 as part of its annual award program. Each option has an exercise price per share equal to the fair market value per common share on the grant date. American Express Company defines fair market value as the average of the high and low trading price of a share of American Express Company common stock as reported on The New York Stock Exchange, Inc. Composite Tape on the date of grant. Messrs. Cracchiolo and Salow are permitted to transfer their options to certain family members and entities for their beneficial interest, subject to requirements or changes as determined by American Express Company, including termination of this transfer feature. Holders may exercise up to 25% of their options after one year, 50% after two years, 75% after three years and 100% after four years, subject to continuous employment. All outstanding stock options may also become exercisable upon death, disability termination, retirement or a change in control of American Express Company. Effective January 1, 2004, new stock option awards did not have a restoration stock option feature, as described below.

(2)
These are restoration options that American Express Company granted when participants exercised stock options that were outstanding for at least five years. The number of restoration option shares American Express Company granted equals the number of shares that the holder delivered to American Express Company as payment of the exercise price of the original option plus the number of shares withheld by American Express Company to pay tax withholding. The exercise price of the restoration option is the fair market value of an American Express Company common share on the date of its grant. The holder of a restoration option may exercise it after six months from the date of grant (but no later than the original stock option's expiration date). For Mr. Cracchiolo the dates his restoration options first became exercisable are August 24, 2004, December 28, 2004 and April 5, 2005. For Mr. Heath the dates his restoration options first became exercisable are September 22, 2004 and April 6, 2005. For Mr. Salow the dates his restoration options first became exercisable are November 10, 2004 and May 12, 2005. The Compensation and Benefits Committee of American Express Company eliminated the restoration stock option feature effective December 31, 2004 for all outstanding options.

(3)
These numbers show hypothetical values under a variation of the Black-Scholes option pricing model. The same model was applied by American Express Company in its 2005 proxy statement disclosure of option grants to American Express Company named executive officers in 2004. This model is a complicated mathematical formula that makes assumptions about stock option features. A number of these assumptions do not apply to the options granted to our named executive officers by American Express Company. In particular, the model assumes that holders can exercise stock options immediately and freely transfer them. For these reasons, we caution that the values shown in this table are theoretical and may not reflect the amounts that option holders will realize. Whether an option holder realizes value and how much this value is will depend on what the American Express Company's share price is relative to the exercise price. The assumptions listed below and Black-Scholes values are consistent with the assumptions that American Express Company used to report stock option valuations in its 2004 Annual Report to Shareholders. In addition, American Express Company uses the same method to expense the fair market value of stock options prospectively beginning with 2003 grants. The assumptions used for valuing January 2004 grants are: (i) the exercise price is the same as the American Express Company share price on the grant date; (ii) a 4.2 year life for each option (American Express Company feels that based on recent experience, this is the average amount of time that passes before holders of its options exercise such options); (iii) expected dividend yield of 0.8% (which reflects the yield on the grant date); (iv) expected stock price volatility of 30% (which reflects the most recent volatility for the month-end stock prices of American Express Company's common shares for the 50 months prior to the grant date); and (v) a risk-free rate of return of 2.9% (which reflects the return an investor could expect in a risk-free investment with the same grant and expiration date as American Express Company stock options (i.e., the yield on a zero-coupon bond on the option grant date with a maturity date similar to the expected life of the stock options)). The values shown for the restoration options are based on the same model above except that the assumptions reflect: (i) the life for each restoration option is 2.3 years; (ii) a risk-free rate of return ranging from 2.7% to 3.6%; (iii) expected dividend yield ranging from 0.8% to 0.9%; and (iv) expected stock price volatility ranging from 24% to 25%.

  Aggregated American Express Company Option Exercises and Year-End Option Values

        The following table discloses information regarding the aggregate number of American Express Company options that our executive officers named in the summary compensation table exercised in the fiscal year ended December 31, 2004 and the value of remaining American Express Company options held by those executives on December 31, 2004.

Aggregated Option Exercises in 2004 and Year-End 2004 Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the- Money Options at December 31, 2004 ($)(1)
	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
James M. Cracchiolo	253,521	$4,412,847	769,713	617,102	$10,405,744	$7,301,079
William F. Truscott	0	0	71,000	143,000	1,607,225	2,255,605
Glen Salow	110,350	2,488,136	469,222	462,316	7,070,886	5,845,137
Brian M. Heath	39,087	470,252	124,566	108,600	1,777,977	1,400,706
Walter S. Berman	0	0	59,916	112,084	1,165,689	1,559,831

(1)
Value was determined based on the $56.37 closing price of American Express Company common shares on The New York Stock Exchange, Inc. on December 31, 2004.

        Long-Term Incentive Plan    The following table contains information about Portfolio Grant awards American Express Company made in 2004 to our executive officers named in the summary compensation table.

Long-Term Incentive Plan Awards Table
PG Awards in 2004

		Estimated Future Payouts(1)
	Award	Performance Period	Threshold($)	Target($)	Maximum($)
James M. Cracchiolo	PG-XV	2004-2006	$136,680	$663,000	$2,320,500
William F. Truscott	PG-XV	2004-2006	40,850	279,500	752,500
Glen Salow	PG-XV	2004-2006	115,240	559,000	1,956,500
Brian M. Heath	PG-XV	2004-2006	25,650	175,500	472,500
Walter S. Berman	PG-XV	2004-2006	33,250	227,500	612,500

(1)
PG awards granted by American Express Company link compensation to American Express Company financial and total shareholder return performance. Each PG award consists of a Financial Incentive Component and a Stock Incentive Component. The Financial Incentive Component represents 60% of the grant value of the award and earns value based on the average annual earnings per share, revenue and return on equity performance, or earnings (per share) growth, revenue growth and average return on equity, of American Express Company or net income or earnings growth for its American Express Financial Advisors operating segment (which is substantially comprised of Ameriprise Financial and its consolidated subsidiaries) over the 2004-2006 period, as applicable to each of our named executive officers. The Financial Incentive

  Component will earn value if American Express Company or its American Express Financial Advisors operating segment achieves at least a threshold level of performance on any of these financial measures. The Stock Incentive Component represents 40% of the grant value of the award and earns value based on how American Express Company's total shareholder return compares to that of the S&P 500 Financial Index over the 2004-2006 period. Total shareholder return means share price appreciation plus dividends.

American Express Company structured the PG awards in the table for Messrs. Cracchiolo and Salow to qualify as performance-based compensation under the requirements of Section 162(m) of the Code. Under the qualifying awards, the Compensation and Benefits Committee of American Express Company may in its discretion determine actual payouts by adjusting downward the formula values shown based on various factors, including American Express Company, business unit and individual performance over the performance period.

  American Express Company Pension Benefits

        Currently, American Express Company provides pension benefits to our executive officers, including our named executive officers, under the American Express Retirement Plan and the American Express Supplemental Retirement Plan.

        American Express Retirement Plan.    The American Express Retirement Plan (the "Retirement Plan") is a defined benefit pension plan commonly referred to as a cash balance plan. Each payroll period, American Express Company credits each participating employee with an amount equal to a percentage of such employee's base salary for that period. American Express Company also credits each employee with a percentage of certain annual bonuses and other types of compensation at the time the compensation is paid. The percentage varies with the employee's age and years of service. The table below shows the percentages American Express Company uses to determine the amount of the credits:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 35	2.50%
35-44	3.25
45-59	4.25
60-74	5.75
75-89	8.00
90 or more	10.00

        On January 1, 2005, the sum of age plus years of service recognized by the Retirement Plan for our named executive officers was as follows: Mr. Cracchiolo, 70; Mr. Truscott, 49; Mr. Salow, 57; Mr. Heath, 62; and Mr. Berman, 98.

        The Retirement Plan credits participants with interest on their cash balances. The Retirement Plan sets the interest rate each year based on an average of the interest rates for various five-year U.S. Treasury Notes. The minimum interest rate is 5%. The maximum rate is the lower of 10% or a specific rate set by the U.S. government under the tax laws. For 2004 the interest rate was 5.0%, and for 2005 the rate is 5.0%.

        When an employee retires or terminates employment after completing five years of service, the Retirement Plan will pay out the cash balance amounts. The Retirement Plan will make these payments in the form and at the time the employee elects, including payment in a single lump sum or as an annuity. An annuity obligates the Retirement Plan to make payments in monthly installments over time, in amounts based on assumptions American Express Company makes as to life expectancy and the value of making payments in the future. Employees may choose similar methods of payment for benefits they earned before July 1, 1995.

        Supplemental Retirement Plan.    By meeting certain legal requirements, the Retirement Plan provides a tax-advantaged way for American Express Company to provide retirement benefits. However, U.S. tax law limits the amount of benefits that American Express Company can provide an employee as well as the amount of compensation that American Express Company can take into account under the Retirement Plan. American Express Company makes up for these lost benefits under its U.S. Supplemental Retirement Plan.

Our Retirement Plans

        Ameriprise Financial Retirement Plan.    Effective as of the distribution date, we expect to adopt a defined benefit cash balance retirement plan, the Ameriprise Financial Retirement Plan, which will be structured with the intention of qualifying under section 401(a) of the Code. All of our employees who immediately prior to the distribution date were participants in the Retirement Plan will generally be eligible to participate in the Ameriprise Financial Retirement Plan. It is expected that the Ameriprise Financial Retirement Plan will replicate, in all material respects, the terms and conditions (including, without limitation, the crediting formula) of the Retirement Plan. We generally expect to provide our employees participating in the Ameriprise Financial Retirement Plan with credit for their pre-distribution service with the American Express Company for all purposes thereunder. American Express Company has agreed to transfer, in accordance with the terms and conditions of the employee benefits agreement, particular assets and liabilities from the trust for the Retirement Plan to the trust we will establish for the Ameriprise Financial Retirement Plan. Such transfer is expected to be made in accordance with certain provisions of the Code and regulations issued thereunder, as well as regulations issued by the Pension Benefit Guaranty Corporation.

        Ameriprise Financial Supplemental Retirement Plan.    Effective as of the distribution date, we expect to adopt a non-qualified supplemental retirement plan, the Ameriprise Financial Supplemental Retirement Plan, that we expect will replicate, in all material respects, the terms and conditions (including, without limitation, the benefit formula) of the American Express Company Supplemental Retirement Plan. The purpose of the Ameriprise Financial Supplemental Retirement Plan will be to provide to a select group of management or highly compensated employees certain supplemental deferred compensation benefits primarily consisting of benefits that would be earned under the Ameriprise Financial Retirement Plan or the Ameriprise Financial 401(k) Plan but for certain compensation and benefit limitations imposed on qualified plans by the Code. We generally expect to provide our employees participating in the Ameriprise Financial Supplemental Retirement Plan with credit for their pre-distribution service with the American Express Company for all purposes thereunder. Generally, the transfer of any existing liabilities relating to the American Express Company Supplemental Retirement Plan to the Ameriprise Financial Supplemental Retirement Plan is expected to be made in accordance with the terms and conditions of the employee benefits agreement. The Ameriprise Financial Supplemental Retirement Plan, like the American Express Company Supplemental Retirement Plan, is currently expected to be unfunded.

        Pension Table.    We set forth in the table below the amount we estimate we will pay each year to our named executive officers as a single life annuity at age 65 under the Ameriprise Financial Retirement Plan and the Ameriprise Financial Supplemental Retirement Plan. Under a single life annuity, when the employee dies we cease making payments. In deriving our estimated payments for the Ameriprise Financial Retirement Plan and the Ameriprise Financial Supplemental Retirement Plan, we used these assumptions:

  •
  We credit interest on account balances at the actual rate for all years through 2005 and at a minimum rate of 5% for 2006 and later years.

  •
  We start paying retirement benefits to the executives at normal retirement age (age 65) as a single life annuity based on an interest rate of 4.86% and the 1994 government-approved assumptions as to life expectancy.

  •
  We continue to employ Messrs. Cracchiolo, Truscott, Salow, Heath and Berman until age 65 at their 2004 base salary and pay them annual bonuses equal to their average bonus over the last five years or the length of compensation history with American Express Company, if shorter. For Messrs. Berman and Truscott, their average bonus is based on 2004, 2003, and 2002 only.

Named Executive Officer	Ameriprise Financial Retirement Plan and Ameriprise Financial Supplemental Retirement Plan Estimated Annual Benefits ($)
James M. Cracchiolo	$471,816
William F. Truscott	332,123
Glen Salow	177,665
Brian M. Heath	244,488
Walter S. Berman	31,965	(1)

(1)
Mr. Berman is also receiving payments of an American Express Company Supplemental Retirement Plan benefit related to his prior service with American Express Company. As of the date of the distribution, the remaining account balance value of this benefit will be approximately $833,000. The remaining account balance will be paid to Mr. Berman, with interest, in three annual installments beginning in 2006.

Treatment of American Express Company Stock Options Held by Our Employees

        In connection with the distribution, American Express Company currently expects that the treatment of outstanding stock options to purchase shares of American Express Company common stock ("AXP Options") held by our employees will depend on whether such AXP Options are vested, or treated as vested, or unvested as of the date of the distribution. The following is a description of how we and American Express Company currently expect to treat outstanding AXP Options. The expected treatments remain subject to the approval of the American Express Company Board of Directors and, to the extent applicable, our board of directors or our Compensation and Benefits Committee, concurrent with or immediately following the distribution.

  Vested AXP Options

        As of June 30, 2005, our employees held approximately 15,730,676 vested AXP Options. It is expected that, following the distribution, each vested AXP Option held by our employees as of the date of the distribution (including each AXP Option that is treated as vested as described below) will remain an option to purchase shares of American Express Company common stock, which will be adjusted to reflect the distribution (each, an "Adjusted AXP Option"). For the sole purpose of determining whether an option will become an Adjusted AXP Option, American Express Company will treat as vested those unvested AXP Options that would have become vested by December 31, 2005 either in accordance with their original vesting schedule had an employee of ours who holds AXP Options remained employed by American Express Company or its affiliates through such date or in accordance with the applicable retirement practices and policies of American Express Company had such employee retired immediately prior to December 31, 2005 (in each case, assuming the distribution had not occurred).

        The American Express Company Compensation and Benefits Committee expects to adjust the AXP Options into Adjusted AXP Options using the "spread" and "ratio" tests set forth in Section 424 of the Code and the regulations promulgated thereunder in order to preserve the pre-distribution intrinsic value of the related AXP Options. Thus, the American Express Company Compensation and Benefits Committee intends to adjust the option prices and the number of shares subject to the AXP Options such that for each Adjusted AXP Option (i) the excess of the aggregate fair market value of American Express Company common shares subject to the Adjusted AXP Option immediately after the distribution over the aggregate option price of such American Express Company common shares will be equal to the excess of the aggregate fair market value of the American Express Company common shares subject to the AXP Option immediately before the distribution over the aggregate option price of such American Express Company common shares; and (ii) on a share-by-share comparison, the ratio of the option price to the fair market value of the American Express Company common shares subject to the Adjusted AXP Option immediately after the distribution will be equal to the ratio of the option price to the fair market value of the American Express Company common shares subject to the AXP Option immediately before the distribution.

        Other than the adjustments described above, we expect that all other terms and conditions of the AXP Options under the American Express Company 1989 Long-Term Incentive Plan and the American Express Company 1998 Incentive Compensation Plan (collectively, the "AXP Equity Plans"), as applicable, will continue to apply to the Adjusted AXP Options (including original vesting schedules with respect to those AXP Options that are treated as vested as described above) and our employees' service with our company following the distribution will count as service with American Express Company for purposes of the AXP Equity Plans. Under no circumstance will an Adjusted AXP Option be exercisable after its original expiration date.

  Unvested AXP Options

        As of June 30, 2005, our employees held approximately 4,358,288 unvested AXP Options. It is expected that unvested AXP Options held by our employees (excluding those unvested AXP Options that are treated as vested as described above) will be substituted with nonstatutory stock options to purchase shares of our common stock ("Substitute Ameriprise Options"). Each Substitute Ameriprise Option will be issued under the Ameriprise Financial 2005 Incentive Compensation Plan (the "2005 Incentive Compensation Plan") (a description of which can be found below under "—Description of Ameriprise Financial 2005 Incentive Compensation Plan and Awards").

        In determining the option price and number of shares of our common stock underlying each Substitute Ameriprise Option, the American Express Company Compensation and Benefits Committee intends to use the "spread" and "ratio" tests set forth in Section 424 of the Code and the regulations promulgated thereunder in order to preserve the pre-distribution intrinsic value of the corresponding unvested AXP Options. Thus, for each Substitute Ameriprise Option (i) the excess of the aggregate fair market value of shares of our common stock subject to the Substitute Ameriprise Option immediately after the distribution over the aggregate option price of such shares of our common stock will be equal to the excess of the aggregate fair market value of the American Express Company common shares subject to the corresponding AXP Option immediately before the distribution over the aggregate option price of American Express Company common shares; and (ii) on a share-by-share comparison, the ratio of the option price to the fair market value of the shares of our common stock subject to the Substitute Ameriprise Option immediately after the distribution will be equal to the ratio of the option price to the fair market value of the American Express Company common shares subject to the corresponding AXP Option immediately before the distribution.

        It is expected that the Substitute Ameriprise Options issued under the 2005 Incentive Compensation Plan will have terms and conditions substantially similar to the terms and conditions applicable to the corresponding unvested AXP Options immediately prior to the distribution, including original vesting schedules. Under no circumstance will a Substitute Ameriprise Option be exercisable after the original expiration date of the related AXP Option.

Treatment of American Express Company Restricted Stock Held by Our Employees

        As of June 30, 2005, our employees held approximately 2,259,410 shares of American Express Company restricted stock granted pursuant to the American Express Company 1998 Incentive Compensation Plan. Shares of American Express Company restricted stock are generally shares of American Express Company common stock issued upon grant to an employee that are non-transferable and subject to a risk of forfeiture prior to vesting. These shares generally vest ratably at 25% per year beginning with the first anniversary of the grant date or, in some cases, 100% four years from the grant date. The vesting of certain shares of American Express Company restricted stock is conditioned on certain performance objectives. In addition, holders of American Express Company restricted stock are afforded certain rights of ordinary shareholders of American Express Company common shares, including the right to vote the shares of American Express Company restricted stock and the right to receive quarterly dividend-equivalent payments with respect to such shares.

        It is expected that, in lieu of the distribution of shares of our common stock that all other American Express Company shareholders will receive pursuant to the distribution, the American Express Company Compensation and Benefits Committee will adjust the shares of American Express Company restricted stock held by our employees as of the distribution date by increasing the number of American Express Company common shares to reflect the distribution and to preserve their pre- distribution value ("Adjusted AXP Restricted Stock"). Adjusted AXP Restricted Stock will be subject to the same restrictions as shares of American Express Company restricted stock. It is expected that shares of Adjusted AXP Restricted Stock held by our employees that would vest, assuming the distribution did not occur, prior to December 31, 2005 either in accordance with their original vesting schedule had an employee of ours who holds such Adjusted AXP Restricted Stock remained employed by American Express Company or its affiliates through such date or in accordance with American Express Company's applicable retirement practices and policies if such employee retired immediately prior to December 31, 2005 (in each case, assuming the distribution had not occurred), will remain shares of Adjusted AXP Restricted Stock issued under the American Express Company 1998 Incentive Compensation Plan, and our employees' service with our company following the distribution will count as service with American Express Company under the American Express Company 1998 Incentive Compensation Plan with respect to such shares of Adjusted AXP Restricted Stock.

        Generally, it is expected that all other shares of Adjusted AXP Restricted Stock held by our employees will be substituted with restricted shares of our common stock ("Substitute Ameriprise Restricted Stock") of the same value. Substitute Ameriprise Restricted Stock will be governed by the 2005 Incentive Compensation Plan and will be subject to terms, conditions and restrictions (including vesting schedules) that are substantially similar to the terms, conditions and restrictions applicable to the related shares of American Express Company restricted stock immediately prior to the distribution; provided that in the case of any Substitute Ameriprise Restricted Stock that vests based on performance, the underlying performance criteria may be adjusted to reflect the distribution.

Treatment of American Express Company Letters of Intent Held by Our Employees

        As of June 30, 2005, our employees held "letters of intent" with respect to approximately 105,756 shares of American Express Company common stock granted pursuant to the American Express Company 1998 Incentive Compensation Plan. American Express Company letters of intent represent a promise of American Express Company to deliver shares of American Express Company common stock in the future, subject to certain conditions. A letter of intent does not carry with it any shareholder rights. The right to receive shares pursuant to a letter of intent generally vests ratably at 25 or 33 1/3% per year, beginning on the first anniversary of the grant date.

        Each of our employees who hold American Express Company letters of intent as of the distribution date will not be entitled to receive the distribution of shares of our common stock in connection with the distribution. Generally, it is expected that the letters of intent held by our employees will be adjusted to reflect the distribution and to preserve their pre-distribution value and will be substituted with letters of intent, with the same value, representing a promise to deliver shares of our common stock in the future ("Substitute LOIs"). Substitute LOIs will be governed by the 2005 Incentive Compensation Plan and will be subject to terms, conditions and restrictions that are substantially similar to the terms, conditions and restrictions applicable to the related American Express Company letters of intent. Notwithstanding the above, it is expected that those American Express

Company letters of intent held by our employees that would vest, assuming the distribution did not occur, prior to December 31, 2005, either in accordance with their original vesting schedule had an employee of ours who holds such letters of intent remained employed by American Express Company or its affiliates through such date or in accordance with American Express Company's applicable retirement practices and policies if such employee retired immediately prior to December 31, 2005 (in each case, assuming the distribution had not occurred), will remain letters of intent with respect to American Express Company common shares. Such letters of intent shall continue to be governed by the terms and conditions of the American Express Company 1998 Incentive Compensation Plan and our employees' service with our company following the distribution will count as service with American Express Company under the American Express Company 1998 Incentive Compensation Plan with respect to such letters of intent.

Treatment of Outstanding Portfolio Grants

        Currently, certain of our employees, including our named executive officers, hold Portfolio Grants, or PGs, awarded by American Express Company with respect to the 2003-2005 (PG XIV), 2004-2006 (PG XV), and 2005-2007 (PG XVI) performance periods. These awards link compensation to American Express Company financial and total shareholder return performance, as well as the performance of the American Express Financial Advisors operating segment (which is substantially comprised of Ameriprise Financial and its consolidated subsidiaries). Each PG award has two parts. The first part is the Financial Incentive Component, which accounts for 60% of the target value of the award and which is typically valued based on earnings per share growth (or earnings growth), revenue growth and average return on equity for American Express Company or net income or earnings growth for its segments, including the American Express Financial Advisors operating segment, over the relevant three-year performance period. The second part is the Stock Incentive Component, which accounts for 40% of the target value of the award, which is valued based on total American Express Company shareholder return compared to that of the S&P Financial Index over the relevant three-year performance period. We expect that each of these outstanding PG awards will be substituted with Ameriprise Financial portfolio grants granted under the 2005 Incentive Compensation Plan, with the same target values and relating to the same performance periods. We expect that the existing performance objectives will be used for determining payouts under PG XIV. With respect to PG XV and PG XVI, we expect to modify the performance objectives, as appropriate, to relate solely to Ameriprise Financial performance for the last one year of PG XV and the last two years of PG XVI.

Description of the Ameriprise Financial 2005 Incentive Compensation Plan and Awards

  General

        Prior to the distribution, we expect that the American Express Company Compensation and Benefits Committee, on behalf of American Express Company as our sole shareholder, will approve, contingent on the distribution occurring and on adoption by our board of directors or our Compensation and Benefits Committee prior to or on the distribution, the 2005 Incentive Compensation Plan. It is expected that the 2005 Incentive Compensation Plan will permit the issuance of long-term incentive awards in substitution of those long-term incentive awards issued under the American Express Company 1998 Incentive Compensation Plan in connection with the distribution (the "Substitution Awards"). It is also expected that Substitution Awards will have material terms and conditions substantially similar to the terms and conditions of the substituted American Express Company long-term incentive awards. We anticipate that the 2005 Incentive Compensation Plan will be administered by our Compensation and Benefits Committee or such other committee as our board of directors shall appoint from time to time to administer and to otherwise exercise and perform the authority and functions assigned to such committee (the "Committee").

        In addition to authorizing the issuance of the Substitution Awards, the purpose of the 2005 Incentive Compensation Plan is to promote the interests of our company and its shareholders by providing the employees and independent consultants of our company (including our subsidiaries), and non-employee directors of our company, who collectively are responsible for the management, growth and protection of the business of our company, with incentives and rewards to encourage them to continue in the service of our company. The 2005 Incentive Compensation Plan is designed to meet this purpose by providing such employees, independent contractors and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of our company. These incentives and rewards may be subject to terms and conditions that differ from the terms and conditions applicable to Substitution Awards.

        The material terms of the 2005 Incentive Compensation Plan are summarized below. The summary is not intended to be a complete description of the terms of the 2005 Incentive Compensation Plan.

  Eligible Participants and Types of Awards

        We anticipate that the 2005 Incentive Compensation Plan will provide for the grant of cash awards ("Cash Incentive Awards"), non-qualified and incentive stock options ("Options") and other stock-based awards (Options and other stock based awards, together with Cash Incentive Awards, are referred to herein as the "Incentive Awards") to our employees, independent contractors and non-employee directors. Incentive Awards may be settled in cash or in Shares or other property pursuant to the terms of such Incentive Award. We expect that our named executive officers will receive annual cash bonuses as Cash Incentive Awards under the 2005 Incentive Compensation Plan.

  Shares Available for Awards and Individual Award Limits

        The number of shares of our common stock ("Shares") authorized for issuance with respect to Incentive Awards granted under the 2005 Incentive Compensation Plan is estimated to be 37,900,000. Of those Shares, the maximum number of Shares that may be covered by "incentive stock options" within the meaning of section 422 of the Code shall not exceed 5,000,000. It is expected that the number of Shares that may be covered by Substitution Awards will be approximately 9,000,000. Shares issued under the 2005 Incentive Compensation Plan may be either newly issued shares or treasury shares.

        Excluding any Substitution Awards, we anticipate that the maximum number of Shares that may be covered by Incentive Awards granted under the 2005 Incentive Compensation Plan to any single participant in the 2005 Incentive Compensation Plan (a "Participant") in any calendar year will not exceed 3,000,000 Shares. We further anticipate that the amount payable to any Participant with respect to any calendar year for all Cash Incentive Awards for which the performance period is not longer than one year shall not exceed $15,000,000, and for which the performance period is longer than one year shall not exceed $10,000,000.

        We intend that Shares covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or a Participant's permitted transferees). We further intend that Shares covered by Substitution Awards that are not counted as used shall be available for use in connection with any other Incentive Awards. Accordingly, if an Incentive Award is settled for cash or if Shares are withheld to pay the exercise price of an Option or to satisfy any tax withholding requirement in connection with an Incentive Award, only the Shares issued (if any), net of the Shares withheld, will be deemed delivered for purposes of determining the number of Shares that remain available for delivery under the 2005 Incentive Compensation Plan. We also intend that if Shares are issued subject to conditions which may result in the forfeiture, cancellation or return of such Shares to our company, any portion of the Shares forfeited, cancelled or returned shall be treated as not issued pursuant to the 2005 Incentive Compensation Plan. We further intend that if Shares owned by a Participant (or a Participant's permitted transferees) are tendered (either actually or through attestation) to our company in payment of any obligation in connection with an Incentive Award, the number of Shares tendered shall be added to the number of Shares that are available for delivery under the 2005 Incentive Compensation Plan.

        In addition, we expect that if our company uses cash it receives in payment of the exercise price or purchase price in connection with any Incentive Award to repurchase Shares, the Shares so repurchased will be added to the aggregate number of Shares available under the 2005 Incentive Compensation Plan. We also expect that the Shares covered by Incentive Awards granted pursuant to the 2005 Incentive Compensation Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger will not count as used under the 2005 Incentive Compensation Plan for these purposes.

  Administration

        It is intended that the Committee shall from time to time designate those persons who shall be granted Incentive Awards and the amount, type and other terms and conditions of such Incentive Awards. We expect that the Committee will have full authority to administer the 2005 Incentive Compensation Plan, including authority to interpret and construe any provision of the 2005 Incentive Compensation Plan and the terms of any Incentive Award issued under it and to adopt such rules and regulations for administering the 2005 Incentive Compensation Plan, as it may deem necessary. Pursuant to this authority, on or after the date of grant of an Incentive Award under the 2005 Incentive Compensation Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant's employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award; provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under section 409A of the Code.

        In addition, we expect our company to pay any amount payable with respect to an Incentive Award in accordance with the terms of such Incentive Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Incentive Award subject to and in accordance with the terms of a deferred compensation plan we expect to adopt.

  Significant Features of Incentive Awards

        Options.    The following is a description of the terms we expect to apply to each Option issued under the 2005 Incentive Compensation Plan. Each Option shall entitle the holder thereof to purchase a specified number of Shares. The exercise price of each Option will be at least equal to 100% of the fair market value of a Share on the date on which the Option is granted. Options will have terms that do not exceed ten years and will have vesting periods as determined by the Committee. Each Option may be exercised in whole or in part; provided, however that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. Each agreement evidencing the award of each Option shall specify the consequences with respect to such Option of the termination of the employment, service as a director or other relationship between our company and the Participant. Each "incentive stock option" granted pursuant to the 2005 Incentive Compensation Plan will comply with the rules under section 422 of the Code.

        Other Stock Based Awards.    The Committee may grant equity-based or equity-related Incentive Awards other than Options in such amounts and subject to such terms and conditions as the Committee determines. Each such Incentive Award may (i) involve the transfer of actual Shares, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares, (ii) be subject to performance-based and/or service-based conditions and (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units.

        Cash Incentive Awards.    The Committee may grant Cash Incentive Awards with respect to any performance period (including annual bonus awards for our named executive officers and certain of our executive officers), subject to the terms and conditions of the 2005 Incentive Compensation Plan. Cash Incentive Awards may be settled in cash or in other property, including Shares, provided that the term "Cash Incentive Award" shall exclude any Option or other stock-based award. Cash Incentive Awards may be designed to qualify as performance-based compensation. Without limiting the generality of the foregoing, a Cash Incentive Award may provide for target awards based on allocation among Participants of an incentive pool.

  Performance-Based Compensation

        The Committee may grant Incentive Awards that are intended to qualify under the requirements of Section 162(m) of the Code as performance-based compensation. The performance goals upon which the payment or vesting of any Incentive Award (other than Options) that is intended to so qualify depends may relate to one or more of the following performance measures: (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items), (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria, (iv) revenue or net sales, (v) gross profit or operating gross profit, (vi) cash flow, (vii) productivity or efficiency ratios, (viii) share price or total shareholder return, (ix) earnings per share, (x) budget and expense management, (xi) customer and product measures, including market share, high value client growth, and customer growth, (xii) working capital turnover and targets, (xiii) margins, and (xiv) economic value added or other value added measurements, in any such case (x) considered absolutely or relative to historic performance or relative to one or more other businesses and (y) determined for our company or a business unit or division thereof.

        Performance periods may be equal to or longer than, but not less than, one fiscal year of our company and its subsidiaries and may be overlapping. Within 90 days after the beginning of a performance period, and in any case before 25% of the performance period has elapsed, it is expected that the Committee shall establish (a) performance goals and objectives for such performance period, (b) target awards for each Participant, and (c) performance schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

        The measurement of any performance measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in our company's audited financial statements, including the notes thereto. Any performance measure(s) may be used to measure the performance of our company as a whole or any business unit of our company or any combination thereof, as the Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of competitor companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

  General Plan Provisions

        Adjustments Upon Changes in Capitalization.    We expect that the 2005 Incentive Compensation Plan will provide for an adjustment in the number of Shares available to be issued under the 2005 Incentive Compensation Plan, the number of Shares subject to Incentive Awards and the exercise prices of certain Incentive Awards upon a change in the capitalization of our company, a stock dividend or split, a merger or combination of Shares and certain other similar events.

        Tax Withholding.    It is expected that the 2005 Incentive Compensation Plan will provide that Participants may elect to satisfy certain federal income tax withholding requirements by remitting to our company cash or, subject to certain conditions, Shares or by instructing our company to withhold Shares payable to the Participant.

        Assignment and Transfer.    We expect that under the 2005 Incentive Compensation Plan, Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, except as permitted by the Committee on a general or specific basis.

        Amendment.    Our board of directors may at any time suspend or discontinue the 2005 Incentive Compensation Plan or revise or amend it in any respect whatsoever, except that, in general, no revision or amendment may, without the approval of shareholders of our company, (i) increase the number of Shares that may be issued under the Plan or (ii) materially modify the requirements as to eligibility for participation in the 2005 Incentive Compensation Plan.

        Term of the Plan.    No grants of Incentive Awards will be made under the 2005 Incentive Compensation Plan following the tenth anniversary of the date that the 2005 Incentive Compensation Plan becomes effective.

Deferred Compensation

        We currently intend to retain existing deferred compensation liabilities relating to the employees and former employees of Ameriprise Financial and its subsidiaries. We also expect to assume existing deferred compensation liabilities relating to certain current employees of American Express Company and its subsidiaries who will become our employees in connection with the distribution. We may keep or modify current interest crediting rates, including linking them to Ameriprise Financial performance, as appropriate. We also intend to create and make available to certain of our employees (including our named executive officers) a deferred compensation program pursuant to which such employees may elect to defer eligible compensation following the distribution.

Key Executive Life Insurance Program

        For our employees who became participants in the American Express Company Key Executive Life Insurance Plan (the "AXP KEL Plan") prior to April 1, 2003 (the "Qualifying AXP KEL Participants"), we expect to (i) provide term life insurance coverage during active employment in an amount equal to four times annual base salary, not to exceed a minimum coverage amount of $1,500,000 and (ii) provide a deferred compensation benefit payable upon qualifying termination of employment in an amount that approximates the cash value benefit such Qualifying AXP KEL Participants would have received under the AXP KEL Plan had they retired under the AXP KEL Plan at that time. We may also provide additional current compensation to certain Qualifying AXP KEL Participants who, after the distribution, elect to purchase the split-dollar life insurance policies held on their lives under the AXP KEL Plan. The deferred compensation benefit payable to any Qualifying AXP KEL Participant who receives such additional current compensation will be reduced by the amount of such additional current compensation.

Employee Retention Arrangements

        Messrs. Berman, Heath and Truscott are eligible to receive cash retention awards in the amounts of $500,000, $375,000 and $425,000, respectively.

        Subject to continued employment with American Express Company or our company, as applicable, and the distribution occurring on or before September 30, 2005, the retention awards will become vested and payable in the following installments: One half (50%) of the retention awards will become payable, in a cash lump sum, on the date of the distribution and the remaining one half (50%) will become payable, in a cash lump sum, on December 31, 2005.

        In the event that (i) American Express Company or our company, as applicable, terminates a recipient's employment for any reason other than the recipient's misconduct or engagement in any criminal act involving dishonesty or a serious felony offense prior to December 31, 2005, the recipient will receive payment of the first installment and the second installment in accordance with the provisions set forth above as if such recipient remained continuously employed by American Express Company or our company, as applicable, from the date of the retention award through December 31, 2005; or (ii) we terminate the recipient's employment for any reason other than the recipient's misconduct or engagement in any criminal act involving dishonesty or a serious felony offense during the period commencing on the distribution date and ending on December 31, 2005, the recipient will receive payment of the second installment in accordance with the provisions set forth above as long as such recipient remained continuously employed by us from the distribution date through December 31, 2005.

Severance, Change in Control and Other Arrangements

        The following is a description of the senior executive severance plan, change in control policies and death, disability and retirement policies we expect to adopt, effective as of the distribution.

        Senior Executive Severance Plan.    We expect to adopt the Ameriprise Financial Senior Executive Severance Plan (the "Senior Severance Plan"), which will apply to our senior executives, including our named executive officers. Under the Senior Severance Plan, we intend for our Compensation and Benefits Committee to have the authority to determine which senior executives are eligible to participate in the Senior Severance Plan. Generally, it is expected that under the terms of the Senior Severance Plan, if (i) a participating executive's employment is terminated for any reason other than by us due to the executive's misconduct, or due to the executive's death, disability or voluntary resignation or (ii) we and the executive terminate such employment by mutual agreement, we will pay the executive severance benefits. To receive these payments, we intend to require the executive to sign a severance agreement that prohibits, among other things, the executive from working for certain competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The executive would also have to agree to release any claims against us.

        We expect that the weekly severance benefit that we would pay to each executive will be based on the sum of an executive's base salary and the amount of the last bonus that was paid to such executive, divided by 52. We expect that certain of our executive officers, including our named executive officers, will receive severance benefits for a 24-month period. We also expect that other Participants in the Senior Severance Plan will receive benefits for periods ranging from 12 to 18 months. During all or a part of the severance period in which an executive is receiving severance benefits, the executive's long-term incentive awards may continue to vest and remain outstanding in accordance with the terms of the 2005 Incentive Compensation Plan, and we may continue to offer coverage under certain welfare and benefit plans.

        Change in Control Policies.    We expect to adopt change in control policies to help keep employees focused on their work responsibilities during the uncertainty that accompanies a change in control, to preserve benefits after a change in control transaction and to help us attract and retain key talent. A change in control of our company is defined in the 2005 Incentive Compensation Plan and generally includes one or more of the following events: (1) any person acquires 25% or more of our common stock or of voting securities, (2) a majority of our directors are replaced, (3) the consummation of (i) certain mergers, reorganizations, consolidations or similar transactions, (ii) a sale of all or substantially all of our assets and (iii) a complete liquidation or dissolution of our company.

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  Severance.    We anticipate that we will pay the amount of severance that we would pay under the Senior Severance Plan in a lump sum to our senior executives, including our named executive officers, if the executive's employment is terminated under certain conditions within two years after a change in control. These conditions generally include (1) a termination of an executive's employment by our company for any reason other than willful misconduct or conviction of, or entering a plea of guilty or nolo contendere to (i) a felony or (ii) any misdemeanor that disqualifies the executive from employment with his or her employer or (2) a termination by the executive of such executive's employment for good reason. The executive would have good reason to terminate his or her employment if we impose a reduction in base salary or position, material reduction in the total value of annual incentive and long-term incentive award opportunities, and certain relocations of the executive's workplace or assignment of duties materially inconsistent with prior duties. We refer to any of these employment terminations as a "Defined Termination." In the event of a Defined Termination, we expect to continue for up to two years, our subsidy of U.S. medical and dental benefits for senior executives.

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  Pro Rata Bonus.    If a Defined Termination occurs, we expect to pay a participating executive, including our named executive officers, a pro-rata annual bonus for the portion of the year in which such termination occurs. We expect to base the amount of any such pro rata annual bonus on the average of the prior two annual incentive awards paid to such participating executive.

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  Supplemental Retirement Plan.    Generally, we do not expect to fund benefits under the Ameriprise Financial Supplemental Retirement Plan. However, upon a change in control, we anticipate that we will fully fund benefits that participants have earned under the Ameriprise Financial Supplemental Retirement Plan. In addition, in the event that a Defined Termination occurs within one year after a change in control, we expect that participants, including our named executive officers, will be granted additional credits equivalent to the benefit that would have accrued under the Ameriprise Financial Retirement Plan as if the participant had rendered such two additional years of service and attained two additional years of age. If a Defined Termination occurs between one and two years after a change in control, we expect to use one additional year of service and age to calculate the additional benefits discussed above. If a Defined Termination occurs within one year after a change in control, we expect to add two years of service to participants' actual service when we determine whether profit sharing contributions we made to the Ameriprise Financial Supplemental Retirement Plan have vested. If the termination occurs between one and two years after a change in control, we expect to add one year of service.

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  Deferred Compensation Programs.    Upon a change in control, we expect to credit to participants' accounts under our U.S. deferred compensation programs with two years of interest based on the rate in effect for the year before the change in control. We also expect to accelerate vesting of any discretionary account balances and pay out all balances in these programs.

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  Stock Options and Restricted Stock.    We anticipate that newly granted stock options on Ameriprise Financial common stock and Substitute Ameriprise Options (the "Stock Options"), as well as newly granted restricted shares of Ameriprise common stock, Substitute Ameriprise Restricted Stock and Substitute LOIs (the "Restricted Stock") will immediately vest upon a change in control. We further anticipate that if an employee is terminated for reasons other than misconduct within two years after a change in control, the employee will have up to an additional 90 days from termination to exercise the Stock Options.

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  Portfolio Grants.    If a Defined Termination occurs, we expect that outstanding Portfolio Grant awards will immediately vest and we will pay a pro rata portion of the value of those awards.

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  Excise Tax Gross Up.    Current U.S. tax laws generally (1) do not allow companies to deduct from income certain compensation provided in connection with a change in control that exceeds specified limits and (2) impose a 20% excise tax on the individuals who receive such compensation. Under the Senior Severance Plan, we expect to pay certain senior executives, including our named executive officers, as designated by our Compensation and Benefits Committee prior to any change in control, an amount in cash if necessary to offset this excise tax.

        Death, Disability and Retirement.    We expect that the following policies will generally apply to Stock Options, Restricted Stock and Portfolio Grants upon certain types of employment termination:

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  Death or Disability.

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  Upon death or disability, Stock Options and Restricted Stock will fully vest and Portfolio Grants will vest pro rata.

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  In addition, if a participant is age 60 or older with 10 or more years of service, half of the remaining value of Portfolio Grants will vest, and if a participant is age 62 or older with 10 or more years of service, Portfolio Grants will vest in full.

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  Following death or disability, the holder (or the holder's estate) will have up to five years to exercise vested Stock Options, subject to their original 10-year terms.

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  Retirement.

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  Restricted Stock and Portfolio Grant Awards.    Upon retirement (meaning age 55 or older with 10 or more years of service), Restricted Stock outstanding for more than two years will fully or partially vest, and Portfolio Grants outstanding for more than one year will vest pro rata. In addition, if a participant is age 60 or older with 10 or more years of service, half of the Restricted Stock and Portfolio Grants that the participant would have forfeited will vest upon retirement. If a participant is age 62 or older with 10 or more years of service, Restricted Stock and Portfolio Grants will vest in full.

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  Stock Options.    The following provisions apply for stock options granted on Ameriprise Financial common stock after the distribution and Substitute Ameriprise Options originally granted after January 1, 2005 ("New AMP Options"): Upon retirement (meaning age 55 or older with 10 or more years of service), half of the New AMP Options outstanding for more than one year will continue to vest under the original schedule. Upon retirement at age 60 or older with 10 or more years of service, New AMP Options outstanding for more than one year will continue to vest under the original schedule. If a participant is age 62 or older with 10 or more years of service, New AMP Options will vest in full. Retirees may exercise their New AMP Options through the end of their original terms. Upon retirement at age 55 or older with 10 or more years of service, Substitute Ameriprise Options originally granted before January 1, 2005 will be cancelled, and upon retirement at age 60 or older with 10 or more years of service, one half of those options will vest immediately. Upon retirement at age 62 or older with 10 or more years of service, Substitute Ameriprise Options originally granted before January 1, 2005 will vest in full.

        Taxation under Section 409A of the Code.    The federal tax laws were recently amended to impose additional limitations on certain types of deferred compensation. In the event that any payment under the foregoing programs and policies would result in an imposition of tax under these provisions, our company may act to modify any such payments to eliminate such tax under such provisions of the Code to the extent permissible under applicable law.

Employee Benefits Agreement

        We and American Express Company will enter into an employee benefits agreement to allocate liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the distribution. See "Our Relationship with American Express Company—Agreements with American Express Company—Employee Benefits Agreement" for additional details.

OUR RELATIONSHIP WITH AMERICAN EXPRESS COMPANY

The Separation from American Express Company

        We were incorporated in Delaware in 1983 as an acquisition vehicle for American Express Company to acquire IDS and are currently a wholly-owned subsidiary of American Express Company (see "Our Business—History and Development"). Pursuant to the separation and distribution agreement and prior to the distribution, American Express Company, as our sole shareholder, plans to amend and restate our articles of incorporation and to effect a recapitalization of our company. We will also transfer certain assets and liabilities to American Express Company and American Express Company will transfer certain assets and liabilities to our company as described in "—Agreements with American Express Company," below. The information included in this information statement, including our consolidated financial statements, assumes the completion of all of these transactions.

The Distribution from American Express Company

        The distribution will be accomplished by American Express Company distributing all of its shares of our common stock to holders of American Express Company common stock entitled to such distribution, as described in "The Distribution" section included elsewhere in this information statement. Completion of the distribution will be subject to satisfaction or waiver by American Express Company of the conditions to the separation and distribution described below under "—Agreements with American Express Company—Separation and Distribution Agreement."

Agreements with American Express Company

        We have provided below a summary description of the separation and distribution agreement and the key related agreements we will enter into with American Express Company prior to the distribution. These agreements effect the separation and distribution and also provide a framework for our ongoing relationship with American Express Company. This description, which summarizes the material terms of these agreements, is not complete. You should read the full text of these agreements, forms of which have been filed with the SEC as exhibits to the registration statement of which this information statement is a part. The terms of these agreements have not yet been finalized and are being reviewed by us and American Express.

  Conflicts of Interest

        Because the distribution involves the separation of American Express Company's existing businesses into two independent groups of companies, we negotiated these agreements with American Express Company while we were a wholly-owned subsidiary of American Express Company. Accordingly, during this time our officers and directors, including our future Chairman and Chief Executive Officer, were employees and officers of American Express Company, and as such had an obligation to serve the interests of American Express Company. In addition, American Express Company selected Mr. Cracchiolo to serve as our Chairman and Chief Executive Officer, and Mr. Cracchiolo, in consultation with American Express Company, selected our other executive officers. We believe our officers and officers of American Express Company negotiated these arrangements in good faith taking into account the interests of their respective companies in the separation.

  Separation and Distribution Agreement

        The separation and distribution agreement will contain the key provisions relating to the separation of our business from that of American Express Company and the distribution. The separation and distribution agreement will identify any assets to be transferred, liabilities to be assumed and contracts to be assigned to us by American Express Company and by us to American Express Company in the separation and describe when and how these transfers, assumptions and assignments will occur. It will also include procedures by which American Express Company and we will become separate and independent companies. In addition, it will contain the conditions that must be satisfied, or waived by American Express Company, prior to the separation and the completion of the distribution. In addition, we will enter into certain ancillary agreements with American Express Company governing various interim and ongoing relationships between American Express Company and us following the distribution date. These ancillary agreements include the:

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  tax allocation agreement;

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  transition services agreement;

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  intellectual property license and transfer agreement;

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  marketing and branding agreement;

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  employee benefits agreement; and

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  reinsurance and purchase agreements.

        American Express Company and we intend to execute the separation and distribution agreement and the ancillary agreements before the distribution.

        Recapitalization, Contribution and Separation.    The separation and distribution agreement will provide that, subject to the terms and conditions contained in the agreement and prior to the distribution,

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  American Express Company will effect a recapitalization of our common stock;

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  we will transfer to American Express Company our 50% interest in AEIDC;

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  American Express Company will contribute to our company an amount of capital equal to $1,065 million;

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  American Express Company will assign or cause to be assigned, and we will assume or cause to be assumed, certain contracts relating to our business and we will assign or cause to be assigned, and American Express Company will assume or cause to be assumed, certain contracts relating to its business;

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  we and American Express Company will use our reasonable best efforts to settle all inter-group indebtedness (except as otherwise agreed) on or prior to the distribution, but in any event within 60 days following the distribution; and

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  American Express Company may transfer and we would accept or assume certain assets and liabilities relating to our business and we may transfer and American Express Company would accept or assume certain assets and liabilities relating to its business.

        The Distribution.    The separation and distribution agreement will provide that the separation and the completion of the distribution are subject to several conditions that must be satisfied, or waived by American Express Company, including:

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  the board of directors of American Express Company shall have given final approval of the separation and the distribution, which approval the board of directors of American Express Company may give in its sole and absolute discretion;

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  the SEC shall have declared effective the registration statement of which this information statement is a part, and no stop order shall be in effect with respect to the registration statement;

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  the actions and filings necessary or appropriate to comply with federal and state securities and blue sky laws and any comparable foreign laws shall have been taken and where applicable become effective or been accepted;

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  The New York Stock Exchange, Inc. shall have accepted for listing the shares of our common stock to be issued in the distribution, subject to official notice of issuance;

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  no order by any court or other legal or regulatory restraint preventing completion of the separation or the distribution shall be in effect;

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  American Express Company shall have received an opinion from its special counsel, Cleary Gottlieb Steen & Hamilton LLP, satisfactory to American Express Company, to the effect that the distribution of our shares by American Express Company to its shareholders will qualify as a distribution that is tax free under Section 355 and other related provisions of the Internal Revenue Code of 1986, as amended, and the private letter ruling issued to American Express Company by the Internal Revenue Service regarding the tax free status of the distribution shall not have been revoked or materially amended;

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  all consents and governmental or other regulatory approvals required in connection with the transactions contemplated by the separation and distribution agreement shall have been received;

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  the transfer to American Express Company of our 50% interest in AEIDC shall have been consummated;

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  the relevant credit rating agencies shall have notified us and American Express Company that our company and our insurance company subsidiaries shall have credit ratings following the distribution that are acceptable to American Express Company;

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  each of the ancillary agreements shall have been entered into prior to the distribution and remain in full force and effect; and

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  the board of directors of American Express Company shall not have determined that any event or development has occurred or exists that makes it inadvisable to effect the distribution.

        Assumption of Liabilities and Indemnification.    In general, under the separation and distribution agreement, we will indemnify American Express Company and its representatives and affiliates against certain liabilities, to the extent relating to, arising out of or resulting from:

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  our failure to pay, perform or otherwise promptly discharge any of our liabilities or any of our contracts or agreements;

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  the operation of our business, whether prior to or after the distribution;

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  any breach by us of the separation and distribution agreement;

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  any untrue statement or alleged untrue statement of a material fact or material omission or alleged material omission in the registration statement, of which this information statement is a part, in each case, other than certain information relating to American Express Company and the distribution.

        In general, under the separation and distribution agreement, American Express Company will indemnify us and our representatives and affiliates against certain liabilities to the extent relating to, arising out of or resulting from:

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  the failure of American Express Company to pay, perform or otherwise promptly discharge any liability of American Express Company or any American Express Company contract or agreement;

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  the operation of its business, whether prior to or after the distribution;

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  any breach by American Express Company of the separation and distribution agreement;

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  any untrue statement or alleged untrue statement of a material fact or material omission or alleged material omission in the registration statement, of which this information statement is a part, in each case, only for certain information relating to American Express Company and the distribution.

        In addition, under the separation and distribution agreement, American Express Company will indemnify us for our after-tax cost (determined using an agreed effective tax rate of 35%) in respect of up to $50 million of specified contingent liabilities, subject to certain conditions and limitations.

        Indemnification with respect to taxes will be governed by the tax allocation agreement.

        Further Action and Delayed Transfers.    The separation and distribution agreement will provide that American Express Company and we will cooperate to effect any contributions, assignments, transfers or assumptions not completed on the distribution date, due to approval, consent or other issues, as promptly following that date as is practicable. Until these contributions, assignments, transfers or assumptions can be completed, the party retaining the assets, liabilities or contracts to be contributed, assigned, transferred or assumed will hold in trust for the benefit of the other party any assets, liabilities or contracts. In an effort to place each party, insofar as reasonably possible, in the same position as that party would have been had the contributions, assignments, transfers or assumptions occurred at the time contemplated by the separation and distribution agreement, the separation and distribution agreement provides that the economic benefit or detriment associated with those assets, liabilities or contracts will generally be passed on to the party that would have received the assets, liabilities or contracts if the contributions, assignments, transfers or assumptions had occurred as contemplated.

        Access to Information.    Under the separation and distribution agreement, the following terms govern access to information:

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  before and after the distribution, subject to applicable confidentiality provisions and other restrictions, we and American Express Company will each give the other any information within that company's possession that the requesting party reasonably needs (a) to comply with the requirements imposed on the requesting party by a governmental authority, (b) for use in any proceeding to satisfy audit, accounting, insurance claims, regulatory, litigation or other similar requirements, (c) to comply with its obligations under the separation and distribution or the ancillary agreements or (d) to enable the requesting party's auditors to be able to complete their audit and preparation of financial statements and to meet the requesting party's timetable for dissemination of its financial statements;

  •
  we and American Express Company will retain certain information owned or in our respective possession in accordance with our and American Express Company's policies relating to such information; and

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  we and American Express Company will, subject to applicable confidentiality provisions and other restrictions, use reasonable best efforts to make available to the other party, our respective past and present directors, officers, employees and other personnel and agents to the extent reasonably required in connection with any proceedings in which the other party may be come involved.

        No Representations and Warranties.    Pursuant to the separation and distribution agreement, we and American Express Company will make customary representations and warranties only with respect to our capacity to enter into and the validity and enforceability of the separation and distribution agreement and the ancillary agreements. Except as otherwise agreed, we both will take all assets and liabilities "as is, where is" and bear the economic risk relating to conveyance of, title to or the assumption of the assets and liabilities conveyed to one another.

        Termination and Amendment.    The separation and distribution agreement may be terminated or amended at any time prior to the distribution by American Express Company, in its sole discretion. In the event of the termination of the separation and distribution agreement, neither party shall have any further liability to the other party.

        Expenses.    In general, we and American Express will each be responsible for expenses incurred in connection with the transactions contemplated in the separation and distribution agreement in proportion to the respective benefit derived by us or American Express Company from those expenses.

  Tax Allocation Agreement

        In connection with the separation and distribution, we will enter into a tax allocation agreement with American Express Company. This agreement will govern the allocation of consolidated U.S. federal and applicable combined or unitary state and local income tax liability as between American Express Company and us, and will in addition provide for certain restrictions and indemnities in connection with the tax treatment of the distribution and address other tax-related matters.

        Allocation of Tax Liability.    Until the distribution occurs, we will be included in American Express Company's consolidated U.S. federal income tax returns and will also be included with American Express Company and/or certain American Express Company subsidiaries in applicable combined or unitary state and local income tax returns.

  •
  Under the tax allocation agreement, we will generally be required to pay and indemnify American Express Company for all U.S. federal and applicable state and local income taxes attributable to us with respect to taxable periods (or portions thereof) ending on or before the distribution, adjusted to reflect the results of any audits. The U.S. federal income tax attributable to us will generally be determined as though we were to file a separate consolidated U.S. federal income tax return. American Express Company will, however, generally compensate us for certain U.S. federal income tax benefits that it realizes that are attributable to us, whether or not we would have been able to utilize these benefits on a separate return basis. Our share of combined state and local income tax will generally be determined based on our apportionment factors for a jurisdiction. We will also indemnify American Express Company (and American Express Company will indemnify us) for tax detriments arising from any intergroup adjustments.

  •
  American Express Company will prepare and file the consolidated U.S. federal and applicable combined or unitary state and local income tax returns in which we are included, and will generally control all decisions affecting taxes and audits and legal proceedings for the periods in which we are included in these returns.

        Restrictions and Indemnities in Connection with the Tax Treatment of the Distribution.    The Internal Revenue Service ruling and opinion from special counsel confirming the tax free status of the distribution, described above in "The Distribution—Certain U.S. Federal Income Tax Consequences of the Distribution," rely or will rely on certain representations and undertakings from us regarding the past and future conduct of our business and other matters, and the tax free status of the distribution could be affected if these representations or undertakings are not correct or are violated. In addition, current tax law generally creates a presumption that the distribution would be taxable to American Express Company, but not to its shareholders, if we or our shareholders were to engage in a transaction that would result in a 50% or greater change by vote or by value in our stock ownership during the four-year period beginning on the date that begins two years before the distribution date, unless it is established that the distribution and the transaction are not part of a plan or series of related transactions to effect such a change in ownership.

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  Under the tax allocation agreement, we will generally be prohibited, for a period of two years following the distribution, from (i) consenting to certain acquisitions of significant amounts of our stock (as described below); (ii) transferring significant amounts of our assets (as described below); (iii) merging or consolidating with any other person; (iv) liquidating or partially liquidating; (v) reacquiring our stock; (vi) taking any action affecting the relative voting rights of any separate classes of our stock; or (vii) taking any other action (including an action that would be inconsistent with the representations relied upon for purposes of the ruling and/or opinion described above) that would be reasonably likely to jeopardize the tax free status of the distribution, except in specified circumstances. In addition, we have undertaken to maintain our fund management business as an active business for a period of two years following the distribution.

  •
  In order to (i) consent to an acquisition of 40% or more of our stock (determined by vote or by value) or 50% or more of our gross or net assets; (ii) merge or consolidate with another person; or (iii) take any of the other actions described in the first sentence of the above bullet, we will generally be required to obtain an Internal Revenue Service ruling or an opinion of tax counsel to the satisfaction of American Express Company to the effect that the tax free status of the distribution will be preserved after taking account of such action. In order to consent to an acquisition of 25% or more of our stock (determined by vote or by value), we will generally be required to provide American Express Company with a certificate of our board of directors to the effect that the transaction is not part of a series of transactions that would constitute an acquisition of 40% or more of our stock or would otherwise jeopardize the tax free status of the distribution.

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  Notwithstanding the foregoing restrictions and any Internal Revenue Service rulings or opinions of tax counsel that we obtain, we will generally indemnify American Express Company and its shareholders for taxes and related losses they incur as a result of the distribution failing to qualify as a tax free transaction, if the taxes and related losses are attributable to (i) direct or indirect acquisitions of our stock or assets (regardless of whether we consent to such acquisitions); (ii) negotiations, understandings, agreements or arrangements in respect of such acquisitions; or (iii) our failure to comply with the representations and undertakings from us and the restrictions placed on our actions under the tax allocation agreement.

  •
  In addition, we will generally be prohibited from consenting to an acquisition of 50% or more of our stock or 25% or more of our gross or net assets, or from participating in any merger, consolidation, liquidation or other restructuring or reorganization, unless the other parties to the transaction agree to be jointly and severally liable with us in respect of our indemnification obligation to American Express Company under the tax allocation agreement.

        The indemnity described above will cover corporate level taxes and related losses suffered by American Express Company in the event of a 50% or greater change in our stock ownership, as well as taxes and related losses suffered by both American Express Company and its shareholders if, due to any of our representations or undertakings being incorrect or violated, the distribution is determined to be taxable for other reasons. See "The Distribution—Certain U.S. Federal Income Tax Consequences of the Distribution" for more details as to how these taxes will be determined. Related losses include interest, penalties and other additions to tax. We currently estimate that the indemnification obligation to American Express Company for taxes due in the event of a 50% or greater change in our stock ownership could exceed $1.5 billion. This estimate, which does not take into account related losses, depends upon several factors that are beyond our control, including the fair market value of our stock on the distribution date. As a consequence, the indemnity to American Express Company could vary substantially from the estimate. Furthermore, the estimate does not address the potential indemnification obligation to both American Express Company and its shareholders in the event that, due to any of our representations or undertakings being incorrect or violated, the distribution is determined to be taxable for other reasons. In that event, the total indemnification obligation would likely be much greater.

  Transition Services Agreement

        We will enter into a transition services agreement with American Express Company prior to the distribution under which we and American Express Company will provide certain specified services to each other on an interim basis. Among the principal services to be provided are:

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  finance and financial operations services,

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  human resources services,

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  information technology services, and

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  service delivery network services, including call center services.

        The services will generally be provided for a term beginning on the distribution date and expiring on the earlier to occur of the second anniversary of the distribution date and the date of termination of a particular service pursuant to the agreement. The party receiving a service can generally terminate provision of that service upon 60 days advance notice to the party providing the service.

        American Express Company and we will pay an arm's length fee to the other party for the services provided, which fee is generally intended to allow the party providing the service to recover all of its direct and indirect costs.

        Generally, neither we nor American Express Company will be liable to the other for any failure to provide the services under the transition services agreement, except in the case of intentional breach, fraud, gross negligence or willful misconduct.

  Intellectual Property License and Transfer Agreement

        We will enter into an intellectual property license and transfer agreement with American Express Company and certain of its subsidiaries prior to the separation and distribution. Under this agreement, the parties will assign to one another a limited number of patents, trademarks, copyrights and other intellectual property: (i) developed by the other party and (ii) of which such other party is the primary or exclusive user today or the anticipated primary or exclusive user in the future. Where the development costs have been shared, (i) we will enter into royalty-free cross licenses of certain intellectual property rights to American Express Company and certain of its subsidiaries, and (ii) American Express Company and certain of its subsidiaries will enter into royalty-free cross licenses of certain intellectual property rights to our company. In addition, the parties will grant to each other the option to acquire additional license rights to certain intellectual property at fair market value.

  Marketing and Branding Agreement

        We will enter into a marketing and branding agreement with American Express Company prior to the separation and distribution. Under this agreement, we will have the right to use the "American Express" brand name and logo in a limited capacity for up to two years from the distribution date in conjunction with our brand name and logo and, for a transitional period, in the names of certain of our products, services and subsidiaries. We will also continue to have access to American Express Company partners, cardmembers and users of the americanexpress.com website for the purpose of marketing our products and services that is similar to the access that we had prior to the separation and distribution. In addition, the American Express Card will continue to be the exclusive charge card that we offer to clients of our American Express Gold Financial Services™, American Express Platinum Financial Services™ and American Express One® Financial Account during the term of the agreement. The marketing and branding agreement contains certain customary termination provisions, including that American Express Company may terminate the marketing and branding agreement upon our company undergoing a change in control (as defined in the marketing and branding agreement).

  Employee Benefits Agreement

        We will enter into an employee benefits agreement with American Express Company prior to the distribution that will govern our compensation and employee benefit obligations with respect to our current and former employees. The employee benefits agreement will allocate liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the distribution including, without limitation, the treatment of outstanding American Express Company equity awards, certain outstanding annual and long-term incentive awards, existing deferred compensation obligations and certain retirement and welfare benefit obligations. In connection with the separation and distribution, we expect to adopt, for the benefit of our employees, a variety of compensation and employee benefits plans, in both the United States and jurisdictions outside the United States, that are, for a one-year period following the distribution, comparable in the aggregate to those of American Express Company. Once we establish our own compensation and benefits plans, we reserve the right to amend, modify or terminate each such plan in accordance with the terms of that plan, our policies and the employee benefits agreement. With certain exceptions, the employee benefits agreement will provide that as of the close of the distribution, our employees will generally cease to be active participants in, and we will generally cease to be a participating employer in, the benefit plans and programs maintained by American Express Company. As of such time, our employees will generally become eligible to participate in all of our applicable plans. In general, we will credit each of our employees with his or her service with American Express Company prior to the distribution for all purposes under plans maintained by us, to the extent the corresponding American Express Company plans give credit for such service and such crediting does not result in a duplication of benefits.

        The employee benefits agreement will provide that as of the distribution date, except as specifically provided therein, we generally will assume, retain and be liable for all wages, salaries, welfare, incentive compensation and employee-related obligations and liabilities for all current and former employees of our business. American Express Company will generally retain responsibility for, and will pay and be liable for, all employment-related obligations and liabilities with respect to current employees that are not otherwise transferred to employment with us in connection with the distribution. In specific instances addressed in the employee benefits agreement, American Express Company will retain responsibility for, and will pay and be liable for, certain employment-related obligations and liabilities for certain of our employees (including both current and former employees). The employee benefits agreement will also provide for the transfer of assets and liabilities relating to the pre-distribution participation of our employees in various American Express Company retirement, welfare, incentive compensation and employee benefit plans from such plans to the applicable plans we adopt for the benefit of our employees.

  Reinsurance and Purchase Agreements

        On or prior to the separation and distribution, AMEX Assurance will relinquish all risks and rewards of the travel and other card insurance business of American Express Travel Related Services Company through a reinsurance agreement with Amexco. The reinsurance agreement is a quota share reinsurance agreement. Quota share reinsurance is a kind of pro rata reinsurance in which the ceding company cedes a proportional part (a percentage) of risks to the reinsurer, and in turn, will recover from the reinsurer the same percentage of all losses on those risks. Under the agreement, the terms of which have been agreed, AMEX Assurance will cede 100% of the travel and other card premiums and liabilities to Amexco in return for an arm's length ceding fee currently estimated at $4 million per year and, as of the effective date of the agreement, Amexco will acquire the deferred acquisition costs related to the ceded business for cash.

        We intend to sell AMEX Assurance no later than two years after the date of the separation and distribution to American Express Travel Related Services Company, for a fixed price equal to the net book value of AMEX Assurance determined under U.S. generally accepted accounting principles as of a date on or prior to the separation, and on such other on terms as are agreed between our company and American Express prior to the separation.

Related Party Transactions

  Transactions with American Express Company

        After the distribution, we will be an independent, publicly owned company. For a discussion of transactions and arrangements between American Express Company and our company, see "—Agreements with American Express Company" and Note 15 to our consolidated financial statements included elsewhere in this information statement. In addition, we may continue to use corporate card and other services provided by American Express Company in the ordinary course of their business to third party entities on terms and conditions we believe will be similar to those we could obtain from other financial institutions. American Express Company may continue to use our investment management and other services (such as our 401(k) services) provided in the ordinary course of our business to third party entities on terms and conditions we believe will be similar to those American Express Company could obtain from other financial services companies.

PRINCIPAL SHAREHOLDERS

        As of the date hereof, all of the outstanding shares of our common stock are owned by American Express Company. After the distribution, American Express Company will own none of our common stock, except that American Express Company may be deemed to beneficially own shares of our common stock that it or its affiliates receive in the distribution in respect of American Express Company common stock held in customer accounts and funds for which it or its affiliates act as a trustee, asset manager, investment advisor or in another fiduciary capacity. American Express Company informed us that it disclaims all such beneficial ownership pursuant to Rule 13d-4 of the Securities Exchange Act. The following table provides information with respect to the anticipated beneficial owners of our common stock by each shareholder that we believe will be a beneficial owner of more than 5% of our outstanding common stock. We base the percentage of class amounts on each person's beneficial ownership of American Express Company stock as of July 22, 2005 unless we indicate some other basis for the share amounts.

Name of Beneficial Owner	# of Shares to be Owned(a)	% of Class
Warren Buffett, Berkshire Hathaway Inc. and subsidiaries 1440 Kiewit Plaza Omaha, NE 68131	30,322,140	12.22%
Davis Selected Advisers, L.P. 2949 E. Elvira Rd., Suite 101 Tucson, AZ 85706	13,643,356	5.50%
FMR Corp. 82 Devonshire Street Boston, MA 02109	12,639,026	5.09%

(a)
The amounts included in this column represent the shares of Ameriprise Financial common stock that will be beneficially owned by the listed persons based on the expected distribution ratio of one share of Ameriprise Financial common stock to be received for every five shares of American Express Company common stock beneficially owned by such individuals. Beneficial ownership of American Express Company common stock as of July 22, 2005 is as follows:

(i)
Warren Buffett, Berkshire Hathaway Inc. and subsidiaries: 151,610,700 shares beneficially owned (based on information contained in a report on Form 13F that Berkshire Hathaway filed with the SEC on March 31, 2005). Of the shares listed in the table, National Indemnity Company beneficially owns 120,255,879 shares. National Indemnity Company is a subsidiary of Berkshire Hathaway. Mr. Buffett, Berkshire Hathaway and certain subsidiaries of Berkshire Hathaway share voting and investment power over these shares. Mr. Buffett, his spouse's estate, of which he is the executor, and a trust for which Mr. Buffett is trustee own 33.0% of the equity of Berkshire. As a result of this ownership position in Berkshire Hathaway, Mr. Buffett may be considered the beneficial owner of the shares that Berkshire Hathaway beneficially owns.

(ii)
Davis Selected Advisers, L.P.: 68,216,780 shares beneficially owned (based on information contained in a report on Schedule 13G/A filed with the SEC on March 11, 2005).

(iii)
FMR Corp.: 63,195,134 shares beneficially owned (based on information contained in a report on Schedule 13G filed with the SEC on February 14, 2005), which (i) excludes 760,273 shares resulting from the assumed conversion of American Express Company Convertible Senior Debentures and (ii) includes 2,255,750 shares over which it disclaims beneficial ownership.

  Transactions with Principal Shareholders

        Since June 2001, in the ordinary course of our business, we have had a sub-advisory relationship with Davis Selected Advisors, L.P., one of our principal shareholders. Under the arm's length relationship, Davis Selected Advisors, L.P. provides sub-advisory services to AXP Partners Fundamental Value Fund, a series of AXP Partners Series, Inc., one of our own mutual funds, and receives compensation from the fund for investment management services. Continuance of the relationship is subject to annual approval by the independent members of the board of directors of the fund and the relationship is terminable upon 60 days' notice by the board of directors of the fund or a majority of the shareholders of the fund. We provide certain administrative services to Davis Selected Advisors, L.P. for which we receive compensation. We do not believe that this sub-advisory relationship is material to our company or to Davis Selected Advisors, L.P.

DESCRIPTION OF CAPITAL STOCK

General

        The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our restated certificate of incorporation and our bylaws, and are entirely qualified by these documents, which you must read for complete information on our capital stock, and which are included as exhibits to our registration statement on Form 10.

Distributions of Securities

        In the past three years, we have not sold any securities that were not registered under the Securities Act. This includes sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities.

Common Stock

        Shares Outstanding.    At the time of the distribution we will be authorized to issue up to 1,250,000,000 shares of common stock.

        Dividends.    Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose.

        Voting Rights.    Each share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of shares of our common stock do not have cumulative voting rights. This means a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our board of directors. It also means the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election and the holders of the remaining shares will not be able to elect any directors.

        Other Rights.    In the event of any liquidation, dissolution or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to shareholders. The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not currently entitled to pre-emptive rights.

        Fully Paid.    The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

        At the time of the distribution we will be authorized to issue up to                        preferred shares.

Restrictions on Payment of Dividends

        We are incorporated in Delaware and are governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Anti-takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law

        Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

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  acquisition of us by means of a tender offer,

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  acquisition of us by means of a proxy contest or otherwise, or

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  removal of our incumbent officers and directors.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

  Election and Removal of Directors

        Our certificate of incorporation provides that our board of directors is divided into three classes. The term of the first class of directors expires at our 2006 annual meeting of shareholders, the term of the second class of directors expires at our 2007 annual meeting of shareholders and the term of the third class of directors expires at our 2008 annual meeting of shareholders. At each of our annual meetings of shareholders, the successors of the class of directors whose term expires at that meeting of shareholders will be elected for a three-year term, one class being elected each year by our shareholders. In addition, our directors may only be removed for cause. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for shareholders to replace a majority of the directors.

  Size of Board and Vacancies

        Our bylaws provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled by the majority vote of our remaining directors in office, except that any vacancy caused by the removal of a director by a majority vote of our shareholders may be filled by a majority vote of our shareholders.

  Elimination of Shareholder Action by Written Consent

        Our certificate of incorporation eliminates the right of our shareholders to act by written consent. Shareholder action must take place at the annual or a special meeting of our shareholders.

  Shareholder Meetings

        Under our certificate of incorporation and bylaws, only our chairman and our board of directors may call special meetings of our shareholders.

  Requirements for Advance Notification of Shareholder Nominations and Proposals

        Our bylaws establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

  Delaware Anti-takeover Law

        Upon the distribution, we will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years following the date such person became an interested shareholder, unless the business combination or the transaction in which such person became an interested shareholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder. Generally, an "interested shareholder" is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested shareholder status did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

  Supermajority Voting

        Our certificate of incorporation and bylaws provide that amendments to provisions involving special meetings of shareholders, shareholder action by written consent, general powers of the board of directors, the number and tenure of directors, removal of directors, election of directors by means other than written ballot, vacancies on the board and the supermajority amendment provision of the certificate of incorporation and the bylaws shall require an affirmative vote of the holders of not less than 75% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

  No Cumulative Voting

        Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

  Undesignated Preferred Stock

        The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is expected to be The Bank of New York.

New York Stock Exchange Listing

        Our shares of common stock have been authorized for listing on The New York Stock Exchange, Inc. under the ticker symbol "AMP." We anticipate satisfying the distribution standards of The New York Stock Exchange, Inc. prior to trading as of the original listing date of our shares of common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        We are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides in relevant part as follows:

          A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        As permitted by Delaware law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our certificate of incorporation and bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

        The separation and distribution agreement is expected to provide for indemnification by our company of American Express Company and its directors, officers and employees for certain liabilities, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934, related to filings in connection with the distribution.

        We intend to procure directors and officers liability insurance for the benefit of our directors and officers.

CHANGE IN ACCOUNTANTS

        Our consolidated financial statements for the years ended December 31, 2004, 2003 and 2002 included in this information statement have been audited by Ernst & Young LLP, our independent registered public accounting firm.

        Through 2004, Ernst & Young LLP provided audit services to our company as part of the audit services it provided to American Express Company. In 2004, the Audit Committee of American Express Company's Board of Directors determined to request proposals from auditing firms for American Express Company's 2005 audit. This request was made pursuant to American Express Company's Audit Committee charter, which requires a detailed review of American Express Company's outside audit firm at least every ten years. At a meeting held on November 22, 2004, American Express Company's Audit Committee approved the future engagement of PricewaterhouseCoopers LLP as American Express Company's independent registered public accountants for the fiscal year ending December 31, 2005 and dismissed Ernst & Young LLP for the 2005 fiscal year. This decision also applied to our company. Ernst & Young LLP continued as auditors of American Express Company and our company for the year ending December 31, 2004.

        Ernst & Young LLP's reports on our consolidated financial statements for the fiscal years ended December 31, 2004, 2003 and 2002, included elsewhere in this information statement, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

        In connection with the audits of our financial statements for each of the three fiscal years ended December 31, 2004, 2003 and 2002, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their report. During the three most recent fiscal years, there have been no "reportable events" (as defined in Regulation S-K, Item 304(a)(1)(v)).

        In connection with the separation and distribution from American Express Company, on February 18, 2005, the Audit Committee of the Board of Directors of American Express Company dismissed PricewaterhouseCoopers LLP and engaged Ernst & Young LLP to be the independent registered public accountants of our company for the year ended December 31, 2005. PricewaterhouseCoopers LLP continues as the independent registered public accountants for the consolidated financial statements of American Express Company for the 2005 fiscal year.

        PricewaterhouseCoopers LLP did not issue any report on our financial statements for either of the past two years. During the period from November 22, 2004 and through February 18, 2005, there were no disagreements between our company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the matter in their report. There have been no "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K, during the period between November 22, 2004 to February 18, 2005.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock that American Express Company shareholders will receive in the distribution. This information statement is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to our company and the distribution, reference is made to the registration statement and the exhibits to the registration statement. Statements contained in this information statement as to the contents of any contract or document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by the relevant reference.

        After the distribution, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet on the SEC's website at http://www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at 100 F Street N.E., Room 1580, Washington, D.C. 20549 and at the SEC's regional offices in New York at 233 Broadway, New York, New York 10279 and in Chicago at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

        We maintain an Internet site at http://www.ameriprise.com. Our website and the information contained on that site, or connected to that site, are not incorporated into this information statement or the registration statement.

AMERPRISE FINANCIAL, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors of Ameriprise Financial, Inc.

        We have audited the accompanying consolidated balance sheets of Ameriprise Financial, Inc. (formerly known as American Express Financial Corporation) (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ameriprise Financial, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, in 2004 the Company adopted the provisions of American Institute of Certified Public Accountants Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" and in 2003 the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities."

                      /s/ Ernst & Young LLP

Minneapolis, Minnesota
June 3, 2005, except for Note 1, as to which the date is August 1, 2005.

AMERIPRISE FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Millions)

	2004	2003	2002
REVENUES
Management, financial advice and service fees	$2,244	$1,699	$1,635
Distribution fees	1,101	1,015	890
Net investment income	2,359	2,279	2,039
Premiums	1,023	895	757
Other revenues	518	473	472

Total revenues	7,245	6,361	5,793

EXPENSES
Compensation and benefits	2,288	1,833	1,609
Interest credited to account values	1,352	1,444	1,345
Benefits, claims, losses and settlement expenses	828	740	665
Amortization of deferred acquisition costs	437	480	564
Interest and debt expense	52	45	32
Other expenses	1,115	878	653

Total expenses	6,072	5,420	4,868

Income before income tax provision and accounting change	1,173	941	925
Income tax provision	308	203	251

Income before accounting change	865	738	674
Cumulative effect of accounting change, net of tax	(71)	(13)	—

Net income	$794	$725	$674

See Notes to Consolidated Financial Statements.

AMERIPRISE FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

(Dollars in millions, except par value amounts)

	2004	2003
ASSETS
Cash and cash equivalents	$1,078	$1,078
Investments	45,984	43,264
Receivables	2,203	1,867
Deferred acquisition costs	3,956	3,743
Separate account assets	35,901	30,809
Restricted and segregated cash	1,536	1,941
Other assets	2,455	2,682

Total assets	$93,113	$85,384

LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
Future policy benefits and claims	$33,253	$32,235
Investment certificate reserves	11,332	9,207
Accounts payable and accrued expenses	2,563	2,339
Payable to American Express	1,869	1,562
Long-term debt	385	445
Separate account liabilities	35,901	30,809
Other liabilities	1,108	1,499

Total liabilities	86,411	78,096
Shareholder's Equity:
Common shares ($.01 par, 100 shares authorized, issued and outstanding)	—	—
Additional paid-in capital	2,907	2,867
Retained earnings	3,415	3,946
Accumulated other comprehensive income, net of tax:
Net unrealized securities gains	425	502
Net unrealized derivative losses	(28)	(16)
Foreign currency translation adjustment	(16)	(10)
Minimum pension liability	(1)	(1)

Total accumulated other comprehensive income	380	475
Total shareholder's equity	6,702	7,288

Total liabilities and shareholder's equity	$93,113	$85,384

See Notes to Consolidated Financial Statements.

AMERIPRISE FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Millions)

	2004	2003	2002
Cash Flows from Operating Activities
Net income	$794	$725	$674
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of deferred acquisition and sales inducement costs	471	504	579
Capitalization of deferred acquisition and sales inducement costs	(692)	(699)	(804)
Depreciation, amortization, accretion and other	306	249	181
Other-than-temporary impairments and provision for loan losses	13	182	228
Deferred income taxes	(34)	11	143
Minority interest expense	61	68	63
Net realized investment gains	(48)	(178)	(168)
Changes in operating assets and liabilities, net of effects of acquisitions:
Segregated cash	105	(43)	(41)
Trading securities and equity method investments in hedge funds, net	(11)	(385)	(142)
Future policy benefits and claims, net	5	14	26
Receivables	(333)	(234)	(31)
Change in other assets, other liabilities, accounts payable and accrued expenses, net	203	(306)	(332)
Cumulative effect of accounting change, net of tax	71	13	—

Net cash provided by (used in) operating activities	911	(79)	376

Cash Flows from Investing Activities
Available-for-Sale securities:
Proceeds from sales	2,185	14,077	12,136
Maturities, sinking fund payments and calls	4,064	7,312	5,675
Purchases	(9,407)	(25,774)	(21,393)
Open securities transactions payable and receivable, net	33	(3,577)	2,221
Proceeds from sales and maturities of mortgage loans on real estate	581	582	510
Funding of mortgage loans on real estate	(326)	(360)	(272)
Proceeds from sales of other investments	268	173	135
Purchase of other investments	(222)	(234)	(328)
Purchase of land, buildings, equipment and software	(125)	(133)	(188)
Proceeds from sale of land, buildings and equipment	4	—	—
Change in restricted cash	300	(3)	—
Other, net	3	3	3
Acquisitions, net of cash acquired	—	(482)	(15)

Net cash used in investing activities	(2,642)	(8,416)	(1,516)

Cash Flows from Financing Activities
Investment certificates:
Payments from certificate owners	7,780	6,417	4,162
Interest credited to account values	224	201	182
Certificate maturities and cash surrenders	(5,935)	(6,171)	(3,889)
Policyholder and Contractholder account values:
Consideration received	2,350	4,267	4,638
Interest credited to account values	1,128	1,243	1,163
Surrenders and death benefits	(2,716)	(2,236)	(1,656)
Proceeds from issuance of long-term debt	18	—	—
Principal repayments of long-term debt	(78)	—	—
Payable to American Express	263	269	528
Capital transactions with American Express, net	(1,285)	232	(349)
Subsidiary dividends to minority shareholder	(48)	(65)	(44)
Capital contribution from minority shareholder	8	—	—
Customer deposits and other, net	9	117	(18)

Net cash provided by financing activities	1,718	4,274	4,717

Effect of exchange rate changes on cash	13	(1)	—

Net (decrease) increase in cash and cash equivalents	—	(4,222)	3,577
Cash and cash equivalents at beginning of year	1,078	5,300	1,723

Cash and cash equivalents at end of year	$1,078	$1,078	$5,300

Supplemental Disclosures:
Interest paid	$43	$44	$30
Income taxes paid	$341	$271	$191

See Notes to Consolidated Financial Statements.

AMERIPRISE FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Millions)

	Total	Common Shares	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings
Balances at December 31, 2001	$5,620	$—	$2,245	$117	$3,258

Comprehensive income:
Net income	674	—	—	—	674
Change in unrealized holding gains on securities, net	496	—	—	496	—
Change in unrealized derivative losses, net	15	—	—	15	—
Minimum pension liability adjustment	(6)	—	—	(6)	—

Total comprehensive income	1,179	—	—	—	—
Dividends paid to American Express	(377)	—	—	—	(377)
Capital transactions with American Express, net	28	—	28	—	—

Balances at December 31, 2002	$6,450	$—	$2,273	$622	$3,555

Comprehensive income:
Net income	725	—	—	—	725
Change in unrealized holding gains on securities, net	(135)	—	—	(135)	—
Change in unrealized derivative losses, net	(7)	—	—	(7)	—
Minimum pension liability adjustment	5	—	—	5	—
Foreign currency translation adjustment	(10)	—	—	(10)	—

Total comprehensive income	578	—	—	—	—
Dividends paid to American Express	(334)	—	—	—	(334)
Capital transactions with American Express, net	594	—	594	—	—

Balances at December 31, 2003	$7,288	$—	$2,867	$475	$3,946

Comprehensive income:
Net income	794	—	—	—	794
Change in unrealized holding gains on securities, net	(77)	—	—	(77)	—
Change in unrealized derivative losses, net	(12)	—	—	(12)	—
Foreign currency translation adjustment	(6)	—	—	(6)	—

Total comprehensive income	699	—	—	—	—
Dividends paid to American Express	(1,325)	—	—	—	(1,325)
Capital transactions with American Express, net	40	—	40	—	—

Balances at December 31, 2004	$6,702	$—	$2,907	$380	$3,415

See Notes to Consolidated Financial Statements.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1    Summary of Significant Accounting Policies

Formation of the Company and Basis of Presentation

        Ameriprise Financial, Inc. is a wholly-owned subsidiary of American Express Company (American Express). On February 1, 2005, the American Express board of directors announced its intention to pursue the disposition of Ameriprise Financial, Inc. through the distribution of Ameriprise Financial, Inc.'s common stock to American Express' shareholders. Ameriprise Financial, Inc. and its consolidated subsidiaries are hereinafter referred to as the Company. Prior to August 1, 2005, Ameriprise Financial, Inc. was named American Express Financial Corporation.

        The Company's predecessor, Investors Diversified Services Inc. (IDS), was founded in 1894 and was acquired by American Express in 1984.

        The Company is a financial planning and financial services company that offers solutions for its clients' asset accumulation, income management and protection needs. The Company has two main operating segments: (i) Asset Accumulation and Income; and (ii) Protection. These two operating segments are aligned with the financial solutions the Company offers to address its clients' needs. The Asset Accumulation and Income business offers mutual funds as well as its own annuities and other asset accumulation and income management products and services to retail clients through its advisor network. The Company also offers its annuity products through outside channels, such as banks and broker-dealer networks. This operating segment also serves institutional clients in the separately managed account, sub-advisory and 401(k) markets, among others. The Protection segment offers various life insurance, disability income and long-term care insurance through the Company's advisor network. The Company also offers personal auto and home insurance products on a direct basis to retail clients principally through its strategic marketing alliances.

        The Company also has a corporate and other segment, which consists of income derived from corporate level assets and unallocated corporate expenses, as well as the results of its subsidiary, Securities America Financial Corporation, which operates its own independent, separately branded distribution platform.

        On September 30, 2003, the Company acquired Threadneedle Asset Management Holdings Limited (Threadneedle), one of the leading asset management groups in the United Kingdom, for cash of £340 million (approximately $565 million at September 30, 2003 exchange rates). As a result, the Company acquired $3.6 billion of assets, $3.0 billion of liabilities, both of which were consolidated into the Company's balance sheets, and $81.1 billion of assets under management. Included in the assets under management are certain assets of Zurich Financial Services, U.K., which Threadneedle will continue to manage for an initial term of up to eight years from the date of acquisition of Threadneedle by the Company, subject to certain performance criteria. Threadneedle entered into an agreement with The Zurich Group when the Company acquired Threadneedle from Zurich in 2003 for Threadneedle to continue to manage certain assets of Zurich Financial Services.

Allocation of American Express Expenses

        In connection with the separation and distribution, the Company prepared its consolidated financial information as if it had been a stand-alone company for the periods presented. In the preparation of the consolidated financial information, the Company made certain allocations of expenses that its management believes to be a reasonable reflection of costs that would have otherwise

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

been incurred as a stand-alone company but that were paid by American Express Company. For more information regarding these allocations made in connection with the preparation of the consolidated financial statements, see Note 15.

Principles of Consolidation

        The Company consolidates all non-variable interest entities in which it holds a greater than 50% voting interest, except for immaterial seed money investments in mutual and hedge funds, which are accounted for as trading securities. Entities in which the Company holds a greater than 20% but less than 50% voting interest are accounted for under the equity method. Additionally, other investments in hedge funds in which the Company holds an interest that is less than 50% are accounted for under the equity method. All other investments are accounted for under the cost method where the Company owns less than a 20% voting interest and does not exercise significant influence, or as Available-for-Sale or trading securities, as applicable.

        The Company also consolidates all variable interest entities (VIEs) for which it is considered to be the primary beneficiary pursuant to Financial Accounting Standards Board (FASB) Interpretation No. 46, "Consolidation of Variable Interest Entities," as revised (FIN 46). The determination as to whether an entity is a VIE is based on the amount and characteristics of the entity's equity. In general, FIN 46 requires a VIE to be consolidated when an enterprise has a variable interest for which it is deemed to be the primary beneficiary, which means that it will absorb a majority of the VIE's expected losses, receive a majority of the VIE's expected residual return, or both.

        Qualifying Special Purpose Entities (QSPEs) under Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," (SFAS No. 140) are not consolidated. Such QSPEs include a securitization trust containing a majority of the Company's rated collateralized debt obligations (CDOs) described in Note 2. Other entities where the Company has an interest, is the sponsor or transferor are evaluated using the control, risk and reward criteria as outlined under U.S. generally accepted accounting principles (GAAP).

        The accompanying Consolidated Financial Statements are prepared in accordance with U.S. GAAP. All material intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications of prior period amounts have been made to conform to the current year's presentation.

Foreign Currency Translation

        Assets and liabilities denominated in foreign currencies are translated into U.S. dollars based upon exchange rates prevailing at the end of each year. The resulting translation adjustment, along with any related hedge and tax effects, are included in accumulated other comprehensive income (loss), a component of shareholder's equity. Revenues and expenses are translated at the average month end exchange rates during the year. Gains and losses related to non-functional currency transactions, including non-U.S. operations where the functional currency is the U.S. dollar, are reported net in other revenue in the Company's Consolidated Statements of Income.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Amounts Based on Estimates and Assumptions

        Accounting estimates are an integral part of the Consolidated Financial Statements. In part, they are based upon assumptions concerning future events. Among the more significant are those that relate to investment securities valuation and recognition of other-than-temporary impairments, amortization of deferred acquisition costs (DAC), income taxes and recognition of deferred tax assets and liabilities. These accounting estimates reflect the best judgment of management and actual results could differ.

Revenues

        The Company generates revenue from a wide range of investment and insurance products. Principal sources of revenue include management, financial advice and service fees, distribution fees, net investment income and premiums.

Management, Financial Advice and Service Fees

        Management, financial advice and service fees relate primarily to managed assets for proprietary mutual funds, separate account and wrap account assets, as well as employee benefit plan and institutional investment management and administration services. The Company's management and risk fees are generally computed as a contractual rate applied to the underlying asset values, and are generally accrued daily and collected monthly. Many of the Company's mutual funds have a performance incentive adjustment (PIA). This PIA increases or decreases the level of management fees received based on the specific fund's relative performance as measured against a designated external index. PIA fee revenue is recognized when the experience period has ended. Employee benefit plan and institutional investment management and administration services fees are negotiated and are also generally based on underlying asset values. Fees from financial planning and advice services are recognized as services are performed.

Distribution Fees

        Distribution fees primarily include point-of-sale fees (such as front-load mutual fund fees) and asset-based fees (such as 12b-1 distribution and servicing-related fees) that are generally based on a contractual fee as a percentage of assets and recognized when earned, which generally is upon receipt. Distribution fees also include fees received under revenue sharing arrangements for sales of mutual funds and other products of other companies, such as through the Company's wrap accounts, 401(k) plans and on a direct basis, as well as surrender charges on fixed and variable universal life insurance and annuities.

Net Investment Income

        Net investment income predominantly includes interest income on fixed maturity securities classified as Available-for-Sale, mortgage loans on real estate, policy loans and other investments, and realized gains and losses on the sale of securities and charges for securities determined to be other-than-temporarily impaired. Interest income is accrued as earned using the effective interest method, which makes an adjustment of the yield for security premiums and discounts on all performing fixed maturity securities classified as Available-for-Sale, excluding structured securities, and mortgage loans on real estate so that the related security or loan recognizes a constant rate of return on the outstanding balance throughout its term. Interest income on structured securities is recognized

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

according to Emerging Issues Task Force (EITF) Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" (EITF 99-20). Realized gains and losses on securities, other than trading securities and equity method investments in hedge funds, are recognized using the specific identification method on a trade date basis, and charges are recorded when securities are determined to be other-than-temporarily impaired.

Premiums

        Premium revenues include premiums on traditional life, disability income, long-term and personal auto and home insurance. Premiums on traditional life, disability income and long-term care insurance are recognized as revenue when due, whereas premiums on personal auto and home insurance are recognized ratably over the coverage period.

Other Revenues

        Other revenues include certain charges assessed on universal and variable universal life insurance and annuities, which consist of cost of insurance charges and administration charges against contractholder account balances and are recognized as revenue when assessed. The amounts collected from contractholders are considered deposits and are not included in revenue. Cost of insurance and administrative charges on universal and variable universal life insurance were $444 million, $424 million and $416 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Expenses

Compensation and Benefits

        Compensation and benefits represents compensation-related expenses associated with employees and sales commissions and other compensation paid to financial advisors and registered representatives, net of acquisition costs capitalized and amortized as part of DAC.

Interest Credited to Account Values

        Interest credited to account values represents amounts earned by universal life policyholders, investment certificate holders and annuity contractholders in accordance with contract provisions.

Benefits, Claims, Losses and Settlement Expenses

        Benefits, claims, losses and settlement expenses consist of amounts payable for claims reported and claims incurred but not reported under insurance policies, certain annuity contracts and optional death and income benefit guarantee riders along with costs to process and pay such amounts. Amounts are net of expected reinsurance recovery.

Amortization of Deferred Acquisition Costs

        DAC represent the costs of acquiring new business, principally direct sales commissions and other distribution and underwriting costs that have been deferred on the sale of annuity and insurance and, to a lesser extent, certain mutual fund products. These costs are deferred to the extent they are recoverable from future profits. For annuity and insurance products, DAC are amortized over periods

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

approximating the lives of the business, generally as a percentage of premiums or estimated gross profits depending on the products' characteristics. For certain mutual fund products, DAC are generally amortized over fixed periods on a straight-line basis adjusted for redemptions.

        For the Company's annuity and insurance products, the projections underlying the amortization of DAC require the use of certain assumptions, including interest margins, mortality and morbidity rates, persistency rates, maintenance expense levels and customer asset value growth rates for variable products. Management routinely monitors a wide variety of trends in the business, including comparisons of actual and assumed experience. The customer asset value growth rate is the rate at which variable product contract values are assumed to appreciate in the future. The rate is net of asset fees and anticipates a blend of equity and fixed income investments. Management reviews and, where appropriate, adjusts its assumptions with respect to customer asset value growth rates on a quarterly basis. Management monitors other principal DAC amortization assumptions, such as persistency, mortality and morbidity rates, interest margin and maintenance expense level assumptions, each quarter. Unless management identifies a material deviation over the course of the quarterly monitoring process, management reviews and updates these DAC amortization assumptions annually in the third quarter of each year. When assumptions are changed, the percentage of estimated gross profits used to amortize DAC may also change. A change in the required amortization percentage is applied retrospectively; an increase in amortization percentage will result in an increase of DAC amortization, while a decrease in amortization percentage will result in a decrease of DAC amortization. The impact on results of operations of changing assumptions with respect to the amortization of DAC can either be positive or negative in any particular period and is reflected in the period in which such changes are made.

Marketing and Promotion

        The Company expenses advertising costs, recorded in other expenses, in the year in which the advertisement first takes place, except for certain direct-response advertising costs primarily associated with the solicitation of personal auto and home insurance products. Direct-response advertising expenses directly attributed to the sale of personal auto and home insurance products are capitalized and amortized on a calendar year cost pool basis over the period premiums are expected to be received. Changes in expected future premiums are reflected in amortization prospectively.

Balance Sheet

Cash and Cash Equivalents

        The Company has defined cash equivalents to include time deposits and other highly liquid investments with original maturities of 90 days or less.

Investments

Available-for-Sale Securities

        Available-for-Sale securities are carried at fair value on the Consolidated Balance Sheets with unrealized gains (losses) recorded in other accumulated comprehensive income (loss) within equity, net of income tax provisions (benefits) and net of adjustments in assets and liability balances, such as DAC, to reflect the expected impact on their carrying values had the unrealized gains (losses) been realized

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

as of the respective balance sheet date. Gains and losses are recognized in results of operations upon disposition of the securities. In addition, losses are also recognized when management determines that a decline in value is other-than-temporary, which requires judgment regarding the amount and timing of recovery. Indicators of other-than-temporary impairment for debt securities include issuer downgrade, default or bankruptcy. The Company also considers the extent to which cost exceeds fair value, the duration of that difference, and management's judgment about the issuer's current and prospective financial condition. Fair value is generally based on quoted market prices. However, the Company's Available-for-Sale securities portfolio also contains structured investments of various asset quality, including CDOs (backed by high-yield bonds and bank loans), which are not readily marketable. As a result, the carrying values of these structured investments are based on future cash flow projections that require a significant degree of management judgment as to the amount and timing of cash payments, defaults and recovery rates of the underlying investments and, as such, are subject to change.

Mortgage Loans on Real Estate, Net

        Mortgage loans on real estate reflect principal amounts outstanding less allowances for losses. The allowance for mortgage loan losses is measured as the excess of the loan's recorded investment over the present value of its expected principal and interest payments discounted at the loan's effective interest rate, or the fair value of collateral. Additionally, the level of the allowance for losses considers other factors, including historical experience and economic and political conditions. Management regularly evaluates the adequacy of the allowance for mortgage loan losses and believes it is adequate to absorb estimated losses in the portfolio.

        The Company generally stops accruing interest on mortgage loans for which interest payments are delinquent more than three months. Based on management's judgment as to the ultimate collectibility of principal, interest payments received are either recognized as income or applied to the recorded investment in the loan.

Trading Securities and Equity Method Investments in Hedge Funds

        Trading securities and equity method investments in hedge funds include common stocks, hedge fund investments and mutual fund, hedge fund and separate account seed money. Trading securities are carried at fair value in the Consolidated Balance Sheets with unrealized and realized gains (losses) recorded in the Consolidated Statements of Income within net investment income. The carrying value of equity method investments in hedge funds reflects the Company's share of earnings or losses of the hedge funds subsequent to the date of investment, and approximates fair value.

Policy Loans

        Policy loans include life insurance policy, annuity and investment certificate loans. These loans are carried at the aggregate of the unpaid loan balances, which do not exceed the cash surrender values of underlying products.

Other Investments

        Other investments reflect the Company's interest in affordable housing partnerships, syndicated loans and real estate investments. Affordable housing partnerships are carried at amortized cost, as the

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Company has no influence over the operating or financial policies of the general partner. Syndicated loans reflect amortized cost less allowance for losses. Real estate investments reflect properties acquired in satisfaction of debt and are carried at the lower of cost or the property's net realizable value.

Receivables

        Receivables include reinsurance recoverables, premiums due and other receivables, including open securities transactions receivable and accrued investment income.

Reinsurance

        The Company reinsures a portion of the risks associated with its life and long-term care insurance products through reinsurance agreements with unaffiliated insurance companies. Reinsurance is used in order to limit losses, minimize exposure to large risks, provide additional capacity for future growth and to effect business-sharing arrangements. The Company evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. The Company remains primarily liable as the direct insurer on all risks reinsured.

        Generally, the Company reinsures 90% of the death benefit liability related to variable, universal and term life insurance products. The Company began reinsuring risks at this level beginning in 2001 for term life insurance and 2002 for variable and universal life insurance. Policies issued prior to these dates are not subject to these same reinsurance levels. The maximum amount of life insurance risk retained by the Company is $750,000 on any policy insuring a single life and $1.5 million on any flexible premium survivorship variable life policy. For existing long-term care policies, the Company retained 50% of the risk and the remaining 50% of the risk was ceded to General Electric Capital Assurance Company. Risk on variable life and universal life policies is reinsured on a yearly renewable term basis. Risk on term life and long-term care policies is reinsured on a coinsurance basis.

        The Company retains all risk for new claims on disability income contracts. Risk is currently managed by limiting the amount of disability insurance written on any one individual. The Company also retains all accidental death benefit and waiver of premium risk.

Brokerage Customer Receivables

        Included in receivables are receivables from brokerage customers, which primarily represent credit extended to brokerage customers to finance their purchases of securities on margin. At December 31, 2004 and 2003, receivables from brokerage customers were $290 million and $263 million, respectively. Customer receivables are primarily collateralized by securities with market values in excess of the amounts due.

Deferred Acquisition Costs

        DAC represent the costs of acquiring new business, principally direct sales commissions and other distribution and underwriting costs that have been deferred on the sale of annuity and insurance and, to a lesser extent, certain mutual fund products. These costs are deferred to the extent they are recoverable from future profits. For annuity and insurance products, DAC are amortized over periods approximating the lives of the business, generally as a percentage of premiums or estimated gross

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

profits depending on the products' characteristics. For certain mutual fund products, DAC are generally amortized over fixed periods on a straight-line basis adjusted for redemptions.

Separate Account Assets and Liabilities

        Separate account assets and liabilities are funds held for the exclusive benefit of variable annuity and variable life insurance contractholders. The Company receives investment management fees, mortality and expense risk fees, minimum death benefit guarantee fees and cost of insurance charges from the related accounts.

        The Company provides contractual mortality assurances to variable annuity contractholders that the net assets of the separate accounts will not be affected by future variations in the actual life expectancy experience of the annuitants and beneficiaries from the mortality assumptions implicit in the annuity contracts. The Company makes periodic fund transfers to, or withdrawals from, the separate account assets for such actuarial adjustments for variable annuities that are in the benefit payment period. The Company also guarantees that the rates at which administrative charges are deducted from contract funds will not exceed contractual maximums.

        For variable life insurance, the Company guarantees that the rates at which insurance charges and administrative charges are deducted from contract funds will not exceed contractual maximums. The Company also guarantees that the death benefit will continue to be payable at the initial level regardless of investment performance so long as minimum premium payments are made.

Restricted and Segregated Cash

        The Company has restricted cash, primarily related to consolidated VIEs, totaling $547 million and $847 million at December 31, 2004 and 2003, respectively, which cannot be utilized for operations. At December 31, 2004 and 2003, amounts segregated under federal and other regulations reflect resale agreements of $989 million and $1,094 million, respectively, segregated in special bank accounts for the benefit of the Company's brokerage customers. The Company's policy is to take possession of securities purchased under agreements to resell. Such securities are valued daily and additional collateral is obtained when appropriate.

Other Assets

        Other assets include land, buildings, equipment and software, goodwill and other intangible assets, deferred sales inducement costs, derivatives and other miscellaneous assets.

Land, Buildings, Equipment and Software

        Land, buildings, equipment and software are carried at cost less accumulated depreciation or amortization. The Company capitalizes certain costs to develop or obtain software for internal use.    The Company generally uses the straight-line method of depreciation and amortization over periods ranging from three to thirty years. At December 31, 2004 and 2003, land, buildings, equipment and software were $677 million and $699 million, respectively net of accumulated depreciation of $566 million and $455 million, respectively. Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $133 million, $114 million and $123 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Goodwill and Other Intangible Assets

        Goodwill represents the amount of an acquired company's acquisition cost in excess of the fair value of assets acquired and liabilities assumed. The Company evaluates goodwill for impairment annually and whenever events and circumstances make it likely that impairment may have occurred, such as a significant adverse change in the business climate or a decision to sell or dispose of a reporting unit. In determining whether impairment has occurred, the Company uses a comparative market multiples approach. In applying this methodology, a number of factors, including actual operating results, future business plans, economic projections and other market data are applied.

        Intangible assets are amortized over their estimated useful lives unless they are deemed to have indefinite useful lives. The Company evaluates intangible assets for impairment annually and whenever events and circumstances make it likely that impairment may have occurred, such as a significant adverse change in the business climate or a decision to sell or dispose of a reporting unit. For intangible assets subject to amortization, impairment is recognized if the carrying amount is not recoverable or the carrying amount exceeds the fair value of the intangible asset.

Deferred Sales Inducement Costs

        Deferred sales inducement costs (DSIC) consist of bonus interest credits and premium credits added to certain annuity contract values. These benefits are capitalized to the extent they are incremental to amounts that would be credited on similar contracts without the applicable feature. These costs were previously included in DAC and were reclassified as part of the adoption of American Institute of Certified Public Accountants (AICPA) Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" (SOP 03-1). The amounts capitalized are amortized using the same methodology and assumptions used to amortize DAC.

Derivative Financial Instruments and Hedging Activities

        Derivative instruments are classified in the Consolidated Balance Sheets at fair value within other assets or liabilities. The fair value of the Company's derivative financial instruments are determined using either market quotes or valuation models that are based upon the net present value of estimated future cash flows and incorporate current market data inputs. The accounting for the change in the fair value of the derivative financial instrument depends on its intended use and the resulting hedge designation, if any. The Company currently designates derivatives as fair value hedges, cash flow hedges or hedges of net investment in foreign operations or, in certain circumstances, does not designate derivatives as accounting hedges.

        For derivative financial instruments that qualify as fair value hedges, changes in the fair value of the derivatives as well as of the corresponding hedged assets, liabilities or firm commitments are recognized in current earnings as a component of net investment income. If a fair value hedge is designated or terminated prior to maturity, previous adjustments to the carrying value of the hedged item are recognized into earnings to match the earnings pattern of the hedged item.

        For derivative financial instruments that qualify as cash flow hedges, the effective portions of the gain or loss on the derivative instruments are reported in accumulated other comprehensive income (loss) and reclassified into earnings when the hedged item or transaction impacts earnings. The amount that is reclassified into earnings is presented in the Consolidated Statements of Income with the hedged

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

instrument or transaction impact, generally, in net investment income. Any ineffective portion of the gain or loss is also reported currently in earnings as a component of net investment income. If a hedge is de-designated or terminated prior to maturity, the amount previously recorded in accumulated other comprehensive income (loss) is recognized into earnings over the period that the hedged item impacts earnings. For any hedge relationships that are discontinued because the forecasted transaction is not expected to occur according to the original strategy, any related amounts previously recorded in accumulated other comprehensive income (loss) are recognized in earnings immediately.

        For derivative financial instruments that qualify as net investment hedges in foreign operations, the effective portions of the change in fair value of the derivatives are recorded in accumulated other comprehensive income (loss) as part of the foreign currency translation adjustment. Any ineffective portions of net investment hedges are recognized in net investment income during the period of change.

        For derivative financial instruments that do not qualify for hedge accounting or are not designated as hedges, changes in fair value are recognized in current period earnings, generally as a component of net investment income.

        Derivative financial instruments that are entered into for hedging purposes are designated as such at the time that the Company enters into the contract. For all derivative financial instruments that are designated for hedging activities, the Company formally documents all of the hedging relationships between the hedge instruments and the hedged items at the inception of the relationships. Management also formally documents its risk management objectives and strategies for entering into the hedge transactions. The Company formally assesses, at inception and on a quarterly basis, whether derivatives designated as hedges are highly effective in offsetting the fair value or cash flows of hedged items. If it is determined that a derivative is not highly effective as a hedge, the Company will discontinue the application of hedge accounting. See Note 12 for further discussion of derivatives and hedging activities of the Company.

Future Policy Benefits and Claims

Fixed Annuities and Variable Annuity Guarantees

        Liabilities for fixed and variable deferred annuities are equal to accumulation values, which are the cumulative gross deposits, credited interest and fund performance less withdrawals and mortality and expense risk charges.

        In addition, the majority of the variable annuity contracts offered by the Company contain guaranteed minimum death benefit (GMDB) provisions. When market values of the customer's accounts decline, the death benefit payable on a contract with a GMDB may exceed the contract accumulation value. The Company also offers variable annuities with death benefit provisions that gross up the amount payable by a certain percentage of contract earnings; these are referred to as gain gross-up (GGU) benefits. In addition, the Company offers contracts containing guaranteed minimum income benefit (GMIB) and guaranteed minimum withdrawal benefit (GMWB) provisions.

        Effective January 1, 2004, liabilities for GMDB, GGU and GMIB benefits have been established under SOP 03-1. Actuarial models to simulate various equity market scenarios are used to project these benefits and contract assessments and include making significant assumptions related to customer asset value growth rates, mortality, persistency and investment margins. These assumptions, as well as their

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

periodic review by management, are consistent with those used for DAC purposes. Prior to the adoption of SOP 03-1, amounts paid in excess of contract value were expensed when payable. See Recently Issued Accounting Standards section below and Note 9 for further discussion of these guaranteed benefits.

        Liabilities for equity indexed deferred annuities issued in 1999 or later are equal to the accumulation of host contract values covering guaranteed benefits and the market value of embedded equity options. Liabilities for equity indexed deferred annuities issued before 1999 are equal to the present value of guaranteed benefits and the intrinsic value of index-based benefits. Accounting for equity indexed deferred annuities issued before 1999 differs from those issued in 1999 and later due to the treatment of embedded equity options within the contracts. Embedded equity options are considered embedded derivatives under SFAS 133. However, SFAS 133 allowed companies to elect whether to separately account for embedded derivatives which are part of contracts issued prior to January 1, 1999. The Company elected not to separately account for embedded derivatives related to contracts issued prior to January 1, 1999.

        Liabilities for fixed annuities in a benefit or payout status are based on future estimated payments using established industry mortality tables and interest rates, ranging from 4.6% to 9.5% at December 31, 2004, depending on year of issue, with an average rate of approximately 6.1%.

Life, Disability and Long-term Care Insurance

        Liabilities for insurance claims that have been reported but not yet paid (unpaid claims liabilities) are equal to the death benefits payable under the policies. For claims, unpaid claims liabilities are equal to benefit amounts due and accrued including the expense of reviewing claims and making benefit payment determinations. Liabilities for claims that have been incurred but not reported are estimated based on periodic analysis of the actual lag between when a claim occurs and when it is reported. Where applicable, amounts recoverable from other insurers who share in the risk of the products offered (reinsurers) are separately recorded as receivables.

        Liabilities for fixed and variable universal life insurance are equal to accumulation values which are the cumulative gross premium payments, credited interest and fund performance less withdrawals and expense and mortality charges.

        Liabilities for future benefits on term and whole life insurance are based on the net level premium method, using anticipated premium payments, mortality rates, policy persistency and interest rates earned on the assets supporting the liability. Anticipated mortality rates are based on established industry mortality tables, with modifications based on Company experience. Anticipated policy premium payments and persistency rates vary by policy form, issue age and policy duration. Anticipated interest rates range from 4% to 10% at December 31, 2004, depending on policy form, issue year and policy duration.

        Liabilities for future policy benefits include both policy reserves and claim reserves on disability and long-term care products. Policy reserves are the amounts needed to meet obligations for future claims and are based on the net level premium method, using anticipated premium payments and morbidity, mortality, policy persistency and discount rates. Anticipated morbidity and mortality rates are based on established industry morbidity and mortality tables. Anticipated policy persistency rates vary by policy form, issue age, policy duration and, for disability income policies, occupation class. Anticipated discount rates for disability income policy reserves are 7.5% at policy issue and grade to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5% over 5 years. Anticipated discount rates for long-term care policy reserves are currently 5.9% at December 31, 2004 grading up to 8.9% over 30 years.

        Claim reserves are the amounts needed to meet obligations for continuing claim payments on already incurred claims. Claim reserves are calculated based on claim continuance tables which estimate the likelihood that an individual will continue to be eligible for benefits and anticipated interest rates earned on assets supporting the reserves. Anticipated claim continuance rates are based on established industry tables. Anticipated interest rates for claim reserves for both disability income and long-term care range from 3% to 8% at December 31, 2004, with an average rate of approximately 5.2%. The Company issues only non-participating life insurance policies, which do not pay dividends to policyholders from the insurers' earnings.

Personal Auto and Home Reserves

        Personal auto and home reserves include amounts determined from loss reports and individual cases, as well as an amount, based on past experience, for losses incurred but not reported. Such liabilities are necessarily based on estimates and, while management believes that the reserve amounts are adequate at December 31, 2004 and 2003, the ultimate liability may be in excess of or less than the amounts provided. The Company's methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in the Consolidated Statements of Income in the period such adjustments are made.

Investment Certificate Reserves

        Investment certificates may be purchased either with a lump sum or installment payments. Certificate product owners are entitled to receive, at maturity, a definite sum of money. Payments from certificate owners are credited to investment certificate reserves. Investment certificate reserves accumulate interest at specified percentage rates. Reserves are maintained for advance payments made by certificate owners, accrued interest thereon, and for additional credits in excess of minimum guaranteed rates and accrued interest thereon. On certificates allowing for the deduction of a surrender charge, the cash surrender values may be less than accumulated investment certificate reserves prior to maturity dates. Cash surrender values on certificates allowing for no surrender charge are equal to certificate reserves.

Accounts Payable and Accrued Expenses

        Included in accounts payable and accrued expenses are payables to brokerage customers, which represent credit balances and other customer funds pending completion of securities transactions. The Company pays interest on certain customer credit balances. As of both December 31, 2004 and 2003, amounts payable to brokerage customers were $1.2 billion.

Income Taxes

        The Company's taxable income has historically been included in the consolidated federal income tax return of American Express, and the Company has provided for income taxes on a separate return basis, except that, under an agreement between the Company and American Express, tax benefits have been recognized for losses to the extent such losses can be used on American Express' consolidated federal income tax return.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock-Based Compensation

        At December 31, 2004, American Express had two stock-based employee compensation plans, which are described more fully in Note 7. Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) prospectively for all stock options granted after December 31, 2002. The fair value of each option is estimated on the date of grant using a Black-Scholes option-pricing model. Prior to 2003, the Company accounted for those plans under the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Prior to the adoption of the fair value recognition provisions of SFAS No. 123 in 2003, no employee compensation expense was recorded in net income for stock options granted, since all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. For the years ended December 31, 2004 and 2003, the Company expensed $16 million and $7 million pretax, respectively, related to stock options granted January 1, 2003 or later.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which amended APB Opinion No. 28, "Interim Financial Reporting," to require disclosures about the pro forma effects of SFAS No. 123 on reported net income of stock-based compensation accounted for under APB Opinion No. 25. The following table illustrates the effect on net income assuming the Company had followed the fair value recognition provisions of SFAS No. 123 for all outstanding and unvested stock options and other stock-based compensation for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
	(Millions)
Net income as reported	$794	$725	$674
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	25	14	4
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(64)	(72)	(75)

Pro forma net income	$755	$667	$603

Recently Issued Accounting Standards

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment (SFAS No. 123(R))." Under a rule issued by the Securities and Exchange Commission (SEC) in April 2005, SFAS No. 123(R) is now effective for public companies for annual, rather than interim, periods that begin after June 15, 2005. SFAS No. 123(R) requires entities to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The Company adopted, in January 2003, the fair value recognition provisions of SFAS No. 123 prospectively for all stock options granted after December 31, 2002. Substantially all stock options for which intrinsic value accounting was continued under APB Opinion No. 25 will have vested by June 30, 2005. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. The requirement will reduce net

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

operating cash flows and increase net financing cash flows in periods after the effective date. In March 2005, the SEC also issued Staff Accounting Bulletin No. 107 (SAB No. 107), which summarizes the staff's views regarding share-based payment arrangements for public companies. The Company is currently evaluating the impact of SFAS No. 123(R) and SAB No. 107 on the Company's results of operations and financial position but does not expect that the impact will be material.

        In December 2004, the FASB issued FASB Staff Position (FSP) FAS 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 (the Act)" (FSP FAS 109-2), which would allow additional time beyond the financial reporting period of enactment to evaluate the effect of the Act on the Company's plan for reinvestment or repatriation of foreign earnings for purposes of calculating the income tax provision. The Act contains a provision that permits an 85% dividend received deduction for qualified repatriations of earnings that would otherwise be permanently reinvested outside the United States. The Company does not plan to reinvest or repatriate any foreign earnings as a result of the Act.

        In June 2004, the FASB issued FASB Staff Position FSP FAS No. 97-1, "Situations in Which Paragraphs 17(b) and 20 of FASB Statement No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments (SFAS No. 97), Permit or Require Accrual of an Unearned Revenue Liability" (FSP 97-1). The implementation of SOP 03-1 raised a question regarding the interpretation of the requirements of SFAS No. 97 concerning when it is appropriate to record an unearned revenue liability. FSP 97-1 clarifies that SFAS No. 97 is clear in its intent and language, and requires the recognition of an unearned revenue liability for amounts that have been assessed to compensate insurers for services to be performed over future periods. SOP 03-1 describes one situation, when assessments result in profits followed by losses, where an unearned revenue liability is required. SOP 03-1 does not amend SFAS No. 97 or limit the recognition of an unearned revenue liability to the situation described in SOP 03-1. The guidance in FSP 97-1 is effective for financial statements for fiscal periods beginning after June 18, 2004. The adoption of FSP 97-1 did not have a material impact on the Company's consolidated financial condition or results of operations. See below for further discussion of SOP 03-1.

        In May 2004, the FASB issued FASB Staff Position FAS 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" (FSP FAS 106-2). The Company elected to early adopt the provisions of FSP FAS 106-2 on a prospective basis as of April 1, 2004. The adoption of FSP FAS 106-2 did not have a material impact on the Company's accumulated plan benefit obligation or net periodic postretirement benefit expense for 2004. The expense amounts in Note 11 reflect the effects of the early adoption of FSP FAS 106-2.

        Effective January 1, 2004, the Company adopted SOP 03-1 which provides guidance on: (i) the classification and valuation of long-duration contract liabilities; (ii) the accounting for sales inducements; and (iii) separate account presentation and valuation. The adoption of SOP 03-1 as of January 1, 2004, resulted in a cumulative effect of accounting change that reduced first quarter 2004 results by $109 million pretax ($71 million after-tax). The cumulative effect of accounting change consisted of: (i) $43 million pretax from establishing additional liabilities for certain variable annuity guaranteed benefits ($33 million) and from considering these liabilities in valuing DAC and deferred sales inducement costs associated with those contracts ($10 million) and (ii) $66 million pretax from establishing additional liabilities for certain variable universal life and single pay universal life insurance contracts under which contractual costs of insurance charges are expected to be less than future death benefits ($92 million) and from considering these liabilities in valuing DAC associated with those contracts ($26 million offset). Prior to the adoption of SOP 03-1, amounts paid in excess of contract

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

value were expensed when payable. Amounts expensed in 2004 to establish and maintain additional liabilities for certain variable annuity guaranteed benefits were $53 million (of which $33 million was part of the adoption charges discussed earlier) as compared to amounts expensed in 2003 and 2002 of $32 million and $37 million, respectively. The Company's accounting for separate accounts was already consistent with the provisions of SOP 03-1 and, therefore, there was no impact related to this requirement.

        The AICPA released a series of technical practice aids (TPAs) in September 2004 which provide additional guidance related to, among other things, the definition of an insurance benefit feature and the definition of policy assessments in determining benefit liabilities, as described within SOP 03-1. The TPAs did not have a material effect on the Company's calculation of liabilities that were recorded in the first quarter of 2004 upon adoption of SOP 03-1.

        In December 2003, the FASB issued SFAS No. 132 (Revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement amends the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions" (SFAS No. 87), No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Statement does not change the recognition and measurement requirements of those Statements. See Note 11 for disclosures regarding the Company's Retirement Plans.

        In November 2003, the FASB ratified a consensus on the disclosure provisions of EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" (EITF 03-1). In March 2004, the FASB reached a consensus regarding the application of a three-step impairment model to determine whether investments accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and other cost method investments are other-than-temporarily impaired. However, with the issuance of FSP No. EITF 03-1-1 on September 30, 2004, the provisions of the consensus relating to the measurement and recognition of other-than-temporary impairments were deferred pending further clarification from the FASB. The remaining provisions of this rule, which primarily relate to disclosure requirements, are required to be applied prospectively to all current and future investments accounted for in accordance with SFAS No. 115 and other cost method investments. The Company will evaluate the potential impact of EITF 03-1 after the FASB completes its reassessment.

        In January 2003, the FASB issued FIN 46, which addresses consolidation by business enterprises of VIEs and was subsequently revised in December 2003. The VIEs primarily impacted by FIN 46, which the Company consolidated as of December 31, 2003, relate to structured investments, including a CDO and three secured loan trusts (SLTs) that were both managed and partially owned by the Company. The consolidation of FIN 46-related entities resulted in a cumulative effect of accounting change that reduced 2003 net income through a non-cash charge of $13 million ($20 million pretax). The net charge was comprised of a $57 million ($88 million pretax) non-cash charge related to the consolidated CDO offset by a $44 million ($68 million pretax) non-cash gain related to the consolidated SLTs. See Note 3 for further discussion of variable interest entities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2    Investments

        The following is a summary of investments at December 31:

	2004	2003
	(Millions)
Available-for-Sale securities, at fair value	$40,731	$37,711
Mortgage loans on real estate, net	3,249	3,511
Trading securities, at fair value and equity method investments in hedge funds	858	791
Policy loans	602	594
Other investments	544	657

Total	$45,984	$43,264

Available-for-Sale Securities

        Available-for-Sale securities at December 31, 2004 are distributed by type as presented below:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Millions)
Corporate debt securities	$21,695	$760	$(80)	$22,375
Mortgage and other asset-backed securities	16,028	200	(64)	16,164
Structured investments	773	—	(41)	732
State and municipal obligations	765	27	(4)	788
U.S. government and agencies obligations	452	15	(1)	466
Foreign government bonds and obligations	108	17	(1)	124
Common and preferred stocks	77	5	—	82

Total	$39,898	$1,024	$(191)	$40,731

        Available-for-Sale securities at December 31, 2003 are distributed by type as presented below:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Millions)
Corporate debt securities	$19,235	$825	$(107)	$19,953
Mortgage and other asset-backed securities	15,612	255	(76)	15,791
Structured investments	827	4	(60)	771
State and municipal obligations	669	25	(4)	690
U.S. government and agencies obligations	325	15	—	340
Foreign government bonds and obligations	86	11	(1)	96
Common and preferred stocks	67	3	—	70

Total	$36,821	$1,138	$(248)	$37,711

        At December 31, 2004 and 2003, fixed maturity securities, excluding net unrealized appreciation and depreciation, comprised approximately 88% and 87% of the Company's total investments, respectively. These securities are rated by Moody's and Standard & Poor's (S&P), except for approximately $1.2 billion and $1.7 billion of securities at December 31, 2004 and 2003, respectively,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

which are rated by the Company's internal analysts using criteria similar to Moody's and S&P. Ratings on investment grade securities are presented using S&P's convention and, if the two agencies' ratings differ, the lower rating is used. A summary by rating (excluding net unrealized appreciation and depreciation) on December 31 is as follows:

Rating	2004	2003
AAA	44%	46%
AA	4	2
A	20	19
BBB	26	25
Below investment grade	6	8

Total	100%	100%

        At December 31, 2004 and 2003, approximately 65% and 89% of the securities rated AAA are GNMA, FNMA and FHLMC mortgage-backed securities. No holdings of any other issuer were greater than 10% of shareholder's equity.

        The following table provides information about Available-for-Sale securities with gross unrealized losses and the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2004:

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Millions)
Corporate debt securities	$4,784	$(46)	$1,304	$(34)	$6,088	$(80)
Mortgage and other asset-backed securities	5,317	(40)	914	(24)	6,231	(64)
Structured investments	—	—	705	(41)	705	(41)
State and municipal obligations	53	(1)	80	(3)	133	(4)
U.S. government and agencies obligations	238	(1)	2	—	240	(1)
Foreign government bonds and obligations	1	—	9	(1)	10	(1)

Total	$10,393	$(88)	$3,014	$(103)	$13,407	$(191)

        The following table provides information about Available-for-Sale securities with gross unrealized losses and the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2003:

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Millions)
Corporate debt securities	$4,835	$(100)	$120	$(7)	$4,955	$(107)
Mortgage and other asset-backed securities	5,879	(73)	30	(3)	5,909	(76)
Structured investments	—	—	688	(60)	688	(60)
State and municipal obligations	114	(4)	2	—	116	(4)
U.S. government and agencies obligations	6	—	—	—	6	—
Foreign government bonds and obligations	8	(1)	—	—	8	(1)

Total	$10,842	$(178)	$840	$(70)	$11,682	$(248)

        In evaluating potential other-than-temporary impairments, the Company considers the extent to which amortized cost exceeds fair value and the duration of that difference. A key metric in performing

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

this evaluation is the ratio of fair value to amortized cost. The following table summarizes the unrealized losses by ratio of fair value to amortized cost as of December 31, 2004:

	Less than 12 months			12 months or more			Total
Ratio of Fair Value to Amortized Cost	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
	(Millions, except number of securities)
95%-100%	610	$10,372	$(87)	136	$2,249	$(54)	746	$12,621	$(141)
90%-95%	3	20	(1)	8	737	(44)	11	757	(45)
80%-90%	—	—	—	6	28	(5)	6	28	(5)
Less than 80%	2	1	—	1	—	—	3	1	—

Total	615	$10,393	$(88)	151	$3,014	$(103)	766	$13,407	$(191)

        Substantially all of the gross unrealized losses on the securities are attributable to changes in interest rates. Credit spreads and specific credit events associated with individual issuers can also cause unrealized losses, although these impacts are not significant as of December 31, 2004. As noted in the table above, a significant portion of the unrealized loss relates to securities that have a fair value to amortized cost ratio of 95% or above resulting in an overall 99% ratio of fair value to amortized cost for all securities with an unrealized loss. The holding with the largest unrealized loss relates to the retained interest in a CDO securitization trust which has $41 million of the $44 million in unrealized losses for securities with an unrealized loss for twelve months or more and a fair value to amortized cost ratio in the 90-95% category. With regard to this security, the Company estimates future cash flows on a quarterly basis using judgment as to the amount and timing of cash payments and defaults and recovery rates of the underlying investments. These cash flows support full recovery of the Company's adjusted cost basis and interest related to the retained interest in the CDO securitization trust as of December 31, 2004. The $5 million in unrealized losses for securities with an unrealized loss for twelve months or more and a fair value to amortized cost ratio in the 80-90% category primarily relates to a commercial mortgage-backed security collateralized by a commercial property for which the Company expects that all contractual principal and interest will be received. The unrealized losses in the other categories are not concentrated in any individual industries or with any individual securities.

        The Company monitors the investments and metrics discussed above on a quarterly basis to identify and evaluate investments that have indications of possible other-than-temporary impairments. See the Available-for-Sale Securities section of Note 1 for information regarding the Company's policy for determining when an investment's decline in value is other-than-temporary. As stated earlier, the Company's ongoing monitoring process has revealed that substantially all of the gross unrealized losses on its Available-for-Sale securities are attributable to changes in interest rates. Additionally, the Company has the ability and intent to hold these securities for a time sufficient to recover its amortized cost and has, therefore, concluded that none are other-than-temporarily impaired at December 31, 2004.

        The change in net unrealized securities gains (losses) in other comprehensive income (loss) includes four components, net of tax: (i) unrealized gains (losses) that arose from changes in the market value of securities that were held during the period (holding gains (losses)); (ii) (gains) losses that were previously unrealized, but have been recognized in current period net income due to sales and other-than-temporary impairments of Available-for-Sale securities (reclassification of realized gains (losses)); (iii) other items primarily consisting of adjustments in asset and liability balances, such as DAC, DSIC and annuity liabilities to reflect the expected impact on their carrying values had the unrealized gains (losses) been realized as of the respective balance sheet date; and (iv) minority interest.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table presents these components of other comprehensive income (loss), net of tax:

	2004	2003	2002
	(Millions)
Holding gains (losses), net of tax of $5, $81, and $306, respectively	$(9)	$(150)	$568
Reclassification of realized (gains) losses, net of tax of $16, $5, and $10, respectively	(29)	(9)	19
DAC, DSIC and annuity liabilities (in 2004), net of tax of $30, $2, and $8, respectively	(56)	3	(15)
Minority interest, net of tax of $9, $11, and $41, respectively	17	21	(76)

Net unrealized securities (losses) gains	$(77)	$(135)	$496

        The following is a distribution of Available-for-Sale securities by maturity as of December 31, 2004:

	Amortized Cost	Fair Value
	(Millions)
Due within 1 year	$911	$931
Due after 1 year through 5 years	7,565	7,747
Due after 5 years through 10 years	12,522	12,941
Due after 10 years	2,022	2,134

	23,020	23,753
Mortgage and other asset-backed securities	16,028	16,164
Structured investments	773	732
Common and preferred stocks	77	82

Total	$39,898	$40,731

        The expected payments on mortgage and other asset-backed securities and structured investments may not coincide with their contractual maturities. As such, these securities, as well as common and preferred stocks, were not included in the maturities distribution.

        Included in net realized gains and losses are gross realized gains and losses on sales of securities, as well as other-than-temporary impairment losses on investments, classified as Available-for-Sale, using the specific identification method, as noted in the following table for the years ended December 31:

	2004	2003	2002
	(Millions)
Gross realized gains from sales	$68	$323	$342
Gross realized losses from sales	$(22)	$(146)	$(168)
Other-than-temporary impairments	$(2)	$(163)	$(204)

        The $2 million of other-than-temporary impairments in 2004 related to four issuers within corporate debt securities. The $163 million of other-than-temporary impairments in 2003 consisted of $101 million related to corporate debt securities, $55 million related to the Company's interests in the CDO securitization trust discussed previously, and $7 million related to other securities. The other-than-temporary impairments related to corporate debt securities were spread across twelve issuers with approximately $81 million resulting from continued operating difficulties and bankruptcies of certain large airline carriers and the related overall impact on the airline industry. The other-than-temporary impairments related to the Company's interests in the CDO securitization trust primarily resulted from

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

defaults associated with a specific CDO within the securitization trust. The $204 million of other-than-temporary impairments in 2002 consisted of $109 million related to corporate debt securities, $83 million related to the Company's interests in the CDO securitization trust discussed previously, and $12 million related to other securities. The $109 million related to corporate debt securities is primarily attributable to $59 million associated with WorldCom debt holdings. The remaining $50 million related to seven issuers. The $83 million related to the Company's interests in the CDO securitization trust resulted from $14 million in losses associated with WorldCom holdings in specific CDOs within the CDO securitization trust and $69 million relating to the persistency of high near-term default rates used in valuing the CDO securitization trust holdings under EITF Issue No. 99-20.

        As of December 31, 2004, the Company continued to hold retained interests in a CDO securitization for which it transferred a majority of its rated CDO securities. The retained interests had a carrying value of $705 million, of which $523 million is considered investment grade and are accounted for in accordance with EITF Issue No. 99-20. Estimated future cash flows of the individual CDOs are combined into one overall cash flow for purposes of determining the carrying value of the retained interests and related impact on results of operations.

        As previously discussed, the 2003 adoption of FIN 46 required the consolidation of a CDO which contains debt issued to investors that is non-recourse to the Company and solely supported by a portfolio of high-yield bonds and loans. The Company manages the portfolio of high-yield bonds and loans for the benefit of CDO debt held by investors and retains an interest in the residual and rated debt tranches of the CDO structure. This CDO included below investment grade corporate debt securities with a fair value of $249 million and $244 million at December 31, 2004 and 2003, respectively, which are included in corporate debt securities within the Available-for-Sale category in the schedules above. However, these assets are not available for the general use of the Company as they are for the benefit of CDO debt holders. Further discussion of this CDO is provided in Note 3.

Mortgage Loans on Real Estate, Net

        The following is a summary of mortgage loans on real estate at December 31:

	2004	2003
	(Millions)
Mortgage loans on real estate	$3,298	$3,565
Less: allowance for loan losses	(49)	(54)

Mortgage loans on real estate, net	$3,249	$3,511

        Mortgage loans are first mortgages on real estate. The Company holds the mortgage document, which gives it the right to take possession of the property if the borrower fails to perform according to the terms of the agreements.

        At December 31, 2004 and 2003, the Company's recorded investment in impaired mortgage loans on real estate was $16 million and $21 million, with related allowances for loan losses of $5 million and $6 million, respectively. During 2004 and 2003, the average recorded investment in impaired mortgage loans on real estate was $17 million and $32 million, respectively. For each of the years ended December 31, 2004, 2003 and 2002, the Company recognized $1 million of interest income related to impaired mortgage loans on real estate.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The balances of and changes in the allowance for loan losses as of and for the years ended December 31, are as follows:

	2004	2003	2002
	(Millions)
Balance, beginning of year	$54	$47	$30
Provision for loan losses	9	15	24
Foreclosures and write-offs	(14)	(8)	(7)

Balance, end of year	$49	$54	$47

        Concentrations of credit risk of mortgage loans on real estate by region at December 31 were:

	2004		2003
	On-Balance Sheet	Funding Commitments	On-Balance Sheet	Funding Commitments
	(Millions)
Mortgage Loans by U.S. Region:
North Central	$1,025	$16	$1,161	$15
Atlantic	939	27	1,034	9
Mountain	407	22	434	3
Pacific	385	14	395	14
South Central	318	9	322	16
New England	224	7	219	11

	3,298	95	3,565	68
Less: allowance for loan losses	(49)	—	(54)	—

Total	$3,249	$95	$3,511	$68

        Concentrations of credit risk of mortgage loans on real estate by property type at December 31 were:

	2004		2003
	On-Balance Sheet	Funding Commitments	On-Balance Sheet	Funding Commitments
	(Millions)
Mortgage Loans by U.S. property type:
Office buildings	$1,214	$8	$1,259	$15
Shopping centers and retail	803	40	949	24
Apartments	544	25	596	22
Industrial buildings	418	16	401	4
Hotels and motels	116	—	119	1
Medical buildings	66	—	89	—
Retirement homes	10	—	27	—
Other	127	6	125	2

	3,298	95	3,565	68
Less: allowance for loan losses	(49)	—	(54)	—

Total	$3,249	$95	$3,511	$68

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Commitments to fund mortgages are made in the ordinary course of business. The estimated fair value of the mortgage commitments as of December 31, 2004 and 2003, was not material.

Trading Securities and Equity Method Investments in Hedge Funds

        Trading securities and equity method investments in hedge funds are primarily comprised of seed money investments in mutual funds and hedge funds managed by the Company, as well as publicly traded mutual funds and other hedge funds managed by third parties. There were $50 million, $71 million, and ($6 million) of net gains (losses) for the years ended December 31, 2004, 2003 and 2002, respectively, related to trading securities and equity method investments in hedge funds held at each balance sheet date.

Note 3    Variable Interest Entities

        The variable interest entities for which the Company is considered the primary beneficiary and which were consolidated beginning December 31, 2003, relate to structured investments, including a CDO and three SLTs, which are both managed and partially-owned by the Company. The consolidated CDO contains debt issued to investors that is non-recourse to the Company and solely supported by a portfolio of high-yield bonds and loans. The Company manages the portfolio of high-yield bonds and loans for the benefit of CDO debt held by investors and retains an interest in the residual and rated debt tranches of the CDO structure. The consolidated SLTs provide returns to investors primarily based on the performance of an underlying portfolio of high-yield loans which are managed by the Company. One of the SLTs originally consolidated was liquidated in 2004. The remaining two SLTs were in the process of being liquidated as of December 31, 2004.

        Ongoing results of operations specifically related to the consolidated CDO are non-cash items and primarily relate to interest earned on the portfolio of high-yield bonds, gains and losses on the sale of bonds and loans and interest paid on the CDO debt and, to a much lesser extent, interest income on loans and provision expense for loan loss reserves. Changes in value of the portfolio of high-yield bonds will be reflected within other comprehensive income unless a decline in value is determined to be other-than-temporary, in which case a charge will be recorded within the results of operations. These impacts will be dependent upon market factors during such time and will result in periodic net operating income or expense. The Company expects, in the aggregate, such operating income or expense related to the CDO, including the December 31, 2003 FIN 46 implementation non-cash charge of $88 million pretax ($57 million after-tax), to reverse themselves over time as the structure matures, because the debt issued to the investors in the consolidated CDO is non-recourse to the Company, and further reductions in the value of the related assets will be absorbed by the third party investors.

        The 2004 results of operations (reported in net investment income) include a $24 million pretax, non-cash charge related to the complete liquidation of one SLT, and a $4 million pretax, non-cash charge related to the expected impact of liquidating the two remaining SLTs. However, further adjustments to that amount could occur based on market movements and execution of the liquidation process. To the extent further adjustments are included in the liquidation of the SLT portfolios, the Company's maximum cumulative exposure to pretax loss is represented by the net assets, which were $462 million at December 31, 2004.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table presents the consolidated assets, essentially all of which are restricted, and other balances related to these entities at December 31:

	2004	2003
	(Millions)
Restricted cash	$543	$844
Below investment grade Available-for-Sale securities(a)	249	244
Derivative financial instruments(b)	43	64
Loans and other assets	10	15

Total assets	$845	$1,167

Debt	$317	$325
Deferred tax liability	8	5
Other liabilities	119	175

Total liabilities	$444	$505

Net unrealized after-tax appreciation on Available-for-Sale securities	$14	$9

(a)
Securities are classified as Available-for-Sale and include $22 million and $14 million of unrealized appreciation as of December 31, 2004 and 2003, respectively.

(b)
Represents the estimated fair market value of the total return swap derivatives related to the consolidated SLTs, which have a notional amount of $1.8 billion and $3.2 billion as of December 31, 2004 and 2003, respectively.

        The Company has other significant variable interests for which it is not the primary beneficiary and, therefore, does not consolidate. These interests are represented by carrying values of $27 million of CDO residual tranches managed by the Company and $239 million of affordable housing partnerships. For the CDOs managed by the Company, the Company has evaluated its variability in losses and returns considering its investment levels, which are less than 50% of the residual tranches, and the fee received from managing the structures and has determined that consolidation is not required. The Company manages approximately $4.3 billion of underlying collateral within the CDO structures it manages.

        The Company is a limited partner in affordable housing partnerships in which the Company has a less than 50% interest in the partnerships and receives the benefits and accepts the risks consistent with other limited partners. In the limited cases in which the Company has a greater than 50% interest in affordable housing partnerships, it was determined that the relationship with the general partner is an agent relationship and the general partner was most closely related to the partnership as it is the key decision maker and controls the operations. The Company's maximum exposure to loss as a result of its investment in these entities is represented by the carrying values.

        FIN 46 does not impact the accounting for QSPEs as defined by SFAS No. 140, such as the Company's CDO-related securitization trust.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4    Deferred Acquisition Costs and Deferred Sales Inducement Costs

        The balances of and changes in deferred acquisition costs as of and for the years ended December 31, were:

	2004		2003	2002
	(Millions)
Balance, beginning of year	$3,743		$3,590	$3,488
Impact of SOP 03-1	20		—	—
Capitalization of acquisition costs	621		627	741
Amortization, excluding impact of changes in assumptions	(517)		(482)	(546)
Amortization, impact of annual third quarter changes in DAC-related assumptions	24		2	(18)
Amortization, impact of other quarter changes in DAC-related assumptions	56	(a)	—	—
Impact of change in net unrealized securities losses (gains)	9		6	(75)

Balance, end of year	$3,956		$3,743	$3,590

(a)
Primarily relates to a $66 million reduction in DAC amortization expense to reflect the lengthening of the amortization periods for certain annuity and life insurance products impacted by the adoption by the Company of SOP 03-1 on January 1, 2004, partially offset by a $10 million increase in amortization expense due to a long-term care DAC valuation system conversion.

        The balances of and changes in deferred sales inducement costs as of and for the years ended December 31, were:

	2004	2003	2002
	(Millions)
Balance, beginning of year	$279	$231	$183
Impact of SOP 03-1	(3)	—	—
Capitalization of sales inducements	71	72	63
Amortization	(34)	(24)	(15)
Change in net unrealized securities gains	(10)	—	—

Balance, end of year	$303	$279	$231

Note 5    Goodwill and Other Intangibles

        Goodwill was $633 million and $574 million at December 31, 2004 and 2003, respectively. Goodwill and other intangible assets deemed to have indefinite lives are not amortized but are instead subject to annual impairment tests. Management completed goodwill impairment tests during the years ended December 31, 2004, 2003 and 2002. Such tests did not indicate impairment.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Definite lived intangible assets as of December 31 consisted of:

	2004			2003
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Millions)
Customer Relationships	$118	$(16)	$102	$102	$(2)	$100
Contracts	152	(14)	138	132	(4)	128
Other	60	(9)	51	55	(4)	51

Total	$330	$(39)	$291	$289	$(10)	$279

        The aggregate amortization expense for these intangible assets during the years ended December 31, 2004, 2003 and 2002 was $29 million, $8 million and $1 million, respectively. These assets have a weighted-average useful life of 13 years. Estimated amortization expense associated with intangible assets for the five years ending December 31, 2009 is as follows (millions): 2005, $28; 2006, $28; 2007, $28; 2008, $25; and 2009, $23. As of December 31, 2004 and 2003, the Company did not have identifiable intangible assets with indefinite useful lives.

        The changes in the carrying amount of goodwill reported in the Company's operating segments for 2004 and 2003 were as follows:

	Asset Accumulation and Income		Protection	Corporate and Other	Consolidated
	(Millions)
Balance at January 1, 2003	$117		$70	$36	$223
Acquisitions	351		—	—	351

Balance at December 31, 2003	$468		70	36	$574

Acquisitions	9		—	—	9
Foreign currency translation	50	(a)	—	—	50

Balance at December 31, 2004	$527		$70	$36	$633

(a)
Reflects foreign currency translation adjustments related to the Company's ownership of Threadneedle.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6    Debt and Borrowing Agreements

        Debt at December 31 is as follows:

	2004		2003
	Outstanding Balance	Year-End Stated Rate on Debt	Outstanding Balance	Year-End Stated Rate on Debt
	(Millions)
Payable to American Express:
Line of credit(a)	$1,068	2.2%	$804	2.2%
Notes due 2007(b)	250	3.9%	250	3.9%
Notes due 2017(b)	260	7.9%	260	7.9%
Medium-term notes due 2006	50	6.6%	50	6.6%
Medium-term notes due 2004	—	—	70	6.5%
Fixed rate sale-leaseback financing due 2014(c)	18	4.9%	—	—
Fixed and floating rate notes due 2011(d)
Floating senior notes	191	3.2%	206	1.7%
Fixed rate notes	73	8.6%	67	8.6%
Fixed rate senior notes	46	7.2%	46	7.2%
Fixed rate notes	7	13.3%	6	13.3%

Total	$1,963		$1,759

(a)
The total line of credit with American Express is $1.3 billion and the outstanding balance is included in Payable to American Express in the Consolidated Balance Sheets. If at any time during the term of this debt arrangement less than 79.5% of the outstanding common shares of the Company are owned, directly or indirectly, by American Express, the obligation of American Express to lend, under the terms of this arrangement, shall terminate immediately and any amounts outstanding shall become payable no later than 90 days after the date on which American Express first owned less than 79.5% of the outstanding common shares of the Company.

(b)
Interest payments are due semi-annually. Interest rates assessed on borrowings from American Express are based on American Express' cost of funds. See Note 15 for further discussion of related party transactions.

(c)
This balance is related to a sale-leaseback transaction that provides for up to six renewal terms of five years each. Aggregate minimum rentals due over the initial base term are $1 million per annum from 2005 through 2009; and an aggregate of $7 million thereafter.

(d)
As a result of the December 31, 2003 adoption of FIN 46, these balances are related to a consolidated CDO. This debt is non-recourse to the Company and will be extinguished from the cash flows of the investments held within the portfolio of the CDO.

        Also, one of the Company's broker-dealer subsidiaries has credit agreements with a bank totaling $75 million, comprised of a $50 million secured bank credit line, which is collateralized by customers' excess margin securities, and a $25 million unsecured line. There were no borrowings outstanding against this line of credit at December 31, 2004 and 2003.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7    Stock Compensation

Stock Option and Award Programs

        Certain Company employees have been granted stock options, restricted stock, performance grants and similar awards under the American Express 1998 Incentive Compensation Plan and previously under the 1989 Long-Term Incentive Plan (the Plans). Each option has an exercise price equal to the market price of American Express' common stock on the date of grant and with a term of no more than 10 years. Options granted in 2004 and 2003 generally vest ratably at 25% per year beginning with the first anniversary of the grant date. Options granted prior to 1999 and in 2002 generally vest ratably at 33 1/3% per year beginning with the first anniversary of the grant date. Options granted in 1999, 2000 and 2001 generally vest ratably at 33 1/3% per year beginning with the second anniversary of the grant date.

        In 1998, the American Express Compensation and Benefits Committee (CBC) adopted a restoration stock option program. This program provided that employees who exercised options that had been outstanding at least five years by surrendering previously owned shares as payment would automatically receive a new (restoration) stock option with an exercise price equal to the market price on the date of exercise. The size of the restoration option was equal to the number of shares surrendered plus any shares surrendered or withheld to satisfy the employees' income tax requirements. The term of the restoration option, which was exercisable six months after grant, was equal to the remaining life of the original option. In July 2003, the CBC approved the discontinuance of granting a restoration option upon the exercise of stock options granted on or after January 1, 2004. In July 2004, the CBC further approved the discontinuance of granting a restoration option upon the exercise of all stock options effective January 1, 2005.

        The fair value of each American Express-related option was estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions used for grants to the Company's employees in 2004, 2003 and 2002:

	2004	2003	2002
Dividend yield	0.8%	1.0%	0.9%
Expected volatility	30%	34%	33%
Risk-free interest rate	2.9%	2.9%	4.3%
Expected life of stock option (years)	4.2	4.5	4.5
Weighted average fair value per option	$13.27	$10.08	$11.68

        The dividend yield assumption reflected that American Express' dividend payout would continue with no anticipated increases. The expected life of American Express' options was based on historical data and is not necessarily indicative of exercise patterns that may occur.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table summarizes information about American Express' stock options outstanding related to the Company's employees at December 31, 2004:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life (Years)
Range of Exercise Prices	Number Outstanding		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
	(Shares in thousands)
$11.33 - $29.99	2,158	2.8	$25.54	2,139	$25.53
$30.00 - $35.99	4,451	6.1	$34.37	2,775	$34.93
$36.00 - $42.99	5,256	7.4	$36.76	3,105	$36.82
$43.00 - $43.99	3,996	5.2	$43.67	3,930	$43.67
$44.00 - $49.99	5,673	5.9	$44.62	3,621	$44.70
$50.00 - $61.44	2,798	7.8	$51.13	394	$53.25
$11.33 - $61.44	24,332	6.1	$39.95	15,964	$38.86

        Restricted stock awards (RSAs) granted in 2004 and 2003 generally vest ratably at 25% per year beginning with the first anniversary of the grant date. RSAs granted prior to 2003 generally vest four years from date of grant.

        The components of the Company's pretax stock-based compensation expense, net of cancellations, were:

	2004	2003	2002
	(Millions)
Stock options	$16	$7	$—
Restricted stock awards	22	14	6

Total	$38	$21	$6

Note 8    Shareholder's Equity and Related Regulatory Requirements

        Restrictions on the transfer of funds exist under regulatory requirements applicable to certain of the Company's subsidiaries. At December 31, 2004, the aggregate amount of unrestricted net assets was approximately $2.0 billion.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Certain of the Company's wholly-owned subsidiaries are subject to regulatory capital requirements. Actual capital and regulatory capital requirements for such subsidiaries as of December 31, 2004 were:

	Actual Capital	Regulatory Capital Requirement
	(Millions)
IDS Life Insurance Company(1)	$2,651	$746
American Enterprise Life Insurance Company(1)	585	139
IDS Property Casualty Ins. Company(1)	301	89
Ameriprise Certificate Company(2)	327	314
IDS Life Insurance Company of New York(1)	238	44
AMEX Assurance Company(1)	217	26
Threadneedle Asset Management Holdings Ltd.(3)	137	119
American Enterprise Investment Services (2)	98	9
Ameriprise Financial Services, Inc.(2)	83	#
American Partners Life Insurance Company(1)	59	11
American Centurion Life Assurance Company(1)	53	14
Ameriprise Trust Company	44	35
Securities America, Inc.(2)	16	#

#
Amounts are less than $1 million and are nil due to rounding.

(1)
Determined on a statutory basis.

(2)
Determined on an adjusted U.S. GAAP basis.

(3)
Determined on a U.K. GAAP basis.

        The National Association of Insurance Commissioners (NAIC) defines Risk-Based Capital (RBC) requirements for insurance companies. The RBC requirements are used by the NAIC and state insurance regulators to identify companies that merit regulatory actions designed to protect policyholders. In addition to these RBC requirements, IDS Property Casualty Insurance Company is subject to statutory surplus requirements of the State of Wisconsin.

        State insurance statutes also contain limitations as to the amount of dividends and distributions that insurers may make without providing prior notification to state regulators. For IDS Life, the limitation is based on the greater of the previous year's statutory net gain from operations or 10% of the previous year-end statutory capital and surplus, as prescribed by the insurance laws of the State of Minnesota. Dividends, whose amount, together with that of other distributions made within the preceding 12 months, exceed this statutory limitation, are referred to as "extraordinary dividends," require advance notice to the Minnesota Department of Commerce, IDS Life's primary regulator, and are subject to their potential disapproval.

        Ameriprise Certificate Company (ACC) is registered as an investment company under the Investment Company Act of 1940 ("the 1940 Act"). ACC markets and sells investment certificates to clients. ACC is subject to various capital requirements under the 1940 Act, laws of the State of Minnesota and understandings with the SEC and the Minnesota Department of Commerce.

        The terms of the investment certificates issued by ACC and the provisions of the 1940 Act also require the maintenance by ACC of qualified assets.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Under the provisions of its certificates and the 1940 Act, ACC was required to have qualified assets (as that term is defined in Section 28(b) of the 1940 Act) in the amount of $5.8 billion and $4.8 billion at December 31, 2004 and 2003, respectively. The Company had qualified assets of $6.1 billion and $5.1 billion at December 31, 2004 and 2003, respectively.

        Threadneedle's required capital is based on the requirements specified by the United Kingdom's regulator, the Financial Services Authority (FSA), under its Capital Adequacy Directive (CAD) for asset managers.

        The Company has four broker-dealer subsidiaries, American Enterprise Investment Services (AEIS), Ameriprise Financial Services, Inc. (AFSI), Securities America, Inc. (SAI) and IDS Life. The introducing broker-dealers, AFSI and SAI, and the clearing broker-dealer, AEIS, are subject to the net capital requirements of the NASD and the Uniform Net Capital requirements of the SEC under Rule 15c3-1 under the Securities Exchange Act of 1934. IDS Life's capital requirements are as set forth above in Note 8.

        Ameriprise Trust Company is subject to capital adequacy requirements under the laws of the State of Minnesota as enforced by the Minnesota Department of Commerce.

        During 2004, the Company paid dividends to American Express of $1.3 billion, which included dividends from IDS Life of $930 million, some of which were considered extraordinary and therefore required prior notification to the Minnesota Department of Commerce, as described above.

        Effective September 30, 2003, the Company received a $564 million capital contribution for the acquisition of Threadneedle (see Note 1), which was comprised of $536 million in cash and the non-cash reduction of liabilities due to American Express of $28 million.

        Government debt securities of $17 million and corporate debt securities of $15 million at December 31, 2004 and 2003, respectively, held by the Company's life insurance subsidiaries were on deposit with various states as required by law and satisfied legal requirements.

Note 9    Variable Annuity Guarantees

        The majority of the variable annuity contracts offered by the Company contain GMDB provisions. When market values of the customer's accounts decline, the death benefit payable on a contract with a GMDB may exceed the contract accumulation value. The Company also offers GGU provisions on variable annuities with death benefit provisions and contracts containing GMIB provisions. If elected by the contract owner and after a stipulated waiting period from contract issuance, a GMIB guarantees a minimum lifetime annuity based on a specified rate of contract accumulation value growth and predetermined annuity purchase rates. The Company has established additional liabilities for these variable annuity death and GMIB benefits. The Company has not established additional liabilities for other insurance or annuitization guarantees for which the risk is currently immaterial.

        The variable annuity death benefit liability is determined each period by estimating the expected value of death benefits in excess of the projected contract accumulation value and recognizing the excess over the estimated meaningful life based on expected assessments (e.g., mortality and expense fees, contractual administrative charges and similar fees). Similarly, the GMIB liability is determined each period by estimating the expected value of annuitization benefits in excess of the projected contract accumulation value at the date of annuitization and recognizing the excess over the estimated meaningful life based on expected assessments.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The majority of the GMDB contracts provide for six year reset contract values. In determining the additional liabilities for variable annuity death benefits and GMIB, the Company projects these benefits and contract assessments using actuarial models to simulate various equity market scenarios. Significant assumptions made in projecting future benefits and assessments relate to customer asset value growth rates, mortality, persistency and investment margins and are consistent with those used for DAC asset valuation for the same contracts. As with DAC, management will review, and where appropriate, adjust its assumptions each quarter. Unless management identifies a material deviation over the course of quarterly monitoring, management will review and update these assumptions annually in the third quarter of each year. The following provides summary information related to variable annuity contracts for which the Company has established additional liabilities for death benefits and guaranteed minimum income benefits as of December 31:

Variable Annuity GMDB and GMIB by Benefit Type		2004		2003
(Dollar amounts in millions)
Contracts with GMDB Providing for Return of Premium	Total Contract Value Contract Value in Separate Accounts Net Amount at Risk* Weighted Average Attained Age	$ $ $	3,241.6 1,727.4 110.9 62	$ $ $	3,162.4 1,600.7 28.0 62
Contracts with GMDB Providing for Six Year Reset	Total Contract Value Contract Value in Separate Accounts Net Amount at Risk* Weighted Average Attained Age	$ $ $	27,453.2 22,787.1 1,267.2 60	$ $ $	24,570.6 20,316.1 2,077.5 60
Contracts with GMDB Providing for One Year Ratchet	Total Contract Value Contract Value in Separate Accounts Net Amount at Risk* Weighted Average Attained Age	$ $ $	4,039.4 3,078.5 55.6 61	$ $ $	2,827.5 1,886.3 84.7 60
Contracts with Other GMDB	Total Contract Value Contract Value in Separate Accounts Net Amount at Risk* Weighted Average Attained Age	$ $ $	494.7 397.7 11.7 66	$ $ $	251.8 174.8 20.8 63
Contracts with GGU Death Benefit	Total Contract Value Contract Value in Separate Accounts Net Amount at Risk* Weighted Average Attained Age	$ $ $	450.1 363.8 18.2 64	$ $ $	276.4 193.1 5.8 61
Contracts with GMIB	Total Contract Value Contract Value in Separate Accounts Net Amount at Risk* Weighted Average Attained Age	$ $ $	603.3 517.6 11.9 59	$ $ $	357.8 268.3 23.0 59

*
Represents current death benefit less total contract value for GMDB, amount of gross up for GGU and accumulated guaranteed minimum benefit base less total contract value for GMIB and assumes the actuarially remote scenario that all claims become payable on the same day.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Dollar amounts (in millions)
Additional Liabilities and Incurred Benefits		GMDB & GGU		GMIB
For the year ended December 31, 2004	Liability balance at January 1 Reported claims Liability balance at December 31 Incurred claims (reported + change in liability)	$ $ $ $	30.6 19.6 29.9 18.9	$ $ $ $	2.2 — 3.0 0.8

        The additional liabilities for guaranteed benefits established under SOP 03-1 are supported by general account assets. Changes in these liabilities are included in benefits, claims, losses and settlement expenses in the Consolidated Statements of Income.

        Contract values in separate accounts were invested in various equity, bond and other funds as directed by the contractholder. No gains or losses were recognized on assets transferred to separate accounts for the periods presented.

Note 10    Fair Value of Financial Instruments

        The following table discloses fair value information for financial instruments. Certain items, such as life insurance obligations, employee benefit obligations, lease contracts, investments accounted for under the equity method and DAC are not reflected in the table as they are not required to be disclosed in such table by SFAS No. 107, "Disclosure about Fair Value of Financial Instruments." The fair values of financial instruments are estimates based upon market conditions and perceived risks at December 31, 2004 and 2003 and require management judgment to estimate such values. These figures may not be indicative of future fair values. Additionally, management believes the value of excluded assets and liabilities is significant. The fair value of the Company, therefore, cannot be estimated by aggregating the amounts presented herein.

        The following table discloses carrying value and fair value information for financial instruments at December 31:

	2004		2003
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(Millions)
Financial Assets
Assets for which carrying values approximate fair values	$4,532	$4,532	$4,731	$4,731
Available-for-Sale securities	40,731	40,731	37,711	37,711
Mortgage loans on real estate, net	3,249	3,492	3,511	3,833
Trading securities	520	520	460	460
Other investments	544	553	657	658
Separate account assets	35,901	35,901	30,809	30,809
Derivative financial instruments	238	238	325	325
Financial Liabilities
Liabilities for which carrying values approximate fair values	$4,020	$4,020	$3,481	$3,481
Fixed annuity reserves	25,523	24,814	24,929	24,169
Investment certificate reserves, net	11,324	11,334	9,194	9,194
Separate account liabilities	31,731	30,611	27,316	26,354
Derivative financial instruments	142	142	172	172
Debt for which it is:
Practical to estimate fair value	317	236	325	242
Not practicable	560	—	630	—

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        As of December 31, 2004 and 2003, the carrying and fair values of off-balance sheet financial instruments are not material. See Note 2 for carrying and fair value information regarding Available-for-Sale securities, mortgage loans on real estate (net of allowance for loan losses), trading securities and other investments. The following methods were used to estimate the fair values of financial assets and financial liabilities:

Financial Assets

        Assets for which carrying values approximate fair values include cash and cash equivalents, premiums due and other receivables, accrued investment income, restricted and segregated cash and certain other assets. The carrying value approximates fair value due to the short-term nature of these instruments.

        Available-for-Sale securities are carried at fair value in the Consolidated Balance Sheets. Gains and losses are recognized in the results of operations upon disposition. In addition, impairment losses are recognized when management determines that a decline in value is other-than-temporary.

        The fair value of mortgage loans on real estate, except those with significant credit deterioration, are estimated using discounted cash flow analysis, based on current interest rates for loans with similar terms to borrowers of similar credit quality. For loans with significant credit deterioration, fair values are based on estimates of future cash flows discounted at rates commensurate with the risk inherent in the revised cash flow projections or, for collateral dependent loans, on collateral value.

        Trading securities are carried at fair value in the Consolidated Balance Sheets with changes in fair value recognized in current period earnings.

        Separate account assets are carried at fair value in the Consolidated Balance Sheets.

Financial Liabilities

        Liabilities for which carrying values approximate fair values include accounts payable and accrued expenses and certain other liabilities. The carrying value approximates fair value due to the short-term nature of these instruments.

        Fair values of fixed annuities in deferral status are estimated as the accumulated value less applicable surrender charges and related loans. For annuities in payout status, fair value is estimated using discounted cash flows based on current interest rates. The fair value of these reserves excludes life insurance-related elements of $1.5 billion and $1.4 billion as of December 31, 2004 and 2003, respectively. If the fair value of the fixed annuities were realized the surrender charges received would be offset by the write off of the DAC associated with fixed annuities of $534 million and $568 million as of December 31, 2004 and 2003, respectively.

        For variable rate investment certificates that reprice within a year, fair values approximate carrying values. For other investment certificates, fair value is estimated using discounted cash flows based on current interest rates. The valuations are reduced by the amount of applicable surrender charges.

        Long-term debt for which fair value has been estimated consists of debt related to the CDO which was consolidated upon adoption of FIN 46 (see Notes 3 and 6). The fair value was estimated using quoted market prices. It was not practicable to estimate the fair value of the $510 million of long-term debt due to American Express at December 31, 2004 and 2003. The notes have stated maturities and call for interest only payments on a semi-annual basis. Interest rates charged are based on borrowing rates established by American Express' finance subsidiary. These notes are carried at the amount of

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

principal that is outstanding. It was also not practicable to estimate the fair value of the $50 million and $120 million of medium-term notes outstanding at December 31, 2004 and 2003, respectively. The notes have stated maturities and call for interest only payments at 6.625% through maturity in February 2006.

        Fair values of separate account liabilities, excluding life insurance-related elements of $4.2 billion and $3.5 billion in 2004 and 2003, respectively, are estimated as the accumulated value less applicable surrender charges. If the fair value of the separate account liabilities were realized the surrender charges received would be offset by the write off of the DAC associated with separate account liabilities of $1.7 billion and $1.5 billion as of December 31, 2004 and 2003, respectively.

Note 11    Retirement Plans and Profit Sharing Arrangements

Pension Plans

        The Company's employees in the United States are eligible to participate in the American Express Retirement Plan (the Plan), a noncontributory defined benefit plan which is a qualified plan under the Employee Retirement Income Security Act of 1974, as amended (ERISA), under which the cost of retirement benefits for eligible employees in the United States is measured by length of service, compensation and other factors and is currently being funded through a trust. Funding of retirement costs for the Plan complies with the applicable minimum funding requirements specified by ERISA. The plan is a cash balance plan by which the employees' accrued benefits are based on notional account balances, which are maintained for each individual. Each pay period these balances are credited with an amount equal to a percentage, determined by an employee's age plus service, of compensation as defined by the Plan (which includes, but is not limited to, base pay, certain incentive pay and commissions, shift differential, overtime and transition pay). Employees' balances are also credited daily with a fixed rate of interest that is updated each January 1 and is based on the average of the daily five-year U.S. Treasury Note yields for the previous October 1 through November 30, with a minimum crediting rate of 5%. Employees have the option to receive annuity payments or a lump sum payout at vested termination or retirement.

        In addition, American Express sponsors an unfunded non-qualified Supplemental Retirement Plan (the SRP) for certain highly compensated employees to replace the benefit that cannot be provided by the Plan due to Internal Revenue Service limits. The SRP generally parallels the Plan but offers different payment options.

        Most employees outside the United States are covered by local retirement plans, some of which are funded, while other employees receive payments at the time of retirement or termination under applicable labor laws or agreements.

        The Company measures the obligations and related asset values for its pension and other postretirement benefit plans as of September 30th.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The components of the net periodic pension cost for all defined benefit plans are as follows:

	2004	2003	2002
	(Millions)
Service cost	$31	$18	$18
Interest cost	15	13	14
Expected return on plan assets	(19)	(18)	(21)
Amortization of prior service cost	(2)	(2)	(2)
Recognized net actuarial gain	—	—	(1)
Settlement loss	1	2	1

Net periodic pension benefit cost	$26	$13	$9

        The prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets are amortized over the average remaining service period of active participants.

        The following tables provide a reconciliation of the changes in the plans' benefit obligation and fair value of assets for all plans:

RECONCILIATION OF CHANGE IN BENEFIT OBLIGATION

	2004	2003
	(Millions)
Benefit obligation, October 1 prior year	$231	$198
Service cost	31	18
Interest cost	15	14
Benefits paid	(6)	(5)
Actuarial loss	16	20
Plan amendment	—	3
Settlements	(12)	(17)
Foreign exchange rate changes	1	—

Benefit obligation at September 30,	$276	$231

RECONCILIATION OF CHANGE IN FAIR VALUE OF PLAN ASSETS

	2004	2003
	(Millions)
Fair value of plan assets, October 1 prior year	$196	$165
Actual gain on plan assets	36	29
Employer contributions	9	23
Benefits paid	(6)	(5)
Settlements	(12)	(16)
Foreign exchange rate changes	1	—

Fair value of plan assets at September 30,	$224	$196

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The Company complies with the minimum funding requirements in all countries. The following table reconciles the plan's funded status (benefit obligation less fair value of plan assets) to the amounts recognized in the Consolidated Balance Sheets:

FUNDED STATUS

	2004	2003
	(Millions)
Funded status at September 30,	$(52)	$(35)
Unrecognized net actuarial loss	30	51
Unrecognized prior service cost	(8)	(10)
Unrecognized net asset adjustment	19	—
Fourth quarter contributions	—	2

Net amount recognized at December 31,	$(11)	$8

        The following table provides the amounts recognized in the Consolidated Balance Sheets as of December 31:

	2004	2003
	(Millions)
Accrued benefit liability	$(31)	$(25)
Prepaid benefit cost	18	32
Minimum pension liability adjustment	2	1

Net amount recognized at December 31,	$(11)	$8

        The accumulated benefit obligation for all retirement plans as of September 30, 2004 and 2003 was $241 million and $202 million, respectively. The accumulated benefit obligation for pension plans with accumulated benefit obligations that exceed the fair value of plan assets as of September 30, 2004 and 2003 was $27 million and $25 million, respectively.

        The projected benefit obligation and fair value of plan assets for the pension plans with projected benefit obligations that exceed the fair value of plan assets are as follows:

	2004	2003
	(Millions)
Projected benefit obligation	$262	$231
Fair value of plan assets	$210	$196

        The weighted average assumptions used to determine benefit obligations were:

	2004	2003
Discount rates	5.6%	5.7%
Rates of increase in compensation levels	4.1%	4.0%

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The weighted average assumptions used to determine net periodic benefit cost were:

	2004	2003	2002
Discount rates	5.7%	6.2%	7.0%
Rates of increase in compensation levels	4.0%	4.0%	4.2%
Expected long-term rates of return on assets	7.9%	8.1%	9.3%

        For 2004, the Company assumed, on a weighted average basis, a long-term rate of return on assets of 7.9%. In developing the 7.9% expected long-term rate assumption, management evaluated input from an external consulting firm, including their projection of asset class return expectations, and long-term inflation assumptions. The Company also considered the historical returns on the plan assets.

        The asset allocation for the Company's pension plans at September 30, 2004 and 2003, and the target allocation for 2005, by asset category, are below. Actual allocations will generally be within 5% of these targets.

	Target Allocation	Percentage of Plan Assets at
	2005	2004	2003
Equity securities	68%	68%	66%
Debt securities	26%	27%	26%
Other	6%	5%	8%

Total	100%	100%	100%

        The Company invests in an aggregate diversified portfolio to ensure that adverse or unexpected results from a security class will not have a detrimental impact on the entire portfolio. Diversification is interpreted to include diversification by asset type, performance and risk characteristics and number of investments. Asset classes and ranges considered appropriate for investment of the plans' assets are determined by each plan's investment committee. The asset classes typically include domestic and foreign equities, emerging market equities, domestic and foreign investment grade and high-yield bonds and domestic real estate.

        The Company's retirement plans expect to make benefit payments to retirees as follows (millions): 2005, $18; 2006, $19; 2007, $21; 2008, $22; 2009, $23; and 2010-2014, $134. In addition, the Company expects to contribute $3 million to its pension plans in 2005.

        In addition to the Plans discussed above, certain Company employees participate in the American Express Incentive Savings Plan (ISP), a 401(k) plan, under which purchases of American Express' common shares are made on behalf of participating U.S. employees. Under the terms of the ISP, employees have the option of investing in the American Express Company Stock Fund through accumulated payroll deductions. In addition, at least quarterly American Express makes automatic cash contributions equal to 1% per annum of a qualifying employee's base salary. Such contributions are invested automatically in the American Express Company Stock Fund, which invests primarily in American Express' common stock and, effective August 2, 2004, can be redirected at any time into other ISP investment options. Prior to August 2, 2004, these contributions could not be redirected by the employee until the employee reached 55 years of age. The Company's defined contribution plan expense was $31 million, $28 million and $27 million in 2004, 2003 and 2002, respectively. After the distribution of the Company's common stock to American Express' shareholders, the Company will establish, adopt and maintain plan(s) for certain of its employees to participate in a 401(k) plan or a similar incentive savings plan.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The Company sponsors the Career Distributors' Retirement Plan (CDRP), which is a non-qualified, unfunded, noncontributory retirement plan covering all eligible financial advisors. No further allocations are being made to participants' accounts after December 31, 1995 and all advisors began receiving payouts in 1996. These payouts will generally continue through 2005. The CDRP expense represents realized (losses) and gains on the investments on which plan benefits are based, primarily common stocks classified as Available-for-Sale securities. The retirement plan (benefit) was nil, ($3 million) and ($8 million) in 2004, 2003 and 2002, respectively. Beginning in 1996, allocations that would have previously been made to CDRP, are now being made to other existing deferred compensation plans.

Other Postretirement Benefits

        American Express sponsors defined postretirement benefit plans that provide health care and life insurance to retired U.S. employees. Net periodic postretirement benefit expenses were $2 million, $5 million and $4 million in 2004, 2003 and 2002, respectively. Effective January 1, 2004, American Express decided to no longer provide a subsidy for these benefits for employees who were not at least age 40 with at least five years of service as of that date.

        The recognized liabilities for the Company's defined postretirement benefit plans are as follows:

RECONCILIATION OF ACCRUED BENEFIT COST AND TOTAL AMOUNT RECOGNIZED

	2004	2003
	(Millions)
Funded status at September 30,	$(39)	$(46)
Unrecognized net actuarial loss	3	5
Unrecognized prior service cost	(2)	(5)
Fourth quarter payments	1	5

Net amount recognized at December 31,	$(37)	$(41)

Accumulated benefit obligation at December 31,	$(39)	$(46)

        The weighted average assumptions used to determine benefit obligations were:

	2004	2003
Discount rates	5.75%	6%
Healthcare cost increase rate:
Following year	10.5%	11%
Decreasing to the year 2016	5%	5%

        A one percentage-point change in the assumed healthcare cost trend rates would not have a material effect on the Company's accumulated postretirement benefit obligation or net periodic postretirement benefit expense.

Profit Sharing Arrangements

        Threadneedle has two profit sharing arrangements as follows: (i) a profit sharing plan for all employees based on individual performance criteria, which provides for profit sharing of 33% for 2004 and 30% for 2005 and thereafter based on an internally defined recurring pretax operating income measure for Threadneedle, which primarily includes pretax income related to investment management

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

services and investment portfolio income excluding gains and losses on asset disposals, certain reorganization expenses, equity participation plan expenses and other non-recurring expenses; and (ii) an equity participation plan (EPP) for certain executive-level personnel, which are awarded incentives based on independent valuations of Threadneedle's fair market values, and which provides for 50% vesting after 3 years, 50% vesting after 4 years, with a required cash out after 5 years. Total compensation expense related to Threadneedle's profit sharing plans was $85 million and $1 million for the years ended December 31, 2004 and 2003, respectively.

Note 12    Derivatives and Hedging Activities

        Derivative financial instruments enable the end users to manage exposure to credit and various market risks. The value of such instruments is derived from an underlying variable or multiple variables, including commodity, equity, foreign exchange and interest rate indices or prices. The Company enters into various derivative financial instruments as part of its ongoing risk management activities. The Company does not engage in any derivative instrument trading activities. Credit risk associated with the Company's derivatives is limited to the risk that a derivative counterparty will not perform in accordance with the terms of the contract. To mitigate such risk, counterparties are all required to be preapproved. Additionally, the Company may, from time to time, enter into master netting agreements wherever practical. As of December 31, 2004 and 2003, the total net fair values, excluding accruals, of derivative product assets were $238 million and $325 million, respectively, and derivative product liabilities were $142 million and $172 million, respectively. The total notional amount of derivatives as of December 31, 2004 was $6 billion. The following summarizes the Company's use of derivative financial instruments.

Fair Value Hedges

        The Company is exposed to interest rate risk associated with its fixed rate corporate bond investments. The Company enters into interest rate swaps to hedge the risk of changing interest rates as investment certificates reset at shorter intervals than the average maturity of the investment portfolio. For 2004, 2003 and 2002, there were no gains or losses on derivative transactions or portions thereof that were excluded from the assessment of hedge effectiveness. No hedge ineffectiveness was recognized for the years ended December 31, 2004, 2003 and 2002.

Cash Flow Hedges

        The Company uses interest rate products, primarily swaps and swaptions, to manage funding costs related to the Company's investment certificate and fixed annuity businesses. The interest rate swaps are used to hedge the exposure to interest rates on investment certificates which reset at shorter intervals than the average maturity of the investment portfolio. Additionally, the Company uses interest rate swaptions to hedge the risk of increasing interest rates on forecasted fixed annuity sales.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        During 2004, 2003 and 2002, the Company recognized the following impacts in other comprehensive income (loss) related to its cash flow hedging activity.

	2004	2003	2002
	(Millions)
Holding losses net of tax of $10, $10, and $3, respectively	$(19)	$(19)	$(5)
Reclassification for realized losses, net of tax of $7, $7, and $10, respectively	13	13	18
Minority interest, net of tax of $3, $1, and $1, respectively	(6)	(1)	2

Net unrealized derivative (losses) gains	$(12)	$(7)	$15

        At December 31, 2004, the Company expects to reclassify $1 million of net pretax losses on derivative instruments from accumulated other comprehensive income (loss) to earnings during the next twelve months. In the event that cash flow hedge accounting is no longer applied as the derivative is de-designated as a hedge by the Company, the hedge is not considered to be highly effective, or the forecasted transaction being hedged is no longer likely to occur, the reclassification from accumulated other comprehensive income (loss) into earnings may be accelerated and all future market value fluctuations will be reflected in earnings. There were no cash flow hedges for which hedge accounting was terminated for these reasons during 2004, 2003 or 2002. No hedge relationships were discontinued during the years ended December 31, 2004, 2003 and 2002 due to forecasted transactions no longer expected to occur according to the original hedge strategy.

        Currently, the longest period of time over which the Company is hedging exposure to the variability in future cash flows is 14 years and relates to forecasted fixed annuity sales. For the years ended December 31, 2004, 2003 and 2002, there were no significant gains or losses on derivative transactions or portions thereof that were ineffective as hedges, excluded from the assessment of hedge effectiveness or reclassified into earnings as a result of the discontinuance of cash flow hedges.

Hedges of Net Investment in Foreign Operations

        The Company designates foreign currency derivatives, primarily forward agreements, as hedges of net investments in certain foreign operations. For the year ended December 31, 2004, the net amount of losses related to the hedges included in foreign currency translation adjustments was $38 million, net of tax. The related amounts due to or from counterparties are included in other liabilities or other assets.

Derivatives Not Designated as Hedges

        The Company has economic hedges that either do not qualify or are not designated for hedge accounting treatment.

        Certain annuity and investment certificate products have returns tied to the performance of equity markets. As a result of fluctuations in equity markets, the amount of expenses incurred by the Company related to equity-indexed annuities and stock market certificate products will positively or negatively impact earnings. As a means of economically hedging its obligations under the provisions of these products, the Company writes and purchases index options and occasionally enters into futures contracts. Purchased options used in conjunction with these products are reported in other assets and written options are included in other liabilities. As of December 31, 2004 and 2003, the fair value of the purchased options used in conjunction with these products was $144 million and $182 million, respectively. As of December 31, 2004 and 2003, the fair value of the written options was $74 million

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

and $112 million, respectively. Futures contracts are settled daily by exchanging cash with the counterparty and gains and losses are reported in earnings.

        Foreign currency transaction exposures related to the issuance of certain foreign currency denominated deposits are economically hedged, where practical, through foreign currency contracts. Foreign currency contracts involve the purchase and sale of a designated currency at an agreed upon rate for settlement on a specified date. Such foreign currency forward contracts entered into by the Company generally mature within one year. As of December 31, 2004 and 2003, the net fair value of the foreign currency contracts was $24 million and $21 million, respectively. These amounts are reported net in other assets.

        The Company enters into financial futures and equity swaps to manage its exposure to price risk arising from seed money investments made in proprietary mutual funds for which the related gains and losses are recorded currently in earnings. The futures contracts generally mature within four months and the related gains and losses are reported currently in earnings. As of December 31, 2004 and 2003, the fair value of the financial futures and equity swaps was not significant.

        The Company uses interest rate caps, swaps and floors to protect the margin between the interest rates earned on investments and interest rates credited to holders of certain investment certificates and fixed annuities. Balances as of December 31, 2004 and 2003 were not material.

        The Company consolidated certain derivatives as a result of consolidating certain SLT investments as discussed in Note 3. These derivatives are primarily total return swaps with value that is based on the interest and gains and losses related to a reference portfolio of high-yield loans.

Embedded Derivatives

        As noted above, certain annuity and investment certificate products have returns tied to the performance of equity markets. The equity component of the annuity and investment certificate product obligations are considered embedded derivatives. The fair value of the embedded derivatives is included as part of the stock market investment certificate reserves or equity indexed annuities. The changes in fair values of the embedded derivatives are reflected in the interest credited to account values. The total fair value of these instruments was $385 million and $347 million at December 31, 2004 and 2003, respectively.

Note 13    Other Expenses

        Other expenses as of December 31 consisted of the following:

	2004	2003	2002
	(Millions)
Professional and advertising fees(1)	$433	$336	$339
Information technology, communication and facilities	459	352	128
Other	223	190	186

Total	$1,115	$878	$653

(1)
Includes expenses related to regulatory and legal matters.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14    Income Taxes

        Provisions (benefits) for income taxes were:

	2004	2003	2002
	(Millions)
Federal income tax:
Current	$307	$162	$100
Deferred	(26)	12	143

Total federal income tax	281	174	243
State, local and other income taxes—current	35	30	8
Foreign taxes—deferred	(8)	(1)	—

Total	$308	$203	$251

        The principal reasons that the aggregate income tax provision is different from that computed by using the U.S. statutory rate of 35% are as follows:

	2004	2003	2002
Tax at U.S. statutory rate	35.0%	35.0%	35.0%
Changes in taxes resulting from:
Dividend exclusion	(2.2)	(5.4)	(0.7)
Tax-exempt interest income	(0.8)	(0.9)	(0.4)
Tax credits	(6.0)	(8.7)	(8.2)
State taxes, net of federal benefit	0.8	1.9	0.3
Other, net	(0.5)	(0.3)	1.2

Income tax provision	26.3%	21.6%	27.2%

        The Company's effective income tax rate increased to 26.3% in 2004 from 21.6% in 2003 primarily due to the impact of lower levels of tax-advantaged items in pretax income and reduced low income housing credits during 2004, and the one-time effect, recognized in 2003, of favorable technical guidance issued by the Internal Revenue Service relating to the taxation of dividend income. Additionally the Company's effective tax rate would not have been substantially different had it operated on a stand-alone basis during these periods.

        Accumulated earnings of certain foreign subsidiaries, which totaled $50 million at December 31, 2004, are intended to be permanently reinvested outside the United States. Accordingly, federal taxes, which would have aggregated $1 million, have not been provided on those earnings.

        Deferred income tax assets and liabilities result from temporary differences between the assets and liabilities measured for U.S. GAAP reporting versus income tax return purposes. The significant

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

components of the Company's deferred income tax assets and liabilities as of December 31, 2004 and 2003 are reflected in the following table:

	2004	2003
	(Millions)
Deferred income tax assets:
Liabilities for future policy benefits	$1,035	$799
Investment impairments and write downs	147	337
Deferred compensation	71	65
Unearned revenues	37	30
Accrued liabilities	146	45
Investment related	102	30
Other	161	38

Total deferred income tax assets	1,699	1,344

Deferred income tax liabilities:
Deferred acquisition costs	1,283	1,160
Net unrealized gains on Available-for-Sale securities	228	270
Depreciation expense	129	125
Intangible assets	116	81
Other	132	15

Total deferred income tax liabilities	1,888	1,651

Net deferred income tax liabilities	$(189)	$(307)

        A portion of IDS Life's income earned prior to 1984 was not subject to current taxation but was accumulated, for tax purposes, in a "policyholders' surplus account." At December 31, 2004, IDS Life had a policyholders' surplus account balance of $20 million. The policyholders' surplus account was only taxable if dividends to shareholders exceeded the shareholders' surplus account and/or IDS Life is liquidated. Deferred income taxes of $7 million have not been established because no distributions of such amounts were anticipated. The American Jobs Creation Act of 2004, which was enacted on October 22, 2004, provides a two-year suspension of the tax on policyholders' surplus account distributions. IDS Life is evaluating making distributions that will not be subject to tax under the two-year suspension.

        The Company is required to establish a valuation allowance for any portion of the deferred tax assets that management believes will not be realized. Based on analysis of the Company's tax position, management believes it is more likely than not that the results of future operations and implementation of tax planning strategies will generate sufficient taxable income to enable the Company to utilize all of its deferred tax assets. Accordingly, no valuation allowance for deferred tax assets has been established.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The items comprising comprehensive income in the Consolidated Statements of Shareholder's Equity are presented net of the following income tax (benefit) provision amounts:

	2004	2003	2002
	(Millions)
Net unrealized securities (losses) gains	$(42)	$(73)	$267
Net unrealized derivative (losses) gains	(6)	(4)	8
Foreign currency translation losses	(10)	(5)	—
Minimum pension liability gains (losses)	—	2	(3)

Net income tax (benefit) provision	$(58)	$(80)	$272

Note 15    Related Party Transactions

        American Express provides a variety of products and services to the Company or on the Company's behalf and the Company provides certain products and services to American Express. The services the Company receives from American Express include:

  •
  Information systems, computer network and other technology-related products and services; and

  •
  Human resources, transaction processing and a variety of other support services.

        The Company's total expenses for these services were approximately $210 million, $140 million and $36 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        In addition, the Company has recorded expenses for certain services provided to the Company by American Express, which are not specifically invoiced to the Company by American Express, in the amount of $15 million, $10 million and $8 million for the years ended December 31, 2004, 2003 and 2002, respectively. The Company has also recorded expenses associated with American Express stock options and restricted stock awards in the amount of $38 million, $21 million and $6 million (certain of these stock compensation expenses, $5 million, $2 million and $1 million, respectively, were not previously allocated to the Company by American Express) for the years ended December 31, 2004, 2003 and 2002, respectively, as described in Note 7. The Company has also recorded expenses associated with American Express common stock as part of the Company's employee 401(k) plan participation in the amount of $31 million, $28 million and $27 million for the years ended December 31, 2004, 2003 and 2002, respectively, as described in Note 11.

        The services American Express receives from the Company include investment management services, retirement plan and incentive savings plan administration and other asset management-related services. The Company's total revenues for these services were approximately $7 million, $9 million and $8 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        The Company received approximately $70 million, $82 million and $109 million in 2004, 2003 and 2002, respectively, of reimbursements from American Express for the Company's participation in certain American Express Company-related initiatives. As a result of the separation from American Express, the Company determined it appropriate to reflect certain reimbursements previously received from American Express for costs incurred related to certain American Express-related corporate initiatives as capital contributions rather than reductions to expense amounts. These amounts were approximately $41 million, $36 million and $34 million for the years ended December 31, 2004, 2003 and 2002, respectively. Factors considered in determining whether or not such amounts funded by American Express were reductions to expenses or capital contributions, included, but were not limited to, (i) the extent to which the initiatives were designed to become part of the Company's ongoing operations or to benefit other American Express' operating segments, and (ii) the degree to which they aligned to the Company's operating strategy and related funding priorities. Generally, reimbursements for initiatives that were deemed to provide a benefit to the Company or that would likely have been

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

undertaken by the Company on a stand-alone basis were treated as capital contributions; reimbursements for initiatives that did not provide a benefit to the Company were treated as expense reductions.

        Included in other assets at December 31, 2004 and 2003 were amounts receivable from proprietary mutual funds of $56 million and $40 million, respectively.

        Payable to American Express at December 31 consisted of:

	2004	2003
	(Millions)
Short-term debt(a)	$1,068	$804
Long-term debt(a)	510	510
Interest payable	20	10
Taxes payable	65	50
Accounts payable	24	10
Minority interest liability(b)	182	178

Total payable to American Express	$1,869	$1,562

(a)
See Note 6 for further discussion of these borrowings and their terms.

(b)
The Company and American Express Bank Ltd. (an affiliated company and a wholly-owned indirect subsidiary of American Express) each own 50% of American Express International Deposit Company (AEIDC). AEIDC's total assets were $5.9 billion and $4.8 billion at December 31, 2004 and 2003, respectively, and were fully consolidated in the Company's Consolidated Balance Sheets. Minority interest amounts expensed were $61 million, $68 million and $63 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Note 16    Commitments and Contingencies

        The Company is committed to pay aggregate minimum rentals under noncancelable operating leases for office facilities and equipment in future years as follows (millions): 2005, $77; 2006, $66; 2007, $57; 2008, $46; 2009, $37; and an aggregate of $362 thereafter.

        Mortgage loan funding commitments were $95 million and $68 million at December 31, 2004 and 2003, respectively.

        In August 2002, the Company purchased a privately held company that was principally engaged in the business of developing, maintaining and licensing software used for quantitative investment analysis. The software is now used by the Company's U.S. mutual fund investment managers. Per the terms of the purchase agreement, the Company must calculate certain performance measures annually beginning 2003 through 2007. As a result, the Company has committed to pay the sellers up to $6 million annually beginning 2003 through 2007, or a maximum of $30 million in the aggregate.

        The Company's life and annuity products all have minimum interest rate guarantees in their fixed accounts. As of December 31, 2004, these guarantees range from 1.5% to 5%. To the extent the yield on the Company's invested asset portfolio declines below its target spread plus the minimum guarantee, the Company's profitability would be negatively affected.

        The SEC, the National Association of Securities Dealers (NASD) and several state attorneys general have brought proceedings challenging several mutual fund industry practices, including late trading, market timing, disclosure of revenue sharing arrangements, which are paid by fund advisors or companies to brokerage firms who agree to sell those funds, and inappropriate sales of B (no front end load) shares. The Company has received requests for information and has been contacted by regulatory authorities concerning its practices and is cooperating fully with these inquiries.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        On March 21, 2005, the Company's broker-dealer subsidiary entered into an agreement with the NASD to settle alleged violations of NASD rules arising from the sale to customers of B mutual fund shares between January 1, 2002 and July 31, 2003. The Company's agreement with the NASD is one of several that the NASD entered into with certain brokerage firms regarding allegedly inappropriate sales of B shares. Under the terms of the settlement, the Company consented to the payment of a fine to the NASD in the amount of $13 million. The Company established reserves in prior quarters to cover the payment of the fine. The Company also agreed to offer certain customers who purchased B shares in any fund family from January 1, 2002 through the date of the settlement and continued to hold such shares the option of converting their B shares into a number of A shares equal to (x) the number of A shares that the customer could have purchased on the date(s) that they purchased their B shares plus (y) any shares reflecting reinvestment of dividends. The Company agreed to pay cash to certain customers who have sold a portion or all of their B shares in order to put them into substantially the same financial position (based on actual fund performance and redemption value) in which such customers would have been had the customers purchased A shares instead of B shares.

        On February 17, 2005, the New Hampshire Bureau of Securities Regulation filed a petition against the Company. The petition alleges that the Company violated New Hampshire and federal securities laws by failing to disclose revenue sharing and directed brokerage payments received from non-proprietary mutual funds for agreeing to make their products available through the Company's national distribution network. The petition also alleges that the Company failed to disclose incentives for advisors to sell proprietary products and other alleged conflicts of interest. The petition seeks, among other things, an order to show cause why the Company's broker-dealer license should not be denied, suspended or revoked, a proposed fine and restitution of financial planning fees during the relevant period (principally 1999 to 2003) in the amount of $17.5 million and disgorgement of revenue sharing and directed brokerage payments and other relief. The Company has removed the case to the United States District Court for the District of New Hampshire and intends to fully cooperate in this matter.

        The Company has received requests for information from the SEC, NASD and various state regulatory authorities on a variety of activities and practices, including sales of other companies' REIT shares, sales of its mutual funds and non-cash compensation paid to its financial advisors and is cooperating fully with the applicable regulators regarding their requests for information.

        From time to time, the Company is involved in legal, regulatory and arbitration proceedings, including class actions, concerning matters arising in connection with the conduct of its business activities. The Company believes it has meritorious defenses to each of these actions and intends to defend them vigorously. An adverse outcome in one or more of these proceedings could have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

        The IRS routinely examines the Company's federal income tax returns and is currently conducting an audit of the Company for the 1993 through 1996 tax years and in February of 2005 began the exam of the 1997 through 2002 tax years. Management does not believe there will be a material adverse effect on the Company's consolidated financial position as a result of these audits.

Note 17    Operating Segments

        The Company has two main operating segments: (i) Asset Accumulation and Income; and (ii) Protection. These two operating segments are aligned with the financial solutions the Company offers to address its clients' needs. The Asset Accumulation and Income business offers the Company's own and other companies' mutual funds, as well as its own annuities and other asset accumulation and

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

income management products and services to retail clients through its advisor network. The Company also offers its annuity products through outside channels, such as banks and broker-dealer networks. This operating segment also serves institutional clients in the separately managed account, sub-advisory and 401(k) markets, among others. The Protection segment offers various life insurance, disability income and long-term care insurance through the Company's advisor network. The Company also offers personal auto and home insurance products on a direct basis to retail clients principally through its strategic marketing alliances.

        The Company also has a corporate and other segment, which consists of income derived from corporate level assets and unallocated corporate expenses, as well as the results of its subsidiary, Securities America Financial Corporation, which operates its own independent, separately branded distribution platform. The corporate and other segment manages the assets representing capital that has not been allocated to any other segment. Financial results of the corporate and other segment primarily reflect the Company's financing activities (including interest expense), income on capital not allocated to other segments, income tax risks and certain income, expenses and other after-tax adjustments not allocated to the segments based on the nature of such items.

        The following is a summary of assets by operating segments:

Assets	December 31, 2004	December 31, 2003
	(Millions)
Asset accumulation and income	$75,389	$68,487
Protection	13,465	12,655
Corporate and other	4,259	4,242

Total assets	$93,113	$85,384

        The following is a summary of segment activity for the years ended December 31:

2004—Segment Data	Asset Accumulation and Income	Protection	Corporate and Other	Elimination	Consolidated
	(Millions)
Revenue from external customers	$4,893	$1,923	$429	$—	$7,245
Intersegment revenue	1	—	2	(3)	—

Total revenues	4,894	1,923	431	(3)	7,245
Amortization expense(a)	368	132	—	—	500
Total expenses	4,142	1,435	498	(3)	6,072

Income before income tax provision and accounting change	$752	$488	$(67)	$—	$1,173

Income tax provision					308

Income before accounting change					865
Cumulative effect of accounting change, net of tax					(71)

Net income					$794

(a)
Represents the amortization expense for deferred aquisition costs, deferred sales inducement costs and intangible assets.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2003—Segment Data	Asset Accumulation and Income	Protection	Corporate and Other	Elimination	Consolidated
	(Millions)
Revenue from external customers	$4,210	$1,733	$418	$—	$6,361
Intersegment revenue	1	—	1	(2)	—

Total revenues	4,211	1,733	419	(2)	6,361
Amortization expense(a)	244	268	—	—	512
Total expenses	3,514	1,462	446	(2)	5,420

Income before income tax provision and accounting change	$697	$271	$(27)	$—	$941

Income tax provision					203

Income before accounting change					738
Cumulative effect of accounting change, net of tax					(13)

Net income					$725

(a)
Represents the amortization expense for deferred aquisition costs, deferred sales inducement costs and intangible assets.

2002—Segment Data	Asset Accumulation and Income	Protection	Corporate and Other	Elimination	Consolidated
	(Millions)
Revenue from external customers	$3,816	$1,566	$411	$—	$5,793
Intersegment revenue	1	—	1	(2)	—

Total revenues	3,817	1,566	412	(2)	5,793
Amortization expense(a)	445	135	—	—	580
Total expenses	3,300	1,160	410	(2)	4,868

Income before income tax provision	$517	$406	$2	$—	$925

Income tax provision					251

Net income					$674

(a)
Represents the amortization expense for deferred aquisition costs, deferred sales inducement costs and intangible assets.

Note 18    Quarterly Financial Data (Unaudited)

	2004				2003
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
	(Millions)
Revenues	$1,903	$1,767	$1,792	$1,783	$1,754	$1,587	$1,556	$1,464
Income before income tax provision and accounting change	273	277	282	341	266	250	230	195
Net income	$235	$199	$186	$174	$195	$214	$171	$145

AMERIPRISE FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Millions)
(Unaudited)

	2005	2004
REVENUES
Management, financial advice and service fees	$1,237	$1,090
Distribution fees	577	586
Net investment income	1,247	1,151
Premiums	549	497
Other revenues	270	251

Total revenues	3,880	3,575

EXPENSES
Compensation and benefits	1,292	1,130
Interest credited to account values	725	656
Benefits, claims, losses and settlement expenses	456	400
Amortization of deferred acquisition costs	270	204
Interest and debt expense	36	24
Separation costs	76	—
Other expenses	566	538

Total expenses	3,421	2,952

Income before income tax provision and accounting change	459	623
Income tax provision	121	192

Income before accounting change	338	431
Cumulative effect of accounting change, net of tax	—	(71)

Net income	338	360

See Notes to Consolidated Financial Statements.

AMERIPRISE FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except par value amounts)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$2,510	$1,078
Investments	45,883	45,984
Receivables	2,523	2,203
Deferred acquisition costs	4,032	3,956
Separate account assets	37,433	35,901
Restricted and segregated cash	1,241	1,536
Other assets	2,330	2,455

Total assets	$95,952	$93,113

LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
Future policy benefits and claims	$33,169	$33,253
Investment certificate reserves	12,174	11,332
Accounts payable and accrued expenses	2,787	2,563
Payable to American Express	1,838	1,869
Long-term debt	378	385
Separate account liabilities	37,433	35,901
Other liabilities	1,180	1,108

Total liabilities	88,959	86,411
Shareholder's Equity:
Common shares ($.01 par, 100 shares authorized, issued and outstanding)	—	—
Additional paid-in capital	2,926	2,907
Retained earnings	3,753	3,415
Accumulated other comprehensive income, net of tax:
Net unrealized securities gains	376	425
Net unrealized derivative losses	(40)	(28)
Foreign currency translation adjustment	(21)	(16)
Minimum pension liability	(1)	(1)

Total accumulated other comprehensive income	314	380
Total shareholder's equity	6,993	6,702

Total liabilities and shareholder's equity	$95,952	$93,113

See Notes to Consolidated Financial Statements.

AMERIPRISE FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Millions)
(Unaudited)

	2005	2004
Cash Flows from Operating Activities
Net income	$338	$360
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of deferred acquisition and sales inducement costs	290	221
Capitalization of deferred acquisition and sales inducement costs	(388)	(330)
Depreciation, amortization, accretion and other	161	157
Other-than-temporary impairments and provision for loan losses	2	4
Deferred income taxes	33	48
Minority interest expense	23	33
Net realized investment gains	(57)	(28)
Changes in operating assets and liabilities, net of effects of acquisitions:
Segregated cash	(43)	42
Trading securities and equity method investments in hedge funds, net	143	(23)
Future policy benefits and claims, net	13	—
Receivables	(298)	(258)
Change in other assets, other liabilities, accounts payable and accrued expenses, net	178	285
Cumulative effect of accounting change, net of tax	—	71

Net cash provided by operating activities	395	582

Cash Flows from Investing Activities
Available-for-Sale securities:
Proceeds from sales	2,432	1,111
Maturities, sinking fund payments and calls	1,699	2,131
Purchases	(4,416)	(3,970)
Open securities transactions payable and receivable, net	192	98
Proceeds from sales and maturities of mortgage loans on real estate	280	255
Funding of mortgage loans on real estate	(192)	(150)
Proceeds from sales of other investments	107	133
Purchase of other investments	(96)	(120)
Purchase of land, buildings, equipment and software	(54)	(66)
Change in restricted cash	338	1
Other, net	—	2

Net cash provided by (used in) investing activities	290	(575)

Cash Flows from Financing Activities
Investment certificates:
Payments from certificate owners	4,343	3,173
Interest credited to account values	172	93
Certificate maturities and cash surrenders	(3,591)	(2,928)
Policyholder and Contractholder account values:
Consideration received	884	1,128
Interest credited to account values	553	563
Surrenders and death benefits	(1,579)	(1,401)
Principal repayments of long-term debt	(11)	(70)
Payable to American Express	19	20
Capital transactions with American Express, net	19	(604)
Subsidiary dividends to minority shareholder	—	(33)
Customer deposits and other, net	(54)	(6)

Net cash provided by (used in) financing activities	755	(65)

Effect of exchange rate changes on cash	(8)	6

Net increase (decrease) in cash and cash equivalents	1,432	(52)
Cash and cash equivalents at beginning of period	1,078	1,078

Cash and cash equivalents at end of period	$2,510	$1,026

Supplemental Disclosures:
Interest paid	$45	$21
Income taxes paid, net	$150	$57

See Notes to Consolidated Financial Statements.

AMERIPRISE FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Millions)
(Unaudited)

	Total	Common Shares	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings
Balances at December 31, 2003	$7,288	$—	$2,867	$475	$3,946

Comprehensive income:
Net income	360	—	—	—	360
Change in unrealized holding gains on securities, net	(469)	—	—	(469)	—
Change in unrealized derivative losses, net	(6)	—	—	(6)	—
Foreign currency translation adjustment	1	—	—	1	—

Total comprehensive income	(114)	—	—	—	—
Dividends paid to American Express	(623)	—	—	—	(623)
Capital transactions with American Express, net	19	—	19	—	—

Balances at June 30, 2004	$6,570	$—	$2,886	$1	$3,683

Balances at December 31, 2004	$6,702	$—	$2,907	$380	$3,415

Comprehensive income:
Net income	338	—	—	—	338
Change in unrealized holding gains on securities, net	(49)	—	—	(49)	—
Change in unrealized derivative losses, net	(12)	—	—	(12)	—
Foreign currency translation adjustment	(5)	—	—	(5)	—

Total comprehensive income	272	—	—	—	—
Capital transactions with American Express, net	19	—	19	—	—

Balances at June 30, 2005	$6,993	$—	$2,926	$314	$3,753

See Notes to Consolidated Financial Statements.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1    Summary of Significant Accounting Policies

Formation of the Company and Basis of Presentation

        Ameriprise Financial, Inc. is a wholly-owned subsidiary of American Express Company (American Express). On February 1, 2005, the American Express board of directors announced its intention to pursue the disposition of Ameriprise Financial, Inc. through the distribution of Ameriprise Financial, Inc.'s common stock to American Express' shareholders. Ameriprise Financial, Inc. and its consolidated subsidiaries are hereinafter referred to as the Company. Prior to August 1, 2005, Ameriprise Financial, Inc. was named American Express Financial Corporation.

        The Company's predecessor, Investors Diversified Services Inc. (IDS), was founded in 1894 and was acquired by American Express in 1984.

        The Company is a financial planning and financial services company that offers solutions for its clients' asset accumulation, income management and protection needs. The Company has two main operating segments: (i) Asset Accumulation and Income; and (ii) Protection. These two operating segments are aligned with the financial solutions the Company offers to address its clients' needs. The Asset Accumulation and Income business offers mutual funds as well as its own annuities and other asset accumulation and income management products and services to retail clients through its advisor network. The Company also offers its annuity products through outside channels, such as banks and broker-dealer networks. This operating segment also serves institutional clients in the separately managed account, sub-advisory and 401(k) markets, among others. The Protection segment offers various life insurance, disability income and long-term care insurance through the Company's advisor network. The Company also offers personal auto and home insurance products on a direct basis to retail clients principally through its strategic marketing alliances.

        The Company also has a corporate and other segment, which consists of income derived from corporate level assets and unallocated corporate expenses, including separation costs, as well as the results of its subsidiary, Securities America Financial Corporation, which operates its own independent separately branded distribution platform.

Principles of Consolidation

        The accompanying Consolidated Financial Statements should be read in conjunction with the audited financial statements of the Company as of and for the year ended December 31, 2004. All material intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications of prior period amounts have been made to conform to the current year's presentation.

Separation Costs

        Separation costs include expenses related to the separation from American Express. During 2005, separation costs reflect financial advisors retention program costs, professional fees, and other expenses related to the spin-off. Separation costs generally consist of expenses related to financial advisor and other key employee retention, professional and accounting services, re-branding and marketing and other items related to the separation from American Express.

Recently Issued Accounting Standards

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment (SFAS No. 123(R))." Under a rule issued by the Securities and Exchange Commission (SEC) in April 2005, SFAS No. 123(R) is now effective for public companies for annual, rather than interim, periods that

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

begin after June 15, 2005. SFAS No. 123(R) requires entities to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The Company adopted, in January 2003, the fair value recognition provisions of SFAS No. 123 prospectively for all stock options granted after December 31, 2002. Substantially all stock options for which intrinsic value accounting was continued under APB Opinion No. 25 will have vested by June 30, 2005. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. The requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date. In March 2005, the SEC also issued Staff Accounting Bulletin No. 107 (SAB No. 107), which summarizes the staff's views regarding share-based payment arrangements for public companies. The Company is currently evaluating the impact of SFAS No. 123(R) and SAB No. 107 on the Company's results of operations and financial position but does not expect that the impact will be material.

        In June 2004, the FASB issued FASB Staff Position No. 97-1, "Situations in Which Paragraphs 17(b) and 20 of FASB Statement No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments (SFAS No. 97), Permit or Require Accrual of an Unearned Revenue Liability" (FSP 97-1). The implementation of SOP 03-1 raised a question regarding the interpretation of the requirements of SFAS No. 97 concerning when it is appropriate to record an unearned revenue liability. FSP 97-1 clarifies that SFAS No. 97 is clear in its intent and language, and requires the recognition of an unearned revenue liability for amounts that have been assessed to compensate insurers for services to be performed over future periods. SOP 03-1 describes one situation, when assessments result in profits followed by losses, where an unearned revenue liability is required. SOP 03-1 does not amend SFAS No. 97 or limit the recognition of an unearned revenue liability to the situation described in SOP 03-1. The guidance in FSP 97-1 is effective for financial statements for fiscal periods beginning after June 18, 2004. The adoption of FSP 97-1 did not have a material impact on the Company's consolidated financial condition or results of operations.

        Effective January 1, 2004, the Company adopted SOP 03-1 which provides guidance on: (i) the classification and valuation of long-duration contract liabilities; (ii) the accounting for sales inducements; and (iii) separate account presentation and valuation. The adoption of SOP 03-1 as of January 1, 2004, resulted in a cumulative effect of accounting change that reduced first quarter 2004 results by $71 million ($109 million pretax). The cumulative effect of accounting change consisted of: (i) $43 million pretax from establishing additional liabilities for certain variable annuity guaranteed benefits ($33 million) and from considering these liabilities in valuing DAC and deferred sales inducement costs associated with those contracts ($10 million) and (ii) $66 million pretax from establishing additional liabilities for certain variable universal life and single pay universal life insurance contracts under which contractual costs of insurance charges are expected to be less than future death benefits ($92 million) and from considering these liabilities in valuing DAC associated with those contracts ($26 million offset). Prior to the adoption of SOP 03-1, amounts paid in excess of contract value were expensed when payable. Amounts expensed in 2004 to establish and maintain additional liabilities for certain variable annuity guaranteed benefits were $53 million (of which $33 million was part of the adoption charges discussed earlier) as compared to amounts expensed in 2003 and 2002 of $32 million and $37 million, respectively. The Company's accounting for separate accounts was already consistent with the provisions of SOP 03-1 and, therefore, there was no impact related to this requirement.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

        The AICPA released a series of technical practice aids (TPAs) in September 2004, which provide additional guidance related to, among other things, the definition of an insurance benefit feature and the definition of policy assessments in determining benefit liabilities, as described within SOP 03-1. The TPAs did not have a material effect on the Company's calculation of liabilities that were recorded in the first quarter of 2004 upon adoption of SOP 03-1.

        In November 2003, the FASB ratified a consensus on the disclosure provisions of Emerging Issues Task Force Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" (EITF 03-1). The Company complied with the disclosure provisions of this rule in its annual financial statements for the year ended December 31, 2003. In March 2004, the FASB reached a consensus regarding the application of a three-step impairment model to determine whether investments accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and other cost method investments are other-than-temporarily impaired. However, with the issuance of FSP No. EITF 03-1-1 on September 30, 2004, the provisions of the consensus relating to the measurement and recognition of other-than-temporary impairments will be deferred pending further clarification from the FASB. The remaining provisions of this rule, which primarily relate to disclosure requirements, are required to be applied prospectively to all current and future investments accounted for in accordance with SFAS No. 115 and other cost method investments. The Company will evaluate the potential impact of EITF 03-1 after the FASB completes its reassessment.

Note 2    Investments

        The following is a summary of investments at June 30, 2005 and December 31, 2004:

	2005	2004
	(Millions)
Available-for-Sale securities, at fair value	$40,895	$40,731
Mortgage loans on real estate, net	3,161	3,249
Trading securities, at fair value and equity method investments in hedge funds	717	858
Policy loans	605	602
Other investments	505	544

Total	$45,883	$45,984

        Gross realized gains and losses on sales and losses recognized for other-than-temporary impairments of securities classified as Available-for-Sale, using the specific identification method, were as follows for the six months ended June 30, 2005 and 2004:

	2005	2004
	(Millions)
Gross realized gains from sales	$95	$35
Gross realized losses from sales	(38)	(10)
Other-than-temporary impairments	(1)	(1)

Note 3    Related Party Transactions

        The Company enters into various transactions with American Express in the normal course of business. During the six months ended June 30, 2005 and 2004, the Company earned approximately

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

$6 million and $4 million, respectively, in revenues from American Express. The Company received approximately $18 million and $35 million for the six month periods ended June 30, 2005 and 2004, respectively, of reimbursements from American Express for the Company's participation in certain corporate initiatives.

        Included in other assets at June 30, 2005 and December 31, 2004 were amounts receivable from the Company's mutual funds of $68 million and $56 million, respectively.

        Payable to American Express at June 30, 2005 and December 31, 2004 consisted of:

	2005	2004
	(Millions)
Short-term debt	$1,086	$1,068
Long-term debt	510	510
Interest payable	12	20
Taxes payable	21	65
Accounts payable	23	24
Minority interest liability(a)	186	182

Total payable to American Express	$1,838	$1,869

(a)
The Company and American Express Bank Ltd. (an affiliated company and a wholly-owned indirect subsidiary of American Express) each own 50% of American Express International Deposit Company (AEIDC). AEIDC's total assets were $6.1 billion and $5.9 billion at June 30, 2005 and December 31, 2004, respectively, and were fully consolidated in the Company's Consolidated Balance Sheets. Minority interest amounts expensed were $23 million and $33 million for the six months ended June 30, 2005 and 2004, respectively.

Note 4    Commitments and Contingencies

        The Securities and Exchange Commission (SEC), the National Association of Securities Dealers (NASD) and several state attorneys general have brought proceedings challenging several mutual fund industry practices, including late trading, market timing, disclosure of revenue sharing arrangements, which are paid by fund advisors or companies to brokerage firms who agree to sell those funds, and inappropriate sales of B (no front end load) shares. The Company has received requests for information and has been contacted by regulatory authorities concerning its practices and is cooperating fully with these inquiries.

        On March 21, 2005, the Company's broker-dealer subsidiary entered into an agreement with the NASD to settle alleged violations of NASD rules arising from the sale to customers of B mutual fund shares between January 1, 2002 and July 31, 2003. The Company's agreement with the NASD is one of several that the NASD entered into with certain brokerage firms regarding allegedly inappropriate sales of B shares. Under the terms of the settlement, the Company consented to the payment of a fine to the NASD in the amount of $13 million. The Company established reserves in prior quarters to cover the payment of the fine. The Company also agreed to offer certain customers who purchased B shares in any fund family from January 1, 2002 through the date of the settlement and continued to hold such shares the option of converting their B shares into a number of A shares equal to (x) the number of A shares that the customer could have purchased on the date(s) that they purchased their B shares plus (y) any shares reflecting reinvestment of dividends. The Company agreed to pay cash to certain customers who have sold a portion or all of their B shares in order to put them in substantially the same financial position (based on actual fund performance and redemption value) in which such customers would have been had the customers purchased A shares instead of B shares.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

        On February 17, 2005, the New Hampshire Bureau of Securities Regulation (the NHBSR) filed a petition against the Company. The petition alleges that the Company violated New Hampshire and federal securities laws by failing to disclose revenue sharing and directed brokerage payments received from non-proprietary mutual funds for agreeing to make their products available through the Company's national distribution network. The petition also alleges that the Company failed to disclose incentives for advisors to sell proprietary products and other alleged conflicts of interest. The petition seeks, among other things, an order to show cause why the Company's broker-dealer license should not be denied, suspended or revoked, a proposed fine and restitution of financial planning fees during the relevant period (principally 1999 to 2003) in the amount of $17.5 million and disgorgement of revenue sharing and directed brokerage payments and other relief. The Company has removed the case to the United States District Court for the District of New Hampshire and intends to fully cooperate in this matter.

        The Company has received requests for information from the SEC, NASD and various state regulatory authorities on a variety of activities and practices, including sales of other companies' REIT shares, sales of its mutual funds and non-cash compensation paid to its financial advisors and is cooperating fully with the applicable regulators regarding their requests for information.

        From time to time, the Company is involved in legal, regulatory and arbitration proceedings, including class actions, concerning matters arising in connection with the conduct of its business activities. The Company believes it has meritorious defenses to each of these actions and intends to defend them vigorously. An adverse outcome in one or more of these proceedings could have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

        The IRS routinely examines the Company's federal income tax returns and is currently conducting an audit of the Company for the 1993 through 1996 tax years and in February of 2005 began the exam of the 1997 through 2002 tax years. Management does not believe there will be a material adverse effect on the Company's consolidated financial position as a result of these audits.

Note 5    Derivatives and Hedging Activities

        During June 2005, the Company entered into $1.5 billion notional forward starting interest rate swaps to hedge its interest rate risk associated with the forecasted issuance of $1.5 billion of long-term debt. No portions of the swaps were excluded from the assessment of hedge effectiveness.

Note 6    Operating Segments

        The Company has two main operating segments: (i) Asset Accumulation and Income; and (ii) Protection. These two operating segments are aligned with the financial solutions the Company offers to address its clients' needs. The Asset Accumulation and Income business offers mutual funds, annuities and other asset accumulation and income management products and services to retail clients through its advisor network. The Company also offers its annuity products through outside channels, such as banks and broker-dealer networks. This operating segment also serves institutional clients in the separately managed account, sub-advisory and 401(k) markets, among others. The Protection segment offers various life insurance, disability income and long-term care insurance through the Company's advisor network. The Company also offers personal auto and home insurance products on a direct basis to retail clients principally through its strategic marketing alliances.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

        The Company also has a corporate and other segment, which consists of income derived from corporate level assets and unallocated corporate expenses, including separation costs, as well as the results of its subsidiary, Securities America Financial Corporation, which operates its own independent separately branded distribution platform. The corporate and other segment manages the assets representing capital that has not been allocated to any other segment. Financial results of the corporate and other segment primarily reflect the Company's financing activities (including interest expense), income on capital not allocated to other segments, income tax risks and certain income, expenses and other after-tax adjustments not allocated to the segments based on the nature of such items.

        The following is a summary of assets by operating segments:

Assets	June 30, 2005	December 31, 2004
	(Millions)
Asset accumulation and income	$77,687	$75,389
Protection	14,145	13,465
Corporate and other	4,120	4,259

Total assets	$95,952	$93,113

        The following is a summary of segment activity for the six months ended June 30:

2005—Segment Data	Asset Accumulation and Income	Protection	Corporate and Other	Eliminations	Consolidated
	(Millions)
Revenue from external customers	$2,619	$1,011	$250	$—	$3,880
Intersegment revenue	—	10	—	(10)	—

Total revenues	2,619	1,021	250	(10)	3,880
Amortization expense(a)	222	81	—	—	303
Total expenses	2,279	793	359	(10)	3,421

Income before income tax provision	$340	$228	$(109)	$—	$459

Income tax provision					121

Net income					$338

(a)
Represents the amortization expense for deferred aquisition costs, deferred sales inducement costs and intangible assets.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2004—Segment Data	Asset Accumulation and Income	Protection	Corporate and Other	Eliminations	Consolidated
	(Millions)
Revenue from external customers	$2,408	$939	$228	$—	$3,575
Intersegment revenue	—	—	—	—	—

Total revenues	2,408	939	228	—	3,575
Amortization expense(a)	175	60	—	—	235
Total expenses	1,998	685	269	—	2,952

Income before income tax provision and accounting change	$410	$254	$(41)	$—	$623

Income tax provision					192

Income before accounting change					431
Cumulative effect of accounting change, net of tax					(71)

Net income					$360

(a)
Represents the amortization expense for deferred aquisition costs, deferred sales inducement costs and intangible assets.

Note 7    Regulatory Requirements

      Certain of the Company's wholly-owned subsidiaries are subject to regulatory capital requirements. Actual capital and regulatory capital requirements for such subsidiaries as of June 30, 2005 (except as noted below) were:

	Actual Capital	Regulatory Capital Requirement
	(Millions)
IDS Life Insurance Company(1)	$2,825	$746
American Enterprise Life Insurance Company(1)	629	139
IDS Property Casualty Ins. Company(1)	361	96
Ameriprise Certificate Company(2)	353	346
AMEX Assurance Company(1)	240	26
IDS Life Insurance Company of New York(1)	234	44
Threadneedle Asset Management Holdings Ltd.(3)	140	135
American Enterprise Investment Services(2)	108	7
Ameriprise Financial Services, Inc.(2)	67	#
American Partners Life Insurance Company(1)	64	11
American Centurion Life Assurance Company(1)	59	14
Ameriprise Trust Company	48	34
Securities America, Inc.(2)	16	#

#
Amounts are less than $1 million and are nil due to rounding.

(1)
Determined on a statutory basis.

(2)
Determined on an adjusted U.S. GAAP basis.

(3)
Determined on a U.K. GAAP basis as of March 31, 2005.

AMERIPRISE FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 8    Income Taxes

      The Company's effective tax rate was 26.3% during the six months ended June 30, 2005, which resulted from relatively lower levels of pretax income compared to tax-advantaged items reflecting 2005 separation costs and a $3 million tax benefit resulting from an IRS audit of previous years' tax returns, partially offset by non-tax deductible charges that the Company does not expect to occur in future periods. The Company's effective tax rate was 30.8% during the six months ended June 30, 2004, which reflects a $16 million tax expense due to required amendments to prior year tax returns.

Note 9    Subsequent Events

        In July 2005, the Company settled an action brought by the NHBSR relating to allegations that the Company failed to disclose incentives for its branded financial advisors and other conflicts of interest in the sale of both its own and certain preferred mutual funds of other companies. Under the terms of the up to $7.4 million settlement, the Company has consented to the payment of $5 million in fines and penalties to the NHBSR and the reimbursement of the costs incurred by the NHBSR for its investigation. The Company also consented to the payment of up to $2 million in restitution to New Hampshire customers who meet specified criteria.

        Effective August 1, 2005, the Company transferred its ownership interest and related assets and liabilities of AEIDC to American Express in exchange for approximately $165 million in cash. This ownership transfer had no impact on the Company's consolidated income statement.

AMERIPRISE FINANCIAL, INC. AND CONSOLIDATED SUBSIDIARIES
SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE COMPANY
(Parent Company Only)

Report of Independent Registered Public Accounting Firm

The Board of Directors of Ameriprise Financial, Inc.

        We have audited the consolidated financial statements of Ameriprise Financial, Inc. (formerly known as American Express Financial Corporation) (the Company) as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 and have issued our report thereon dated June 3, 2005, except for Note 1, as to which the date is August 1, 2005 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 15b of Form 10 of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 3, 2005, except for Note 1, as to which the date is August 1, 2005.

AMERIPRISE FINANCIAL, INC. AND CONSOLIDATED SUBSIDIARIES
SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE COMPANY
CONDENSED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Parent Company Only)

	2004	2003	2002
	(Millions)
REVENUES
Management and service fees	$413	$420	$459
Distribution fees	—	9	22
Net investment income	19	4	(22)
Other revenues	29	8	17

Total revenues	461	441	476

EXPENSES
Compensation and benefits	356	357	322
Interest and debt expense	51	45	33
Other expenses	243	129	19

Total expenses	650	531	374

(Loss) income before income tax provision and equity in earnings of subsidiaries	(189)	(90)	102
Income tax provision	6	29	103

Loss before equity in earnings of subsidiaries	(195)	(119)	(1)
Equity in earnings of subsidiaries(a)	989	844	675

Net income	$794	$725	$674

(a)
2004 includes a $71 million non-cash after tax charge ($109 million pretax) relating to the January 1, 2004 adoption of Statement of Position 03-1, "Accounting and Reporting by Insurance enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts." 2003 includes a $13 million non-cash after tax charge ($20 million pretax) relating to the December 31, 2003 adoption of Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities," revised December 2003.

See Notes to Condensed Financial Information of the Company.

AMERIPRISE FINANCIAL, INC. AND CONSOLIDATED SUBSIDIARIES
SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE COMPANY
CONDENSED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003
(Parent Company Only)

	2004	2003
	(Millions)
ASSETS
Cash and cash equivalents	$17	$18
Investments	380	396
Receivables	30	32
Due from Subsidiaries	149	164
Land, buildings, equipment, and software, net of accumulated depreciation of $274 and $203	550	546
Investment in Subsidiaries	7,864	8,218
Other assets	258	210

Total assets	$9,248	$9,584

LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
Accounts payable and accrued expenses	$396	$324
Due to Subsidiaries	135	103
Payable to American Express	1,622	1,332
Minority interest liability	182	178
Long-term debt	50	120
Other liabilities	161	239

Total liabilities	2,546	2,296
Shareholder's Equity:
Common stock ($.01 par, 100 shares authorized, issued and outstanding)	—	—
Additional paid-in capital	2,907	2,867
Retained earnings	3,415	3,946
Accumulated other comprehensive income, net of tax:
Net unrealized securities gains	425	502
Net unrealized derivative losses	(28)	(16)
Foreign currency translation adjustments	(16)	(10)
Minimum pension liability	(1)	(1)

Total accumulated other comprehensive income	380	475
Total shareholder's equity	6,702	7,288

Total liabilities and shareholder's equity	$9,248	$9,584

See Notes to Condensed Financial Information of the Company.

AMERIPRISE FINANCIAL, INC. AND CONSOLIDATED SUBSIDIARIES
SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE COMPANY
CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Parent Company Only)

	2004	2003	2002
	(Millions)
Cash Flows from Operating Activities
Net income	$794	$725	$674
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiaries and affiliates	(989)	(844)	(675)
Dividends received from subsidiaries and affiliates	1,242	254	252
Other operating activities, primarily with subsidiaries	205	691	164

Net cash provided by operating activities	1,252	826	415

Cash Flows from Investing Activities
Available-for-Sale securities:
Proceeds from sales	156	261	454
Maturities	21	14	7
Purchases	(162)	(265)	(432)
Purchase of land, buildings, equipment, and software	(100)	(108)	(161)
Investment in subsidiaries	(28)	(1,148)	(424)

Net cash used in investing activities	(113)	(1,246)	(556)

Cash Flows from Financing Activities
Principal repayments of long-term debt	(78)	—	—
Payable to American Express	263	269	528
Subsidiary dividends to minority shareholders	(48)	(65)	(44)
Capital contributions from minority shareholders	8	—	—
Capital transactions with American Express, net	(1,285)	232	(349)

Net cash (used in) provided by financing activities	(1,140)	436	135

Net (decrease) increase in cash and cash equivalents	(1)	16	(6)
Cash and cash equivalents at beginning of year	18	2	8

Cash and cash equivalents at end of year	$17	$18	$2

Supplemental Disclosures:
Interest paid	$52	$44	$31
Income taxes paid	$3	$7	$213

See Notes to Condensed Financial Information of the Company.

AMERIPRISE FINANCIAL, INC. AND CONSOLIDATED SUBSIDIARIES

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE COMPANY

NOTES TO CONDENSED FINANCIAL INFORMATION OF THE COMPANY

(Parent Company Only)

Note 1    Principles of Consolidation

        Ameriprise Financial, Inc. is a wholly-owned subsidiary of American Express Company (American Express). On February 1, 2005, the American Express board of directors announced its intention to pursue the disposition of Ameriprise Financial, Inc. through the distribution of Ameriprise Financial, Inc.'s common stock to American Express' shareholders. Prior to August 1, 2005, Ameriprise Financial, Inc. was named American Express Financial Corporation.

        The accompanying condensed financial statements include the accounts of Ameriprise Financial, Inc. (the "Parent Company") and, on an equity basis, its subsidiaries and affiliates. The financial information of the Parent Company should be read in conjunction with the consolidated financial statements of Ameriprise Financial, Inc. and the notes thereto. Parent Company revenues and expenses, other than compensation and benefits and debt and interest expense, are primarily related to intercompany transactions with subsidiaries and affiliates.

        The accompanying Condensed Financial Statements are prepared in accordance with U.S. GAAP.

Note 2    Investments

        The following is a summary of investments at December 31, 2004 and 2003:

	2004	2003
	(Millions)
Available-for-Sale securities, at fair value	$254	$266
Trading securities, at fair value	126	130

Total	$380	$396

Note 3    Goodwill

        Goodwill was $185 million at both December 31, 2004 and 2003. Goodwill reflected in the Parent Company condensed financial statements relates to the Ameriprise Financial Inc.'s predecessor, Investors Diversified Services Inc., which was founded in 1894 and acquired by American Express Company in 1984.

Note 4    Debt

        All of the consolidated borrowings of Ameriprise Financial, Inc. and its consolidated subsidiaries are borrowings of the Parent Company, except as indicated below.

        At December 31, 2004 and 2003, Ameriprise Financial, Inc. had a combined $317 million and $325 million, respectively, of debt relating to a CDO, which was consolidated beginning December 31, 2003 upon the adoption of FIN 46. This debt is non-recourse to Ameriprise Financial, Inc. and will be extinguished from the cash flows of the investments held within the portfolio of the CDO.

        The Parent Company is the guarantor for an operating lease of IDS Property Casualty.

AMERIPRISE FINANCIAL, INC. AND CONSOLIDATED SUBSIDIARIES

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE COMPANY

NOTES TO CONDENSED FINANCIAL INFORMATION OF THE COMPANY (Continued)

(Parent Company Only)

Note 5    Payable to American Express

        Payable to American Express at December 31 consisted of:

	2004	2003
	(Millions)
Short-term debt	$1,068	$804
Long-term debt	510	510
Interest payable	11	10
Taxes payable	13	—
Accounts payable	20	8

Subtotal	1,622	1,332

Minority interest liability	182	178

Total payable to American Express	$1,804	$1,510

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  Exhibit 99.1

SUMMARY
Our Company
Our Strategy
Our Business
The Distribution
Summary Consolidated Financial Data
Ameriprise Financial Summary Consolidated Financial Data
RISK FACTORS
Risks Relating to Our Separation from American Express Company
Risks Relating to Our Business
Risks Relating to Our Common Stock
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
THE DISTRIBUTION
CAPITALIZATION
Ameriprise Financial Capitalization Table
DIVIDEND POLICY
SELECTED CONSOLIDATED FINANCIAL DATA
Ameriprise Financial Selected Consolidated Financial Data
UNAUDITED PRO FORMA FINANCIAL INFORMATION
Ameriprise Financial Unaudited Pro Forma Consolidated Statements of Income
Ameriprise Financial Unaudited Pro Forma Consolidated Statements of Income
Ameriprise Financial Unaudited Pro Forma Consolidated Balance Sheet
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR BUSINESS
MANAGEMENT
Summary Compensation Table
Option Grants in 2004
Aggregated Option Exercises in 2004 and Year-End 2004 Option Values
Long-Term Incentive Plan Awards Table PG Awards in 2004
OUR RELATIONSHIP WITH AMERICAN EXPRESS COMPANY
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
INDEMNIFICATION OF DIRECTORS AND OFFICERS
CHANGE IN ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION
AMERPRISE FINANCIAL, INC.
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
AMERIPRISE FINANCIAL, INC. CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002 (Millions)
AMERIPRISE FINANCIAL, INC. CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2004 AND 2003 (Dollars in millions, except par value amounts)
AMERIPRISE FINANCIAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002 (Millions)
AMERIPRISE FINANCIAL, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002 (Millions)
AMERIPRISE FINANCIAL, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AMERIPRISE FINANCIAL, INC. CONSOLIDATED STATEMENTS OF INCOME SIX MONTHS ENDED JUNE 30, 2005 AND 2004 (Millions) (Unaudited)
AMERIPRISE FINANCIAL, INC. CONSOLIDATED BALANCE SHEETS (Dollars in millions, except par value amounts)
AMERIPRISE FINANCIAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS SIX MONTHS ENDED JUNE 30, 2005 AND 2004 (Millions) (Unaudited)
AMERIPRISE FINANCIAL, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY SIX MONTHS ENDED JUNE 30, 2005 AND 2004 (Millions) (Unaudited)
AMERIPRISE FINANCIAL, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
AMERIPRISE FINANCIAL, INC. AND CONSOLIDATED SUBSIDIARIES SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE COMPANY (Parent Company Only)

Report of Independent Registered Public Accounting Firm
AMERIPRISE FINANCIAL, INC. AND CONSOLIDATED SUBSIDIARIES SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE COMPANY CONDENSED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002 (Parent Company Only)
AMERIPRISE FINANCIAL, INC. AND CONSOLIDATED SUBSIDIARIES SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE COMPANY CONDENSED BALANCE SHEETS DECEMBER 31, 2004 AND 2003 (Parent Company Only)
AMERIPRISE FINANCIAL, INC. AND CONSOLIDATED SUBSIDIARIES SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE COMPANY CONDENSED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002 (Parent Company Only)